As filed with the Securities and Exchange Commission on September 28, 2023

Registration No. 333-273963

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

CF Acquisition Corp. VIII*
(Exact name of registrant as specified in its charter)
____________________________

Delaware	6770	85-2002883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street
New York, NY 10022
Telephone: (212) 938-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________________

Howard W. Lutnick
Chief Executive Officer
110 East 59th Street
New York, NY 10022
Telephone: (212) 938-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

____________________________

Copies to:

Ken Lefkowitz, Esq.
Gary J. Simon, Esq.
Michael Traube, Esq.
Javad Husain, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
(212) 837-6000

____________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

*         Upon the closing of the business combination with XBP Europe, Inc., CF Acquisition Corp. VIII will change its name to “XBP Europe Holdings, Inc.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement registers for resale up to 2,739,089 shares of Class A common stock of CF Acquisition Corp. VIII (“CF VIII” and, following consummation of the Business Combination, the “Combined Entity”), par value $0.0001 per share, by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”). Pursuant to an Agreement and Plan of Merger, dated October 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF VIII, Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“BTC International”), and XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International (“XBP Europe”), Merger Sub will be merged with and into XBP Europe (the “Merger”, and the transactions contemplated by the Merger Agreement, including the Merger, the “Business Combination”), upon which each share of CF VIII Class A common stock, par value $0.0001 per share, and each share of CF VIII Class B common stock, par value $0.0001 per share, will constitute common stock of a single class, par value $0.0001 per share, in the Combined Entity.

In the event the conditions precedent to the consummation of the Business Combination are not satisfied or waived, CF VIII will seek to withdraw this Registration Statement prior to its effectiveness. CF VIII intends to seek effectiveness of this Registration Statement immediately prior to the consummation of the Business Combination.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated September 28, 2023

2,739,089 shares of Common Stock

Offered by Selling Securityholders

CF Acquisition Corp. VIII

This prospectus relates to the resale from time to time of up to 2,739,089 shares of Class A common stock of CF Acquisition Corp. VIII (“CF VIII”), par value $0.0001 per share (“CF VIII Class A Common Stock” or “Common Stock”), by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”), comprised of (i) up to 984,654 shares of Common Stock to be issued to CFAC Holdings VIII, LLC (the “Sponsor”) on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII as of August 31, 2023 (based on $9,846,536 owed by CF VIII to the Sponsor as of such date), at a price of $10.00 per share (the “Initial Loan Shares”), (ii) a number of shares of Common Stock to be issued to the Sponsor on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII between September 1, 2023 and the Closing Date (as defined below), at a price of $10.00 per share, up to a maximum of 214,435 shares (the “Additional Loan Shares”, and together with the Initial Loan Shares, the “Loan Shares”), (iii) up to 1,000,000 shares of Common Stock to be purchased by the Sponsor on consummation of the Business Combination pursuant to the Forward Purchase Contract (as defined below) (the “Non-Promote Forward Purchase Shares”), (iv) up to 214,435 shares of Common Stock of the 250,000 shares of Common Stock to be acquired by the Sponsor for no additional consideration on consummation of the Business Combination pursuant to the Forward Purchase Contract (the “Promote Forward Purchase Shares” and together with the Non-Promote Forward Purchase Shares, the “Forward Purchase Shares”) (provided that the number of Promote Forward Purchase Shares registered pursuant to this Registration Statement will be decreased by the number of Additional Loan Shares), (v) up to 537,500 shares of Common Stock included in the units issued to the Sponsor in a private placement of CF VIII Units (as defined below) that closed concurrently with the IPO (as defined below) (the “Private Placement”), and (vi) up to 2,500 shares of Common Stock included in the units issued to the Sponsor in the Private Placement and currently held by one of CF VIII’s independent directors (the shares in clauses (v) and (vi), the “Placement Shares”).

Pursuant to an Agreement and Plan of Merger, dated October 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF VIII, Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“BTC International”), and XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International (“XBP Europe”), Merger Sub will be merged with and into XBP Europe (the “Merger”, and the transactions contemplated by the Merger Agreement, including the Merger, the “Business Combination”). In the event the conditions precedent to the consummation of the Business Combination are not satisfied or waived, CF VIII will seek to withdraw this Registration Statement prior to its effectiveness. No sales of Common Stock will be made pursuant to this prospectus prior to the consummation of the Business Combination.

The Selling Securityholders may sell any, all or none of the securities, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus, subject to lock-up restrictions, if any. The Non-Promote Forward Purchase Shares and the Placement Shares being registered hereunder were subject to a 30 day lock-up, which was waived pursuant to the Insider Letter and the Sponsor Support Agreement with the written consent of BTC International, CF VIII and CF&Co. The Promote Forward Purchase Shares are subject to a one-year lock-up. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The Sponsor will have acquired the Loan Shares covered by this prospectus at a price of $10.00 per share, its Placement Shares at a price of $9.67 per share (assuming the Sponsor paid $0.33 for each one-fourth of a Placement Warrant included in each Placement Unit based on the value of the CF VIII Private Warrants at the time of the IPO), the Non-Promote Forward Purchase Shares at a price of $9.96 per share (assuming the Sponsor will pay $0.04 for each one-fourth of a Forward Purchase Warrant being sold together with each Non-Promote Forward

Purchase Share based on the closing price of a CF VIII Public Warrant of approximately $0.14 on September 11, 2023), and the Promote Forward Purchase Shares for no additional consideration. In addition, the Placement Shares were acquired by the independent director from the Sponsor for no cash consideration. We assume, solely for the purpose of disclosing the potential profit arising from the sale of such shares and without regard to the actual tax basis the director has in such shares, that the director acquired such shares at no cost. The public offering price in the IPO was $10.00 per unit, each unit consisting of one share of CF VIII Class A Common Stock and one-fourth of one CF VIII Warrant (as defined below). Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their shares of Common Stock covered by this prospectus when the market price per share of Common Stock is below $10.00 per share, even if the public stockholders experience a negative rate of return on their investment. Assuming the shares registered hereunder are sold at a price of $11.13 per share (representing the closing price of the CF VIII Class A Common Stock on Nasdaq on September 11, 2023), the per-share profit for the Loan Shares, Non-Promote Forward Purchase Shares, Placement Shares and Promote Forward Purchase Shares held by the Sponsor and the Placement Shares held by the independent director would be $1.13, $1.17, $1.46, $11.13 and $11.13, respectively. For more detail regarding the potential profit for the sale of the shares of Common Stock being registered pursuant to this Registration Statement, please see “Information Related to Offered Securities”.

Assuming no Additional Loan Shares are issued, (a) an aggregate of 2,524,654 shares of Common Stock can be sold immediately after effectiveness of this Registration Statement, consisting of (i) 984,654 Initial Loan Shares, which will have been purchased or otherwise acquired by the Sponsor for $10.00 per share, (ii) 1,000,000 Non-Promote Forward Purchase Shares, which will have been purchased by the Sponsor at a price of $9.96 per share, (iii) 537,500 Placement Shares, which were purchased by the Sponsor as part of the Private Placement at a price of $9.67 per share, and (iv) 2,500 Placement Shares, which were acquired by one of CF VIII’s independent directors for no cash consideration, and (b) 214,435 Promote Forward Purchase Shares can be sold when the one-year lock-up expires. These shares will have been purchased or otherwise acquired by the Selling Securityholders at a per-share cost below current market prices, and the sale of such shares could have a material negative impact on the market price of the Common Stock. The one-year lock-up with respect to the 214,415 Promote Forward Purchase Shares may be waived pursuant to the Insider Letter and the Sponsor Support Agreement, and such waiver requires the prior written consent of BTC International, CF VIII and CF&Co. Such waiver, if requested and obtained, or the expiry of the one-year lock-up could have a material negative impact on the market price of the Common Stock at such time. For more detail regarding the lock-up restrictions applicable to certain of the shares of Common Stock being registered pursuant to this Registration Statement, please see “Information Related to Offered Securities — Lock-Up Restrictions”. The closing price of the CF VIII Class A Common Stock on Nasdaq on September 11, 2023 was $11.13.

At the Special Meeting (as defined below) held on August 24, 2023, CF VIII Stockholders (as defined below) approved, among other things, the Business Combination. In connection with such approval, holders of 669,661 CF VIII Public Shares (as defined below) exercised their right to have such shares redeemed upon consummation of the Business Combination for a pro rata portion of the funds in the Trust Account (as defined below) (excluding CF VIII Public Shares validly tendered for redemption in connection with the Business Combination but which were redeemed prior to the consummation of the Business Combination in connection with the Fourth Extension (as defined below)). On September 14, 2023, CF VIII Stockholders approved the Fourth Extension, pursuant to which the Expiration Date (as defined below) was extended from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board). In connection with the Fourth Extension, holders of 730,270 CF VIII Public Shares exercised their right to have such shares redeemed for a pro rata portion of the funds in the Trust Account. Accordingly, upon consummation of the Business Combination, 36,658 CF VIII Public Shares will remain outstanding, after taking into account the CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension. The Sponsor has informed us that upon closing of the Business Combination (the “Closing”), it intends to distribute to Cantor (as defined below) a number of shares of Common Stock to be held by it at Closing (after taking into account any Additional Loan Shares to be issued to the Sponsor) and Cantor intends to further distribute such shares to its partners, including partners that are not affiliates of CF VIII. The number of shares being registered for resale hereunder which will be distributed to such non-affiliate partners will be disclosed in the final prospectus. Immediately after the Closing, assuming all of the shares registered hereunder will constitute part of our public float, such shares will represent 98.7% of our public float (which will also include the 36,658 CF VIII Public Shares that will remain outstanding upon the Closing). Due to the limited post-Closing public float, the trading price of Common Stock may fluctuate widely due to various factors, including the level of purchase or sales of Common Stock relative to the public float. The sale of shares of Common Stock registered hereunder could have a significant negative impact on the public trading price of Common Stock.

We will bear all costs, expenses and fees in connection with the registration of the securities offered pursuant to this prospectus and will not receive any proceeds from the sale of the securities offered pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the securities offered pursuant to this prospectus.

CF VIII Class A Common Stock is currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CFFE” and the Public Warrants are listed on Nasdaq under the symbol “CFFEW.” Upon consummation of the Business Combination, the CF VIII Class A Common Stock and the CF VIII Class B Common Stock will become common stock, par value $0.0001 per share, of XBP Europe Holdings, Inc. (“Common Stock”) and the Warrants will become exercisable for Common Stock. CF VIII has applied to list the shares of Common Stock and the Warrants of the Combined Entity on Nasdaq under the symbols “XBP” and “XBPEW,” respectively, upon the consummation of the Business Combination.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September             , 2023.

i

FREQUENTLY USED TERMS

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Ultimate Parent Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the Tax Sharing Agreement, (vi) the Services Agreement, (vii) the Registration Rights Agreement, (viii) the Forward Purchase Contract, (ix) the irrevocable written consent of BTC International as the sole stockholder of the XBP Europe, (x) the irrevocable written consent of CF VIII as the sole stockholder of Merger Sub, and (xi) the License Agreement.

“BTC International” means BTC International Holdings, Inc., a Delaware corporation.

“Business Combination” means the Merger and the transactions contemplated by the Merger Agreement, collectively.

“Business Combination Marketing Agreement” means the business combination marketing agreement, dated March 11, 2021, between CF VIII and CF&Co.

“Cantor” means Cantor Fitzgerald L.P., a Delaware limited partnership and an affiliate of the Sponsor, CF&Co. and, prior to the consummation of the Business Combination, CF VIII.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership.

“CFGM” means CF Group Management, Inc.

“CF VIII” means CF Acquisition Corp. VIII, a Delaware corporation.

“CF VIII Audit Committee” means the audit committee of the CF VIII Board.

“CF VIII Board” means the board of directors of CF VIII.

“CF VIII Bylaws” means the bylaws of CF VIII, as amended and/or restated from time to time.

“CF VIII Capital Stock” means, collectively, the CF VIII Common Stock and any preferred stock of CF VIII, par value $0.0001 per share.

“CF VIII Charter” means the Amended and Restated Certificate of Incorporation of CF VIII, dated March 11, 2021, as amended and/or restated from time to time.

“CF VIII Class A Common Stock” means Class A common stock of CF VIII, par value $0.0001 per share, prior to the Business Combination.

“CF VIII Class B Common Stock” means Class B common stock of CF VIII, par value $0.0001 per share.

“CF VIII Common Stock” means, collectively, the CF VIII Class A Common Stock and the CF VIII Class B Common Stock.

“CF VIII Governing Documents” means, collectively, the CF VIII Charter and CF VIII Bylaws.

“CF VIII Private Warrants” means the Placement Warrants and the Forward Purchase Warrants.

“CF VIII Public Shares” means the shares of CF VIII Class A Common Stock sold as part of the CF VIII Units in the IPO.

“CF VIII Public Warrants” means the CF VIII Warrants sold as part of the CF VIII Units in the IPO.

“CF VIII Share Redemption” means the election of an eligible CF VIII Stockholder to redeem all or a portion of the shares of CF VIII Class A Common Stock held by such holder (as determined in accordance with the CF VIII Governing Documents).

“CF VIII Stockholders” means any holder of any shares of CF VIII Capital Stock.

“CF VIII Units” means units of CF VIII, each unit comprising one share of CF VIII Class A Common Stock and one-quarter of one CF VIII Warrant.

“CF VIII Warrants” or “Warrants” means warrants to purchase shares of CF VIII Class A Common Stock (prior to consummation of the Business Combination) or shares of Common Stock (following consummation of the Business Combination).

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Ethics” means the code of ethics adopted by CF VIII applicable to the directors, officers and employees of CF VIII.

“Combined Entity” means CF VIII after the consummation of the Business Combination.

“Combined Entity Board” means the board of directors of the Combined Entity.

“Combined Entity Bylaws” means the proposed bylaws of the Combined Entity.

“Combined Entity Charter” means the proposed amended and restated certificate of incorporation of the Combined Entity.

“Common Stock” means CF VIII Class A Common Stock prior to the Business Combination, and common stock, par value $0.0001 per share, of the Combined Entity after the Business Combination, as applicable.

“Continental” means Continental Stock Transfer & Trust Company.

“Delayed Contribution” means the transfer by BTC International, prior to the Closing, of all outstanding capital stock, interests or other equity securities (including convertible securities) of the EMEA Companies to XBP Europe.

“DGCL” means the Delaware General Corporation Law.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“DTC” means the Depository Trust Company.

“Effective Time” means the time when the certificate of merger in respect of the Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and XBP Europe in writing and specified in the certificate of merger.

“EMEA Companies” means XBP Europe and its subsidiaries.

“Engagement Letter” means the engagement letter dated October 7, 2022 pursuant to which CF VIII engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VIII in connection with the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exela” means Exela Technologies, Inc., a Delaware corporation.

“Exela BPA” means Exela Technologies BPA, LLC, a Delaware limited liability company whose sole member is Exela.

“Exela Consolidated Group” means any consolidated, combined, or unitary group for U.S. federal (and applicable state and local) tax purposes that includes any of Exela and its affiliates (excluding XBP Europe and its subsidiaries) and any of the Combined Entity, XBP Europe and its subsidiaries.

“Existing Holders” means the holders of CF VIII Class A Common Stock who were party to the Registration Rights Agreement dated March 11, 2021 between CF VIII and such holders.

“Expiration Date” means the date of expiration of the time period for CF VIII to consummate a business combination pursuant to the CF VIII Charter, which, as of the date of this prospectus, is March 16, 2024 (as may be extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board).

“Extension” means an extension of the Expiration Date.

“Extension Loans” means, collectively, the First Extension Loan, the Second Extension Loan and the Third Extension Loan.

“Families First Act” means the Families First Coronavirus Response Act.

“FATCA” means Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.

“First Extension” means the first extension of the date by which CF VIII was required to complete its initial business combination, from March 16, 2022 to September 30, 2022.

“First Extension Loan” means the loan to CF VIII made by Sponsor in the amount of $4,424,015 in March 2022 in connection with the First Extension.

“First Working Capital Loan” means the Working Capital Loan with the Sponsor in the amount of up to $1,000,000, entered into on June 30, 2022.

“Forward Purchase Contract” means the Forward Purchase Contract, dated as of March 11, 2021, by and between Sponsor and CF VIII.

“Forward Purchase Investment” means the investment pursuant to the Forward Purchase Contract pursuant to which the Sponsor has agreed to purchase the Forward Purchase Securities for an aggregate purchase price of $10.0 million.

“Forward Purchase Securities” means (i) 1,250,000 shares of CF VIII Class A Common Stock (the “Forward Purchase Shares”), consisting of (a) 1,000,000 shares of CF VIII Class A Common Stock, which the Sponsor is purchasing pursuant to the Forward Purchase Contract (“Non-Promote Forward Purchase Shares”) and (b) 250,000 shares of CF VIII Class A Common Stock, which the Sponsor is acquiring for no additional consideration pursuant to the Forward Purchase Contract (“Promote Forward Purchase Shares”), and (ii) 250,000 Warrants to purchase shares of CF VIII Class A Common Stock for $11.50 per share, which the Sponsor is purchasing pursuant to the Forward Purchase Contract (the “Forward Purchase Warrants”).

“Founder Shares” means the 6,250,000 shares of CF VIII Class B Common Stock initially purchased by the Sponsor and the shares of CF VIII Class A Common Stock issued upon the conversion of 5,000,000 of such shares of CF VIII Class B Common Stock in March 2023 and any shares of CF VIII Class A Common Stock and/or shares of Common Stock that will be issued upon the automatic conversion of such remaining shares at the time of consummation of the Business Combination, which shares are currently owned by the Sponsor and the two independent directors of CF VIII that own shares of CF VIII Class B Common Stock.

“Fourth Extension” means the fourth extension of the date by which CF VIII was required to complete its initial business combination, from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board).

“Fourth Working Capital Loan” means a fourth Working Capital Loan with the Sponsor in the amount of up to $300,000 entered into on August 31, 2023.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (including the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” or “Holders” means the Existing Holders and the New Holders and any person or entity who becomes a party to the Registration Rights Agreement.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” other than accounts payable arising in the ordinary course and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Insider Letter” means the letter agreement, dated as of March 11, 2021, entered into by and among CF VIII, the Sponsor, and certain officers and directors of CF VIII.

“Interim Period” means the period from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means CF VIII’s initial public offering of CF VIII Units, which was consummated on March 11, 2021.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, directive, ordinance, rule, regulation or Governmental Order, in each case of any Governmental Authority, or any provisions or interpretations of the foregoing, including common law, civil law, civil codes and general principles of equity.

“License Agreement” means the Intercompany Confidentiality and Intellectual Property License Agreement entered into between XBP Europe and certain affiliates of the Ultimate Parent entered into concurrently with the execution of the Merger Agreement.

“Listing Event” means any of (i) CF VIII’s common stock is delisted from Nasdaq, (ii) CF VIII has received a notice from Nasdaq to the effect that CF VIII’s common stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (iii) any event whereby CF VIII no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq, provided, that with respect to subclauses (i), (i) and (iii), such events shall not be deemed Listing Events in the event CF VIII relists its common stock on the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Lock-Up Agreement” means the Lock-Up Agreement entered into on October 9, 2022, by and between XBP Europe, BTC International and CF VIII.

“Lock-Up Period” means the period commencing from the Closing and ending on the earlier of (i) the one (1) year anniversary of the date of the Closing and (ii) subsequent to the Closing, the date on which the Combined Entity consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Combined Entity’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

“Merger” means the merger of Merger Sub with and into XBP Europe.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 9, 2022, by and among CF VIII, Merger Sub, BTC International and XBP Europe (as the terms and conditions therein may be amended, modified or waived from time to time).

“Merger Consideration” means the number of shares of CF VIII Class A Common Stock being issued to BTC International pursuant to the Merger equal to (i) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (ii) 1,330,650.

“Merger Sub” means Sierra Merger Sub Inc.

v

“Nasdaq Listing Rule” means the Nasdaq Stock Market Listing Rule 5635.

“NDA” means the Confidentiality Agreement, dated as of August 11, 2022, between CF VIII and Exela.

“New Holders” means the parties listed under the New Holders on the signature page to the Registration Rights Agreement.

“Non-U.S. holder” means a beneficial owner of shares of CF VIII Class A Common Stock who, or that is, for U.S. federal income tax purposes: a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; a foreign corporation; or an estate or trust that is not a U.S. holder.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Placement Shares” means the shares of CF VIII Class A Common Stock underlying the Placement Units.

“Placement Units” means the 540,000 CF VIII Units initially issued to the Sponsor in the Private Placement.

“Placement Warrants” means the 135,000 Warrants underlying the Placement Units.

“Private Placement” means the private placement that closed concurrently with the closing of the IPO, on March 11, 2021, pursuant to which CF VIII issued and sold to the Sponsor 540,000 Placement Units, at a purchase price of $10.00 per Placement Unit, generating gross proceeds of $5.4 million.

“QAC 2” means Quinpario Acquisition Corp. 2.

“Record Date” means July 31, 2023.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International upon closing of the Business Combination.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Extension” means the second extension of the date by which CF VIII was required to complete its initial business combination, from September 30, 2022 to March 16, 2023.

“Second Extension Loan” means the loan to CF VIII made by Sponsor in the amount of $976,832 made in September 2022 in connection with the Second Extension.

“Second Working Capital Loan” means a second Working Capital Loan with the Sponsor in the amount of up to $750,000 entered into on October 14, 2022.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Securityholders” means the securityholders (or their permitted transferees) who are registering the resale of the shares of Common Stock under this Registration Statement.

“Services Agreement” means the Services Agreement to be entered into upon the closing of the Business Combination between XBP Europe and Exela BPA.

“Special Meeting” means the Special Meeting of Stockholders of CF VIII to be held on August 24, 2023, at 10:00 a.m. Eastern Time.

“Sponsor” means CFAC Holdings VIII, LLC.

“Sponsor Loan” means the $1,750,000 loan commitment made by the Sponsor for working capital, which loan has been funded in full by the Sponsor.

“Sponsor Support Agreement” means the Sponsor Support Agreement entered into on October 9, 2022, by and among the Sponsor, CF VIII, BTC International and XBP Europe.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into upon the closing of the Business Combination between Exela, XBP Europe and the Combined Entity.

“Third Extension” means the third extension of the date by which CF VIII was required to complete its initial business combination, from March 16, 2023 to September 16, 2023.

“Third Extension Loan” means the loan to CF VIII made by Sponsor in the amount of up to $344,781 in March 2023 in connection with the Third Extension, which loan is to be funded in monthly amounts of $57,464 for each month of the Third Extension utilized by CF VIII.

“Third Working Capital Loan” means a third Working Capital Loan with the Sponsor in the amount of up to $500,000 entered into on March 31, 2023.

“Transactions” means, collectively, the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements.

“Transfer Agent” means Continental, in its capacity as transfer agent for CF VIII.

“Trust Account” means the trust account of CF VIII for the benefit of CF VIII’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 11, 2021, between CF VIII and Continental, as trustee.

“Ultimate Parent” means ETI-XCV Holdings, LLC, an indirect parent of BTC International and wholly owned subsidiary of Exela.

“Ultimate Parent Support Agreement” means the Ultimate Parent Support Agreement entered into on October 9, 2022, by and between CF VIII and Ultimate Parent.

“Working Capital Loans” means any loans that may be provided by the Sponsor to CF VIII for working capital of CF VIII other than proceeds from the Sponsor Loan, including the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan and the Fourth Working Capital Loan.

“XBP Consolidated Group” means the consolidated group that consists of the Combined Entity and its subsidiaries.

“XBP Europe” means XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International.

“XBP Europe Board” means the board of directors of XBP Europe.

“XBP Europe Proxy Statement” means the definitive proxy statement filed by CF VIII with the SEC on August 4, 2023.

“XBP Europe Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the EMEA Companies or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and services providers, including intra alia in connection with preparing and filing the proxy statement and receiving stock exchange approval for listing the shares of CF VIII Class A Common Stock, (ii) one half of the applicable transfer taxes, (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions and (iv) any change in control bonus, transaction bonus, retention bonus or similar payment payable by any EMEA Company, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the EMEA Companies at or after the Closing pursuant to any agreement to which any of the EMEA Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the extension of the Merger Agreement or the consummation of the Transactions.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the Common Stock offered by them described in this prospectus. We will not receive any proceeds from the sale of the Common Stock offered pursuant to this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell Common Stock in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF VIII and XBP Europe. These statements are based on the beliefs and assumptions of the management of CF VIII and XBP Europe. Although CF VIII and XBP Europe believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF VIII nor XBP Europe can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        the ability to maintain the listing of the Common Stock on Nasdaq (or the NYSE) upon or following the Business Combination;

•        the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        changes in the Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Combined Entity’s business model;

•        the Combined Entity’s ability to scale in a cost-effective manner; and

•        the ability of the Combined Entity to raise any necessary financing following consummation of the Business Combination.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF VIII or XBP Europe “believes,” and similar statements reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF VIII or XBP Europe has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Combined Entity’s actual results to differ include:

•        risks that the transactions disrupt current plans and operations of XBP Europe;

•        changes in the competitive industries and markets in which XBP Europe operates or plans to operate;

•        changes in laws and regulations affecting XBP Europe’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the transactions, and identify and realize additional opportunities;

•        risks related to XBP Europe’s potential inability to achieve or maintain profitability and generate cash;

•        current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic and potential energy shortages in Europe, and their impact on XBP Europe, its business and markets in which it operates;

•        the ability of XBP Europe to retain existing clients;

•        the potential inability of XBP Europe to manage growth effectively;

•        the ability to recruit, train and retain qualified personnel; and

•        other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” herein.

x

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in Common Stock or Warrants. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII,” “Information About CF VIII,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe,” “Information Related to XBP Europe,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and related notes of CF VIII and XBP Europe included elsewhere in this prospectus, before making an investment decision.

CF Acquisition Corp. VIII

CF VIII is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF VIII Class A Common Stock, CF VIII Units, and CF VIII Warrants are currently listed on Nasdaq under the symbols “CFFE,” “CFFEU” and “CFFEW,” respectively. CF VIII has applied to list the shares of Common Stock and the Warrants of the Combined Entity on Nasdaq under the symbols “XBP” and “XBPEW,” respectively, upon the consummation of the Business Combination. The mailing address of CF VIII’s principal executive office is 110 East 59th Street, New York, NY 10022.

For more information about CF VIII, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII” and “Information About CF VIII.” Upon consummation of the Business Combination, and prior to effectiveness of this Registration Statement, CF VIII will change its name to “XBP Europe Holdings, Inc.” and the business of the Combined Entity will be the business of XBP Europe.

XBP Europe, Inc.

XBP Europe is a pan-European integrator of bills and payments. It connects buyers and suppliers, across industries and sizes, to optimize clients’ bills and payments processes to advance digital transformation, improve market wide liquidity, and encourage sustainable business practices. As a leader in bills and payments, XBP Europe provides business process management solutions with software suites and deep domain expertise, serving as a technology and operations partner for its clients’ strategic journeys. XBP Europe services over 2,000 clients across Europe, consisting of long standing relationships with many blue chip companies. Thanks to its cloud based structure and configuration flexibility, XBP Europe is able to deploy its solutions to clients in any EMEA market. For more information about XBP Europe, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe” and “Information Related to XBP Europe.”

The Business Combination and Recent Developments Related to the Business Combination

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, if adopted, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of stock of XBP Europe will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc.

At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the Business Combination. In connection with such approval, holders of 669,661 CF VIII Public Shares exercised their right to have such shares redeemed upon consummation of the Business Combination for a pro rata portion of the funds in the Trust Account (excluding CF VIII Public Shares validly tendered for redemption in connection with the Business Combination but which were redeemed prior to the consummation of the Business Combination in connection with the Fourth Extension). On September 14, 2023, CF VIII Stockholders approved the Fourth Extension pursuant to which the Expiration Date was extended from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board). In connection with the Fourth Extension, holders of 730,270 CF VIII Public Shares exercised their right to have such shares redeemed for a pro rata portion of the funds in the Trust Account.

After taking into account the CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension, approximately $0.40 million (based on the Trust Account balance and a per-share redemption value of $11.06, in each case, as of September 12, 2023 would remain in the Trust Account, and 36,658 CF VIII Public Shares will remain outstanding upon consummation of the Business Combination. Assuming a June 30, 2023 closing date, and after giving effect to redemptions in connection with the Business Combination and the Fourth Extension (based on a redemption price of $11.06 per share, based on the Trust Account balance as of September 12, 2023), the Combined Entity would have been expected to have approximately $6.7 million in cash and cash equivalents. XBP Europe anticipates that XBP Europe’s current cash, cash equivalents and cash flows from financing activities, including the reduction in cash used in principal repayment on borrowings under factoring arrangement, and the net proceeds from the Forward Purchase Contract, will be sufficient to meet the Combined Entity’s working capital and capital expenditure requirements for a period of at least twelve months. However, the Combined Entity may need to raise debt or equity financing following consummation of the Business Combination. For more, see “Risk Factors — Risks Related to XBP Europe and the Business Combination — XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all. In addition, the Combined Entity must obtain the consent of the Sponsor and ETI-MNA LLC (an affiliate of BTC International) prior to any additional issuances of equity in excess of 10% of the total number of outstanding shares of Common Stock as of the Closing Date.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe — Liquidity and Capital Resources.”

SUMMARY RISK FACTORS

You should carefully read this prospectus, including the section entitled “Risk Factors.” Certain of the key risks related to XBP Europe’s business, the Combined Entity, this offering, and the Business Combination are summarized below. References in the summary below to “XBP Europe” following the Closing refer to the Combined Entity.

•        Substantial future sales of shares of Common Stock could cause the market price of shares of Common Stock to decline.

•        The Selling Securityholders can earn a positive rate of return on their investment in the Common Stock being registered hereunder or in the Combined Entity, even if other stockholders experience a negative rate of return in the Combined Entity.

•        XBP Europe’s ability to achieve continued and sustained profitability is uncertain.

•        XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all.

•        Exela has significant influence and control over XBP Europe and its corporate governance.

•        XBP Europe is a controlled company, and not subject to all of the corporate governance rules of Nasdaq.

•        XBP Europe relies on Exela, which is a highly leveraged public company and faces substantial doubt about its ability to continue as a going concern, and due to a change in auditor is delinquent in filing its second quarter Form 10-Q with the SEC and subject to a notice of non-compliance from Nasdaq. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.

•        If XBP Europe is unable to maintain an effective system of internal controls over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.

•        As long as Exela controls XBP Europe, other holders of Common Stock will have limited ability to influence matters requiring stockholder approval, and Exela’s interests may conflict with (or may be adverse to) the interests of the other holders of Common Stock. Exela may make decisions that adversely impact XBP Europe’s other stockholders.

•        There can be no assurance that Exela will continue to control XBP Europe in the future. Any change in control of XBP Europe may impact its strategy or business, including in a manner adverse to XBP Europe’s stockholders.

•        Historical or new adverse issues associated with Exela or its management, such as litigation and missed projections, as well as issues associated with XBP Europe, such as missed projections, may adversely impact XBP Europe’s reputation, business and financial position and share price.

•        Certain of XBP Europe’s contracts are subject to rights of termination, audit and/or investigation, which, if exercised, could negatively impact its reputation and reduce its ability to compete for new contracts and have an adverse effect on its business, results of operation and financial condition.

•        XBP Europe’s business process automation solutions often require long selling cycles and long implementation periods that may result in significant upfront expenses that may not be recovered.

•        XBP Europe faces significant competition, including from clients who may elect to perform their business processes in-house or invest in their own technologies in-house.

•        XBP Europe’s industry is characterized by rapid technological change and failure to compete successfully within the industry and address such changes could adversely affect its results of operations and financial condition.

•        XBP Europe’s business could be materially and adversely affected if it does not protect its intellectual property or if its services are found to infringe on the intellectual property of others, or if the intellectual property Exela or its subsidiaries provides under the License Agreement is not protected or is found to infringe on the intellectual property of others.

•        XBP Europe’s revenues are highly dependent on the banking and finance industries, and any decrease in demand for business process solutions in these industries could reduce its revenues and adversely affect the results of operations.

•        XBP Europe derives significant revenue and profit from contracts awarded through competitive bidding processes, including renewals, which can impose substantial costs on XBP Europe, and it will not achieve revenue and profit objectives if it fails to accurately and effectively bid on (and win or renew) such projects, or, if bids are won and a contract is awarded to XBP Europe, revenue and profit objectives may not be achieved due to a number of factors outside its control.

•        XBP Europe faces significant market competition, and if XBP Europe is unable to compete effectively with its competitors, its business and operating results could be harmed.

•        XBP Europe relies, in some cases, on third-party hardware, software and services, which could cause errors or failures of XBP Europe’s services and could also result in adverse effects for XBP Europe’s business and reputation if these third-party hardware, software and services fail to perform properly or are no longer available.

•        XBP Europe is subject to regular client and third-party security reviews and failure to pass these may have an adverse impact on XBP Europe’s operations.

•        Currency fluctuations among the local currencies in locations where XBP Europe operates (or operates in the future), could have a material adverse effect on XBP Europe’s results of operations.

•        Changes in laws or regulations, or a failure to comply with any laws and regulations (including data privacy and data protection laws), may adversely affect XBP Europe’s business, investments and results of operations.

•        XBP Europe operates in a number of jurisdictions and, as a result, may incur additional expenses in order to comply with the laws of those jurisdictions or may incur losses and liabilities resulting from an unfavorable outcome of pending or anticipated legal disputes.

•        Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock and access to additional capital.

•        Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a result of being a public company, which could have an adverse effect on its business, financial condition and results of operations.

•        There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 14 of this prospectus.

Issuer

CF Acquisition Corp. VIII.

In connection with the consummation of the Business Combination, CF VIII will change its name to “XBP Europe Holdings, Inc.” If the Business Combination is not consummated, the Registration Statement of which this prospectus forms a part will be withdrawn. No sales of Common Stock will be made under this prospectus prior to consummation of the Business Combination.

Shares of Common Stock offered by the Selling Securityholders	Up to 2,739,089 shares of Common Stock.
Shares of Common Stock of the Combined Entity outstanding after consummation of this offering and the Business Combination(1)	30,277,323 shares of Common Stock
Use of Proceeds

We will not receive any proceeds from the sale of Common Stock offered pursuant to this prospectus. See the section entitled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Market for Common Stock

CF VIII Class A Common Stock and CF VIII Public Warrants are currently listed on Nasdaq under the symbols “CFFE” and “CFFEW”, respectively. Following the closing of the Business Combination, we expect that Common Stock and Warrants of the Combined Entity will be listed on Nasdaq under the symbols “XBP” and “XBPEW”, respectively.

Risk Factors

See the section titled “Risk Factors” beginning on page 14 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in Common Stock.

____________

(1)      Assumes 984,654 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $9,846,536 owed by CF VIII to the Sponsor as of August 31, 2023, at an issuance price of $10.00 per share), and the Company Closing Indebtedness (as defined in the Merger Agreement) is $17,995,287 (representing the amount of such indebtedness as of August 31, 2023) and takes into account the redemption of the 1,399,931 CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the resale from time to time by the Selling Securityholders, or their permitted transferees, of up to 2,739,089 shares of Common Stock, comprised of:

•        Loan Shares up to an amount equal to (a) 984,654 Initial Loan Shares, plus (b) the Additional Loan Shares (up to a maximum of 214,435 additional shares);

•        Forward Purchase Shares up to an amount equal to (a) the 1,000,000 Non-Promote Forward Purchase Shares, and (b) up to 214,435 Promote Forward Purchase Shares (subject to a one-year lock-up) (provided that the number of Promote Forward Purchase Shares registered pursuant to this Registration Statement will be decreased by the number of Additional Loan Shares);

•        537,500 Placement Shares currently held by the Sponsor; and

•        2,500 Placement Shares originally issued to the Sponsor and currently held by one of the CF VIII independent directors, Robert Sharp.

The following table includes information relating to the Common Stock covered by this prospectus, including the price each Selling Securityholder paid, the potential profit and any applicable lock-up restrictions. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their Common Stock covered by this prospectus if the market price per share of Common Stock is below $10.00 per share, even if the public stockholders may experience a negative rate of return on their investment. The public offering price per unit in the IPO was $10.00 per unit, each unit consisting of one share of CF VIII Class A Common Stock and one-fourth of one CF VIII Warrant. As of September 11, 2023, the price of one share of CF VIII Class A Common Stock was $11.13 and the price of one CF VIII Public Warrant was $0.14.

The Sponsor also owns 5,494,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares upon closing of the Business Combination) it acquired for approximately $0.005 per share. Accordingly, upon consummation of the Business Combination, making the assumptions set forth in the section entitled “The Offering” and assuming no Additional Loan Shares will be issued, the Sponsor will own 8,266,754 shares of Common Stock with an average purchase price of approximately $3.03 per share. Although the Founder Shares are not being registered for resale pursuant to this Registration Statement, the nominal purchase price paid for such shares and the average purchase price of approximately $3.03 paid for all of the Sponsor’s shares may incentivize the Sponsor to sell shares of Common Stock registered pursuant to this Registration Statement, even if the trading price for Common Stock is less than the purchase price paid for the shares being registered for resale pursuant to this Registration Statement, especially if the trading price of Common Stock exceeds $3.03 per share. For more, see “Risk Factors — Risks Related to XBP Europe and the Business Combination — The Selling Securityholders can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the Combined Entity.”

	Number of Shares	Average Purchase Price per Share	Potential Profit per share(4)	Lock-Up Restrictions
Sponsor
Loan Shares	984,654 plus the Additional Loan Shares	$10.00(1)	$1.13	None
Non-Promote Forward Purchase Shares	1,000,000	$9.96(2)	$1.17	None(5)
Placement Shares	537,500	$9.67(3)	$1.46	None(5)
Promote Forward Purchase Shares	214,435, minus the number of Additional Loan Shares	—(2)	$11.13	One year after Closing
Robert Sharp
Placement Shares	2,500	—(6)	$11.13	None(5)

____________

(1)      Deemed purchase price of $10.00 per share. Loan Shares will be issued to the Sponsor on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII at a price of $10.00 per share.

(2)      The Non-Promote Forward Purchase Shares will be purchased for $9.96 per share (assuming the Sponsor will pay $0.04 for each one-fourth of a Forward Purchase Warrant based on the closing price of a CF VIII Public Warrant of approximately $0.14 on September 11, 2023) and the Promote Forward Purchase Shares will be acquired for no additional consideration.

(3)      The Sponsor acquired each Placement Unit for $10.00 per unit at the time of the IPO (assuming the Sponsor paid $0.33 for the one-fourth Placement Warrant included in each Placement Unit based on the value of the CF VIII Private Warrants at the time of the IPO).

(4)      Based on the closing price per share of CF VIII Class A Common Stock on September 11, 2023 of $11.13.

(5)      The Non-Promote Forward Purchase Shares and Placement Shares were subject to a 30 day lock-up, which each of BTC International, CF VIII and CF&Co. has agreed to waive.

(6)      The Placement Shares were acquired by the independent director from the Sponsor for no cash consideration. We assume, solely for the purpose of disclosing the potential profit arising from the sale of such shares and without regard to the actual tax basis the director has in such shares, that the director acquired such shares at no cost.

Lock-Up Restrictions

The lock-up restrictions, if any, with respect to the Non-Promote Forward Purchase Shares, the Promote Forward Purchase Shares and the Placement Shares currently held by the Sponsor and one of the CF VIII independent directors, Robert Sharp, are described below.

The Non-Promote Forward Purchase Shares were subject to lock-up restrictions under the Insider Letter, pursuant to which the Sponsor agreed that the Non-Promote Forward Purchase Shares it will acquire at Closing will not be sold or transferred until 30 days after the completion of CF VIII’s initial business combination (which such lock-up has been waived by BTC International, CF VIII and CF&Co.).

The Promote Forward Purchase Shares are subject to lock-up restrictions under the Sponsor Support Agreement. In the Sponsor Support Agreement, the Sponsor agreed that, among other things, the Promote Forward Purchase Shares (214,435 of which are registered hereunder) it will acquire at Closing will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Placement Shares were subject to lock-up restrictions under the Insider Letter, pursuant to which the Sponsor and Mr. Sharp agreed that such shares will not be sold or transferred until 30 days after the completion of CF VIII’s initial business combination (which such lock-up has been waived by BTC International, CF VIII and CF&Co.).

The lock-up restrictions described in this section may be waived pursuant to the Insider Letter and/or the Sponsor Support Agreement, as applicable, and any such waiver requires the prior written consent of BTC International, CF VIII and CF&Co. The Selling Securityholders have requested, and each of BTC International, CF VIII and CF&Co. has agreed to, a waiver of the 30 day lock-up in respect of the Non-Promote Forward Purchase Shares and the Placement Shares.

SELECTED HISTORICAL FINANCIAL INFORMATION OF XBP EUROPE

The selected historical consolidated statements of operations data and consolidated statements of cash flows data of XBP Europe for the years ended December 31, 2022, 2021 and 2020, and the historical consolidated balance sheet data as of December 31, 2022 and 2021 are derived from XBP Europe’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statements of operations data and consolidated statements of cash flows data of XBP Europe for the six months ended June 30, 2023 and 2022 and the consolidated balance sheet data as of June 30, 2023 are derived from XBP Europe’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In XBP Europe’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly XBP Europe’s financial position as of June 30, 2023 and the results of operations for the six months ended June 30, 2023 and 2022. XBP Europe’s historical results are not necessarily indicative of the results that may be expected in the future and XBP Europe’s results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2023 or any other period. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021 (Restated)	2020 (Restated)
Revenue, net	$85,072,192	$97,668,915	$180,348,518	$205,772,161	$217,271,915
Related party revenue, net	96,622	101,249	143,428	178,479	272,493
Cost of revenue (exclusive of depreciation and amortization)	63,958,256	71,694,247	136,275,732	164,256,217	175,116,393
Related party cost of revenue	63,819	278,079	510,610	765,999	380,238
Selling, general and administrative expenses (exclusive of depreciation and amortization)	16,594,939	15,325,727	32,955,967	29,764,256	44,199,407
Related party expense	2,298,321	4,634,818	8,309,450	9,807,261	10,606,350
Depreciation and amortization	1,856,632	2,220,765	4,390,439	5,165,855	6,311,658
Operating income (loss)	$396,847	$3,616,528	$(1,950,252)	$(3,808,948)	$(19,069,638)
Other expense (income), net:
Interest expense, net	$2,439,955	$1,524,262	$3,062,360	$2,836,016	$2,843,789
Related party interest expense (income), net	(5,822)	66,020	(25,024)	(140,880)	(217,143)
Foreign exchange losses, net	939,122	2,179,644	1,183,536	1,161,966	2,195,173
Other (income) expense, net	(389,505)	(53,154)	(803,669)	2,142,171	(16,665)
Net loss before income taxes	(2,586,903)	(100,244)	(5,367,455)	(9,808,221)	(23,874,792)
Income tax expense	476,481	1,394,583	2,561,954	2,920,240	4,501,980
Net loss	$(3,063,384)	$(1,494,827)	$(7,929,409)	$(12,728,461)	$(28,376,772)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(698,183)	1,706,998	444,333	(743,931)	3,622,116
Unrealized pension actuarial gains (losses)	(203,154)	831,253	7,082,667	6,188,237	(8,508,097)
Total other comprehensive income (loss), net of tax	$(3,964,721)	$1,043,924	$(402,409)	$(7,284,155)	$(33,262,753)

Statement of Cash Flow Data

	Six months ended June 30, 2023		Year ended December 31,
	2023	2022	2022	2021	2020
Net cash provided by/(used in) operating activities	$(1,468,239)	$6,154,701	$9,889,610	$(3,036,641)	$5,401,252
Net cash provided by/(used in) investing activities	(1,993,285)	(5,549,477)	(6,366,341)	1,152,695	(2,189,098)
Net cash provided by/(used in) financing activities	(1,445,812)	1,676,609	(1,329,452)	(4,623,649)	6,227,621
Effect of exchange rates on cash	(86,117)	2,234,486	2,368,661	166,665	(3,573,399)
Total change in cash, cash equivalents and restricted cash	$(4,993,453)	$4,516,319	$4,562,478	$(6,340,930)	$5,866,376

Balance Sheet Data

	As of June 30, 2023	As of December 31,
		2022	2021
Total assets	$115,552,104	$122,842,873	$126,996,348
Total liabilities	146,449,138	149,775,186	153,526,282
Total shareholder’s deficit	(30,897,034)	(26,932,313)	(26,529,934)

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF VIII

The following table sets forth selected historical financial information derived from (i) CF VIII’s unaudited condensed consolidated financial statements as of June 30, 2023 and for the six-months ended June 30, 2023 and 2022 and (ii) CF VIII’s audited consolidated financial statements as of December 31, 2022 and for the year ended December 31, 2022, included elsewhere in this prospectus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII” and the financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated Balance Sheets

	June 30, 2023 (Unaudited)	December 31, 2022 (Audited)
Cash	$25,000	$41,154
Cash held in the Trust Account	$15,707,032	$—
Cash equivalents held in the Trust Account	$—	$31,445,874
Total Assets	$15,952,521	$31,697,269
Sponsor loan – promissory notes	$9,490,888	$8,200,162
Total Liabilities	$14,420,308	$12,142,897
Class A common stock subject to possible redemption	$15,523,830	$31,169,832
Total Stockholders’ Deficit	$(13,991,617)	$(11,615,460)

Consolidated Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2023	2022
Loss from operations	$(1,135,109)	$(926,789)
Interest income on cash and investments held in Trust Account	584,364	438,410
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	(578,107)	—
Other income	—	579,294
Changes in fair value of warrant liability	(137,916)	3,622,210
Changes in fair value of FPS liability	(687,157)	704,955
Net income (loss) before provision for income tax	(1,953,925)	4,418,080
Provision for income taxes	25,684	40,231
Net income (loss)	$(1,979,609)	$4,377,849
Weighted average number of shares of common stock outstanding:
Class A – Public shares	2,017,374	23,122,479
Class A – Private placement	3,772,044	540,000
Class B – Common stock	3,017,956	6,250,000
Basic and diluted net income (loss) per share of common stock:
Class A – Public shares	$(0.22)	$0.15
Class A – Private placement	$(0.22)	$0.15
Class B – Common stock	$(0.22)	$0.15

Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2023	2022
Cash Flow Data
Net cash provided by operating activities	$—	$—
Net cash provided by investing activities	$16,323,206	$24,399,368
Net cash used in financing activities	$(16,339,360)	$(22,949,641)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information gives effect to the Business Combination. The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded.

The selected unaudited pro forma condensed combined balance sheet as of June 30, 2023 and the selected unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 present the historical financial statements of XBP Europe and CF VIII, adjusted to reflect the Business Combination and its related transactions. The selected unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The selected unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2023. The selected unaudited pro forma condensed combined statement of operations for the years ended December 31, 2022 and for the six months ended June 30, 2023 combine the historical statements of operations of XBP Europe and historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022.

The selected unaudited pro forma condensed combined financial information contained herein assumes that the Business Combination is consummated and that 36,658 CF VIII Public Shares remain outstanding upon consummation of the Business Combination (after taking into account the redemption of an aggregate of 1,399,931 CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension).

The selected unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with the complete set of unaudited pro forma condensed combined financial information contained elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
(in thousands except share and per share data)

Six Months Ended June 30, 2023	Pro Forma Combined (Actual Redemptions)
Total revenues	$85,168
Total cost of revenues	64,021
Gross margin	21,147
Operating expenses
Sales and marketing	16,595
General and administrative	938
Related party expense	2,298
Depreciation and amortization	1,856
Administrative expenses – related party	60
Franchise tax expense	138
Total operating expenses	21,884
Loss from operations	(737)
Interest income on cash and investments held in Trust Account	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	—
Changes in fair value of warrant liability	(3)
Changes in fair value of FPS liability	—
Interest expense, net	(2,440)
Related party interest income, net	6
Other income, net	389
Foreign exchange losses, net	(940)
Loss before income taxes	(3,725)
Income tax expense	(503)
Net loss	$(4,228)
Weighted average number of shares of common stock outstanding:
Weighted average shares outstanding – common stock	30,277,323
Basic and diluted net loss per share	$(0.14)

Year Ended December 31, 2022	Pro Forma Combined (Actual Redemptions)
Total revenues	$180,492
Total cost of revenues	136,787
Gross margin	43,705
Operating expenses
Sales and marketing	32,956
General and administrative	4,559
Related party expense	5,040
Depreciation and amortization	4,390
Administrative expenses – related party	120
Franchise tax expense	163
Total operating expenses	47,228
Loss from operations	(3,523)
Interest income on cash and investments held in the Trust Account	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	—
Changes in fair value of warrant liability	108
Changes in fair value of FPS liability	—
Interest expense, net	(3,062)
Related party interest income, net	25
Other income, net	1,383
Gain on loan forgiveness	26,436
Foreign exchange losses, net	(1,184)
Income before income taxes	20,184
Income tax expense	(2,673)
Net income	$17,511
Weighted average number of shares of common stock outstanding:
Weighted average shares outstanding – common stock	30,277,323
Basic and diluted net income per share	$0.58

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023:
(in thousands except share and per share data)

Pro Forma Combined (Actual Redemptions)
Total assets	$107,794
Total liabilities	$115,323
Total stockholders’ deficit	$(7,529)

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the events described below occur, the Combined Entity’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Entity’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of CF VIII and XBP Europe.

Unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “the Company” or “our” refer to XBP Europe prior to the Closing of the Business Combination, and to the Combined Entity and its subsidiaries (including XBP Europe and its subsidiaries) following Closing of the Business Combination, and references to “XBP Europe” following Closing of the Business Combination include, to the extent relevant, the Combined Entity.

Risks Related to XBP Europe and the Business Combination

Substantial future sales of shares of Common Stock could cause the market price of shares of Common Stock to decline.

We have agreed, at our expense to prepare and file this Registration Statement with the SEC registering the resale of up to 2,739,089 shares of Common Stock, consisting of (i) 984,654 Initial Loan Shares, (ii) an amount equal to the Additional Loan Shares (up to a maximum of 214,435 shares), (iii) 1,000,000 Non-Promote Forward Purchase Shares, (iv) up to 214,435 Promote Forward Purchase Shares, to be decreased by the number of Additional Loan Shares, (v) 537,500 Placement Shares currently held by the Sponsor, and (vi) 2,500 Placement Shares originally issued to the Sponsor and currently held by one of the CF VIII independent directors, Robert Sharp. The shares registered pursuant to this Registration Statement will represent 9.0% of the shares of Common Stock outstanding on consummation of the Business Combination, making the assumptions set forth in the section entitled “The Offering.” After it is effective and until such time that it is no longer effective, the Registration Statement will permit the resale of these shares. Making the assumptions set forth in the section entitled “The Offering”, the Sponsor (or any permitted distributees), holding 27.3% of the shares of Common Stock outstanding on consummation of the Business Combination, will be able to sell a significant amount (or approximately 33.5%) of the 8,266,754 shares of Common Stock that the Sponsor will own upon consummation of the Business Combination for as long as the Registration Statement of which this prospectus forms a part is available for use. The resale, or expected or potential resale, of a substantial number of shares of Common Stock in the public market could adversely affect the market price for shares of Common Stock and make it more difficult for you to sell your shares of Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that Selling Securityholders will continue to offer the securities covered by this Registration Statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a Registration Statement may continue for an extended period of time.

Further, the Selling Securityholders acquired their shares of Common Stock being registered pursuant to this Registration Statement at or below $10.00 per share. Therefore, they may realize a positive rate of return on their investment even if the shares of Common Stock are trading below $10.00 per share. If the Selling Securityholders decided to sell their shares to realize this return, it could have a material adverse effect on the price of the Common Stock. See also the risk factor immediately below entitled “The Selling securityholders can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the Combined Entity.”

The Selling Securityholders can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the Combined Entity.

The Selling Securityholders acquired their shares of Common Stock being registered pursuant to this Registration Statement at or below $10.00 per share. Upon the consummation of the Business Combination, the Sponsor will have acquired the Loan Shares covered by this prospectus at a price of $10.00 per share, its Placement Shares at a price of $9.67 per share (assuming the Sponsor paid $0.33 for each one-fourth of a Placement Warrant included in each Placement Unit based on the value of the CF VIII Private Warrants at the time of the IPO), the Non-Promote Forward Purchase Shares at a price of $9.96 per share (assuming the Sponsor will pay $0.04 for each one-fourth of a Forward Purchase Warrant being sold together with each Non-Promote Forward Purchase Share based on the closing price of a CF VIII Public Warrant of approximately $0.14 on September 11, 2023), and the Promote Forward Purchase Shares for no additional consideration. In addition, the Placement Shares were acquired by the independent director from the Sponsor for no cash consideration. We assume, solely for the purpose of disclosing the potential profit arising from the sale of such shares and without regard to the actual tax basis the director has in such shares, that the director acquired such shares at no cost. The public offering price in the IPO was $10.00 per unit, each unit consisting of one share of CF VIII Class A Common Stock and one-fourth of one CF VIII Warrant. Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their shares of Common Stock covered by this prospectus if the market price per share of Common Stock is below $10.00 per share, even if the public stockholders may experience a negative rate of return on their investment. Assuming the shares registered hereunder are sold at a price of $11.13 per share (representing the closing price of the CF VIII Class A Common Stock on Nasdaq on September 11, 2023), the per-share profit for the Loan Shares, Non-Promote Forward Purchase Shares, Placement Shares and Promote Forward Purchase Shares held by the Sponsor and the Placement Shares held by the independent director would be $1.13, $1.17, $1.46, $11.13 and $11.13, respectively. For more detail regarding the potential profit for the sale of the shares of Common Stock being registered pursuant to this Registration Statement, please see “Information Related to Offered Securities”. In addition, because the current market price of the Common Stock is higher than the price the Selling Securityholders paid for their shares of Common Stock being registered pursuant to this Registration Statement, there is a greater likelihood that Selling Securityholders holding shares of Common Stock that are not subject to lock-up restrictions, which represent approximately 8.3% of the shares of Common Stock to be outstanding on consummation of the Business Combination, assuming no Additional Loan Shares are issued and making the other assumptions set forth in the section entitled “The Offering”, will sell such shares of Common Stock as soon as possible after this Registration Statement is declared effective.

The Sponsor also owns 5,494,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares upon closing of the Business Combination) it acquired for approximately $0.005 per share. Accordingly, upon consummation of the Business Combination, making the assumptions set forth in the section entitled “The Offering”, the Sponsor will own 8,266,754 shares of Common Stock with an average purchase price of approximately $3.03 per share. Although the Founder Shares are not being registered for resale pursuant to this Registration Statement, the nominal purchase price paid for such shares and the average purchase price of approximately $3.03 paid for all of the Sponsor’s shares may incentivize the Sponsor to sell shares of Common Stock registered pursuant to this Registration Statement, even if the trading price for Common Stock is less than the purchase price paid for the shares being registered for resale pursuant to this Registration Statement, especially as long as the trading price of Common Stock exceeds $3.03 per share.

XBP Europe’s ability to achieve continued and sustained profitability is uncertain.

XBP Europe’s profitability depends on, among other things, its ability to generate revenue in excess of its expenses. However, XBP Europe has significant and continuing fixed costs and expenses, which it may not be able to reduce adequately to sustain such profitability if its revenue continues to decrease, or if revenue does not increase commensurately with an increase in costs. In addition, XBP Europe may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations. In addition, XBP Europe will incur certain additional legal, accounting and other expenses that it would not occur as a wholly-owned subsidiary of Exela, as further described in the risk factor entitled “Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations” below.

XBP Europe’s revenues have declined over the last few years due to, among other things, the COVID-19 pandemic, a loss of clients, the completion of certain one-off projects, currency fluctuation exposure, the transition of XBP Europe’s clients to lower revenue but higher margin systems and platforms, and changes of clients’ technology that has resulted in less transactions that fall under the contractual arrangements with XBP Europe. In addition, one of XBP Europe’s top 10 clients ended its contract with XBP Europe in April 2023, and another one of XBP Europe’s top 10 clients in 2022 was for a one-off project and will not generate revenue in 2023. Contracts with several other large clients are up for renewal. Although these contracts are expected to be renewed, there can be no assurances that they will be renewed on favorable terms or at all.

Further, XBP Europe’s revenues may be adversely affected by many factors, including but not limited to the COVID-19 pandemic; a potential recession in Europe; the inability to attract new clients to use its services; a failure by existing clients to renew their contracts or use additional services (or a decision by existing clients to cease or reduce using

XBP Europe’s services); the lengthening of its sales cycles and implementation periods; changes in its client mix; failure of clients to pay invoices on a timely basis or at all; a failure in the performance of XBP Europe’s solutions or internal controls that adversely affects its reputation or results in loss of business; the loss of market share to existing or new competitors; the failure to enter or succeed in new markets; regional or global economic conditions or regulations affecting perceived need for or value of XBP Europe’s services; or XBP Europe’s inability to develop new offerings, expand its offerings or drive adoption of its new offerings on a timely basis and thus potentially not meeting evolving market needs.

XBP Europe’s future profitability also may be impacted by non-cash charges and potential impairment of goodwill, which will negatively affect its reported financial results. Even if it achieves profitability on an annual basis, XBP Europe may not be able to achieve profitability on a quarterly basis. XBP Europe may incur significant losses in the future for a number of reasons, including those described elsewhere herein. Any inability of XBP Europe to achieve continued and sustained profitability may adversely impact its financial position and may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor below entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all. In addition, the Combined Entity must obtain the consent of the Sponsor and ETI-MNA LLC (an affiliate of BTC International) prior to any additional issuances of equity in excess of 10% of the total number of outstanding shares of Common Stock as of the Closing Date.

XBP Europe may be unable to generate continued and sustained profitability, or may incur significant losses in the future. In addition, a large number of redemptions by CF VIII public stockholders may result in the Combined Entity having limited available cash upon Closing. As a result, the Combined Entity may need to raise additional capital through debt and/or equity financing at some point in the future. Any debt agreements the Combined Entity enters into at such time may include financial or operational covenants which may constrain its ability to operate its business, and any inability to satisfy covenants contained in any debt agreements may require prepayment and/or refinancing of such debt. The Combined Entity may also be unable to raise debt and/or equity financing at an attractive price or on attractive terms or at all.

Under the Approval Rights Agreements described under the heading “The Business Combination — Related Agreements — Approval Rights Agreements,” the Combined Entity will have restrictions on its ability to issue new equity following Closing without the consent of the Sponsor and ETI-MNA LLC (an affiliate of BTC International). Accordingly, the Combined Entity may be prohibited from raising any equity financing at a time when available cash may be limited due to, among other things, redemptions at Closing, which could impact the Combined Entity’s ability to carry out its business operations as currently anticipated and adversely affect its business and financial position and/or the price of its Common Stock. Under the Approval Rights Agreements, if the consent of the Sponsor and ETI-MNA LLC is required and not obtained, the maximum number of shares of Common Stock the Combined Entity may issue would be 3,027,732, excluding any exercise of Warrants and making the assumptions described in the section entitled “The Offering”. In addition, under an Approval Rights Agreement, the Combined Entity may be required to publicly disclose material non-public information previously shared with the party with approval rights under such agreement, which may hinder the Combined Entity’s ability to confidentially market certain offerings.

The limited public float of the Combined Entity following the Closing may also adversely affect its ability to raise debt and/or equity financing on attractive terms or at all. For more, see “Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock and access to additional capital.”

XBP Europe relies on Exela, which is a highly leveraged public company and faces substantial doubt about its ability to continue as a going concern, and due to a change in auditor is delinquent in filing its second quarter Form 10-Q with the SEC and subject to a notice of non-compliance from Nasdaq. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.

XBP Europe is wholly owned by Exela, and will continue to be majority owned by Exela immediately following the Business Combination. XBP Europe relies on the services that Exela has provided in the past and following the Business Combination, Exela has agreed to provide certain services and fulfill other obligations in the future as more fully described in “Certain Relationships and Related Person Transactions — XBP Europe,” pursuant to the Tax Sharing Agreement, the Services Agreement and the License Agreement.

Exela remains highly leveraged. In January 2023, a subsidiary of Exela initially did not make the semi-annual interest payments due under certain of its secured notes on time. The payment was subsequently made in February 2023 within a 30 day grace period permitted under such secured notes. To provide sufficient capital to make such payments, Exela arranged a financing and issued a substantial number of additional shares in the first quarter of 2023. As of March 31, 2023, Exela had a total of $1.1 billion in third-party debt, and Exela’s financial statements in its Form 10-Q for the quarter ended March 31, 2023 described a substantial doubt about Exela’s ability to continue as a going concern under the standards of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern (along with actions Exela has taken to try to mitigate such doubt). On July 11, 2023, certain of Exela’s subsidiaries completed an exchange offer, which resulted in a reduction of its long-term indebtedness to approximately $792 million (excluding $314 million of notes held by Exela’s subsidiaries). There can be no assurance that Exela will not become more leveraged in the future. Considering XBP Europe’s relationship with Exela, stockholders are encouraged to review Exela’s public filings relating to the foregoing matters and negotiations with its noteholders.

As disclosed in Exela’s filings with the SEC, Exela has from time to time been at risk of being delisted from Nasdaq. As most recently disclosed in Exela’s filings with the SEC, as of August 2023, Exela’s audit committee was in the late stages of engaging a new independent registered public accounting firm to serve as Exela’s auditor, and Exela was unable to timely file its From 10-Q for the quarter ended June 30, 2023 and as a result, received a notice of noncompliance from Nasdaq. Under Nasdaq listing rules, Exela has until October 10, 2023 to submit a plan to regain compliance, which, if accepted by Nasdaq, may provide Exela up to 180 calendar days from the Form 10-Q due date to regain compliance. There can be no assurance that Exela will be able to make its required SEC filings or regain compliance with the Nasdaq listing requirements. If Exela were no longer listed on Nasdaq, investors in its equity securities might only be able to trade on one of the over-the-counter markets, thereby impairing the liquidity of those securities. As a result, Exela might face adverse consequences, including a decreased ability to issue additional securities or obtain additional financing.

All of the nominees for service on the Company’s board, other than Mr. Jonovic, are currently directors of Exela. Thus, there will be no members of the Company’s board of directors who do not owe a separate fiduciary duty to Exela, except for Mr. Jonovic. Mr. Jonovic, who is the son-in-law of Mr. Chadha and an Executive Vice President of Exela, also has an interest in Exela. In the event of a conflict of interest between the Company and Exela, there may be no member of the Board of Directors of the Company who would not have a conflicting fiduciary duty or other conflicting interest.

In the event of adverse developments with respect to Exela, including as a result of the events described above, the services that XBP Europe will rely on Exela to provide under the Services Agreement and/or the License Agreement and Exela’s ability and willingness to comply with its obligations under those agreements and under the Tax Sharing Agreement, could be adversely affected. Any such event would impact the ability of XBP Europe to carry out its business operations as currently anticipated, which could adversely affect its business and financial position and/or the price of its Common Stock.

If XBP Europe is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.

XBP Europe’s financial statements were prepared in reliance on information provided by, and personnel of, Exela. There can be no assurance that its internal controls were (or, following the Closing, will be), effective, which could adversely affect its ability to accurately report its financial statements in a timely manner or there may be misstatements in its financial statements (which may be material misstatements). The occurrence of any such events may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in Exela’s audited financial statements for the years ended December 31, 2022 and December 31, 2021, Exela’s independent auditor and management concluded that Exela had material weaknesses in internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Exela is continuing to implement a remediation plan to address such material weaknesses.

There can be no assurances that Exela will continue to control XBP Europe in the future. Any change in control of XBP Europe may impact its strategy or business, including in a manner adverse to XBP Europe’s stockholders.

For various strategic reasons, Exela may need to raise additional financing and may choose to engage in non-strategic divestitures and/or liquidations of assets including, potentially, dispositions of shares of Common Stock (subject to compliance with the lock-up further described in the section entitled “The Business Combination  — Related Agreements — Lock-Up Agreement”). In the event Exela disposes of shares of Common Stock, such dispositions may cause the market value of the Common Stock to decline or could result in a change of control of XBP Europe. Any change in control of XBP Europe may result in a change in XBP Europe’s strategy or business, including in a manner adverse to XBP Europe’s stockholders.

Historical or new adverse issues associated with Exela or its management, such as litigation and missed projections, as well as issues associated with XBP Europe, such as missed projections, may adversely impact XBP Europe’s reputation, business and financial position and share price.

Significant negative news, adverse legal or regulatory findings, material litigation, reputational damage and other adverse developments associated with Exela and/or members of its management team, whether historical or in the future, may adversely impact XBP Europe’s reputation, business and financial position and share price.

In 2022, subsidiaries of Exela engaged in an internal stock purchase where XBP Europe was purchased from a group of highly-leveraged Exela subsidiaries. It is possible that the creditors of such subsidiaries could bring a claim against XBP Europe related to such transaction. In addition, Exela and its predecessor entities and management have been subject to a variety of claims (including expected members of the Combined Entity’s management and may in the future be subject to claims), including claims that resulted in certain adverse settlements and judgments against Exela.

Missed projections by XBP Europe (or, potentially, by Exela, which will continue to control XBP Europe and has missed certain of its projections in the past), may have a negative impact on XBP Europe or the perception of XBP Europe and its management in the capital markets. As disclosed in the XBP Europe Proxy Statement and elsewhere in this prospectus, XBP Europe’s actual results for the year ended December 31, 2022 included revenue $180.5 million and Adjusted EBITDA $14.5 million. Such results were lower than those that XBP Europe had previously forecasted and provided to CF VIII in connection with the Business Combination, which such projections were disclosed in the XBP Europe Proxy Statement. The missed projections by XBP Europe resulted from a combination of factors including, among others, lower than expected revenues, delayed revenues, higher than expected costs and change in foreign exchange rates. XBP Europe’s revenue and Adjusted EBITDA figures for the year ended December 31, 2022 can be located in the section entitled “Management’s Discussion and Analysis Section of Financial Condition and Results of Operations of XBP Europe” on page 95 of this prospectus.

Such historical claims, settlements or judgments, or any new claims, whether or not successful, as well as missed projections by Exela or XBP Europe, may adversely affect the reputation or perception of XBP Europe and its management team, and ultimately, XBP Europe’s business, financial position, and share price.

Certain of XBP Europe’s contracts are subject to rights of termination, audit and/or investigation, which, if exercised, could negatively impact XBP Europe’s reputation and reduce XBP Europe’s ability to compete for new contracts and have an adverse effect on its business, results of operation and financial condition.

Many of XBP Europe’s client contracts may be terminated by its clients without cause and without any fee or penalty, with only limited notice. Any failure to meet a client’s expectations, as well as factors beyond XBP Europe’s control, including a client’s financial condition, strategic priorities, or mergers and acquisitions, could result in a cancellation or non-renewal of such a contract or a decrease in business provided to XBP Europe and cause its actual results to differ from its forecasts. XBP Europe may not be able to replace a client that elects to terminate or not renew its contract with it, which would reduce its revenues. As described in the risk factor entitled “XBP Europe’s ability to achieve continued and sustained profitability is uncertain” above, one of XBP Europe’s top 10 clients ended its contract with XBP Europe in April 2023, and another one of XBP Europe’s top 10 clients in 2022 was for a one-off project and will not generate revenue in 2023.

In addition, a portion of XBP Europe’s revenues is derived from contracts with foreign governments and their agencies. Government entities typically finance projects through appropriated funds. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of, or terminate, these projects for lack of approved funding and/or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions (e.g., during a government transition or other debt or funding constraints could result in lower governmental sales and in XBP Europe’s projects being reduced in price or scope or terminated altogether, which also could limit its recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. The public procurement environment is unpredictable and this could adversely affect XBP Europe’s ability to perform work under new and existing contracts. These risks can potentially have an adverse effect on XBP Europe’s revenue growth and profit margins.

Moreover, government contracts are generally subject to a right to conduct audits and investigations by government agencies. Additionally, if the government discovers improper or illegal activities or contractual non-compliance (including improper billing), XBP Europe may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Any resulting penalties or sanctions could be substantial. Further, the negative publicity that could arise from any such penalties, sanctions or findings in such audits or investigations could have an adverse effect on XBP Europe’s reputation in the industry and reduce its ability to compete for new contracts and could materially adversely affect XBP Europe’s results of operations and financial condition.

XBP Europe may not be able to offset increased costs with increased fees under its contracts.

The pricing and other terms of XBP Europe’s client contracts are based on estimates and assumptions XBP Europe makes at the time it enters into these contracts. These estimates reflect XBP Europe’s best judgments regarding the nature of the engagement and XBP Europe’s expected costs to provide the contracted services and could differ from actual results. Not all of XBP Europe’s larger long-term contracts allow for escalation of fees as XBP Europe’s costs of operations increase and those that allow for such escalations do not always allow increases at rates comparable to increases that XBP Europe experiences. In circumstances where XBP Europe cannot negotiate long-term contract terms that provide for fee adjustments to reflect increases in XBP Europe’s cost of service delivery, XBP Europe’s business, financial conditions, and results of operation could be materially impacted. Any such increase in costs may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe’s business process automation solutions often require long selling cycles and long implementation periods that may result in significant upfront expenses that may not be recovered.

XBP Europe often faces long selling cycles to secure new contracts for its business process automation solutions. If XBP Europe is successful in obtaining an engagement, the selling cycle may be followed by a long implementation period during which it plans its services in detail and demonstrates to the client its ability to successfully integrate its solutions with the client’s internal operations. XBP Europe’s clients may experience delays in obtaining internal approvals or delays associated with technology or system implementations which can further lengthen the selling cycle or implementation period, and certain engagements may also require a ramping up period after implementation before XBP Europe can commence providing its services. Even if XBP Europe succeeds in developing a relationship with a potential client and begin to discuss the services in detail, the potential client may choose a competitor or decide to retain the work in-house prior to the time a contract is signed. In addition, once a contract is signed, XBP Europe sometimes does not begin to receive revenue until completion of the implementation period and its solution is fully operational. The extended lengths of XBP Europe’s selling cycles and implementation periods can result in the incurrence of significant upfront expenses that may never result in profits or may result in profits only after a significant period of time has elapsed, which may negatively impact its financial performance. For example, XBP Europe generally hires new employees to provide services in connection with certain large engagements once a new contract is signed. Accordingly, XBP Europe may incur significant costs associated with these hires before it collects corresponding revenues. XBP Europe’s inability to obtain contractual commitments after a selling cycle, maintain contractual commitments after the implementation period or limit expenses prior to the receipt of corresponding revenue may have a material adverse effect on its business, results of operations and financial condition.

Further, under the United Kingdom’s Transfer of Undertakings (Protection of Employees) Regulations, 2006, as well as similar regulations in European Union member countries, employees who are dismissed by an incumbent outsourced services supplier that is being replaced could seek compensation from their current or new employer. This could adversely impact XBP Europe’s clients’ ability to outsource and result in additional costs due to redundancy payment liabilities.

Such events could have an adverse impact on XBP Europe’s results of operations and its financial position and require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe faces significant competition, including from clients who may elect to perform their business processes in-house or invest in their own technologies in-house.

XBP Europe’s industry is highly competitive, fragmented and subject to rapid change. XBP Europe competes primarily against local, national, regional and large multi-national information and payment technology companies, including focused business process outsourcing (“BPO”) companies based in offshore locations, as well as other BPO and business process automation, consulting services and digital transformation solution providers that focus on the in-house capabilities of XBP Europe’s clients and potential clients. These competitors may include entrants from adjacent industries or entrants in geographic locations with lower costs than those in which XBP Europe operates.

Some of XBP Europe’s competitors have greater financial, marketing, technological or other resources, larger client bases and more established reputations or brand awareness than it does. In addition, some of XBP Europe’s competitors who do not have, or have limited, global delivery capabilities may expand their delivery centers to the countries in which it operates or increase their capacity in lower cost geographies, which could result in increased competition. Some of XBP Europe’s competitors may also enter into strategic or commercial relationships among themselves or with larger, more established companies in order to benefit from increased scale and enhanced scope capabilities or enter into similar arrangements with potential clients. Further, XBP Europe expects competition to intensify in the future as more companies enter its markets and clients consolidate the services they require among fewer vendors. Increased competition, XBP Europe’s inability to compete successfully against competitors, pricing pressures or loss of market share could result in reduced operating margins, which could adversely affect its business, results of operations and financial condition.

XBP Europe’s industry is characterized by rapid technological change and failure to compete successfully within the industry and address such changes could adversely affect its results of operations and financial condition.

The process of developing new services and solutions is inherently complex and uncertain. It requires accurate anticipation of clients’ changing needs and emerging technological trends. XBP Europe must make long-term investments and commit significant resources before knowing whether these investments will eventually result in services that achieve client acceptance and generate the revenues required to provide desired returns. If XBP Europe fails to accurately anticipate and meet its clients’ needs through the development of new technologies and service offerings or if its new services are not widely accepted, it could lose market share and clients to its competitors and that could materially adversely affect its results of operations and financial condition.

More specifically, the business process automation industry in which part of XBP Europe’s business operates is characterized by rapid technological change, evolving industry standards and changing client preferences. The success of XBP Europe’s business depends, in part, upon its ability to develop technology and solutions that keep pace with changes in its industry and the industries of its clients. Although XBP Europe has made, and will continue to make, significant investments in the research, design and development of new technology and platforms-driven solutions, it may not be successful in addressing these changes on a timely basis or in marketing the changes it implements. In addition, products or technologies developed by others may render XBP Europe’s services uncompetitive or obsolete. Failure to address these developments could have a material adverse effect on XBP Europe’s business, results of operations and financial condition.

In addition, existing and potential clients are actively shifting their businesses away from paper-based environments to electronic environments with reduced needs for physical document management and processing. This shift may result in decreased demand for the physical document management services XBP Europe provides. Though XBP Europe has solutions for clients seeking to make these types of transitions, a significant shift by its clients away from physical documents to non-paper based technologies, whether now existing or developed in the future, could adversely affect its business, results of operation and financial condition.

Also, some of the large international companies in the industry have significant financial resources and compete with us to provide document processing services and/or business process services. XBP Europe competes primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and client service and support.

XBP Europe’s success in future performance is largely dependent upon its ability to compete successfully, to promptly and effectively react to changing technologies and client expectations and to expand into additional market segments. To remain competitive, XBP Europe must develop services and applications; periodically enhance its existing offerings; remain cost efficient; and attract and retain key personnel and management. If XBP Europe is unable to compete successfully, XBP Europe could lose market share and important clients to its competitors and that could materially adversely affect its results of operations and financial condition.

XBP Europe’s business could be materially and adversely affected if it does not protect its intellectual property or if its services are found to infringe on the intellectual property of others, or if the intellectual property Exela or its subsidiaries provides under the License Agreement is not protected or is found to infringe on the intellectual property of others.

XBP Europe’s success depends in part on certain methodologies and practices it utilizes in developing and implementing applications and other proprietary intellectual property rights. In order to protect such rights, XBP Europe relies upon a combination of nondisclosure, license and other contractual arrangements, as well as trade secret, copyright, trademark and patent laws but XBP Europe has limited registered intellectual property and, as a result, could in the future be subject to infringement claims which could lead to substantial additional costs. After the Closing, XBP Europe’s operations will depend on its ability to independently manage its intellectual property portfolio (which it has not had to do in the past). XBP Europe also generally enters into confidentiality agreements with its employees, clients and potential clients, and limits access to and distribution of its proprietary information. There can be no assurance that the laws, rules, regulations and treaties in effect in the jurisdictions in which XBP Europe operates and the contractual and other protective measures it takes are or will be adequate to protect it from misappropriation or unauthorized use of its intellectual property, or that such laws will not change. There can be no assurance that the resources invested by XBP Europe to protect its intellectual property will be sufficient or that its intellectual property portfolio will adequately deter misappropriation or improper use of its technology, and its intellectual property rights may not prevent competitors from independently developing or selling products and services similar to or duplicative of XBP Europe’s. XBP Europe may not be able to detect unauthorized use and take appropriate steps to enforce its rights, and any such steps may be costly and unsuccessful. Infringement by others of XBP Europe’s intellectual property, and the costs to XBP Europe of enforcing its intellectual property rights, may have a material adverse effect on its business, results of operations and financial condition. XBP Europe could also face competition in some countries where it has not invested in an intellectual property portfolio. If XBP Europe is not able to protect its intellectual property, the value of its brand and other intangible assets may be diminished, and its business may be adversely affected. Further, although XBP Europe believes that it is not infringing on the intellectual property rights of others, claims may nonetheless be successfully asserted against it in the future, and XBP Europe may be the target of enforcement of patents or other intellectual property by third parties, including aggressive and opportunistic enforcement claims by non-practicing entities. Regardless of the merit of such claims, responding to infringement claims can be expensive and time-consuming. If XBP Europe is found to infringe any third-party rights, XBP Europe could be required to pay substantial damages or it could be enjoined from offering some of its products and services. The costs of defending any such claims could be significant, and any successful claim may require XBP Europe to modify its services. The value of, or XBP Europe’s ability to use, its intellectual property may also be negatively impacted by dependencies on third parties, such as its ability to obtain or renew on reasonable terms licenses that XBP Europe needs in the future, or its ability to secure or retain ownership or rights to use data in certain software analytics or services offerings. Any such circumstances may have a material adverse effect on XBP Europe’s business, results of operations and financial condition.

In addition, as described above, XBP Europe will rely on Exela for certain services following the Closing, including intellectual property of Exela and its subsidiaries, which will be provided pursuant to the License Agreement. Such intellectual property to be provided will be subject to many of the same risks described above. In particular, XBP Europe will rely on Exela and its subsidiaries to protect such intellectual property, and its business operations may be materially impacted if such intellectual property is determined to have infringed on the intellectual property rights of others. In addition, if Exela or its subsidiaries is or are unwilling or unable to provide such intellectual property in accordance with the terms of the License Agreement, XBP Europe’s business could be adversely affected. For more, see the risk factor above entitled “XBP Europe relies on Exela, which is a highly leveraged public company and faces substantial doubt about its ability to continue as a going concern, and due to a change in auditor is delinquent in filing its second quarter Form 10-Q with the SEC and subject to a notice of non-compliance from Nasdaq. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.”

XBP Europe’s revenues are highly dependent on the banking and finance industries, and any decrease in demand for business process solutions in these industries could reduce its revenues and adversely affect the results of operations.

A substantial portion of XBP Europe’s revenues are derived from the banking and finance industries. Clients in banking and financial services accounted for 53% and 46% of XBP Europe’s revenues in 2022 and 2021, respectively. Clients who provide commercial services accounted for 6% and 9% of XBP Europe’s revenues in 2022 and 2021, respectively. Clients in the services, technology, and manufacturing industries accounted for 22% and 25% of XBP Europe’s revenues in 2022 and 2021, respectively. XBP Europe’s success largely depends on continued demand for its services from clients in these segments, and a downturn or reversal of the demand for business process solutions in any of these segments, or the introduction of regulations that restrict or discourage companies from engaging its services, could materially adversely affect XBP Europe’s business, financial condition and results of operations. For example, consolidation in any of these industries or combinations or mergers, particularly involving XBP Europe’s clients, may decrease the potential number of clients for its services. XBP Europe has been affected by the worsening of economic conditions and significant consolidation in the financial services industry and the continuation of this trend may negatively affect its revenues and profitability. Europe’s persistently high inflation, caused in part by increasing energy prices, as a result of the conflict in the Ukraine, may not ease despite measures aimed at reducing inflation. This may ultimately result in a recession. A recession in Europe (including the EU and/or the UK) may lead to further consolidation in the financial services industry, a reduction in demand for XBP Europe’s services or otherwise adversely affect XBP Europe’s operations or financial performance.

XBP Europe derives significant revenue and profit from contracts awarded through competitive bidding processes, including renewals, which can impose substantial costs on XBP Europe, and XBP Europe will not achieve revenue and profit objectives if it fails to accurately and effectively bid on (and win or renew) such projects. In addition, even if bids are won and a contract is awarded to XBP Europe, revenue and profit objectives may not be achieved due to a number of factors outside its control, including cases where an applicable contract or framework arrangement does not guarantee transaction volume.

Many of the contracts awarded to XBP Europe through competitive bidding procedures are extremely complex and require the investment of significant resources in order to prepare accurate bids and proposals. Competitive bidding imposes substantial costs and presents a number of risks, including: (i) the substantial cost and managerial time and effort that XBP Europe spends to prepare bids and proposals for contracts that may or may not be awarded to it; (ii) the need to estimate accurately the resources and costs that will be required to implement and service any contracts XBP Europe is awarded, sometimes in advance of the final determination of their full scope and design; (iii) the expense and delay that may arise if XBP Europe’s competitors protest or challenge awards made to it pursuant to competitive bidding and the risk that such protests or challenges could result in the requirement to resubmit bids and in the termination, reduction or modification of the awarded contracts; and (iv) the opportunity cost of not bidding on and winning other contracts XBP Europe might otherwise pursue. If XBP Europe’s competitors protest or challenge an award made to it on a government contract, it could involve litigation that could take years to resolve.

XBP Europe’s profitability is dependent upon its ability to obtain adequate pricing for its services and to improve its cost structure.

XBP Europe’s success depends on its ability to obtain adequate pricing for its services. Depending on competitive market factors, future prices XBP Europe obtains for its services may decline from previous levels. If XBP Europe is unable to obtain adequate pricing for its services, that could materially adversely affect XBP Europe’s results of operations and financial condition.

XBP Europe regularly reviews its operations with a view towards reducing its cost structure, including, without limitation, reducing its employee base, exiting certain businesses, improving process and system efficiencies and outsourcing some internal functions. XBP Europe, from time to time, engages in operational restructuring to reduce costs. If XBP Europe is unable to continue to maintain its cost base at or below the current level and maintain process and systems changes resulting from prior restructuring actions or to realize the expected cost reductions in the ongoing strategic transformation program, it could materially adversely affect XBP Europe’s results of operations and financial condition. In addition, in order to meet the service requirements of XBP Europe’s clients, which often includes 24/7 service, and to optimize its employee cost base, including its back-office support, XBP Europe often relies on delivery service and back-office support centers in lower-cost locations, including several developing countries. Relying on centers in these locations presents a number of operational risks, many of which are beyond its control, including the risks of political instability, natural disasters, safety and security risks, labor disruptions, excessive employee turnover and rising labor rates. Additionally, a change in the political environment in Europe or the adoption and enforcement of legislation and regulations curbing the use of such centers outside of Europe could materially adversely affect its results of operations and financial condition. These risks could impair XBP Europe’s ability to effectively provide services to its clients and keep its costs aligned to its associated revenues and market requirements.

XBP Europe’s ability to sustain and improve profit margins is dependent on a number of factors, including its ability to continue to improve the cost efficiency of its operations through such programs as robotic process automation, to absorb the level of pricing pressures on its services through cost improvements and to successfully complete information technology initiatives. If any of these factors adversely materialize or if XBP Europe is unable to achieve and maintain productivity improvements through restructuring actions or information technology initiatives, its ability to offset labor cost inflation and competitive price pressures would be impaired, each of which could materially adversely affect its results of operations and financial condition and could require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”). Furthermore, these restructurings may lead to negative implications or disruptions to client experience and therefore XBP Europe could face unexpected consequences.

Fluctuations in the costs of labor, paper, ink, energy, by-products and other materials and resources may adversely impact the results of XBP Europe’s operations.

Purchases of paper, ink, energy and other raw materials represent a material portion of XBP Europe’s costs. Increases in the costs of these inputs, especially as a result of the current high-inflationary environment in the countries in which XBP Europe operates, may not be able to be passed on to XBP Europe’s clients through higher prices. XBP Europe further expects that inflation may continue to increase or remain higher than in the recent past, resulting in growing costs. In addition, XBP Europe may not be able to resell waste paper and other print-related by-products or may be adversely impacted by decreases in the prices for these by-products. Increases in the cost of materials may adversely impact clients’ demand for XBP Europe’s printing and printing-related services.

XBP Europe relies, in some cases, on third-party hardware, software and services, which could cause errors or failures of XBP Europe’s services and resulting in adverse effects for XBP Europe’s business and reputation.

Although XBP Europe developed many of its platform-driven solutions internally or with the help of Exela and its other affiliates, XBP Europe relies, in some cases, on third-party hardware and software in connection with its service offerings which XBP Europe either purchases or leases from third-party vendors. XBP Europe is generally able to select from a number of competing hardware and software applications, but the complexity and unique specifications of the hardware or software makes design defects and software errors difficult to detect. Any errors or defects in third-party hardware or software that are incorporated into XBP Europe’s service offerings may result in a delay or loss of revenue, diversion of resources, damage to its reputation, the loss of the affected client, loss of future business, increased service costs or potential litigation claims against XBP Europe.

Further, this hardware and software may not continue to be available on commercially reasonable terms or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of XBP Europe’s services, which could negatively affect its business until equivalent technology is either developed by it or, if available, is identified, obtained and integrated. In addition, it is possible that XBP Europe’s hardware vendors or the licensors of third-party software could increase the prices they charge, which could have a material adverse impact on XBP Europe’s results of operations. Further, changing hardware vendors or software licensors could detract from management’s ability to focus on the ongoing operations of XBP Europe’s business or could cause delays in the operations of its business.

XBP Europe is subject to regular client and third-party security reviews and failure to pass these reviews may have an adverse impact on XBP Europe’s operations.

Many of XBP Europe’s client contracts require that it maintain certain physical and/or information security standards, and, in certain cases, permit a client to audit XBP Europe’s compliance with these contractual standards. Any failure to meet such standards or pass such audits can constitute a breach of contract which may result in damages or clients enforcing other remedies under the client contracts which may have a material adverse impact on

XBP Europe’s business. Further, clients from time to time may require stricter physical and/or information security than they negotiated in their contracts, and may condition continued volumes and business on the satisfaction of such additional requirements. Some of these requirements may be expensive to implement or maintain, and may not be factored into XBP Europe’s contract pricing. Further, on an annual basis XBP Europe obtains third-party audits of certain of its locations in accordance with third party attestation standards, and many of its clients expect that XBP Europe will engage in such procedures, and report to them the results. Negative findings in such an audit and/or the failure to adequately remediate in a timely fashion such negative findings may cause clients to terminate their contracts or otherwise have a material adverse effect on XBP Europe’s reputation, results of operation and financial condition.

Currency fluctuations among the Euro, British Pound, Polish Zloty, Norwegian Krona, Danish Krona, Swedish Krona and any other local currencies of any locations where XBP Europe operates in the future, could have a material adverse effect on XBP Europe’s results of operations.

The functional currencies of XBP Europe’s businesses are the local currencies in Europe including the Euro, British Pound, Polish Zloty, Norwegian Krona, Danish Krona, Swedish Krona, Swiss Franc and Serbian Dinar, as well as the Moroccan Dirham, U.S. Dollar and Indian Rupee. Changes in exchange rates between any of these currencies (other than the U.S. Dollar) and the U.S. Dollar will affect the recorded levels of XBP Europe’s assets, liabilities, net sales, cost of goods sold and operating margins and could result in exchange gains or losses. Exchange rates between these currencies in recent years have fluctuated significantly and may do so in the future. XBP Europe’s operating results and profitability may be affected by any volatility in currency exchange rates and its ability to manage effectively currency transaction and translation risks. In addition, to the extent the U.S. Dollar strengthens against the functional currencies of XBP Europe’s business (other than the U.S. Dollar), revenues and profits will be reduced when converted into and reported in U.S. Dollars.

XBP Europe’s results of operations could be adversely affected by economic and political conditions, creating complex risks, many of which are beyond XBP Europe’s control.

XBP Europe’s business depends on the continued demand for its services, and if current global economic conditions worsen, its business could be adversely affected by its clients’ financial condition and level of business activity. Along with its clients, XBP Europe is subject to global political, economic and market conditions, including inflation, interest rates, energy costs, the impact of natural disasters, disease, military action and the threat of terrorism. In particular, XBP Europe currently derives, and is likely to continue to derive, almost all of its revenue from clients located in Europe. Any future decreases in the general level of economic activity in European markets, such as decreases in business and consumer spending and increases in unemployment rates as XBP Europe experienced as a result of the COVID-19 pandemic, could result in a decrease in demand for XBP Europe’s services, thus reducing its revenue. For example, certain clients may decide to reduce or postpone their spending on the services XBP Europe provides, and XBP Europe may be forced to lower its prices. Other developments in response to economic events, such as consolidations, restructurings or reorganizations, particularly involving XBP Europe’s clients, could also cause the demand for XBP Europe’s services to decline, negatively affecting the amount of business that it is able to obtain or retain. XBP Europe may not be able to predict the impact such conditions will have on the industries it serves and may be unable to plan effectively for or respond to such impact. In response to economic and market conditions, from time to time XBP Europe has undertaken or may undertake initiatives to reduce its cost structure where appropriate, such as consolidation of resources to provide functional region-wide support to its international subsidiaries in a centralized fashion. These initiatives, as well as any future workforce and facilities reductions XBP Europe may implement, may not be sufficient to meet current and future changes in economic and market conditions and allow us to continue to achieve the growth rates expected. Any future workforce and/or facility reductions that may be implemented will be subject to local employment laws which may impose expenses and logistical challenges in connection with any such workforce reductions. Costs actually incurred in connection with certain restructuring actions may also be higher than XBP Europe’s estimates of such costs and/or may not lead to the anticipated cost savings.

In addition, any future disruptions or turbulence in the global capital markets may adversely affect XBP Europe’s liquidity and financial condition, and the liquidity and financial condition of its clients. Such disruptions may limit XBP Europe’s ability to access financing, increase the cost of financing needed to meet liquidity needs and affect the ability of its clients to use credit to purchase its services or to make timely payments to XBP Europe, in each case adversely affecting its financial condition and results of operations.

If XBP Europe is unable to attract, train and retain skilled professionals, including highly skilled technical personnel to satisfy client demand and senior management to lead its business, or its labor expenses increase or otherwise comprise a larger percentage of its revenue, its business and results of operations may be materially adversely affected.

XBP Europe’s success is dependent, in large part, on its ability to keep its supply of skilled professionals, including project managers, IT engineers and senior technical personnel, in balance with client demand around the world, and on its ability to attract and retain senior management with the knowledge and skills to lead its business globally. Each year, XBP Europe must hire several hundred new professionals and retrain, retain, and motivate its workforce across Europe and its nearshore jurisdictions. Competition for skilled labor is intense and, in some jurisdictions in which XBP Europe operates, there are more jobs for certain professionals than qualified persons to fill these jobs. Costs associated with recruiting and training professionals can be significant. If XBP Europe is unable to hire or deploy employees with the needed skillsets or if it is unable to adequately train or equip its employees with the skills or tools needed, this could materially adversely affect its business. Additionally, if XBP Europe is unable to maintain an employee environment that is competitive and contemporary, it could have an adverse effect on engagement and retention, which may materially adversely affect XBP Europe’s business. If more stringent labor laws become applicable to XBP Europe or if a significant number of its employees unionize, the profitability of XBP Europe may be adversely affected.

Increased labor costs due to competition, increased minimum wage or employee benefits costs, unionization activity or other factors would adversely impact XBP Europe’s cost of sales and operating expenses. For example, as minimum wage rates increase, XBP Europe may need to increase not only the wages of its minimum wage employees but also the wages paid to employees at wage rates that are above minimum wage. As a result, XBP Europe anticipates that its labor costs will continue to increase. In addition, XBP Europe may face increased costs related to other employee benefits, such as in respect of unfunded UK pension liabilities, which amounted to approximately $23.0 million as of December 31, 2022. Such UK pension liabilities are subject to a fixed payment plan and, pursuant to an agreement with the pension plan’s trustee, are expected to be fully funded by XBP Europe by February 2030 (although there can be no assurance that it will be fully funded by such date). Any such increase, or any increase in labor costs as a percentage of XBP Europe’s revenue could adversely affect XBP Europe’s financial results, as further described in the risk factor entitled “XBP Europe’s ability to achieve continued and sustained profitability is uncertain.”

XBP Europe is also subject to applicable rules and regulations relating to its relationship with its employees, including minimum wage and break requirements, health benefits, unemployment taxes, overtime, and working conditions and immigration status. Legislated increases in the minimum wage and increases in additional labor cost components, such as employee benefit costs, workers’ compensation insurance rates, compliance costs and fines, as well as the cost of litigation in connection with these regulations, would increase XBP Europe’s labor costs. Further, XBP Europe’s employees may form labor unions or workers’ councils, and XBP Europe may become subject to new labor-related requirements that may impose additional requirements or costs on our business. As is the case with any negotiation, XBP Europe may not be able to negotiate or renew acceptable collective bargaining agreements in such cases, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. In addition, negotiations with labor unions and/or workers’ councils could hinder the pace of innovation by diverting management’s attention away from discovering and implementing the type of innovative strategies that we believe are crucial to the success of our business. A disruption in operations, higher ongoing labor costs or a hindrance to the pace of innovation could have a material adverse effect on our business, financial condition and results of operations.

While XBP Europe is already subject to oversight by workers’ councils in France and Germany, if XBP Europe becomes subject to oversight by any workers’ councils in additional jurisdictions, it may be required to consult with such workers’ councils with respect to certain decisions and to provide specific information and records upon request. Any failure to engage with or provide information to a workers’ council could result in actual or threatened legal challenges or proceedings. Additionally, consultation with and/or obtaining approvals from a workers’ councils may involve additional expense and unanticipated delays, particularly if XBP Europe is required to make changes to accommodate feedback and recommendations from such workers’ councils. If consultations with a workers’ council does not yield a desired result, or if a workers’ council withholds or delays its approvals, XBP Europe may be unable to execute key transactions in a timely fashion or at all, which may impede the ability of XBP Europe to execute its growth strategy and/or have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with data privacy and data protection laws in processing and transferring personal data across jurisdictions may subject XBP Europe to fines, and the enactment of more stringent data privacy and data protection laws may increase its compliance costs.

Any inability by XBP Europe to adequately address privacy and security concerns could result in expenses and liabilities, and an adverse impact on XBP Europe. Moreover, international privacy and data security regulations may become more complex and have greater consequences. Europe’s General Data Protection Regulation, or the GDPR, governs the collection and use of personal data of data subjects in the European Economic Area and extraterritorially as well, and imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to health data, other special categories of personal data and pseudonymized (i.e., key-coded) data and additional obligations when XBP Europe contracts third-party processors in connection with the processing of the personal data. The GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data, which could limit XBP Europe’s ability to use and share personal data or could cause its costs to increase, and harm its business and financial condition. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the European Union member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties.

In addition to the GDPR, XBP Europe is also subject to data privacy and security laws in other jurisdictions in which it operates. Any future failure by XBP Europe to comply with the GDPR or other applicable data privacy and security laws could have a material adverse effect on its business, results of operations or financial condition. Industry groups also impose self-regulatory standards that bind XBP Europe by their incorporation into the contracts that XBP Europe executed and failing to comply with such standards could have a binding impact on its business.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect XBP Europe’s business, investments and results of operations.

XBP Europe is subject to laws, regulations and rules enacted by national, regional and local governments and will be subject to the listing requirements of Nasdaq. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on XBP Europe’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on XBP Europe’s business and results of operations.

XBP Europe’s business is subject to governmental regulation and oversight. Any failure or perceived failure to comply with laws and/or regulations in one or more of the jurisdictions in which it operates, could subject it to legal actions and materially adversely affect its results of operations and financial condition.

XBP Europe’s business is subject to governmental regulation and oversight, as well as extensive, complex, overlapping and frequently changing rules, regulations and legal interpretations. Financial and political events have increased the level of regulatory scrutiny on XBP Europe’s industry, and regulatory agencies may view matters or interpret laws and regulations differently than they have in the past and/or may increase their oversight over XBP Europe’s business practices, in each case in a manner adverse to XBP Europe’s business. XBP Europe is subject to the general legal framework in the numerous jurisdictions which it operates. For example, in the European Union the comprehensive GDPR which went into effect in May 2018 introduced significant privacy-related changes for companies operating both in and outside the European Union and this has impacted the processing of personal information of XBP Europe’s employees and the processing of personal information on behalf of XBP Europe’s clients In addition, XBP Europe provides support to clients in highly regulated sectors, including banking, healthcare, insurance and utilities, which in some cases will result in the clients placing contractual obligations on XBP Europe to comply with certain rules and regulations applicable to those sectors in the performance of its services. Currently there are no sector specific licenses or authorizations required for XBP Europe to provide such services If XBP Europe’s business is or becomes subject to additional laws and/or regulations in one or more of the jurisdictions in which it operates, including as a result of changing laws or regulations, changing interpretations of previously enacted laws or regulations, or increased oversight, then a failure to comply with such laws and/or regulations could subject XBP Europe to legal actions and/or otherwise adversely affect its ability to continue its operations as they are currently conducted or are expected to be conducted in the future. In particular, XBP Europe is in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space and such license will result in oversight by the Central Bank of Ireland in respect of the licensed activities.

Failure to comply with the UK Bribery Act, economic and trade sanctions, regulations, and similar laws could subject XBP Europe to penalties and other adverse consequences.

XBP Europe operates internationally and is subject to anti-corruption laws and regulations, including the UK Bribery Act and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including accounting provisions enforced by the SEC. These laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by XBP Europe business entities for the purpose of obtaining or retaining business. XBP Europe has implemented policies to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of its and its subsidiaries’ employees, consultants, and agents, including those that may be based in or from countries where practices that violate laws may be customary, will not take actions in violation of XBP Europe policies, for which it may be ultimately responsible. XBP Europe is also subject to certain economic and trade sanctions programs that prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. XBP Europe subsidiaries may be subject to additional foreign or local sanctions requirements in other relevant jurisdictions.

The invasion of Ukraine by Russia, and the financial and economic sanctions and import and/or export controls imposed on Russia by the United Kingdom, the European Union, and others, has caused, and may continue to cause, significant economic and social disruption, and its impact on XBP Europe’s business is uncertain.

In addition to adverse effects on XBP Europe’s operations and on the wider global economy and market conditions, a continuation or escalation of the Russian invasion of Ukraine could result in significant increases in energy prices in Europe and other parts of the world. This has already resulted, and may continue to result, in clients and potential clients (both direct and indirect) of XBP Europe diverting a larger proportion of their available cash towards paying their energy bills and delaying capital investments, particularly for purchases of software solutions such as XBP Europe’s, which may be seen as “luxury” purchases under such conditions. Any of these impacts or increases in these conditions could, in turn, have a material adverse effect on the business, financial condition, cash flows, and results of operations of XBP Europe and could cause the market value of its securities to decline.

COVID-19 caused a global health crisis that caused significant economic and social disruption, and a similar public health event could impact XBP Europe’s business adversely.

XBP Europe’s results of operations could in the future be materially adversely impacted by the ongoing COVID-19 pandemic or similar public heath events. The global spread of COVID-19 created significant volatility and uncertainty and economic disruption. The extent to which the coronavirus pandemic will, or a similar public health event could, continue to impact XBP Europe’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken; the impact on economic activity; the effect on XBP Europe’s clients and client demand for its services and solutions; XBP Europe’s ability to sell and provide its services and solutions, including as a result of travel restrictions and people working from home; the ability of its clients to pay for its services and solutions; and any closures of its and its clients’ offices and facilities. The spread of the coronavirus caused XBP Europe to modify its business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and XBP Europe may take further actions as may be required by government authorities or that XBP Europe determines are in the best interests of its employees, clients and business partners.

XBP Europe may incur losses and liabilities resulting from an unfavorable outcome of pending or anticipated legal disputes.

As of the date of this prospectus, a group of 71 former employees has brought a claim against a subsidiary of XBP Europe related to their dismissals resulting from the closure of two production sites in France in 2020. From time to time, XBP Europe and its subsidiaries may become involved in other legal proceedings, inquiries, claims and disputes in the ordinary course of its business. Although we believe we have adequately reserved for potential liabilities related to pending litigation, there can be no assurances that we have done so. In addition, litigation or potential claims can be time-consuming, divert management’s attention and resources, cause XBP Europe to incur significant expenses or liability or require it to change its’ business practices. Because of the potential risks, expenses and uncertainties of litigation, XBP Europe may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, XBP Europe cannot assure you that the results of any of these actions will not have a material adverse effect on its business.

XBP Europe operates in a number of jurisdictions and, as a result, may incur additional expenses in order to comply with the laws of those jurisdictions.

XBP Europe’s business operates throughout Europe, and therefore, is required to comply with the laws of multiple jurisdictions. These laws regulating the internet, payments, payments processing, privacy, taxation, terms of service, website accessibility, consumer protection, intellectual property ownership, services intermediaries, labor and employment, wages and hours, worker classification, background checks, and recruiting and staffing companies, among others, could be interpreted to apply to us, and could result in greater rights to competitors, users, and other third parties. Compliance with these laws and regulations may be costly, and at times, may require XBP Europe to change its business practices or restrict its product offerings, and the imposition of any such laws or regulations on it, its clients, or third parties that XBP Europe or its clients utilize to provide or use its services, may adversely impact its revenue and business. In addition, XBP Europe may be subject to multiple overlapping legal or regulatory regimes that impose conflicting requirements and enhanced legal risks.

XBP Europe will be prohibited from providing its services outside of the EMEA until the earlier of the two year anniversary of the Closing, and the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s common stock, which such geographic restriction, if it were to apply upon Closing, could limit XBP Europe’s ability to expand its business and revenue.

Pursuant to the Services Agreement that XBP Europe will enter into with Exela BPA on the Closing Date, XBP Europe will be prohibited from competing with the business of Exela BPA outside of Europe, the Middle East and Africa until the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s common stock. Although XBP Europe’s business strategy does not currently contemplate expanding outside of the EMEA region, and although Exela BPA is expected to beneficially own less than 80% of XBP Europe’s common stock upon Closing (in which case such geographic restriction would not apply), if such geographic restriction were to apply, XBP Europe’s ability to expand its business and revenue could be adversely affected.

Cybersecurity issues, vulnerabilities, and criminal activity resulting in a data or security breach could result in risks to XBP Europe’s systems, networks, products, solutions and services resulting in liability or reputational damage.

XBP Europe collects and retains large volumes of internal and client data, including personally identifiable information and other sensitive data both physically and electronically, for business purposes, and its various information technology systems enter, process, summarize and report such data. XBP Europe also maintains personally identifiable information about its employees. Safeguarding client, employee and XBP Europe’s own data is a key priority for XBP Europe, and its clients and employees have come to rely on it for the protection of their personal information. Augmented vulnerabilities, threats and more sophisticated and targeted cyber-related attacks pose a risk to XBP Europe’s security and the security of its clients, partners, suppliers and third-party service providers, and to the confidentiality, availability and integrity of data owned by XBP Europe or its clients. Despite XBP Europe’s efforts to protect sensitive, confidential or personal data or information, it may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors and/or malfeasance that could potentially lead to the compromise of sensitive, confidential or personal data or information, improper use of its systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions. Despite protective measures, XBP Europe may not be successful in preventing security breaches which compromise the confidentiality and integrity of this data. While XBP Europe attempts to mitigate these risks by employing a number of measures, including employee training, monitoring and testing, and maintenance of protective systems and contingency plans, XBP Europe remains vulnerable to such threats.

The sensitive, confidential or personal data or information that XBP Europe has access to is also subject to privacy and security laws, regulations or client imposed controls. The regulatory environment, as well as the requirements imposed on XBP Europe by the industries it serves governing information, security and privacy laws is increasingly demanding. Maintaining compliance with applicable security and privacy regulations may increase XBP Europe’s operating costs and/or adversely impact its ability to provide services to its clients. Furthermore, a compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of client, employee or XBP Europe data which could harm XBP Europe’s reputation or result in remedial and other costs, fines or lawsuits. In addition, a cyber-related attack could result in other negative consequences, including damage to XBP Europe’s reputation or competitiveness, remediation or increased protection costs, litigation or regulatory action. Fraud, employee negligence, and unauthorized access, including, malfunctions, viruses and other events beyond the control of XBP Europe, may lead to the misappropriation or unauthorized disclosure of sensitive or confidential information XBP Europe processes, stores and transmits, including personal information, for its clients. Such failure to prevent or mitigate data loss or other security breaches, including breaches of its vendors’ technology and systems, could expose XBP Europe or its clients to a risk of loss or misuse of such information, adversely affect its operating results, result in litigation or potential liability for it and otherwise harm its business. As a result, among other things, XBP Europe may be subject to monetary damages, regulatory enforcement actions or fines under the GDPR in the European Union or the United Kingdom. In addition to any legal liability, data or security breaches may lead to negative publicity, reputational damage and otherwise adversely affect the results of operations of XBP Europe.

XBP Europe is a subsidiary of Exela, who has previously identified a material weakness in its internal control over financial reporting. As a subsidiary of Exela, XBP Europe’s financial reporting is integrated into that of Exela’s. To the extent Exela is unable to maintain an effective system of internal control over financial reporting, XBP Europe may not be able to accurately report its financial results in a timely manner following the Business Combination, which may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in December 31, 2022 audited financial statements of Exela in Exela’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on April 3, 2023, Exela’s auditors and management found that (a) Exela did not design, implement and operate effective process-level control activities related to order-to-cash (including revenue, customer deposits, accounts receivable and deferred revenue), procure-to-pay (including operating expenses, accounts payable, and accrued liabilities), goodwill and intangible assets, treasury (including current and long-term debt, cash and cash equivalents, and restricted cash), and financial reporting (including review of the recording of manual journal entries, preparation of the consolidated financial statements, going concern assessment, and subsequent event disclosures) and (b) it did not operate effective logical access general information technology controls related to certain systems and applications used for financial reporting. Additionally, Exela had ineffective program development controls related to upgrades in the enterprise resource planning application at a specific subsidiary. The deficiencies related to the order-to-cash process also resulted from ineffective GITCs due to an incomplete understanding of the risks associated with relevant information technology.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Exela has implemented a remediation plan to address the material weakness described above.

If Exela or its management identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements, which could have a subsequent on XBP Europe, as XBP Europe relies on Exela for its financial reporting. In such case, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. There can be no assurances that the measures Exela has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to the Business Combination

XBP Europe and CF VIII will incur transaction costs in connection with the Business Combination.

Each of XBP Europe and CF VIII has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. XBP Europe may also incur additional costs to retain key employees. XBP Europe and CF VIII will also incur significant legal, financial advisor, and accounting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Immediately following the Closing, XBP Europe’s financial position may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

While CF VIII and XBP Europe work to complete the Business Combination, the focus and resources of XBP Europe’s management may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of XBP Europe. The diversion of management’s attention and any difficulties encountered in the transition process could harm XBP Europe’s business, financial condition, results of operations and prospects and those of the Combined Entity following the Business Combination. In addition, uncertainty about the effect of the Business Combination on XBP Europe’s employees, consultants, clients, suppliers, partners, and other third-parties, including regulators, may have an adverse effect on the Combined Entity following the Business Combination. These uncertainties may impair the Combined Entity’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF VIII cannot assure you that the due diligence conducted in relation to XBP Europe has identified all material issues or risks associated with XBP Europe, its business or the industry in which it competes. Furthermore, CF VIII cannot assure you that factors outside of XBP Europe’s and CF VIII’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if CF VIII’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with CF VIII’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities, including the Common Stock. Additionally, CF VIII does not have indemnification rights against BTC International under the Merger Agreement and all of the purchase price consideration will be delivered to BTC International at the Closing. Accordingly, following consummation of the Business Combination, the price of the Common Stock could decline, including significantly.

The historical financial results of XBP Europe and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what XBP Europe’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of XBP Europe included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone public company during the periods presented or those that the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in XBP Europe’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a result of the Business Combination, the Combined Entity will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not previously incur. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require the Combined Entity to carry out activities that XBP Europe has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weakness in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. See also “Risks Related to the Business Combination — Following the consummation of the Business Combination, the Combined Entity will be an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to EGCs; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.”

Exela has previously identified material weaknesses in its internal controls over financial reporting and XBP Europe’s financial statements were prepared in reliance on information provided by, and personnel of, Exela. For more, see the risk factor entitled “If XBP Europe is unable to maintain an effective system of internal controls over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.”

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, XBP Europe being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of XBP Europe on the date the Business Combination closes and the number of CF VIII Public Shares that are redeemed in connection with the Business Combination.

Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock and access to additional capital.

At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the Business Combination. In connection with such approval, holders of 669,661 CF VIII Public Shares exercised their right to have such shares redeemed upon consummation of the Business Combination for a pro rata portion of the funds in the Trust Account (excluding CF VIII Public Shares validly tendered for redemption in connection with the Business Combination but which were redeemed prior to the consummation of the Business Combination in connection with the Fourth Extension). On September 14, 2023, CF VIII Stockholders approved the Fourth Extension pursuant to which the Expiration Date was extended from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board). In connection with the Fourth Extension, holders of 730,270 CF VIII Public Shares exercised their right to have such shares redeemed for a pro rata portion of the funds in the Trust Account. Upon consummation of the Business Combination, 36,658 CF VIII Public Shares will remain outstanding, after taking into account the CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension. The Sponsor has informed us that upon the Closing, it intends to distribute to Cantor a number of shares of Common Stock to be held by it at Closing (after taking into account any Additional Loan Shares to be issued to the Sponsor) and Cantor intends to further distribute such shares to its partners, including partners that are not affiliates of CF VIII. The number of shares being registered for resale hereunder which will be distributed to such non-affiliate partners will be disclosed in the final prospectus. Immediately after the Closing, assuming all of the shares registered hereunder will constitute part of our public float, such shares will represent 98.7% of our public float (which will also include the 36,658 CF VIII Public Shares that will remain outstanding upon the Closing). Due to the limited post-Closing public float, the trading price of Common Stock may fluctuate widely due to various factors, including the level of purchase or sales of Common Stock relative to the public float. The sale of shares of Common Stock registered hereunder could have a significant negative impact on the public trading price of Common Stock. The limited public float could adversely affect the Combined Entity’s business and financing opportunities, and may make it difficult for you to sell your Common Stock at a price that is attractive to you.

If, following the Business Combination, the Combined Entity is unable to maintain an effective system of internal control over financial reporting, the Combined Entity may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in Note 1 to the December 31, 2021 audited financial statements of CF VIII included in CF VIII’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022, CF VIII reevaluated (i) the accounting treatment of the CF VIII Public Warrants, the Placement Warrants and the Forward Purchase Securities and determined that such warrants and Forward Purchase Securities do not meet the conditions of equity classification and accordingly, should be recorded as liabilities on CF VIII’s balance sheet, and (ii) its accounting of the CF VIII Public Shares, in connection with which it determined that the redeemable CF VIII Public Shares should be reclassified from permanent equity to temporary equity. In connection with such assessments, CF VIII determined it was appropriate to restate its previously reported balance sheet as of March 16, 2021 and previously filed Forms 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (collectively, the “Restatements”). In connection with the foregoing developments and as a result of the Restatements, CF VIII identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments as of December 31, 2021.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud.

The material weakness described above was remediated as of June 30, 2022, as further described in CF VIII’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the SEC on August 15, 2022.

If following the Business Combination, the Combined Entity identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. There can be no assurances that any measures taken to date or in the future will be sufficient to avoid potential future material weaknesses.

Following the consummation of the Business Combination, the Combined Entity will be an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.

Following the consummation of the Business Combination, the Combined Entity will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and intends to elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, holders of Common Stock may not have access to certain information they may deem important. There can be no assurances whether investors will find the Combined Entity’s securities less attractive because of such exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Combined Entity’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Entity’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. CF VIII has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, CF VIII (and following consummation of the Business Combination, the Combined Entity), as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Pursuant to the JOBS Act, the Combined Entity’s independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an “emerging growth company”.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal controls over financial reporting, and generally requires in the same report a report by a public company’s independent registered public accounting firm on the effectiveness of its internal controls over financial reporting. Following the Business Combination, the Combined Entity will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2023, in accordance with applicable SEC guidance.

However, under the JOBS Act, the Combined Entity’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an “emerging growth company.” The Combined Entity could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following March 16, 2026, the fifth anniversary of the IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.235 billion, (c) the Combined Entity’s non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of the Combined Entity’s shares that are held by non-affiliates exceeds $700 million on the last day of its second fiscal quarter.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest. Authorized but unissued preferred stock may enable the Combined Entity Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the Combined Entity Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or an insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

The Combined Entity Charter contains forum limitations for certain disputes between the Combined Entity and its stockholders that could limit the ability of stockholders to bring claims against the Combined Entity or its directors, officers and employees in jurisdictions preferred by stockholders.

The Combined Entity Charter provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative lawsuit brought on the Combined Entity’s behalf, (ii) any lawsuit against the Combined Entity’s current or former directors, officers, employees or stockholders asserting a breach of a fiduciary duty owed by any such person to the Combined Entity or its stockholders, (iii) any lawsuit asserting a claim arising under any provision of the DGCL, the Combined Entity Charter or the Combined Entity Bylaws (each, as in effect from time to time), or (iv) any lawsuit governed by the internal affairs doctrine of the State of Delaware. The foregoing forum provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. The Combined Entity Charter also provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Following the Closing, the foregoing forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with the Combined Entity or its directors, officers, employees or stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions, although stockholders will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act because Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims.

In addition, notwithstanding the inclusion of the foregoing forum provisions in the Combined Entity Charter, courts may find the foregoing forum provisions to be inapplicable or unenforceable in certain cases that the foregoing forum provisions purport to address, including claims brought under the Securities Act. If this were to occur in any particular lawsuit, the Combined Entity may incur additional costs associated with resolving such lawsuit in other jurisdictions or resolving lawsuits involving similar claims in multiple jurisdictions, all of which could harm the Combined Entity’s business, results of operations, and financial condition.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Former CF VIII Stockholders who redeemed their shares of CF VIII Class A Common Stock in connection with the Extensions and CF VIII Stockholders who redeem their shares of CF VIII Class A Common Stock in connection with the Business Combination will continue to hold any CF VIII Warrants they own, which will result in additional dilution to holders of Common Stock upon any exercise of such Warrants.

Former CF VIII Stockholders who redeemed their shares of CF VIII Class A Common Stock in connection with the Extensions and CF VIII Stockholders who redeem their shares of CF VIII Class A Common Stock in connection with the Business Combination will continue to hold CF VIII Warrants they owned prior to such redemptions, which will result in additional dilution to non-redeeming holders upon any exercise of such Warrants. Assuming all outstanding CF VIII Public Shares are redeemed in connection with the Business Combination, there would still be outstanding 6,250,000 CF VIII Public Warrants, with an aggregate value of approximately $875,000, based on the closing price of $0.14 of the CF VIII Warrants as of September 11, 2023. In the event holders of the CF VIII Public Warrants (or holders of the CF VIII Private Warrants) subsequently exercise their Warrants, holders of shares of Common Stock would suffer dilution in their percentage ownership and voting interest of the Combined Entity.

Risks Related to Being a Public Company

The Combined Entity will be a controlled company, and thus not subject to all of the corporate governance rules of Nasdaq. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Combined Entity will be considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq,

(ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. It is expected that the Combined Entity will take advantage of some or all of the exemptions described above for so long as it is a controlled company. If the Combined Entity uses some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

So long as Exela controls the Combined Entity, other holders of the Combined Entity’s Common Stock will have limited ability to influence matters requiring stockholder approval, and Exela’s interests may conflict with (or may be adverse to) the interests of the other holders of Common Stock. Exela, along with its directors and management team, may make decisions that adversely impact the Combined Entity’s other stockholders.

Following the Business Combination, Exela will beneficially own 72.5% of the Combined Entity, assuming no exercise of Warrants and making the additional assumptions described in the section entitled “The Offering”. So long as this ownership and control continues, Exela, along with its directors and management team, including its Executive Chairman, Par Chadha, generally will have the ability to control the outcome of any matter submitted for the vote of Combined Entity stockholders, including the election and removal of directors, changes to the size of the Combined Entity’s board of directors, any amendment to the Combined Entity Charter and Combined Entity Bylaws, and the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Combined Entity’s assets (other than in certain circumstances set forth in the Combined Entity Charter or the Combined Entity Bylaws).

The interests of Exela may not coincide with (or may be adverse to) the interests of the other Combined Entity stockholders. The business, financial and operating policies of XBP Europe in effect prior to the effectuation of the Business Combination may change or be terminated with respect to the Combined Entity following the Closing. Exela’s ability, subject to the limitations in the Combined Entity Charter and the Combined Entity Bylaws, to control all matters submitted to Combined Entity stockholders for approval will limit the ability of other stockholders to influence corporate matters and, as a result, the Combined Entity may take actions that its stockholders do not view as beneficial and/or that adversely affect the Combined Entity stockholders other than Exela. Exela may also pursue acquisition opportunities that may be complementary to the Combined Entity’s business, and, as a result, those acquisition opportunities may not be available to the Combined Entity. As a result of the foregoing, the market price of Common Stock could be adversely affected. In addition, the existence of a controlling stockholder of the Combined Entity may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, the Combined Entity. A third party would be required to negotiate any such transaction with Exela, and the interests of Exela with respect to such transaction may be different from the interests of Combined Entity stockholders other than Exela.

Considering XBP Europe’s relationship with Exela and Par Chadha, stockholders are encouraged to review Exela’s public filings relating to the relationships between Exela and Par Chadha and their respective affiliates.

Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Entity will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that XBP Europe does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities XBP Europe has not been directly required to do (although Exela, as its parent and a public company, has been required to do). For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for the Combined Entity to obtain certain types of insurance, including director and officer liability insurance, and the Combined Entity may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for the Combined Entity to attract and retain qualified persons to serve on the Combined Entity Board, board committees or as executive officers. Furthermore, if the Combined Entity is unable to satisfy its obligations as a public company, it could be subject to delisting of its Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on a number of factors. If Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards (including in the event the Combined Entity fails to satisfy the Nasdaq “round lot” holder requirement and/or public float requirement) and the Combined Entity is not able to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Entity’s securities;

•        reduced liquidity for the Combined Entity’s securities;

•        a determination that the Common Stock is a “penny stock,” which will require brokers trading the Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Common Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity, except to the extent currently included or in the future covered in analysts’ reports on Exela. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s Common Stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of Common Stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 present the historical financial statements of XBP Europe and CF VIII, adjusted to reflect the Business Combination and its related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 combine the historical statements of operations of XBP Europe, including autonomous entity adjustments which are presented separately, and the historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited combined financial statements of XBP Europe as of and for the year ended December 31, 2022 and the related notes and the historical unaudited combined financial statements of XBP Europe as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this prospectus; the historical audited consolidated financial statements of CF VIII as of and for the year ended December 31, 2022 and the related notes and the historical unaudited combined financial statements of CF VIII as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this prospectus;

•        the discussion of the financial condition and results of operations of XBP Europe and CF VIII in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII,” respectively; and

•        other information relating to XBP Europe and CF VIII contained in this prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Description of the Business Combination and Related Transaction

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of stock of XBP Europe will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc. The Sponsor agreed that the 537,500 Placement Shares and 135,000 Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Additionally, in accordance with the Ultimate Parent Support Agreement, related party receivable in the amount of $12,148,777 will be eliminated at the Closing, along with the elimination of related party notes payable in the amount of $11,163,944 and a reduction of related party payables in the amount of $15,796,897, with a corresponding impact to additional paid-in capital. Also, in accordance with the Ultimate Parent Support Agreement, related party payables were further reduced by $4,182,900 in consideration for the issuance of Common Stock to the Ultimate Parent with a corresponding increase to Common Stock of $418 and additional paid-in capital in the amount of $4,182,482.

The terms of the Merger Agreement, which contain customary representations, warranties, covenants, closing conditions, and other terms relating to the Business Combination are summarized in the section entitled “The Business Combination — Merger Agreement”.

The unaudited pro forma condensed combined financial information contained herein assumes that the Business Combination is consummated and 36,658 CF VIII Public Shares remain outstanding upon consummation of the Business Combination (after taking into account the 1,399,931 CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension).

CF VIII will be treated as the “acquired” company for financial reporting purposes, as further discussed in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Information.

The following summarizes the pro forma number of shares of Common Stock outstanding following the consummation of the Business Combination and the Forward Purchase Investment.

Name and Beneficial Owner	Number of Shares Beneficially Owned	% of Class
Exela Technologies, Inc., as the indirect shareholder of XBP Europe(1)	21,949,411	72.5%
Sponsor and Independent Directors(2)	8,291,254	27.4%
Public Stockholders	36,658	0.1%
Holders of CF VIII Public Warrants	—	0.0%

____________

(1)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement) of $17,995,287, representing the amount of such indebtedness as of August 31, 2023.

(2)      Includes 5,516,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares by the Sponsor upon closing of the Business Combination), 540,000 Placement Shares, 1,250,000 Forward Purchase Shares and assumes 984,654 shares are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $9,846,536 owed by CF VIII to the Sponsor as of August 31, 2023, at an issuance price of $10.00 per share). The Sponsor has informed CF VIII that upon the Closing, it intends to distribute to Cantor a number of shares of Common Stock to be held by it at Closing (after taking into account any Additional Loan Shares to be issued to the Sponsor) and Cantor intends to further distribute such shares to its partners, including partners that are not affiliates of CF VIII. The number of shares being registered for resale hereunder which will be distributed to such non-affiliate partners will be disclosed in the final prospectus.

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what XBP Europe’s financial condition or results of operations would have been had XBP Europe operated historically as a company independent of Exela, or if the Business Combination and related transactions had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of XBP Europe’s future combined financial condition or combined results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF June 30, 2023
(in thousands except share and per share data)

			Actual Redemptions
	As of June 30, 2023				As of June 30, 2023
	CF Acquisition Corp. VIII (Historical)	XBP Europe, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$25	$2,479	$406	(A)	$6,650
			10,000	(B)
			(1,421)	(C)
			(4,838)	(L)
Accounts receivable, net	—	32,938	—		32,938
Inventories, net	—	4,472	—		4,472
Prepaid expenses and other current assets	220	9,947	—		10,167
Related party note receivable	—	13,497	(12,149)	(J)	1,348
Total current assets	245	63,333	(8,002)		55,576
Non-current assets:
Cash held in Trust Account	15,707	—	(15,707)	(I)	—
Property and equipment, net	—	15,286	—		15,286
Operating lease right-of-use asset	—	5,099	—		5,099
Goodwill	—	22,480	—		22,480
Deferred contract costs	—	1,327	—		1,327
Deferred income tax assets	—	7,298	—		7,298
Other noncurrent assets	—	728	—		728
Total non-current assets	15,707	52,218	(15,707)		52,218

TOTAL ASSETS	$15,953	$115,551	$(23,709)		$107,794

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$13,999	$—		$13,999
Accrued expenses	1,364	23,823	(1,364)	(C)	23,823
Related party payables	—	35,084	—		15,104
			(15,797)	(J)
			(4,183)	(K)
Accrued compensation and benefits	—	13,635	—		13,635
Sponsor loan – promissory notes	9,491	—	(9,491)	(D)	—
Current portion of deferred revenue	—	3,923	—		3,923
Franchise tax payable	58	—	(58)	(C)	—
Customer deposits	—	1,154	—		1,154
Current portion of finance lease liabilities	—	762	—		762
Current portion of operating lease liabilities	—	1,420	—		1,420
Current portion of long-term debts	—	4,443	—		4,443
Total current liabilities	10,912	98,243	(30,892)		78,263

Non-current liabilities:
Warrant liability	317	—	(298)	(E)	19
Forward purchase securities liability	3,191	—	(3,179)	(B)	—
			(12)	(E)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF June 30, 2023 — (Continued)
(in thousands except share and per share data)

			Actual Redemptions
	As of June 30, 2023				As of June 30, 2023
	CF Acquisition Corp. VIII (Historical)	XBP Europe, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Related party notes payable		11,164	(11,164)	(J)	—
Long-term debt, net of current maturities	—	14,661	—		14,661
Finance lease liabilities, net of current portion	—	297	—		297
Pension liabilities	—	16,817	—		16,817
Operating lease liabilities, net of current portion	—	3,662	—		3,662
Other non-current liabilities	—	1,604	—		1,604
Total non-current liabilities	3,508	48,205	(14,653)		37,060

TOTAL LIABILITIES	$14,420	$146,448	$(45,545)		$115,323

Stockholders’ Equity (Deficit):
Class A stock subject to possible redemption	15,524	—	(15,524)	(I)	—
Total Stockholders’ Equity (Deficit):	15,524	—	(15,524)		—

STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock	1		—	(B)	2
			—	(G)
			(—)	(I)
			1	(D)
			—	(K)
Class B common stock	—	—	(—)	(G)	—
Additional paid-in capital	298		13,179	(B)	(15,872)
			(27,895)	(F)
			310	(E)
			559	(I)
			9,490	(D)

			(2,229)	(L)
			(14,290)	(H)
			525	(J)
			4,182	(K)
Net Parent Investment		(27,895)	27,895	(F)	—
Accumulated other comprehensive income	—	(3,002)	—		(3,002)

Retained earnings / (Accumulated deficit)	(14,290)	—	28,242	(H)	11,342
			(2,609)	(L)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$(13,992)	$(30,897)	$37,359		$(7,529)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$15,953	$115,551	$(23,709)		$107,794

UNAUDITED PRO FORMA CONDENSED COMBINED DETAILED
ADJUSTED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands except share and per share data)

	For the six months ended June 30, 2023		Actual Redemptions
			Transaction Accounting Adjustments		For the six months ended June 30, 2023
	CF Acquisition Corp. VIII (Historical)	XBP Europe, Inc. (Historical)			Pro Forma Combined
Revenues:
Total revenues	$—	$85,168			$85,168

Cost of revenues:
Total cost of revenues	—	64,021	—		64,021
Gross margin	—	21,147	—		21,147

Operating expenses:
Sales and marketing	—	16,595	—		16,595
General and administrative	938	—	—		938
Related party expense	—	2,298	—		2,298
Depreciation and amortization	—	1,856	—		1,856
Administrative expenses – related party	60	—	—		60
Franchise tax expense	138	—	—		138
Total operating expenses	1,135	20,749	—		21,884
Income (loss) from operations	(1,135)	398	—		(737)
Interest income on cash and investments held in Trust Account	584	—	(584)	(O)	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	(578)	—	578	(O)	—
Changes in fair value of warrant liability	(138)	—	135	(P)	(3)
Changes in fair value of FPS liability	(687)	—	687	(Q)	—
Interest expense, net	—	(2,440)	—		(2,440)
Related party interest income, net	—	6	—		6
Other income, net	—	389	—		389
Foreign exchange losses, net	—	(940)	—		(940)
Income (loss) before income taxes	(1,954)	(2,587)	816		(3,725)
Income tax expense	(26)	(477)	—		(503)
Net income (loss)	$(1,980)	$(3,064)	$816		$(4,228)
Deemed dividends on preferred stock	—	—	—		—
Net income (loss) available to common shareholders	$(1,980)	$(3,064)	$816		$(4,228)

Weighted average number of shares of common stock outstanding:

Class A – Public Shares	2,017,374
Class A – Private Placement Shares	3,772,044
Class B – Common stock	3,017,956
Common stock					30,277,323
Basic and diluted net loss per share:
Class A – Public Shares	$(0.22)
Class A – Private Placement Shares	$(0.22)
Class B – Common stock	$(0.22)
Common stock				(S)	$(0.14)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands except share and per share data)

	For the Fiscal Year Ended December 31, 2022								Actual Redemptions
									Transaction Accounting Adjustments		For the Fiscal Year Ended December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustment to CF Acquisition Corp. VIII (Historical)		Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments		Pro Forma XBP Europe, Inc.			Pro Forma Combined
Revenues:
Total revenues	—			—	180,492	—		180,492			180,492
				—							—
Cost of revenues:				—							—
Total cost of revenues	—			—	136,787	—		136,787			136,787
Gross margin	—			—	43,705	—		43,705	—		43,705

Operating expenses:
Sales and marketing	—			—	32,956			32,956	—		32,956
General and administrative	2,602			2,602				—	1,957	(R)	4,559
Related party expense				—	8,309	(3,269)	(N)	5,040			5,040
Depreciation and amortization				—	4,390			4,390	—		4,390
Administrative expenses – related party	120			120	—			—			120
Franchise tax expense	163			163	—			—	—		163
Total operating expenses	2,885			2,885	45,655	(3,269)		42,386	1,957		47,228
Income (loss) from operations	(2,885)			(2,885)	(1,950)	3,269		1,319	(1,957)		(3,523)
Interest income on investments held in the Trust Account	1,240			1,240	—			—	(1,240)	(O)	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	(1,054)	(336)	(M)	(1,390)	—	—		—	1,390	(O)	—
Changes in fair value of warrant liability	5,121			5,121	—	—		—	(5,013)	(P)	108
Changes in fair value of FPS liability	(498)			(498)	—	—		—	498	(Q)	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022 — (Continued)
(in thousands except share and per share data)

	For the Fiscal Year Ended December 31, 2022						Actual Redemptions
							Transaction Accounting Adjustments		For the Fiscal Year Ended December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustment to CF Acquisition Corp. VIII (Historical)	Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments	Pro Forma XBP Europe, Inc.			Pro Forma Combined
Interest expense, net			—	(3,062)	—	(3,062)	—		(3,062)
Related party interest income, net			—	25	—	25			25
Other income, net	579		579	804	—	804	—		1,383
Gain on loan forgiveness			—		—		26,436	(T)	26,436
Foreign exchange losses, net			—	(1,184)	—	(1,184)			(1,184)
Income (loss) before income taxes	2,504	(336)	2,168	(5,367)	3,269	(2,098)	20,115		20,184
Income tax expense	(111)		(111)	(2,562)	—	(2,562)	—		(2,673)
Net income (loss) available to common shareholders	$2,393	$(336)	$2,057	$(7,929)	$3,269	$(4,660)	$20,115		$17,511
Deemed dividends on preferred stock	—		—	—		—	—		—
Net income (loss) available to common shareholders	$2,393	$(336)	$2,057	$(7,929)	$3,269	$(4,660)	$20,115		$17,511

Weighted average number of shares of common stock outstanding:

Class A – Public Shares	17,420,341
Class A – Private Placement Shares	540,000
Class B – Common stock	6,250,000
Common stock									30,277,323
Basic net income per share:
Class A – Public Shares	$0.10
Class A – Private Placement Shares	$0.10
Class B – Common stock	$0.10
Common stock								(S)	$0.58

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Business Combination consist of those necessary to account for the Business Combination. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the Forward Purchase Contract and certain other adjustments.

The Business Combination will be accounted for as a reverse capitalization in accordance with ASC 805, Business Combinations (“ASC 805”). Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded.

The determination is primarily based on the evaluation of the following facts and circumstances:

•        BTC International comprising a relative majority of the voting power of the Combined Entity;

•        BTC International will have the ability to nominate the majority of the Combined Entity Board;

•        Senior management of XBP Europe will comprise the senior management of the Combined Entity;

•        Operations of XBP Europe will comprise the ongoing operations of the Combined Entity; and

•        XBP Europe is significantly larger than CF VIII in terms of revenue, total assets (excluding cash) and employees.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, combine the historical statements of operations of XBP Europe and the historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022.

The historical audited and unaudited combined financial statements of XBP Europe have been derived from Exela’s historical accounting records and reflect certain allocation of expenses. All of the allocations and estimates in such financial statements are based on assumptions that Exela’s management believes are reasonable. The historical combined financial statements do not necessarily represent the financial position or results of operations of XBP Europe business had it been operated as a standalone company during the periods or at the dates presented.

For purposes of the preparation of the pro forma financial information, the per-share redemption price was assumed to be $10.93, based on the Trust Account balance on June 30, 2023 of approximately $15.7 million, which is subject to CF VIII’s right to withdraw interest from the Trust Account to pay taxes and the additional contributions made to the Trust Account pursuant to the Third Extension Loan after June 30, 2023.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information that is currently available. However, such adjustments are subject to change.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had XBP Europe and CF VIII filed consolidated income tax returns during the periods presented.

Note 2 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)    Represents the release of the restricted cash and cash equivalents held in the Trust Account upon consummation of the Business Combination and related transactions at Closing. After taking into account the redemption of 1,399,931 shares of CF VIII Class A Common Stock validly tendered for redemption by CF VIII Stockholders in connection with the Business Combination, cash and cash equivalents increased by $405,786 with a corresponding decrease to cash and cash equivalents held in Trust Account. Further, redeemable shares of Class A Common Stock decreased by $15,523,830 as discussed in adjustment (I) below. Please refer to “Basis of Presentation” above for calculations including actual redemptions.

(B)    Represents the issuance of 1,250,000 shares of CF VIII Class A Common Stock in accordance with the Forward Purchase Contract with the Sponsor in exchange for $10,000,000. Accordingly, cash and cash equivalents increased by $10,000,000 with a corresponding increase in CF VIII Class A Common Stock of $125 and $9,999,875 to additional paid-in capital.

In conjunction with the Forward Purchase Contract, CF VIII will also issue 250,000 Warrants to purchase shares of CF VIII Class A Common Stock, the related liability for which is included within warrant liability as discussed in adjustment (E) below. As a result of the issuance of shares, the liability for the Forward Purchase Contract of $3,178,971 will be reclassified with corresponding increase to additional paid-in capital.

(C)    Reflects the settlement of the historical liabilities of CF VIII in the amount of $1,421,353 that will be settled at transaction close.

(D)    Represents the repayment of the outstanding $9,490,888 balance on the Sponsor loan – promissory notes with the issuance of shares of CF VIII Class A Common Stock. As a result, 949,089 shares of CF VIII Class A Common Stock were issued resulting in an increase in CF VIII Class A Common Stock of $949 and additional paid-in capital of $9,489,939.

(E)    Represents the reclassification of the public warrant liability to equity. Warrant liability will be adjusted for (a) reclass to additional paid-in capital in the amount of $297,600 which represents the value of the CF VIII Public Warrants as of June 30, 2023 of $310,000 and (b) recording of the warrant liability of $12,400 for the 250,000 Forward Purchase Warrants to purchase shares of CF VIII Class A Common Stock for $11.50 per share being purchased pursuant to the Forward Purchase Contract (as discussed in adjustment (B)). The Forward Purchase Warrants are liability classified while CF VIII Public Warrants are equity classified. CF VIII Private Warrants in the liability amount of $6,696 have not been adjusted for and remain outstanding.

Under the CF VIII warrant agreement, upon certain merger or consolidation events and if a majority of the voting interest is obtained by the purchasing parties via a cash purchase, the holders of the public warrants will also receive cash consideration and be entitled to the same treatment as the holders of common stock. Applicable U.S. GAAP provides that if a change in control provision results in delivery of the same form of consideration as holders of the shares underlying the contract, permanent equity classification would not be precluded.

(F)    This adjustment reflects recapitalization of XBP Europe’s historical equity and issuance of 21,531,121 shares of CF VIII Class A Common Stock (based on Company Closing Indebtedness as of August 31, 2023), which excludes 418,290 shares to be issued in accordance with the Ultimate Parent Support Agreement, as described in adjustment (K).

(G)    Represents the conversion of existing shares of CF VIII Class B Common Stock into shares of CF VIII Class A Common Stock resulting in a $125 increase to CF VIII Class A Common Stock and corresponding decrease to CF VIII Class B Common Stock.

(H)    Represents the elimination of CF VIII’s historical accumulated deficit of $14,290,340.

(I)     Represents the release of the cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Based on the actual number of shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension, cash and cash equivalents increased by $405,786, cash and cash equivalents held in Trust Account decreased by $15,707,032 and redeemable shares of CF VIII Class A Common Stock decreased by $15,523,830, with a difference in the amount of $335,983 contributed to retained earnings, $558,571 contributed to additional paid-in capital and $4 to CF VIII Class A Common Stock. Please refer to “Basis of Pro Forma Presentation”.

(J)     Represents elimination, as of the date of the Merger Agreement, of the related party note receivable in the amount of $12,148,777, elimination of related party notes payable in the amount of $11,163,944, and a reduction of related party payables in the amount of $15,796,897 with a corresponding impact to additional paid-in capital and gain on loan forgiveness (as discuss in adjustment (T)), as required by the Ultimate Parent Support Agreement.

(K)    In accordance with the Ultimate Parent Support Agreement, related party payables were further reduced by $4,182,900 in consideration for the issuance of 418,290 shares of Common Stock to the Ultimate Parent with a corresponding increase to Common Stock of $418 and additional paid-in capital in the amount of $4,182,482.

(L)    Represents the payment of $4,838,099 of estimated transaction costs at Closing in connection with the Business Combination. Of the total, $2,228,986 relates to advisory, legal and other fees, which are reflected as equity issuance costs. The remaining amount of $2,609,112 relates to audit and other fees and is included within accounts payable and accumulated deficit.

Adjustment to CF VIII Audited Consolidated Statement of Operations for the Six Months Ended June 30, 2023 and for the Year Ended December 31, 2022

The pro forma adjustments included in the audited consolidated statement of operations for the year ended December 31, 2022 are as follows:

(M)   Represents additional interest expense on Sponsor loan — promissory notes and on mandatorily redeemable Class A Common Stock due to redemption events that took place subsequent to December 31, 2022.

Autonomous Entity Adjustments

(N)    Represents related party management fee charged by the Parent in the amount of $3,626,639 for the year ended December 31, 2022, which is not expected to continue following the closing of the Business Combination, net of $357,475 of incremental expenses for the year ended December 31, 2022, expected to be incurred for transitional services under Annex A of the Services Agreement.

Transaction Accounting Adjustments

(O)    Represents the elimination of investment income on the Trust Account and interest expense on Sponsor loans and mandatorily redeemable Class A Common Stock.

(P)    Represents removal of the mark-to-market activity on the warrant liability associated with the CF VIII Public Warrants. Upon the consummation of the Business Combination, the CF VIII Public Warrants will convert to equity classified warrants, and the CF VIII Private Warrants are expected to remain as liability classified. Accordingly, the change in fair value of the warrant liability will decrease by $135,000 and $5,013,125 for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively.

(Q)    Represents removal of the mark-to-market activity on the Forward Purchase Contract liability. Upon the consummation of the Business Combination, the Forward Purchase Contract liability will be removed as described in adjustment (B) above.

(R)    Represents the payment of estimated transaction costs at Closing in connection with the Business Combination, computed as total transaction costs expected to impact the Unaudited Pro Forma Condensed Combined Statement of Operations less the amounts already incurred for the year ended December 31, 2022 and for the six months ended June 30, 2023.

(S)    Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional shares of CF VIII Class A Common Stock in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the annual period presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire period presented.

(T)    Represents gain on loan forgiveness resulting from the elimination of the related party payables, pursuant to the Merger Agreement.

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Numerator
Pro forma net (loss) attributable to common stockholders, basic and diluted	$(4,227,709)	$17,511,294
Denominator
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	30,277,323	30,277,323
Dilutive potential shares	*	*
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	30,277,323	30,277,323
Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$0.58

The combined financial information has been prepared taking into consideration the actual number of shares of CF VIII Class A Common Stock validly tendered for redemption by CF VIII Stockholders in connection with the Business Combination and the Fourth Extension. The combined financial information also takes into consideration, as of August 31, 2023, the Company Closing Indebtedness and Sponsor loans and out-of-pocket expenses payable at Closing in shares. For the six months ended June 30, 2023, as XBP Europe was in a net loss, giving effect to outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants would be anti-dilutive. For the year ended December 31, 2022, as XBP Europe was in a net income in the scenario presented, diluted earnings per share was calculated using the treasury stock method. However, as warrants were considered to be out of the money, no dilutive impact was computed.

THE BUSINESS COMBINATION

The following is a summary of the material terms of the Merger Agreement and related agreements. A copy of the Merger Agreement is included as an exhibit to the Registration Statement of which this prospectus is a part to provide you with information regarding its terms. It is not intended to provide any other factual information about CF VIII, BTC International, XBP Europe or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that CF VIII and Merger Sub, on the one hand, and BTC International and XBP Europe, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While CF VIII, Merger Sub, BTC International and XBP Europe do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed or is disclosed in this prospectus or other filings that CF VIII has made with the SEC from time to time, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF VIII, Merger Sub, BTC International or XBP Europe, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CF VIII and Merger Sub, on the one hand, and BTC International and XBP Europe, on the other hand, and are modified by the disclosure letters.

Merger Agreement

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of capital stock of XBP Europe that is issued and outstanding immediately prior to the Effective Time will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc.

In addition, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of XBP Europe.

Upon effectiveness of the Merger, each share of CF VIII Class B Common Stock that is outstanding will be automatically exchanged for shares of CF VIII Class A Common Stock on a one-to-one basis. Immediately thereafter, upon effectiveness of the Combined Entity Charter, each share of CF VIII Class A Common Stock that is outstanding and not subject to redemption will be automatically converted into shares of Common Stock (of the Combined Entity), also on a one-to-one basis.

The terms of the Merger Agreement, which contain customary representations, warranties, covenants, closing conditions, and other terms relating to the Merger and the other Transactions are summarized below.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Acquiror Material Adverse Effect (as defined in the Merger Agreement) or Company Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement also contains pre-closing covenants of the parties, including among other things, obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other party, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions as further provided in the Merger Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF VIII and XBP Europe agreed, as promptly as practicable after the execution of the Merger Agreement, to prepare and (in the case of CF VIII) file with the SEC, a proxy statement on Schedule 14A to be sent to the CF VIII Stockholders for the purpose of CF VIII soliciting proxies from the CF VIII Stockholders to approve the Merger Agreement, the Transactions and related matters at the Special Meeting and providing holders of CF VIII Public Shares an opportunity, in accordance with the CF VIII Charter, to have their CF VIII Public Shares redeemed.

CF VIII agreed to take all commercially reasonable action within its power so that effective immediately following Closing, the Combined Entity Board will consist of the individuals to be designated by XBP Europe prior to the Closing, including Par Chadha as Executive Chairman.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the proposals to be presented at the Special Meeting by the CF VIII Stockholders (the “Proposals”), which approval was obtained on August 24, 2023, (ii) all specified notices, approvals or consents (including governmental and regulatory approvals) and all waiting or other periods having been made, obtained or having expired or been terminated, as applicable, (iii) the definitive proxy statement having been filed and no proceedings having been initiated or threatened by the SEC with respect thereto, (iv) the consummation of the Transactions not being prohibited by applicable law or order, (v) each of the Ancillary Agreements being in full force and effect, and (vi) the Delayed Contribution having occurred (which has already occurred as of the date hereof).

The obligations of CF VIII and Merger Sub to consummate (or cause to be consummated) the Transactions are also subject to, among other things, (i) the representations and warranties of XBP Europe being true and correct, subject to the applicable materiality standards contained in the Merger Agreement, (ii) material compliance by XBP Europe with its pre-closing covenants, (iii) no occurrence of a Company Material Adverse Effect, (iv) XBP Europe and a subsidiary of BTC International’s indirect sole shareholder, Exela, having entered into the Tax Sharing Agreement and Services Agreement, and (v) all notices, approvals or consents, as set forth in the Merger Agreement, having been obtained.

The obligations of XBP Europe to consummate (and cause to be consummated) the Transactions are also subject to, among other things, (i) the representations and warranties of CF VIII being true and correct, subject to the applicable materiality standards contained in the Merger Agreement, (ii) material compliance by CF VIII with its pre-closing covenants, (iii) no occurrence of an Acquiror Material Adverse Effect, and (iv) the shares of CF VIII Class A Common Stock to be issued under the Merger Agreement having been approved for listing, and no Listing Event being ongoing or occurring upon consummation of the Closing.

Termination Rights

The Merger Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of BTC International and CF VIII, (ii) if the consummation of the Transactions is prohibited by applicable law or order, (iii) by BTC International if the CF VIII Board publicly changes its recommendation with respect to the Merger Agreement and Transactions and related stockholder approvals under certain circumstances detailed in the Merger Agreement, (iv) by either CF VIII or BTC International if the Special Meeting is held and CF VIII Stockholder approval of the Proposals is not received, (v) by BTC International if CF

VIII has not obtained approval of the CF VIII Stockholders of any necessary extension of the expiration for CF VIII to consummate a business combination, (vi) by CF VIII if the written consent of BTC International with respect to the Transactions is not received, (vii) by CF VIII if the requisite PCAOB-compliant audited financials of the XBP Companies reflect a financial position, operating results or cash flows that materially and negatively affect the fair market value of XBP Europe, (viii) by CF VIII if the requisite PCAOB-compliant financials of the XBP Companies have not been delivered to CF VIII on the timing set forth in the Merger Agreement, (ix) by BTC International if CF VIII (a) is delisted from Nasdaq, (b) is unable to continue satisfying the listing requirements of Nasdaq or (c) has received notice of non-compliance with the continued listing requirements of Nasdaq which, in any event, is not cured within 30 days (and, such event will not give rise to a termination if CF VIII relists the CF VIII Class A Common Stock on the New York Stock Exchange), (x) by either CF VIII or BTC International in connection with a breach of a representation, warranty, covenant or other agreement by BTC International or XBP Europe (in the case of CF VIII) or CF VIII or Merger Sub (in the case of BTC International), which is not capable of being cured within 30 days after receipt of such breach, subject to the materiality standards contained in the Merger Agreement, or (xi) by either CF VIII or XBP Europe if the Closing has not occurred on or before June 30, 2023 (subject to automatic extension until as late as September 30, 2023 on the terms and conditions set forth in the Merger Agreement).

None of the parties to the Merger Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. However, each party will remain liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

BTC International agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for CF VIII’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

Ultimate Parent Support Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into an Ultimate Parent Support Agreement with the Ultimate Parent, an indirect parent of BTC International and wholly owned subsidiary of Exela, pursuant to which, among other things, the Ultimate Parent agreed (i) to cause its direct and indirect subsidiaries to vote their shares of BTC International in favor of the Merger Agreement and other resolutions needed to consummate the Business Combination and the Transactions, and to not transfer such shares, and (ii) not to take any action that would hinder or prevent the consummation of the Business Combination or the other Transactions. Additionally, Ultimate Parent agreed not to solicit, negotiate or enter into competing transactions as further provided in the Ultimate Parent Support Agreement. In addition, on or prior to Closing, (i) $13,105,851 of intercompany loans due to the Ultimate Parent and/or certain of its subsidiaries from XBP Europe will be contributed to the capital of XBP Europe (or such intercompany loans will otherwise be satisfied without payment by XBP Europe), and (ii) on Closing, out of an additional amount of $8,365,801 of intercompany payables due from XBP Europe to the Ultimate Parent and/or certain of its subsidiaries, CF VIII will issue to the Ultimate Parent or such other payees 418,290 shares of Common Stock (in satisfaction of $4,182,900 of intercompany payables), with the remaining $4,182,901 still outstanding.

The Ultimate Parent Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon termination of the Merger Agreement, all obligations of the parties under the Ultimate Parent Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Ultimate Parent Support Agreement.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF VIII entered into a Sponsor Support Agreement with the Sponsor, BTC International and XBP Europe, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VIII Capital Stock in favor of the Merger Agreement and each of the Proposals, and to not transfer such shares, (ii) to subject certain of its shares of CF VIII Capital Stock to additional transfer restrictions after Closing, which such transfer restrictions are described in additional detail below, (iii) not to redeem any of its shares of CF VIII Capital Stock in connection with the Transactions, (iv) to waive the anti-dilution rights with respect to the shares of CF VIII Class B Common Stock under the CF VIII Charter, (v) upon Closing, to forfeit for cancellation 733,400 of its Founder Shares, and (vi) to convert its right to repayment under any outstanding loans from the Sponsor (including the Sponsor Loan, the Extension Loans, and any Working Capital Loans) due by CF VIII upon Closing to be in the form of newly issued shares of CF VIII Class A Common Stock at a value of $10.00 per share, except as otherwise set forth in the Merger Agreement. Additionally, the Sponsor agreed not to solicit, negotiate or enter into competing transactions as further provided in the Sponsor Support Agreement.

In the Sponsor Support Agreement, the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination), and the 250,000 Promote Forward Purchase Shares it will acquire at Closing, will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Merger Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Sponsor Support Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into the Lock-Up Agreement with XBP Europe and BTC International, pursuant to which BTC International agreed that securities of the Combined Entity held by it immediately following the Closing will be locked-up and subject to transfer restrictions until the earlier of: (i) the one (1) year anniversary of the date of the Closing, and (ii) the date on which CF VIII consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all CF VIII Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forward Purchase Contract

In connection with the closing of the IPO, on March 11, 2021, the Sponsor and CF VIII entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VIII agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VIII’s initial business combination, 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants, for an aggregate purchase price of $10.0 million. The Forward Purchase Securities will be subject to the lock-up as further described above under “Information Related to Offered Securities — Lock-Up Restrictions”.

Amended and Restated Registration Rights Agreement

Upon closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Common Stock held by the parties to the Registration Rights Agreement after the Closing. Existing Holders or New Holders, in each case holding a majority of the registrable securities owned by all Existing Holders or New Holders, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Holders, or five demand registrations by the New Holders). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the

Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Entity will indemnify such Holders and certain persons or entities related to such Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, or any omission or alleged omission of a material fact required to be stated therein to make any statements made therein not misleading, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Entity and certain persons or entities related to the Combined Entity such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Tax Sharing Agreement

Upon closing of the Business Combination, Exela, XBP Europe, and the Combined Entity will enter into a Tax Sharing Agreement. The Tax Sharing Agreement requires Exela to indemnify and hold harmless XBP Europe and its subsidiaries from and against any taxes of an Exela Consolidated Group imposed on XBP Europe or any of its subsidiaries as a result of being a member of such Exela Consolidated Group for any tax year of XBP Europe or its subsidiaries ending on or prior to the Closing Date.

The Tax Sharing Agreement also provides that if the Combined Entity (or its subsidiaries) is eligible to be included in an Exela Consolidated Group after the Closing Date, (i) Exela will file income tax returns for the Exela Consolidated Group, (ii) the Combined Entity will make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if the XBP Consolidated Group were not included in the Exela Consolidated Group, and (iii) Exela will pay the entire federal (and applicable state and local) income tax liability of the Exela Consolidated Group and will indemnify and hold harmless the XBP Consolidated Group against any such liability (other than the XBP Consolidated Group’s share of such liability). The Tax Sharing Agreement also sets forth rules related to allocating income, losses and credits to the XBP Consolidated Group, preparing consolidated tax returns of the Exela Consolidated Group, and conducting tax audits and litigation involving the Exela Consolidated Group.

Services Agreement

Upon closing of the Business Combination, XBP Europe and Exela BPA, whose sole member is Exela, will enter into a Services Agreement. The Services Agreement requires Exela BPA, its affiliates and its permitted subcontractors to provide to XBP Europe and its subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided to XBP Europe and its subsidiaries during the twelve (12) months prior to the Closing Date. Exela BPA is also required to respond in good faith to any request from XBP Europe for new services or services in excess of those provided in the twelve (12) months prior to the Closing Date.

The Services Agreement provides that, prior to the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s Common Stock, XBP Europe will not solicit, negotiate or enter into competing transactions (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), outside of Europe, Africa, or the Middle East. The Services Agreement also provides that prior to the two year anniversary of the Closing, Exela BPA, its subsidiaries, and Exela will not solicit, negotiate or enter into competing transactions services (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), in Europe, Africa or the Middle East.

The Services Agreement has an initial term of twelve (12) months and will continue beyond such term to the extent that the parties thereto have mutually agreed a longer term for any individual service. Services shall generally be charged at cost plus 8%, or as otherwise agreed or required by law.

Intercompany Confidentiality and Intellectual Property License Agreement

Concurrently with the execution of the Merger Agreement, XBP Europe entered into the License Agreement with certain affiliates of the Ultimate Parent, pursuant to which the XBP Companies both granted to their affiliates and received from their affiliates, a world-wide, non-exclusive, royalty-free, perpetual, irrevocable license to intellectual property in existence at Closing for use in the same manner as used by prior to Closing. The License

Agreement includes limited restrictions on sublicenses and assignments to certain parties, and contemplates the purchase of post-Closing improvements at negotiated royalties. Additionally, the License Agreement includes customary confidentiality and indemnification obligations from both licensors and licensees.

Approval Rights Agreements

On July 13, 2023, each of the Sponsor and ETI-MNA LLC (an affiliate of BTC International) entered into an Approval Rights Agreement with the Acquiror. Copies of such agreements are included as exhibits to the Registration Statement of which this prospectus is a part. Under the Approval Rights Agreements, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, without the prior written consent of the Sponsor and ETI-MNA LLC, the Combined Entity shall not, and shall cause its current and future subsidiaries not to, issue any equity securities or any instruments convertible into any such securities, except for issuances by the Combined Entity of Common Stock in the aggregate not exceeding 10% of the total number of shares of Common Stock as of the Closing Date (the “Cap”) after giving effect to the Closing (including redemptions), provided that forward or reverse stock splits or similar transactions to maintain compliance with Nasdaq listing requirements are allowed, and the Cap will be adjusted to reflect such transactions. If, in connection with any request for consent from the party with the approval rights, the Combined Entity discloses material non-public information to such party, the Combined Entity will, within five Business Days following the response by such party, either publicly disclose the information or notify such party in writing of its good faith determination that such information no longer constitutes material non-public information.

INFORMATION ABOUT CF VIII

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to CF VIII. Upon consummation of the Business Combination, the business of the Combined Entity will be the business of XBP Europe as further described in the section entitled “Information About XBP Europe.” In the event the conditions precedent to the consummation of the Business Combination are not satisfied or waived, CF VIII will seek to withdraw this Registration Statement prior to its effectiveness.

General

CF VIII is a special purpose acquisition company incorporated in Delaware on July 8, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF VIII Class A Common Stock, CF VIII Units, and CF VIII Warrants are currently listed on Nasdaq under the symbols “CFFE,” “CFFEU” and “CFFEW,” respectively. CF VIII has applied to list the shares of Common Stock and the Warrants of the Combined Entity on Nasdaq under the symbols “XBP” and “XBPEW,” respectively, upon the consummation of the Business Combination. The mailing address of CF VIII’s principal executive office is 110 East 59th Street, New York, NY 10022.

Business Combination

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, if adopted, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of capital stock of XBP Europe that is issued and outstanding immediately prior to the Effective Time will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc.”

In addition, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of XBP Europe.

Upon effectiveness of the Merger, each share of CF VIII Class B Common Stock that is outstanding will be automatically exchanged for shares of CF VIII Class A Common Stock on a one-to-one basis. Immediately thereafter, upon effectiveness of the Combined Entity Charter, each share of CF VIII Class A Common Stock that is outstanding and not subject to redemption will be automatically converted into shares of Common Stock (of the Combined Entity), also on a one-to-one basis.

At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the Business Combination.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from XBP Europe’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition XBP Europe will face is set forth in the section titled “Information Related to XBP Europe.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Following consummation of the Business Combination, the business of the Combined Entity will be the business of XBP Europe. For more, see “Information About XBP Europe.”

CF VIII’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF VIII. Upon consummation of the Business Combination, the management of CF VIII will be replaced in its entirety. For more, see “Management of the Combined Entity following the Business Combination” and “Information About the Combined Entity’s Management.” In the event the conditions precedent to the consummation of the Business Combination are not satisfied or waived, CF VIII will seek to withdraw this Registration Statement prior to its effectiveness.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	62	Chairman and Chief Executive Officer
Jane Novak	58	Chief Financial Officer
Robert Hochberg	61	Director
Charlotte Blechman	53	Director
Mark Kaplan	63	Director
Robert Sharp	58	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since July 2020. Mr. Lutnick is also the Chairman and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of Cantor SPAC I from October 2015 until consummation of its business combination with GCM Grosvenor in November 2020, as the Chairman and Chief Executive Officer of Cantor SPAC II from September 2019 until consummation of its business combination with View in March 2021, as the Chairman and Chief Executive Officer of Cantor SPAC III from March 2016 until consummation of its business combination with AEye in August 2021, as the Chairman and Chief Executive Officer of Cantor SPAC V from April 2020 until consummation of its business combination with Satellogic in January 2022, and as the Chairman and Chief Executive Officer of Cantor SPAC VI from April 2020 until consummation of its business combination with Rumble in September 2022. Mr. Lutnick has also served as the Chairman and Chief Executive Officer of Cantor SPAC IV since January 2020 and of Cantor SPAC VII since July 2020. Mr. Lutnick has also served as a director of Satellogic since January 2022. Mr. Lutnick is a member of the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, the Board of Directors of the Horace Mann School, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Jane Novak has been our Chief Financial Officer since July 2021. Ms. Novak joined Cantor in October 2017 and, since then, has served as the Global Head of Accounting Policy. In this role, Ms. Novak provides guidance to Cantor and its affiliates on complex accounting matters, including, among other things, compliance with GAAP, IFRS, and SEC pronouncements, establishing formal accounting policies, reviewing SEC filings, leading new accounting standards implementation and monitoring standard-setting activities. Ms. Novak served as the Chief Financial Officer of Cantor SPAC III from July 2021 until consummation of its initial business combination with AEye in August 2021, as Chief Financial Officer of Cantor SPAC V from July 2021 until consummation of its business combination with Satellogic in January 2022 and as Chief Financial Officer of Cantor SPAC VI from July 2021 until consummation of its business combination with Rumble in September 2022. Ms. Novak has also served as the Chief Financial Officer of Cantor SPAC IV since July 2021 and of Cantor SPAC VII since November 2021. Prior to joining Cantor, Ms. Novak worked for a number of financial services institutions over the prior 20 years holding accounting policy, financial reporting and SEC reporting positions of progressive responsibility. Ms. Novak began her career in the audit practice at Deloitte’s New York office, serving financial services clients. Ms. Novak graduated summa cum laude from Brooklyn College, CUNY, with a B.S. in Accounting. Ms. Novak holds an active CPA license from the State of New York and is a member of the American Institute of Certified Public Accountants.

Robert Hochberg has served as a member of the CF VIII Board since March 2021. Mr. Hochberg is currently President and Chief Executive Officer of Numeric Computer Systems, Inc. (“Numeric”). Mr. Hochberg has served at Numeric as President since June 1984 and as Chief Executive Officer since November 1994. Numeric is a global software company with offices in New York, San Juan, Auckland, Jakarta and Sydney. Mr. Hochberg has also served as a director of Cantor SPAC IV since December 2021. Mr. Hochberg previously served as a director of Cantor SPAC I from January 2020 until the consummation of its business combination with GCM Grosvenor in November 2020, a director of Cantor SPAC II from August 2020 until consummation of its business combination with View in March 2021 and a director of Cantor SPAC III from November 2020 until consummation of its business combination with AEye in August 2021. Mr. Hochberg is a graduate of Vassar College, where he received a Bachelor of Arts in Economics.

Charlotte S. Blechman has served as a member of the CF VIII Board since March 2021. Ms. Blechman has extensive executive and management experience in marketing, public relations, visual merchandising, branding, digital and social marketing, advertising and communications. Ms. Blechman served as Chief Marketing Officer of Tom Ford Retail LLC from January 2017 through June 1, 2023 where she oversaw various departments. She was responsible for all global marketing, communications, advertising, public relations, visual display, customer relationship management, digital marketing, events, and global marketing initiatives. Ms. Blechman served as a director of Cantor SPAC II from November 2020 until consummation of its business combination with View in March 2021. Ms. Blechman has also served as a director of Cantor SPAC IV since December 2020. From 2011 to 2017, Ms. Blechman served as Executive Vice-President of Marketing and Communication at Barneys New York. Prior to that, Ms. Blechman served as Gucci America’s Vice President of Public Relations and Special Events, also overseeing Worldwide Celebrity Relations. She also served as Vice President of Public Relations for Yves Saint Laurent.

Mark Kaplan has served as a member of the CF VIII Board since March 2022. Mr. Kaplan is currently the Global Chief Operating Officer of Cantor Fitzgerald & Co., the Investment Banking and Asset Management arm of Cantor, a position he has held since February 2018. In that role, Mr. Kaplan oversees the businesses and operations of Cantor’s primary business divisions, both domestically and internationally. Mr. Kaplan has also served as a director of Cantor SPAC IV since December 2021. From 2007 to 2017, Mr. Kaplan was Chief Operating Officer for Société Générale in the Americas (“Société Générale”) where he was responsible for managing its regional operations, including the IT, Operations, Finance, Product Control, Operational Risk, IT Security, BCP, Sourcing and Real Estate departments. As part of that role, Mr. Kaplan helped develop and build many of the firm’s business initiatives, as well as several significant mergers and acquisitions. Prior to that position, Mr. Kaplan spent six years as the General Counsel for Société Générale, and for its investment banking subsidiary, Cowen & Co., leading their Legal and Compliance departments. Before joining Société Générale, Mr. Kaplan was the U.S. General Counsel of CBIC. And prior to that position was a Managing Director and Director of Litigation at Oppenheimer & Co., Inc. Mr. Kaplan has a B.A. from Bucknell University and a Juris Doctor from Columbia Law School.

Robert Sharp has served as a member of the CF VIII Board since March 2022. Mr. Sharp has over 25 years of experience in corporate acquisitions and strategically building equity value, combining financial and operational expertise. Since January 2014, Mr. Sharp has been Co-CEO of Ramy Brook, a leading contemporary fashion brand. Mr. Sharp is also the President and CEO of KDS Partners LLC, a private investment firm. Previously, Mr. Sharp was a founding partner and member of the Executive Committee of MidOcean Partners, a leading private equity firm, from February 2003 to December 2013. From September 1999 to February 2003, Mr. Sharp was a Managing Director at DB Capital Partners, the private equity division of Deutsche Bank, which was acquired out of Deutsche Bank to form MidOcean Partners. Mr. Sharp joined DB Capital Partners from Investcorp International, a global private equity firm. Mr. Sharp has served on numerous corporate boards throughout his career, including as the previous Chairman of Thomas Scientific, one of the largest suppliers of laboratory products and services. Mr. Sharp also served as a director of Cantor SPAC I from March 2019 until consummation of its business combination with GCM Grosvenor in November 2020 and as a director of Cantor SPAC III from November 2020 until consummation of its business combination with AEye in August 2021. Mr. Sharp has also served as a director of Cantor SPAC VII since December 2021. Mr. Sharp is a member of the Advisory Board of Mount Sinai Hospital, and a member of the

Steering Committee of Duke University’s Financial Economics Center. Mr. Sharp received his B.A. in Economics, Phi Beta Kappa, Summa Cum Laude, from Union College, and his M.B.A in Finance from Columbia University, where he was a Samuel Bronfman Fellow.

All of CF VIII’s directors and members of management are U.S. persons located in the United States. Investors will therefore be able to effect service of process and enforce judgment of United States courts predicated upon civil liabilities and criminal penalties on such members of the CF VIII Board and management of CF VIII under United States securities laws.

Number and Terms of Office of Officers and Directors

We currently have five directors. Holders of shares of CF VIII Class B Common Stock have the right to elect all of our directors prior to consummation of our initial business combination and holders of CF VIII Public Shares do not have the right to vote on the election of directors during such time. These provisions of the CF VIII Charter may only be amended if approved by at least 90% of the shares of CF VIII Common Stock voting at a stockholder meeting. The CF VIII Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

The term of office of the first class of directors, consisting of Mr. Kaplan, expired at our first annual meeting of stockholders and Mr. Kaplan was re-elected by the holders of the shares of CF VIII Class B Common Stock. The term of office of the second class of directors, consisting of Mr. Lutnick, Mr. Hochberg, Ms. Blechman and Mr. Sharp, will expire at the second annual meeting of stockholders. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of CF VIII Class B Common Stock. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of the shares of CF VIII Class B Common Stock, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF VIII Board and serve at the discretion of the CF VIII Board, rather than for specific terms of office. The CF VIII Board is authorized to appoint persons to the offices set forth in the CF VIII Bylaws as it deems appropriate. The CF VIII Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF VIII Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF VIII Board generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. We currently rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the CF VIII Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF VIII Board has determined that each of Mr. Hochberg, Ms. Blechman and Mr. Sharp is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

Except as described below, none of our officers or directors has received any cash compensation for services rendered to us. Except as described below, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been or will be paid by us to our officers and directors, or, other than as described herein, to the Sponsor or any affiliate of the Sponsor or our officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the Sponsor has transferred up to 10,000 Founder Shares or Placement Shares to each of our independent directors or we have paid cash fees to such directors, at our discretion. In March 2021, the Sponsor transferred 10,000 Founder Shares to each of Mr. Hochberg and Ms. Blechman. In March 2022, the Sponsor transferred 2,500 shares of CF VIII Class A Common Stock to Mr. Sharp and we agreed to pay Mr. Sharp $25,000 to serve as a director of CF VIII, which payment was made on March 1, 2023. We pay an amount equal to $10,000 per month to the Sponsor for office space, administrative and shared personnel support services. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not have nor do we expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. We have not established any limit on the amount of such fees that may be paid to our directors or members of management. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination. The existence or terms of any employment or consulting arrangements for any members of our management team to retain their positions with us after consummation of a business combination may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

There is no expectation that any directors or members of our management team will remain with the Combined Entity following completion of the Business Combination and accordingly, no consulting or management fees are expected to be paid to directors or members of our management team following completion of the Business Combination.

Committees of the CF VIII Board

The CF VIII Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder. We rely on the “controlled company” exemption.

Audit Committee

We have established an audit committee of the CF VIII Board. Mr. Hochberg, Ms. Blechman and Mr. Sharp serve as members of our audit committee, and Mr. Hochberg chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Mr. Hochberg, Ms. Blechman and Mr. Sharp each meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and the CF VIII Board has determined that Mr. Hochberg qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF VIII Board. Mr. Hochberg, Ms. Blechman and Mr. Sharp serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. Mr. Hochberg, Ms. Blechman and Mr. Sharp are each independent and Mr. Hochberg chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The CF VIII Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF VIII Board. The CF VIII Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are currently Mr. Hochberg, Ms. Blechman and Mr. Sharp. In accordance with Rule 5605 of the Nasdaq rules, each of Mr. Hochberg, Ms. Blechman and Mr. Sharp is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF VIII Board will also consider director candidates recommended for nomination by the CF VIII Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of CF VIII Stockholders (or, if applicable, a special meeting of CF VIII Stockholders). CF VIII Stockholders that wish to nominate a director for election to the CF VIII Board should follow the procedures set forth in the CF VIII Bylaws. However, prior to our initial business combination, holders of CF VIII Public Shares do not have the right to recommend director candidates for nomination to the CF VIII Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF VIII Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF VIII Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Following consummation of the Business Combination, the management of CF VIII will be replaced in its entirety. For more, see “Management of the Combined Entity following the Business Combination” and “Information About the Combined Entity’s Management.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CF VIII

The following discussion and analysis of CF VIII’s financial condition and results of operations should be read in conjunction with CF VIII’s financial statements and notes to those statements included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to CF Acquisition Corp. VIII before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated in Delaware on July 8, 2020 for the purpose of effecting an initial business combination. Our sponsor is CFAC Holdings VIII, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating our initial business combination, we focused our search on companies operating in the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our registration statements for the IPO became effective on March 11, 2021. On March 16, 2021, we consummated the IPO of 25,000,000 CF VIII Units, including 3,000,000 CF VIII Units sold upon the partial exercise of the underwriter’s over-allotment option, at a purchase price of $10.00 per CF VIII Unit, generating gross proceeds of $250,000,000. Each CF VIII Unit consists of one share of CF VIII Class A Common Stock and one-fourth of one redeemable CF VIII Public Warrant. Each whole CF VIII Public Warrant entitles the holder to purchase one share of CF VIII Class A Common Stock at a price of $11.50. Each CF VIII Public Warrant will become exercisable 30 days after the completion of our initial business combination and will expire 5 years after the completion of our initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we consummated the sale of 540,000 Placement Units, at a price of $10.00 per Placement Unit, to the Sponsor in the CF VIII Private Placement, generating gross proceeds of $5,400,000.

Following the closing of the IPO and sale of the Placement Units on March 16, 2021, an amount of $250,000,000 ($10.00 per CF VIII Unit) from the net proceeds of the sale of the CF VIII Units in the IPO and the sale of the Placement Units was placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental acting as trustee, which were initially invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus be subject to regulation under the Investment Company Act, upon the 24-month anniversary of the effective date of the registration statement for the IPO, we instructed Continental, the trustee with respect to the Trust Account, to liquidate any U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a U.S. bank until the earlier of the consummation of our initial business combination or the distribution of the Trust Account.

On March 8, 2022, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the First Extension, which extended the Expiration Date from March 16, 2022 to September 30, 2022. In connection with the First Extension, the Sponsor loaned us the First Extension Loan in an aggregate amount of $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension). The proceeds of the First Extension Loan were deposited in the Trust Account on March 9, 2022. In connection with the stockholder vote to approve the First Extension, 2,879,927 CF VIII Public Shares were redeemed at $10.00 a share, resulting in a reduction of $28,799,270 in the amount held in the Trust Account.

On September 27, 2022, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the Second Extension, which extended the Expiration Date from September 30, 2022 to March 16, 2023. In connection with the Second Extension, the Sponsor loaned us the Second Extension Loan in an aggregate amount of $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension). The proceeds of the Second Extension Loan were deposited in the Trust Account on September 30, 2022. In connection with the stockholder vote to approve the Second Extension, 19,159,975 CF VIII Public Shares were redeemed at approximately $10.24 a share, resulting in a reduction of $196,121,351 in the amount held in the Trust Account.

On March 6, 2023, we issued 5,000,000 shares of CF VIII Class A Common Stock to the Sponsor upon the conversion of 5,000,000 shares of CF VIII Class B Common Stock held by the Sponsor (the “Conversion”). The 5,000,000 shares of CF VIII Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the CF VIII Class B Common Stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

On March 14, 2023, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the Third Extension, which extended the Expiration Date from March 16, 2023 to September 16, 2023. In connection with the Third Extension, the Sponsor loaned us the Third Extension Loan in an aggregate amount of $344,781 ($0.04 per share per month, or $0.24 per share for all six months of the Third Extension, for each CF VIII Public Share that was not redeemed in connection with the Third Extension). The proceeds of the Third Extension Loan were deposited in the Trust Account in six equal installments for each month that was needed by CF VIII to complete an initial business combination. In connection with the stockholder vote to approve the Third Extension, 1,523,509 CF VIII Public Shares were redeemed at approximately $10.69 a share, resulting in a reduction of $16,290,945 in the amount held in the Trust Account.

Each of the First Extension Loan, the Second Extension Loan and the Third Extension Loan bears no interest and is due and payable on the date on which we consummate our initial business combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the Merger Agreement, in connection with the closing of the Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of CF VIII Class A Common Stock in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the Business Combination. In connection with such approval, holders of 669,661 CF VIII Public Shares exercised their right to have such shares redeemed upon consummation of the Business Combination for a pro rata portion of the funds in the Trust Account (excluding CF VIII Public Shares validly tendered for redemption in connection with the Business Combination but which were redeemed prior to the consummation of the Business Combination in connection with the Fourth Extension). On September 14, 2023, CF VIII Stockholders approved the Fourth Extension pursuant to which the Expiration Date was extended from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board). In connection with the Fourth Extension, holders of 730,270 CF VIII Public Shares exercised their right to have such shares redeemed for a pro rata portion of the funds in the Trust Account. Upon consummation of the Business Combination, 36,658 CF VIII Public Shares will remain outstanding, after taking into account the CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension.

We have until March 16, 2024 (as may be extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board) to consummate our initial business combination. If we are unable to complete our initial business combination by such date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of taxes payable (other than excise tax), less up to $100,000 of interest to pay for dissolution expenses), divided by the number of then outstanding CF VIII Public Shares, which redemption will completely extinguish our public stockholders’ rights as CF VIII Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VIII Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination by March 16, 2024 (as may be further extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board).

Liquidity and Capital Resources

As of June 30, 2023 and December 31, 2022, we had $25,000 and approximately $41,200, respectively, of cash in our operating account. As of June 30, 2023 and December 31, 2022, we had a working capital deficit of approximately $10,667,000 and $9,209,000, respectively. As of June 30, 2023 and December 31, 2022, approximately $350,000 and $276,000, respectively, of interest income earned on funds held in the Trust Account was available to pay taxes.

Our liquidity needs through June 30, 2023 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $79,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the CF VIII Private Placement with the Sponsor not held in the Trust Account, the Sponsor Loan, the First Working Capital Loan, the Second Working Capital Loan and the Third Working Capital Loan. We fully repaid the Pre-IPO Note upon completion of the IPO. In addition, in order to finance transaction costs in connection with our initial business combination, pursuant to the Sponsor Loan, the Sponsor loaned us $1,750,000 to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to our initial business combination. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans.

On June 30, 2022, we entered into the First Working Capital Loan with the Sponsor in the amount of up to $1,000,000 in connection with advances the Sponsor will make to us for working capital expenses, which First Working Capital Loan has been fully drawn by us.

On October 14, 2022, we entered into the Second Working Capital Loan with the Sponsor in the amount of up to $750,000 in connection with advances the Sponsor will make to us for working capital expenses, which Second Working Capital Loan has been fully drawn by us.

On March 31, 2023, we entered into the Third Working Capital Loan with the Sponsor in the amount of up to $500,000 in connection with advances the Sponsor will make to us for working capital expenses.

On March 9, 2022, we borrowed $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account.

On September 30, 2022, we borrowed $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account.

On March 15, 2023, we borrowed up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) from the Sponsor in connection with the Third Extension Loan. The initial drawdown of $57,464 under the Third Extension Loan was deposited in the Trust Account on such date and additional amounts of $57,464 have been drawn down under the Third Extension Loan for each additional month that we extended our time to consummate an initial business combination thereafter through September 16, 2023.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the loans payable by us to the Sponsor were approximately $9,491,000 and $8,200,000, respectively. As of June 30, 2023 and December 31, 2022, the face amounts of these loans were approximately $9,491,000 and $8,500,000, respectively.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor to meet our needs through the earlier of the consummation of an initial business combination or one year from the date of this prospectus. Over this time period, we will use these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures and structuring, negotiating and consummating an initial business combination.

Results of Operations

Our entire activity from inception through June 30, 2023 related to our formation, the IPO, and, since the closing of the IPO, to locating and completing a suitable initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2023, we had a net loss of approximately $386,000 which consisted of approximately $438,000 of general and administrative expenses, approximately $427,000 of loss from the change in fair value of Forward Purchase Securities liability, approximately $58,000 of franchise tax expense, $30,000 of administrative expenses paid to the Sponsor, and approximately $26,000 of income tax expense, partially offset by approximately $353,000 of gain from the change in fair value of the warrant liability and approximately $240,000 of interest income from cash held in the Trust Account.

For the six months ended June 30, 2023, we had a net loss of approximately $1,980,000 which consisted of approximately $938,000 of general and administrative expenses, approximately $687,000 of loss from the change in fair value of Forward Purchase Securities liability, approximately $578,000 of interest expense on sponsor loans and mandatorily redeemable Class A common stock, approximately $138,000 of loss from the change in fair value of warrant liability, approximately $137,000 of franchise tax expense, $60,000 of administrative expenses paid to the Sponsor, and approximately $26,000 of income tax expense, partially offset by approximately $584,000 of interest income from cash and investments held in the Trust Account.

For the three months ended June 30, 2022, we had net income of approximately $965,000 which consisted of approximately $429,000 of gain from the change in fair value of warrant liability, approximately $657,000 of gain from the change in fair value of Forward Purchase Securities liability, and approximately $432,000 of interest income on investments held in the Trust Account, partially offset by approximately $433,000 of general and administrative expenses, $50,000 of franchise tax expense, approximately $40,000 of income tax expense, and $30,000 of administrative expenses paid to the Sponsor.

For the six months ended June 30, 2022, we had net income of approximately $4,378,000 which consisted of approximately $3,622,000 of gain from the change in fair value of warrant liability, approximately $705,000 of gain from the change in fair value of Forward Purchase Securities liability, approximately $579,000 of other income and approximately $438,000 of interest income on investments held in the Trust Account, partially offset by approximately $804,000 of general and administrative expenses, $62,000 of franchise tax expense, approximately $40,000 of income tax expense, and $60,000 of administrative expenses paid to the Sponsor.

Contractual Obligations

Business Combination Marketing Agreement

We engaged CF&Co., an affiliate of the Sponsor, pursuant to the Business Combination Marketing Agreement, as an advisor in connection with our initial business combination to assist us in holding meetings with CF VIII Stockholders to discuss any potential initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities and assist us with our press releases and public filings in connection with any initial business combination. We agreed to pay CF&Co. a cash fee for such services upon the consummation of our initial business combination in an amount of $9,350,000. However, in connection with the Merger, subject to and conditioned upon the closing of the Merger, CF&Co. agreed to waive such fee. If an initial business combination other than the Business Combination is consummated, CF&Co. would be entitled to receive the business combination marketing fee that will be released from the Trust Account only upon completion of such an initial business combination.

Engagement Letter

Pursuant to the Engagement Letter, we engaged CF&Co. as our exclusive financial advisor for the proposed business combination with XBP Europe, but CF&Co. has agreed not to receive an advisory fee for such services other than to receive reimbursement of actual expenses incurred and to be indemnified against certain liabilities arising out of its engagement.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,750,000 pursuant to the Sponsor Loan to fund expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the IPO and prior to our initial business combination.

On March 9, 2022, we borrowed $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account.

On June 30, 2022, we entered into the First Working Capital Loan, which has been fully drawn by us.

On September 30, 2022, we borrowed $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account.

On October 14, 2022, we entered into the Second Working Capital Loan, which has been fully drawn by us.

On March 15, 2023, we borrowed up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) from the Sponsor in connection with the Third Extension Loan. The initial draw down of $57,464 was deposited in the Trust Account on such date and additional amounts of $57,464 have been drawn down under the Third Extension Loan for each additional month that we extended our time to consummate a business combination thereafter through September 16, 2023.

On March 31, 2023, we entered into the Third Working Capital Loan, which has been fully drawn by us.

Each of the First Extension Loan, the First Working Capital Loan, the Second Extension Loan, the Second Working Capital Loan, the Third Extension Loan and the Third Working Capital Loan bears no interest and is due and payable on the date on which we consummate our initial business combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the Merger Agreement, in connection with the closing of the Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of CF VIII Class A Common Stock in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the loans payable by us to the Sponsor were approximately $9,491,000 and $8,200,000, respectively. As of June 30, 2023 and December 31, 2022, the face amounts of these loans were approximately $9,491,000 and $8,500,000, respectively.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments, and we evaluate these estimates on an ongoing basis. To the extent actual experience differs from the assumptions used, our consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows could be materially affected. We believe that the following accounting policies involve a higher degree of judgment and complexity.

Going Concern

In connection with our going concern considerations in accordance with guidance in ASC 205-40, Presentation of Financial Statements — Going Concern, we have until March 16, 2024 (as may be extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board)) to consummate an initial business combination. Our mandatory liquidation date, if an initial business combination is not consummated, raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this prospectus do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should we be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, we will redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable (other than excise tax), less up to $100,000 of interest to pay for dissolution expenses), divided by the total number of then outstanding CF VIII Public Shares.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Warrant and Forward Purchase Securities Liability

We account for our outstanding CF VIII Warrants and the Forward Purchase Securities in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, under which the CF VIII Warrants and the Forward Purchase Securities do not meet the criteria for equity classification and must be recorded as liabilities. As the CF VIII Warrants and the Forward Purchase Securities meet the definition of a derivative under ASC 815, Derivatives and Hedging, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in the consolidated statements of operations in the period of change.

CF VIII Class A Common Stock Subject to Possible Redemption

We account for shares of CF VIII Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. Shares of CF VIII Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Shares of conditionally redeemable shares of CF VIII Class A Common Stock (including shares of CF VIII Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of CF VIII Class A Common Stock are classified as stockholders’ equity. All of the CF VIII Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, 1,436,589 and 2,960,098 shares of CF VIII Class A Common Stock subject to possible redemption, respectively, are presented as temporary equity outside of the stockholders’ deficit section of our consolidated balance sheets. We recognize any subsequent changes in redemption value immediately as they occur and adjust the carrying value of redeemable shares of CF VIII Class A Common Stock to the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, we recognized the accretion from initial book value to redemption amount value of redeemable shares of CF VIII Class A Common Stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of CF VIII Class A Common Stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per Share of CF VIII Common Stock

We comply with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of CF VIII Common Stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of CF VIII Common Stock outstanding for the applicable periods. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of CF VIII Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

We have not considered the effect of the CF VIII Warrants to purchase an aggregate of 6,385,000 shares of CF VIII Class A Common Stock sold in the IPO and the concurrent CF VIII Private Placement in the calculation of diluted earnings per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of CF VIII Common Stock is the same as basic earnings per share of CF VIII Common Stock for the periods presented.

See Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements as of and for the six months ended June 30, 2023 contained elsewhere in this prospectus for additional information regarding these critical accounting policies and other significant accounting policies.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Off-Balance Sheet Arrangements and Contractual Obligations

As of June 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Recent Developments

On March 16, 2023, we instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and CF VIII Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the Business Combination. In connection with such approval, holders of 669,661 CF VIII Public Shares exercised their right to have such shares redeemed upon consummation of the Business Combination for a pro rata portion of the funds in the Trust Account (excluding CF VIII Public Shares validly tendered for redemption in connection with the Business Combination but which were redeemed prior to the consummation of the Business Combination in connection with the Fourth Extension).

On August 31, 2023, CF VIII entered into the Fourth Working Capital Loan.

On September 14, 2023, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the Fourth Extension, which extended the Expiration Date from September 16, 2023 to March 16, 2024 (or such earlier date as determined by the CF VIII Board). In connection with the Fourth Extension, 730,270 CF VIII Public Shares were validly tendered for redemption at approximately $11.06 a share, which redemption resulted in a reduction of approximately $8.1 million in the amount held in the Trust Account.

Upon consummation of the Business Combination, 36,658 CF VIII Public Shares will remain outstanding, after taking into account the CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension.

Making the assumptions set forth in the section entitled “The Offering”, the Sponsor (or any permitted distributees), holding 27.3% of the shares of Common Stock outstanding on consummation of the Business Combination, will be able to sell a significant amount (or approximately 33.5%) of the 8,266,754 shares of Common Stock the Sponsor will own upon consummation of the Business Combination for as long as the Registration Statement of which this prospectus forms a part is available for use. The resale, or expected or potential resale, of a substantial number of shares of Common Stock in the public market could adversely affect the market price for shares of Common Stock and make it more difficult for you to sell your shares of Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that Selling Securityholders will continue to offer the securities covered by this Registration Statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a Registration Statement may continue for an extended period of time.

INFORMATION ABOUT XBP EUROPE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “XBP Europe, “the Company” and similar terms are to XBP Europe Inc. and its subsidiaries before the Business Combination, and to the Combined Entity following consummation of the Business Combination, except where the context requires otherwise.

OVERVIEW

XBP Europe is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Company’s name — “XBP” stands for “exchange for bills and payments” and reflects the Company’s strategy to connect buyers and suppliers, within multiple industries, including banking, healthcare, insurance, utilities and the public sector, to optimize clients’ bills and payments and related digitization processes. XBP Europe believes its business ultimately advances digital transformation, improves market-wide liquidity by expediting payments, and encourages sustainable business practices.

The Company provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and services partner for its clients. The Company believes its offerings are crucial to allowing clients to streamline complex and disconnected processes. The Company serves over 2,000 clients across Europe. XBP Europe’s client concentration is relatively low, with its top 10 clients accounting for 22% of revenue in 2021 and 26% in 2022, respectively.

For the fiscal year ended December 31, 2022, XBP Europe generated $180 million of revenue.

The Company processed in excess of 900 million payment transactions in 2021 and 1 billion payment transactions in 2022. This volume is achieved using its cloud-based structure, which enables the Company to deploy its business solutions to clients across the European market, and also to the Middle East and Africa (together with Europe, “EMEA”), where it has a smaller number of clients. In addition, the Company’s physical footprint, spanning 15 countries with 34 locations, utilization of a strong asset light financial model and significant operating leverage also contributes to such scale.

The Company intends to enhance and expand its product and service offerings by adding emerging standards to its bills and payments solutions, such as Request to Pay. These products and services would further enable the Company’s clients to transform their organizations while creating a higher-value relationship for their end clients. This expansion should also position XBP Europe as one of the few companies within the broader open banking initiatives that can offer solutions and services across multiple industries and departments.

XBP EUROPE’S BUSINESS

XBP Europe is a leading, pan-European provider of bills and payments services and solutions. Its digital foundation was developed to deliver fully outsourced solutions to address current and evolving client needs. The Company hosts its products both on client premises and as a SaaS offering in the cloud. These offerings, along with several hybrid solutions are available to clients based on their needs and preferences. The Company offers a business process management (“BPM”) model, whereby clients may choose among licenses covering a maximum number of transactions, multi-year term licenses with flexible recurring options, or per user monthly subscriptions. XBP Europe expects an increasing portion of its products to be offered through the subscription model in the future.

XBP Europe’s flexible deployment model has attracted many leading banking and financial institutions, including some of the largest in Europe. Among these institutions is Finanz Informatik (“FI”), the IT service provider of the Savings Banks Finance Group, a German financial institution with approximately $3.5 trillion in assets and 67 million customers.

The Company’s product lines are equally suitable for small and medium businesses (“SMBs”). The Company has recently made a concerted effort to expand its offerings to these smaller enterprises. It now offers monthly subscription Digital Mailroom and e-signature Drysign platforms to such entities across the United Kingdom, Germany and France.

Across both SMBs and large enterprises, the Company’s primary source of revenue stems from transactions processed by its products, including bill and payments processing. In 2022, this revenue stream generated approximately $137 million (approximately 76% of total revenues) and constituted the Company’s Bills and Payments reporting segment. Other sources of revenue include the sale of recurring software licenses and related maintenance, professional services, and sale of its hardware solutions and related maintenance, which represented the remainder of the Company’s revenue or $44 million (24% of total revenues) in 2022 and constituted the Company’s Technology segment.

The Company offers a multi-industry and departmental suite of products, which centers around finance and accounting (“F&A”) solutions and services and is comprised of the XBP Platform, Request to Pay, enterprise information management, robotic process automation, Digital Mailroom, business process management and workflow automation, and integrated communication services. The Company also offers core industry solutions for banking and financial services, and has rolled out a suite of Work From Anywhere (“WFA”) applications with enterprise software for connectivity and productivity to enable remote work.

Multi-Industry and Cross-departmental Solutions

XBP Platform — exchange for bills and payments

The XBP platform provides a secure messaging service, allowing billers, consumers and businesses to communicate and transact utilizing a modern technology stack that can connect to any client system without significant capital investments by new clients. Business-to-business (“B2B”) billers are able to communicate with payers electronically, offering transparency and simplified reconciliations. By structuring and linking data across disparate client systems, the Company’s XBP platform can be rapidly implemented using each client’s existing infrastructure and in-country settlement processes. This product allows payers to receive their bills in a single place, with analytics, alerts and several payment options. Downstream processes can be integrated with actionable data that is offered as a value-added service.

The XBP platform payment solutions enable consolidation of inbound payment channels and data continuity to enhance treasury management. Among other things, the product offers integrated receivables dashboards, multi-channel bill presentment and payment, reconciliation, exception and dispute management, ageing analytics, collections management, and targeted engagements.

Through the introduction of the XBP platform for SMBs, clients are able to access the Company’s XBP web portal and leverage rich features to organize their clients’ invoices, initiate communication and manage account receivables (“AR”) effectively, all designed to improve liquidity by expediting payments.

The Company’s accounts payable (“AP”) solution enables clients to simplify the complexities of supplier onboarding and management through a user-friendly user-interface (“UI”). XBP Europe’s AP solution can be integrated with its Digital Mailroom technology, which is able to process both digital and non-digital (e.g., paper) data. The AP solution process begins by initiating a requisition. Once approved, the requisition moves to procurement, where bids are solicited from an approved supplier network. The Company believes that supporting its clients by making its supplier network available may be a key differentiator in enabling a complete AP solution. The Company’s AP solution also records receipt of goods and invoices and performs three-way matching digitally. Exceptions are processed and once approved in accordance with the client’s processes, the purchase is recorded in the client’s ERP system, so that it can be paid. XBP Europe then uses its system to generate and deliver a payment file in the format the bank needs so that a payment can be processed. Some of its clients also authorize the Company to process the payment on their behalf. Additionally, XBP Europe deploys advanced AI-enabled solutions to decipher complex invoices and provide forecasts and insights into legacy accounting platforms.

Plug and play solutions across the Procure-to-Pay (P2P) and Order-to-Cash (o2C) cycle to simplify and personalize user experience, optimize treasury management, and facilitate compliance while reducing administrative cost

Request To Pay (RTP)

XBP Europe’s consistent focus on innovation in the open banking space allowed it to become one of the first market participants to develop an approved Request to Pay (“RTP”) solution for the United Kingdom market. This product was developed in cooperation with a key partner, Mastercard, and was approved by the United Kingdom’s regulatory body, Pay.UK in 2020. Meanwhile, the post-Brexit European Union is advancing its own RTP solution known as “R2P”, through the Single European Payment Area (“SEPA”) framework, sponsored by the European Payments Council (the “EPC”). Whether in the United Kingdom or EU, RTP enables billers to make payment requests and allows payers to act on such requests through a secure, unified messaging service that provides end-to-end audit trails for billers and facilitates two-way communication throughout the payment process. The solution is designed to help reduce the number of late payments by allowing the payer to exercise more options, including opening a line of communication regarding the amount, frequency and time of payment. According to a study by the Euro Banking Association, RTP has multiple potential uses, which include POS (point of sale)

transactions, e-commerce, e-invoicing, and recurring payments. The benefits across these use cases are multifold and include: improved liquidity management, reduction of payment defaults, avoidance of credit card fees and reduced reliance on cash by enabling a low cost real time account to account transfer.

Enterprise Information Management

XBP Europe’s enterprise information management (“EIM”) solutions consume and organize large amounts of data across multiple formats and store the information in cloud-enabled proprietary platforms. The Company also gathers transaction data from enterprise systems for hosting. The collected, extracted data is usually used to complete a client-mandated process, and is then made available to the Company’s clients and their end-consumers for a period of time in return for an access fee as part of the hosting service.

Robotic Process Automation

XBP Europe has been at the forefront of using robotic process automation (“RPA”). The Company’s deployment model for RPA is desktop automation, followed by server level automation if the usage is reaching its capacity. XBP Europe has built up a large library of RPA rules by both industry and client and embeds it into its solution suite. XBP Europe views RPAs as a step towards the automation of processes in instances where application programming interfaces (“APIs”) do not exist. An example of this is old legacy systems, which may only be accessed through UI that were intended for a human operator to access. In these instances, RPAs will allow a bot to mimic the human interaction.

Digital Mailroom Solutions

XBP Europe is one of the leading providers of digital mailroom and records digitization solutions and often handles the entire mailroom operation for its clients. XBP Europe’s digital mailroom product, called “DMR,” employs the Company’s technology and uses either the Company’s or a client’s infrastructure to process mailroom transactions. The end-to-end digital mailroom accommodates inputs from paper, fax, emails and other electronic data. The Company also offers recorded voice, image, microfiche and video input channels. Users of DMR are able to view any of these inputs the same way they view emails in their inbox. The versatility of DMR means that it is used as both a module inside the XBP platform and as part of XBP Europe’s WFA suite. The UI also connects to other XBP Europe offerings, such as the Drysign e-signature platform, shipping and receiving services with digital receipt, and delivery and routing to the Company’s intelligent lockers.

XBP Europe offers DMR for enterprise wide deployment to captive mailrooms of clients, mailrooms outsourced to XBP Europe and others. It is also suitable for business locations with no dedicated mailroom, such as a client’s front desk. DMR also functions as a virtual address solution, enabling businesses to acquire desirable addresses to support their evolution without needing to invest in additional physical office locations. Digital mailroom solutions are available as SaaS, BpaaS or as enterprise licenses. The Company’s largest DMR deployment is with the German Savings Banks Finance Group, to which 67 million users have access. Since late 2021, the Company has been offering DMR to SMBs on a monthly subscription basis in the United Kingdom, France and Germany.

Business Process Management and Intelligent Workflow Automation

XBP Europe has built extensive workflow automation and case management platforms for business process management, which can be leveraged to use the Company’s EIM engines. These platforms are designed to integrate popular databases and enterprise systems and are offered across three user categories: enterprise class (10,000 or more users or tasks), interdepartmental class (collaboration across departments), and case-management (off the shelf workflow automation platform which can be customized). Most of the Company’s deployments of its workflow automation suite are with banking clients in Germany and the United Kingdom.

Integrated Communications

XBP Europe’s comprehensive multi-channel integrated communications solutions help clients communicate with other businesses or clients. This suite of solutions can link through several channels, including email, print and mail, SMS, web, voice, and chat. XBP Europe’s solutions and services can be expanded to include design and marketing, selection of optimal engagement and least cost routing for mission critical communications. The cost of bills, statements, enrollments, client support, targeted marketing, mass notifications, reprographics, and regulatory notices can each be evaluated using these solutions. XBP Europe also partners with clients to promote digital migration and improve user experience and help reduce, and even eliminate inefficient, wasteful communications.

Banking and Financial Industry Solutions and Services

XBP Europe is one of the largest non-bank processors of payments in Europe, having handled in excess of 900 million payment transactions in 2021 and 1 billion payment transactions in 2022. The Company’s banking and financial industry offerings include solutions for payment processing and payment enablement, mortgage enrollment, lending and loan management, confirmation of payee, know your client (“KYC”), anti-money laundering, governance, compliance and information management solutions and accounted for approximately 53% of revenue in 2022. XBP Europe can provide these services as an end-to-end solution or as an augmentation of existing banking processes. It may also offer them as a technology license or through its employees who service clients.

The Company handles a variety of payment channels in addition to checks and credit cards including Real Time Payments (called Faster Payments in the UK), SEPA, Bank Giro in the Nordics and other payment networks. It performs these services on behalf of banks or their clients. Open banking is changing the regulatory environments in many of XBP Europe’s markets, which are beginning to permit non-bank payment processors to connect to the payment networks directly. The Company is in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space. The Company operates core and mission critical payments services for a number of banks in Europe. These banks look to XBP Europe to manage the payment infrastructure (software, hardware and hosting), the process design, the operational aspects of the services, payment scheme compliance (to the in-country interbank clearing schemes) and the application of the appropriate governance processes covering this heavily regulated industry. The bank clients outsource functions from their payments infrastructure and operations to the Company, which manages the end-to-end design, build, test and operates aspects of the payments processes using the Company’s in-house resources, software and know-how. XBP Europe has internal policies and procedures that conform to the standards required by banks and regulators for such sensitive and crucial activities and to comply with local laws and regulations.

The services that XBP Europe provides are for certain services so critical to the banks’ core operational activities, that they are exempt from value added tax. As part of its services, XBP Europe staff and systems collect and aggregate outgoing payments, initiate and process payments, check those payments for validity and compliance, and submit them directly to the national interbank payments networks to which XBP Europe is directly connected. Similarly, when payments are arriving (incoming requests for payment), XBP Europe systems and operational staff validate them, perform anti-fraud checks (rejecting fraudulent payments) and make payment decisions if funds are available and the account credentials are met. Post-settlement, the time after a payment has been made, XBP Europe operates systems and services that handle payment queries or errors.

Cross-border Payments

As well as domestic payments, XBP Europe operates foreign currency services for five banks in the United Kingdom and Ireland. These services are more complex than domestic payments as they require the Company to comply with international sanctions regimes (e.g., OFAC) and involve much more regulations, rules and downstream processes such as exchange rates charging tariffs.

Digitization of Checks

The Company provides mobile and remote deposit technologies to its banking and financial services clients. For example, when the United Kingdom transitioned from traditional check processing to an image based check clearing system (“ICS”) in 2017, to speed up the settlement of checks, XBP Europe and Vocalink (now part of Mastercard) were selected to jointly build and run the infrastructure of this new inter-bank clearing system. Today, all checks in the United Kingdom are processed via ICS. Separately, the Company has delivered ICS compliant services to seven of the nineteen participant banks in the United Kingdom and has been working to upgrade their mobile and remote deposit capabilities.

Confirmation of Payee

Payments in the United Kingdom and the European Union are moving toward real time account-to-account payments, which is expected to shift transactional volumes from traditional services such as card schemes, and batch-based payments such as direct debit. This move is largely driven by regulation in part due to cost and speed benefits. Both the United Kingdom and the European Union payments regulators have encouraged the adoption of so-called overlay services that provide greater benefits to end users and reduced opportunities for fraud. Two of these overlays are RTP, which is described above, and Confirmation of Payee (“CoP”) and the Company is part of a select few in the industry that has adopted and deployed both of these services.

CoP is a service that verifies the payee’s bank account name and details before transmitting payments. This is a standard mandated by Pay.UK and conforms to the security requirements of open banking. CoP acts as an additional layer of payment protection and warns against sending payments to any non-verified payee account. This serves to transfer the fraud liability to the payer should the payer ignore any warnings. These validations help reduce the risk of payments to the wrong account holder, subsequent payment investigations and adjustment costs, and losses from, among other things, fraud. XBP Europe was among the first service providers to launch a live client on its CoP service with the Co-operative Bank in 2020. The Company has since implemented the product with additional bank clients. Ultimately, CoP delivers revenue to XBP Europe through license sales and transaction volume.

Mortgage and loan management

To improve the speed and provide cost efficiencies within a compliant mortgage and lending completion process, the Company’s proprietary mortgage and loan management solutions enable lenders to originate and service loans with greater efficiency by automating the entire mortgage lifecycle, from origination to submission and post-completion disbursements. The Company sells this solution on a software license basis.

INDUSTRY TRENDS

B2B Bills and Payments are Complex.

There is at present no uniform solution for B2B bills and payments in Europe. Further, the billing and payment processes within an organization are often disconnected. The market is served by a group of diverse players who typically address client needs based on scale. This leads to a disproportionate focus towards large enterprises that typically produce a large number of outbound invoices with a higher degree of complexity. Large enterprises also tend to contract with a greater number of suppliers, which leads to complexities when matching invoices to purchase orders and making subsequent payments. In response, some large enterprises have made significant capital investments to develop extensive, automated AP and AR capabilities. However, these functions typically operate without integration leading to manual reconciliation, which can be labor intensive.

On the SMB side, only a selection of SMBs maintain automated bills and payments systems. These entities tend to purchase accounts payable and/or accounts receivable solutions off the shelf while they are still small and then keep such off the shelf solutions as they grow, leading to inefficiencies as their needs become more complex. Many other SMBs still rely on a heavily manual process. Typically, these are organizations that did not purchase an accounts payable or accounts receivable system, grew through acquisitions and inherited disparate accounts payable and accounts receivable processes, or are geographically dispersed and require different processes based on local regulations and languages.

B2B Bills and Payments Solutions are Transforming.

In recent years, the payment solutions industry has undergone a fundamental change. The market has increasingly demanded faster payment solutions initiated through cost effective account-to-account transfers and instant communication among businesses, consumers and their financial institutions. Habits too, are changing, as businesses are increasingly run by the digital generation, which expects payment channels that can provide instantaneous solutions. However, these changes have also brought about an increased risk of billing fraud.

Client demands for faster payments have attracted the focus of a number of national regulators. Across Europe, regulators have turned their attention to increasing the speed of payments, so that businesses may be better scaled and system wide liquidity can improve. Regulators have also placed heightened focus on environmental factors promoting the move to digitized processes including mandates for migration to e-invoices in some countries. There is a clear agenda in several European countries including Germany, Norway, Sweden, the United Kingdom, and France towards an aggressive full conversion to e-invoices. Such initiatives have also resulted in RTP from Pay.UK in the United Kingdom and SEPA R2P for most of Europe. Despite the evolving regulatory environment, the journey towards full digital transformation of bills and payments is still in its early stages and these steps have not yet compelled a widespread change in how businesses manage invoices and payments.

Broader Open Banking Initiatives.

Open banking allows secure sharing of customer financial data between banks and third-party service providers. Historically, customer financial data was kept by banks within their own systems. Open banking enables authorised third-party providers (TPPs), such as fintech companies and payment providers, to use open application programming interfaces (APIs) to securely connect to banks’ systems and access customer financial data, thereby promoting better competition in payments and banking while maintaining high security standards.

In Europe, open banking falls under the revised Payment Services Directive (PSD2 - Directive (EU) 2015/2366). The purpose of PSD2 is to increase competition and participation in the payments market. PSD2 details the responsibilities of financial institutions and TPPs to provide secure access to customers’ financial data whilst protecting customers and preventing unauthorised access.

To date, open banking has mainly been used for selling financial services products but also by TPPs for initiation of direct account-to-account money transfers which is a cheap, quick and secure payment method. There are also opportunities in relation to billing, invoicing and end-to-end finance processes for companies and individuals. With open banking, pre-payment, payment and post-payment processes can be seamlessly connected to allow processing efficiencies, automation and brand new value-add services, such as liquidity management.

While the market for open banking services has grown significantly since 2018, opportunities for significant growth remain. As an example, the Open Banking Implementation Entity announced in February 2023 that there are seven million users of open banking services across the UK, which represents 14% of the adult population. Forrester Research predicts that this number will grow to 45% of the adult population by 2027. This same research shows that 59% of UK adults expressed an interest in utilizing open banking in 2021. Payment volumes per capita in the UK are expected to rise from one per person per annum to 30 per person per annum, which would set the stage for exponential growth in this area. In addition, in the Open Banking Impact Report published by Open Banking Limited in March 2023, it was noted that in the UK, there are around 750,000 SMEs using open banking services (a 16% penetration rate).

Specifically within the major markets in Europe including the UK, Forrester shows an interest level in the adult population of between 50% and 64%. Further, the adoption rate of open banking is expected to double across each European country by 2027. Payment volumes across these markets are set to show exponential growth with Sweden leading the way from four open banking initiated payments per person per annum to 37.

MARKET SIZE

According to the World Bank, the combined GDP of the European Union and the UK was approximately $20.3 trillion in 2021, making it the second largest market in the world (after the United States), with the largest individual markets in Europe being France, Germany, and the UK.

The 2021/2022 Annual Report on European SMEs by the European Commission reported that in 2021, there were approximately 22.8 million small and medium enterprises and approximately 50,000 large enterprises (where a small and medium enterprise is defined as an enterprise with fewer than 250 employees, annual turnover of less than €50 million and balance sheet total of less than €43 million, and large enterprises are enterprises other than a small or medium enterprise), in the European Union. At the beginning of 2021, the United Kingdom had an additional 5.5 million small and medium businesses and 7,700 large enterprises according to statistics provided by the UK Department for Business, Energy & Industrial Strategy (where a small and medium business is defined as a business with fewer than 250 employees, and a large business as a business other than a small or medium business).

Bills and Payments

StraitsResearch has reported that the Global B2B payments market size was valued at $1 trillion in 2021, and it is projected to reach $2.5 trillion by 2030 (growing at a CAGR of 10.8% during that period). It further reported that the B2B market in Europe (which is the second-largest B2B region) is projected to reach $640 billion by 2030 (including all payment methods), growing at a CAGR of 9.4% between 2022 and 2030.

According to a release by the European Central Bank, in 2021, the total number of non-cash payments in the Eurozone area (comprised of 20 out of 27 of the EU member countries) increased by 12.5% to 114.2 billion, and total value increased by 18.6% to €197.0 trillion in 2021 (approximately $214.3 trillion), in each case based on the EUR/USD exchange rate as of January 20, 2023. The same release also reported that card payments accounted for 49% of total number of non-cash payments, credit transfers accounted for 22% of such payments, and direct debits accounted for 20% of such payments.

Market Catalysts

According to a report by Allied Market Research, the European Open Banking market size was valued at $6.1 billion in 2020 and is projected to reach $48.3 billion by 2030, growing at a 23.2% CAGR during the forecast period.

The IMARC Group reported that the global e-invoicing market reached a value of $8.7 billion in 2021, and is expected to reach $29.7 billion by 2027, with a 21.5% CAGR during 2022-2027. Insight Partners reported that the e-invoicing market in Europe was valued at $1.2 billion in 2019 and is projected to reach $4.2 billion by 2027; it is expected to grow at a CAGR of 17.1% from 2020 to 2027, as fragmented invoicing solutions market and high amount of intra-European trade drive continuous demand.

HOW XBP EUROPE COMPETES

The Company’s business strategy aims to accelerate clients’ digital transformation through deployment of XBP Europe software and automation techniques, hosted within a single, cloud platform. The Company’s overarching goal is to provide the highest value and lowest cost of ownership to its clients. The Company attempts to accomplish this by building scalable systems that are used by its employees to deliver business process automation services across Europe. The key elements of the Company’s growth strategy are described below:

•        Expand Penetration of Solution Stack Across Client Base.    The Company seeks to move up in what it calls “the seven layers of technology enabled solutions and services stack,” climbing the value chain from discrete services to end-to-end processes through use of front-end enterprise software. It believes continued deployment of its single sign-on portals with on-demand applications will drive expansion of XBP Europe’s front-end software (B2B/B2C/SaaS) and integrated offerings.

Seven layers of technology enabled solutions and services stack

•        Layer 1 — Data Fabric — Host, gather, extract all types of structured and unstructured data, digital and analog

•        Layer 2 — Information Management — Digital classifications, data enhancement and normalization driving downstream processes improvement

•        Layer 3 — Intelligent Workflow Automation — Digital connectivity and automated decisioning driving productivity and quality

•        Layer 4 — Process Components — Operations partner for component(s) of larger process, handing off output file for downstream execution

•        Layer 5 — Platform Integrations — XBP Europe platforms directly connected to clients’ core systems, accessed through single sign-on and common interfaces

•        Layer 6 — End-to-End Process — Full cycle operations and technology for multi-channel process through execution of business outcomes

•        Layer 7 — Front-End Software (B2B/B2C/SaaS) — XBP Europe front end applications (branded or private label) directly interfacing with end user experience

•        Expand relationships with existing clients.    The Company intends to continue pursuing cross-selling and up-selling opportunities within its existing client base. With an existing base of over 2,000 clients, the Company believes it has meaningful opportunities to offer a bundled suite of services and to be a “one-stop-shop” for its clients’ bills and payments automation and broader digital transformation. As an example, the Company offers a full suite of solutions by bundling integrated accounts payable and receivables, payment solutions, finance and accounting services, master data management, reporting analytics along with integrated communication services for enterprises and SMBs.

•        Expand XBP network of billers and payers.    The Company processed in excess of 1 billion payment transactions in 2022. The transactions it processes touch tens of millions of consumers, buyers and suppliers across Europe, and present a significant opportunity to connect many more of them. XBP Europe intends to expand the scope and scale of services it offers by leveraging the integration value its existing network provides as it endeavors to further connect buyers and suppliers to communicate and transact digitally.

•        Work-from-Anywhere (WFA) enablement — The Company believes the modern workforce will continue to become more globalized, dynamic, and dispersed, demanding applications that support digital workflows, remote connectivity, productivity optimization and flexible facilities. XBP Europe plans to continue expanding its WFA suite of enterprise software to meet the evolving needs of its clients and their employees.

•        Pursue new client opportunities.    The Company plans to continue to develop new long-term, strategic client relationships, particularly where it has an opportunity to deliver a wide range of its capabilities and can have a meaningful impact on its clients’ business outcomes. For example, XBP Europe plans to leverage the solutions it has already introduced in some European markets, like CoP or RTP (which the Company has introduced in the United Kingdom), and offer them to clients in other European markets. Additionally, the Company plans to become a registered PSP. This would further its ability to serve new clients.

•        Capitalize on its enhanced scale and operating capacity.    The Company intends to utilize its pan-European scale and track record of success to strengthen its ability to bid on new opportunities. XBP Europe plans to dedicate additional resources to expand its range of service offerings and pursue additional cross-selling opportunities. The Company also plans to use its scale and operations expertise to improve utilization of its assets.

ABOUT XBP EUROPE

XBP Europe is a wholly-owned subsidiary of Exela, a Nasdaq-listed company headquartered in Irving, Texas. XBP Europe was formed in September 2022 to facilitate the Business Combination. Together with its subsidiaries, XBP Europe constitutes a collection of entities, which have comprised Exela’s core European business since the 1995 merger between Texas-based BancTec, Inc. and Recognition International, Inc. XBP Europe’s subsidiaries and predecessor entities have been serving clients in the European marketplace for over 45 years. In 2018, through the acquisitions of Asterion International and Drescher Full-Service Versand, Exela further expanded its geographic and client reach across Europe.

Clients

The Company serves over 2,000 clients across a variety of industries. Its clients are among the leading companies in their respective industries, and many of them are recurring clients that have maintained long-term relationships with XBP Europe and its predecessor companies.

The Company has leveraged its relationships with clients to offer extended value chain services. XBP Europe believes that clients turn to it due to a demonstrated ability to work on large-scale projects, past performance and record of delivery, and deep domain expertise accumulated from years of experience in key verticals. The Company believes its stable and significant base of clients and long-term relationships can contribute to predictable revenues.

The Company maintains a strong mix of diversified clients with low client concentration. No single client accounted for more than 6% of 2022, 2021 or 2020 revenue and the top 10 clients only accounted for 26%, 22% and 22% of 2022, 2021 and 2020 revenue, respectively.

Competitor Landscape

The Company’s competitors include both large and small businesses, as well as global companies. Such competitors broadly fall into the following categories: (a) bills and payments aggregators and processors, multinational companies providing data aggregation, information management and workflow automation, (b) consulting, discrete process and platform integration service providers, (c) platform and front-end software providers, (d) BPO companies, and (e) niche local providers in specific verticals and/or geographies. The Company believes the principal competitive factors in providing its solutions include platforms, industry specific knowledge, quality, reliability and security of service, and price. XBP Europe continues to integrate best practice delivery processes into its service-delivery capabilities to improve quality and service levels and to increase operational efficiencies.

Regulation and Compliance

The Company operates across numerous jurisdictions and provides client solutions in a number of fields, any number of which could be subject to regulation in the future. The Company is subject to the general legal framework in such jurisdictions. Whilst the Company provides support to clients in highly regulated industries, including banking, healthcare, insurance and utilities, which in some cases will result in the clients placing contractual obligations on the Company to comply with certain rules and regulations applicable to those industries in the performance of its services, currently there are no industry-specific licenses or authorizations required for the Company to provide such services.

However, the Company believes that the current regulatory environment in many geographies presents opportunities for growth as many geographies allow non-bank payment processes to connect directly to payment networks. In connection with accessing such opportunities and expanding its business the Company may choose to opt into certain regulatory frameworks, or may be required to comply with new or existing regulations, any of which may impact its business operations and practices. The Company may, in the future, decide to subject itself to regulation to expand its service offerings. The Company recently partnered with Mastercard to develop an approved RTP solution for the United Kingdom market, which was approved by Pay.UK in 2020. In addition, the post-Brexit European Union is advancing R2P, which could be subject to regulation from the EPC. Further, the Company is also in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space.

There has been increased public attention regarding the use of personal information and data transfer, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer and personal privacy. The law in these areas continues to develop and the changing nature of privacy laws in the European Union and elsewhere could impact the Company’s processing of personal information of its employees and its processing of personal information on behalf of its clients. In the European Union the comprehensive GDPR went into effect in May 2018. The GDPR has introduced significant privacy-related changes for companies operating both in and outside the European Union. The Company has resources dedicated to compliance with existing and emerging laws and regulations. It also relies on outside experts and licenses technologies to help supplement its knowledge and resource base and to validate and audit its processes.

Research and Development

The Company’s ability to compete successfully depends heavily upon its ability to ensure a timely flow of competitive products, services and technologies to the marketplace while leveraging its domain expertise. Through regular and sustained investment, licensing of intellectual property and acquisition of third-party businesses and technology, the Company expects to continue to develop new knowledge platforms, applications and supporting service bundles that enhance and expand its existing suite of services.

The Company’s seven-layer model described above requires the Company to continue to harness its capabilities in each layer and the ultimate measure of success will be how many clients are in each layer. XBP Europe believes that a greater client concentration in the top layers will reflect the success of its R&D strategy.

Intellectual Property

The Company deploys a combination of proprietary knowledge platforms and applications, as well as generally available third-party licensed software. XBP Europe has a worldwide, non-exclusive, fully paid perpetual irrevocable intellectual property license with Exela and its worldwide subsidiaries pursuant to which it has access to all of the intellectual property in existence at Closing and able to be sub-licensed, of Exela and those other subsidiaries for use in the EMEA region on an exclusive basis. Until such time as it is no longer an affiliate of Exela, XBP Europe may also employ any intellectual property improvements developed by Exela. The Company believes that the intellectual property it has at its disposal is a competitive strength.

The Company’s platforms aim to enhance information management and workflow processes through automation and process optimization to minimize labor requirements or to improve labor performance. XBP Europe’s decisioning engines have been built with years of deep domain expertise, incorporating hundreds of thousands of client and industry specific rules, which enable efficiency and lower the cost of preparing and decisioning transactions. XBP Europe business processes and implementation methodologies are confidential and proprietary and include trade secrets that are important to its business.

The Company’s licensed intellectual properties are generally governed by written agreements of varying duration, including some with fixed terms that are subject to renewal based on mutual agreement. Generally, each agreement may be further extended, and XBP Europe has historically been able to renew most existing agreements before they expire. The Company expects these and other similar agreements to be extended so long as it is mutually advantageous to both parties at the time of renewal.

Human Capital

XBP Europe considers its employees to be the foundation for its growth and success.

As of June 30, 2023, the Company had approximately 1,483 employees (of which approximately 164 were part-time employees) across 15 European countries and in Morocco. Employee count fluctuates based upon the timing and duration of client engagements. The Company’s senior leadership team has extensive experience with business process management, and while XBP Europe has grown through a number of acquisitions, it has retained an experienced and cohesive leadership team.

XBP Europe is also fully committed to developing and fostering a culture of diversity and inclusion, and understands that its ability to attract, train, and retain talented individuals from all backgrounds and perspectives is key to its continued success.

•        Diversity and inclusion.    The Company continues to focus on the hiring, retention, and advancement of women and underrepresented populations. Recently, XBP Europe has been expanding its efforts to recruit and hire world-class diverse talent, and has engaged with strategic partners to accelerate its inclusion and diversity programs.

•        Compensation and benefits.    The Company offers its employees a complete set of benefits, including competitive base salaries and bonus opportunities. In addition, XBP Europe expects to establish an equity incentive plan through which it will use targeted equity-based grants with vesting conditions to attract and retain personnel.

•        Health, safety, and wellness.    XBP Europe is committed to the health, safety and wellness of its employees. In response to the COVID-19 pandemic, XBP Europe implemented significant changes in the best interest of its employees and the communities in which it operates, by having the majority of the Company’s employees work from home, while implementing additional safety measures for employees continuing critical on-site work.

•        Talent development.    The Company invests significant resources to develop the talent needed to continue to be a leader in its industry. XBP Europe delivers numerous training opportunities, provides rotational assignment opportunities, has expanded its focus on continuous learning and development, and has implemented industry-leading methodologies to manage performance, provide feedback and develop talent. The Company’s talent development programs provide employees with the resources they need to help achieve their career goals, build management skills and lead their organizations.

•        Building connections.    The Company believes that building connections between its employees, their families, and its communities creates a more meaningful, fulfilling and enjoyable workplace. The Company is active and involved in the communities in which its employees live and work, and promotes a culture of volunteering and giving back.

The Company locates its operation centers in areas where the value proposition it offers is attractive relative to other local opportunities, resulting in an engaged educated multilingual workforce that is able to make a meaningful contribution from their local marketplace. The Company’s platforms enable rapid employee learning and facilitate knowledge transfer among employees, reducing training time, and allowing employees to increase their skills and leadership capabilities with the goal of creating a long-term funnel of talent to support the Company’s growth.

Legal Proceedings

Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022, March 7, 2023 and September 5, 2023.

The Company accrued $2.3 million and $2.2 million respectively in Accrued Liabilities on the condensed combined and consolidated balance sheets as of June 30, 2023 and December 31, 2022 based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Company has been in settlement discussions with plaintiff ’s counsel. As of September 7, 2023, the Company has reached a settlement in principle with 5 claimants, which equates to approximately €0.2 million ($0.2 million) and the Company is looking to finalize agreements in principle with a further 20 claimants shortly where negotiations are ongoing. The sum of the Company’s last offer to the remaining 46 claimants where settlement in principle is yet to be reached is €1.4 million ($1.5 million). The settlement negotiations for the remaining claimants are ongoing simultaneously with the court proceedings. In March 2023, 67 claimants (after the settlement in principle was agreed with the first 4 claimants) filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million ($1.1 million). The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million ($1.1 million). The Company has lodged an appeal against the decision, however the decision does not increase the anticipated exposure for the overall claim with the next conciliation hearing scheduled for November 14, 2023 and the substantive hearing which was scheduled for September 29, 2023 postponed and to be rescheduled in due course.

Other

We are, from time to time, involved in other legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although our management cannot predict the outcomes of these matters, our management believes these actions will not have a material, adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT OF XBP EUROPE PRIOR TO THE BUSINESS COMBINATION

XBP Europe was incorporated in Delaware on September 28, 2022 and formed for the purpose of holding Exela’s European business to facilitate the Business Combination. As a result, the directors and officers put in place during XBP Europe’s formation are not representative of the individuals who have managed the business across the various EMEA Companies prior to the Business Combination. See “Management of the Combined Entity Following the Business Combination” for a description of the management of the Combined Entity that will be in place upon Closing.

Those individuals who are referred to as XBP Europe’s named executive officers in the Executive Compensation section do not necessarily reflect the individuals who managed the business across the various EMEA Companies prior to the Business Combination. Since the EMEA Companies were wholly owned subsidiaries of Exela, management decisions related to the EMEA Companies have been made by representatives of Exela prior to the Business Combination. See “Executive Compensation” for the list of the named executive officers of XBP Europe prior to the Business Combination.

management of the combined entity following the business combination

The following table sets forth the persons that are anticipated to become the executive officers and directors of the Combined Entity upon the Closing. At the Special Meeting held on August 24, 2023, CF VIII Stockholders approved, among other things, the election of Par Chadha, Andrej Jonovic, J. Coley Clark, Marc A. Beilinson and James G. Reynolds to serve on the Combined Entity Board following the consummation of the Business Combination. On September 11, 2023, Mr. Beilinson informed CF VIII that he will not serve as a director of the Combined Entity following the Business Combination and that his decision was not the result of any dispute or disagreement with CF VIII or the CF VIII Board on any matter relating to CF VIII’s operations, policies or practices. The Combined Entity Board is expected to appoint Martin P. Akins as a director immediately after the Closing to fill the vacancy which would otherwise have resulted from Mr. Beilinson’s withdrawal as a director candidate, at which time the Combined Entity Board will be comprised of five (5) directors. For biographical information concerning the executive officers, see “Information about the Combined Entity’s Management.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Par Chadha	68	Director, Executive Chairman
Andrej Jonovic	42	Director, Chief Executive Officer
Vitalie Robu	51	President
Dejan Avramovic	39	Chief Financial Officer
J. Coley Clark	77	Director
James G. Reynolds	54	Director
Martin P. Akins	56	Director

Controlled Company

For purposes of the Nasdaq Listing Rules, the Combined Entity will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Exela, through its ownership of BTC International, will own a majority of the issued and outstanding Common Stock.

Director Independence

As a “controlled company,” the Combined Entity will be exempt from the requirement that a majority of the Combined Entity Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the relevant company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than Par Chadha and Andrej Jonovic, will qualify as an independent director under Nasdaq listing standards.

Committees of the Combined Entity Board

Following the Closing, it is anticipated that the Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our audit committee will consist of James G. Reynolds, J. Coley Clark and Martin P. Akins. Mr. Reynolds is expected to serve as the chairperson of the audit committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Mr. Reynolds, Mr. Clark and Mr. Akins is financially literate and it is anticipated that Mr. Reynolds qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our compensation committee will consist of James G. Reynolds, J. Coley Clark and Martin P. Akins. Mr. Clark is expected to serve as the chairperson of the compensation committee. Under the Nasdaq Listing Rules, we are required to have at least two members on the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of James G. Reynolds, J. Coley Clark and Martin P. Akins will qualify as independent directors under applicable rules.

Nominating Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our nominating committee will consist James G. Reynolds, J. Coley Clark and Martin P. Akins. Mr. Reynolds is expected to serve as the chairperson of the nominating committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of James G. Reynolds, J. Coley Clark and Martin P. Akins will qualify as independent directors under applicable rules.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this prospectus does not include or incorporate by reference the information on the Combined Entity’s website into this prospectus.

INFORMATION ABOUT THe ComBINED Entity’S MANAGEMENT

Par Chadha is a director nominee of the Combined Entity and, if appointed, will serve as the Executive Chairman of the Combined Entity. Mr. Chadha is also the Executive Chairman of Exela and is the founder, Chief Executive Officer and Chief Investment Officer of HGM, a family office, formed in 2001. Mr. Chadha brings over 40 years of experience in building businesses in the Americas, Europe and Asia, including execution of mergers and acquisitions, integration of businesses and public offerings. Mr. Chadha served as the Chairman of Exela since the closing of business combination among Exela, SourceHOV Holdings, Inc. (“SourceHOV”), and Novitex Holdings, Inc. (“Novitex”) on July 12, 2017 (“Novitex Business Combination”), and most recently became Executive Chairman of Exela in September 2021. He also served as Chairman of SourceHOV from 2011 to July 2017 when it was acquired by Exela, and was Chairman of Lason Inc. from 2007 to 2011 until its merger with SourceCorp, a predecessor company of SourceHOV. Mr. Chadha currently serves as the Chairman of HOV Services Limited (NSE:HOVS), a company listed on the National Stock Exchange of India. He previously held this position from 2009 to 2011 and has otherwise served as a Director since 2005. Mr. Chadha is co-founder of Rule 14, LLC, an artificial intelligence led automation company formed in 2011. During his career, Mr. Chadha has been a cofounder of technology companies in the fields of metro optical networks, systems-on-silicon, and communications. Mr. Chadha previously participated in director and executive roles in portfolio companies of HGM, and currently holds and manages investments in evolving financial technology, health technology and AI industries. Mr. Chadha holds a B.S. degree in Electrical Engineering from the Punjab Engineering College, India. Mr. Chadha is the father-in-law of Andrej Jonovic.

Andrej Jonovic is a director nominee of the Combined Entity and will serve as the Chief Executive Officer of the Combined Entity, in connection with which Mr. Jonovic will be responsible for the development and execution of business strategy, shaping the company culture and enhancing shareholder value. Mr. Jonovic has served as the Executive Vice President, Business Strategy and Corporate Affairs of Exela since July 2017, where he has been responsible for the oversight of several companywide functions, including M&A and strategic transactions, legal affairs, human resources, marketing and the Digital Assets Group. Mr. Jonovic will retain his role at Exela, however his primary role will be as Chief Executive Officer of XBP Europe. Prior to Exela, Mr. Jonovic was a managing director in the family office of HandsOn Global Management, based in London, and oversaw the integration of BancTec’s European operations with SourceHOV following their combination in October 2014. Earlier in his career, Mr. Jonovic was an associate at Freshfields Bruckhaus Deringer, LLP, a global law firm headquartered in London. Mr. Jonovic holds a bachelor’s degree in International Studies from The American University, Washington D.C., and a law degree from the London School of Economics and Political Science. Mr. Jonovic is registered with the Law Society of England and Wales however is not currently practicing. Mr. Jonovic is the son-in-law of Par Chadha.

Vitalie Robu will serve as the President of the Combined Entity. Mr. Robu is currently the President of the EMEA region of Exela and served as Chief Operating Officer of the EMEA region since the Novitex Business Combination until January 2019. As President of the Combined Entity, Mr. Robu will be responsible for all sales, operations and business strategy functions across the EMEA region. Mr. Robu currently serves in an identical role for the EMEA region of Exela. Mr. Robu specializes in transaction processing services, technology products, and software solutions, and has over 25 years of international management experience in the private and public sectors. Prior to the Novitex Business Combination, he served as Senior Vice President, Operations for the European region of SourceHOV from 2014. From 2010 to 2014, Mr. Robu held the position of President and Executive Director of DataForce UK, a business process outsourcing and software provider that was part of SourceHOV. Prior to joining the SourceHOV group, Mr. Robu served as Manager of Investment and Insurance Products for Citibank EMEA in London from 2007 to 2010. Mr. Robu has degrees in International Relations from the National School for Political Studies, Bucharest and Physics from the State University of Moldova, and earned an MBA from IMD — International Institute for Management Development, Lausanne.

Dejan Avramovic will serve as Chief Financial Officer the Combined Entity, in connection with which Mr. Avramovic will be responsible for finance, accounting, financial reporting, internal controls and investor relations. Previously, Mr. Avramovic served in various finance positions continuously since joining affiliates of Exela in May 2017, including most recently as Senior Vice President, Global Finance, since July 2019. Mr. Avramovic’s prior experience includes eleven years of public company audit and transaction advisory services at Deloitte & Touche LLP, a global accounting and advisory firm. Mr. Avramovic holds an undergraduate degree in accounting from Chicago State University and an M.B.A. degree from the University of Chicago Booth School of Business. Mr. Avramovic is a registered Certified Public Accountant, however, the license is currently inactive.

J. Coley Clark is a director nominee of the Combined Entity. Mr. Clark has served as a director of Exela since December 2019. Mr. Clark is the retired Chief Executive Officer and Chairman of the board of BancTec, Inc., a global provider of document and payment processing solutions, and former member of the board of directors of Moneygram International, Inc. At BancTec, Inc., Mr. Clark was Co-Chairman of the board from 2014 to December 2016, and Chairman of the board and Chief Executive Officer from September 2004 to 2014. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. Mr. Clark joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. Prior to his time at EDS, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia. Mr. Clark received a Bachelor of Arts in Sociology from the University of Texas.

James G. Reynolds is a director nominee of the Combined Entity. Mr. Reynolds was Exela’s Chief Financial Officer from the closing of the Novitex Business Combination until May 2020. Mr. Reynolds currently serves as a director of Exela, and has done so since July 2017. Mr. Reynolds served as Co-Chairman of SourceHOV from 2014 until the closing of the Novitex Business Combination in 2017. Mr. Reynolds was also the Chief Operating Officer and a Partner at HGM, bringing over 25 years of industry experience to the team. Prior to HGM Mr. Reynolds held numerous executive management or senior advisory positions at SourceHOV and its related subsidiaries and predecessor companies, including serving as Chief Financial Officer for HOV Services, LLC from 2007 to 2011 and Vice President and Corporate Controller for Lason from 2001 to 2006. Mr. Reynolds was a Senior Manager in the Business Advisory Services Practice at PricewaterhouseCoopers from 1990 to 2001. Mr. Reynolds is a C.P.A. and holds a B.S. in Accounting from Michigan State University.

Martin P. Akins is expected to become a director of the Combined Entity immediately after the Closing. Mr. Akins has served as a director of Exela since July 2019. Prior to that, Mr. Akins worked at publicly traded Express Scripts Holding Company (“Express Scripts”), a Fortune 25 company and the largest independent pharmacy benefit management company in the United States. In December of 2018, Express Scripts merged with Cigna Corporation. As Senior Vice President and General Counsel, at Express Scripts Mr. Akins served as the chief legal advisor and was also a member of Express Scripts’ senior executive team where he advised the CEO and outlined strategy to the board of directors. Mr. Akins was at Express Scripts from 2001 through 2019, serving in various legal capacities including Vice President, Deputy General Counsel and Associate General Counsel. Prior to his time at Express Scripts, Mr. Akins was with the Polsinelli law firm. Mr. Akins began his legal career with the firm Thompson Coburn LLP. He received his Juris Doctorate from the University of Illinois College of Law.

EXECUTIVE COMPENSATION

Throughout this section, unless noted otherwise, “Exela Technologies” refers to Exela Technologies, Inc., and “Exela” refers to Exela Technologies and its consolidated subsidiaries.

Compensation of XBP Europe’s Named Executive Officers

The following table sets forth information regarding the compensation awarded to, earned by, or paid to certain of XBP Europe’s executive officers during the fiscal year ended December 31, 2022. As an emerging growth company, XBP Europe has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. Throughout this prospectus, these three officers are referred to as XBP Europe’s “named executive officers.”

The compensation reported in this summary compensation table below is not necessarily indicative of how XBP Europe will compensate its named executive officers in the future. XBP Europe expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and XBP Europe’s compensation program following the Closing could vary significantly from its historical practices.

Summary Compensation Table

The following table sets forth compensation information for XBP Europe’s named executive officers for services performed for XBP Europe for the fiscal years ended December 31, 2022.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(2)	All Other Compensation ($)(2)(3)	Total ($)(2)
Vitalie Robu President, EMEA	2022	$285,643	$0	$14,977	$300,620
David Jones Senior Vice President, Business Strategy, Sales and Marketing	2022	$210,200	$0	$22,870	$233,070
Jason Steward Senior Vice President, EMEA Business Solutions and Services	2022	$191,425	$0	$25,290	$216,715

____________

(1)      We are currently a wholly owned subsidiary of Exela Technologies, consisting of the entirety of Exela Technologies’ European business.

(2)      With respect to each of Messrs. Robu and Steward, the salary, and other compensation amounts have been converted from Great British pounds to U.S. dollars using the average end of month conversion ratio as of November, 30, 2022: 1.00 GBP to 1.235 USD. With respect to Mr. Jones, the salary, bonus and other compensation amounts have been converted from Euros to U.S. dollars using the average end of month conversion ratio as of November, 30, 2022: 1.00 EUR to 1.051 USD. With respect to each of Messrs. Robu, Jones and Steward, such persons did not earn any incentive compensation for 2022 and there have been no bonus awards issued in respect of their services in 2022. No determination has been made as to whether any bonuses will be paid in respect of 2022 and it is not known at this time when such determination may be made.

(3)      The amounts reported in this column for 2022 include: (i) for Mr. Robu, $4,720 for the cost of his private medical insurance plan in the United Kingdom, $8,626 for a company car, and contributions of $1,631 to a UK-based, defined pension plan; (ii) for Mr. Jones, $1,892 for the cost of his private medical insurance plan in the Netherlands, $4,162 for a travel allowance, and contributions of $16,816 toward holiday pay; and (iii) for Mr. Steward, $1,455 for the cost of his private medical insurance plan in the United Kingdom, $12,350 for a car allowance, and pension contribution of $11,486 to a UK-based, defined contribution plan.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to XBP Europe’s named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with Exela Technologies or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to XBP Europe’s named executive officers generally in connection with a termination of employment and/or a change in control, please see “— Potential Payments Upon Termination or Change In Control” below.

Vitalie Robu.    HOV Global Services Limited is party to an employment agreement with Mr. Robu, dated April 23, 2010, pursuant to which Mr. Robu currently serves as President, EMEA. The employment agreement provides for an indefinite term. Mr. Robu currently receives an annual base salary of $285,643, and pursuant to the employment agreement, is entitled to annual increases in his base salary by the greater of (i) ten percent (10%) of his base salary (“Adjustment Percentage”), and (ii) the annual consumer price index of inflation published by the Office for National Statistics of the United Kingdom as of the end of the monthly period following the respective commencement date anniversary, provided that the Company may in its absolute discretion change the Adjustment Percentage, provided, however that the Adjustment Percentage may not be less than the consumer price index. He also receives an annual bonus determined at the discretion of the board of directors of Exela Technologies, currently with a target of 100% of his base salary, and the use of a company car with an associated allowance of $8,626. The employment agreement also provides that Mr. Robu will be eligible to participate in the HOV Global Services Limited’s private medical health insurance, travel insurance, and, at the expense of the HOV Global Services Limited, a life insurance plan. The severance provisions contained in Mr. Robu’s employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Robu’s employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and a covenant not to make use of the Company’s confidential information for personal purposes or on behalf of any other company during the term of employment and at all times thereafter.

David W. Jones.    Exela Technologies B.V. is party to an employment agreement with Mr. Jones, dated January 2, 2019, pursuant to which he currently serves as Senior Vice President, Business Strategy, Sales and Marketing. The employment agreement provides for an indefinite term of employment. Mr. Jones is currently entitled to an annual base salary of $210,200, and pursuant to the employment agreement, a holiday allowance to be paid on June 1 of each year in an amount equal to eight percent (8%) of his annual base salary, and is entitled to participate in a bonus plan, commission, or incentive scheme based on individually-assigned key performance indicators. The employment agreement also provides that Mr. Jones is entitled to a stipend for the cost of his private medical insurance and a travel allowance of $4,162. The severance provisions contained in Mr. Jones’ employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Jones’ employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and for a period of 12 months thereafter, and a non-solicitation clause that applies during the term of employment and for a period of 12 months thereafter.

Jason Steward.    Exela Technologies Limited (f/k/a BancTec Limited) is party to an employment contract with Mr. Steward, dated February 5, 2018, pursuant to which he currently serves as Senior Vice President, EMEA Business Solutions and Services. The employment agreement provides for an indefinite term. Mr. Steward is currently entitled to an annual base salary of $191,425, and pursuant to the employment agreement is entitled to an advance against any annual bonus in the amount of $29,640 paid in equal amounts at the end of each quarter, with the potential for an additional incentive bonus, and an annual company car allowance of $12,350. The employment agreement also provides that Mr. Steward is entitled to participate in the private medical insurance, life insurance, and a pension scheme. The severance provisions contained in Mr. Steward’s employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Steward’s employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-compete clause that applies during the term of employment and for a period of six months thereafter and a non-solicit clause that applies during the term of employment and for a period of six months thereafter.

Short-Term Incentives

Mr. Jones earns commissions based on the sales performance of XBP Europe’s sales team. Mr. Steward’s ultimate annual bonus amount is tied to XBP Europe’s revenue and gross profit actual results for the year.

Stock Plans, Health and Welfare Plans, and Retirement Plans

2018 Stock Incentive Plan.

Exela Technologies currently maintains the 2018 Stock Incentive Plan, which was approved by its Board of Directors on December 19, 2017 and subsequently approved by a majority of its stockholders by written consent on December 20, 2017. The 2018 Stock Incentive Plan became effective on January 17, 2018 and there were originally

2,774,589 shares of Exela Technologies’ common stock reserved for issuance under the 2018 Stock Incentive Plan. On December 31, 2021, the shareholders of Exela Technologies approved the Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”) increasing the number of shares of common stock reserved for issuance from an original 2,774,589 shares to 17,848,076. The 2018 Plan is administered by the Compensation Committee of the Board of Directors of Exela Technologies. Under the 2018 Plan, Exela Technologies is authorized to issue shares of its common stock to eligible participants in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and other awards that may be settled in or based on its common stock.

Each of the equity awards held by XBP Europe’s named executive officers as of December 31, 2022 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below, which have not been adjusted to reflect any adjustment in contemplation of the Business Combination transaction.

Health and Welfare Plans.

XBP Europe’s named executive officers are generally eligible to participate in the employee benefit plans generally offered to those employees based in the same country. Each of Messrs. Robu and Steward is entitled to participate in the private medical insurance and life insurance made available to those employees in the United Kingdom. Mr. Jones is eligible to participate in the employee benefit plans that Exela Technologies B.V. offers to its employees generally, including a private insurance stipend for those employees in the Netherlands.

Retirement Plans.

XBP Europe’s named executive officers are generally eligible to participate in the retirement plans generally offered to those employees based in the same country. Each of Messrs. Robu and Steward is entitled to participate in the pension scheme made available to those employees in the United Kingdom. With respect to those employees in the Netherlands, Exela Technologies B.V. does not offer any collective or individual pension scheme to its employees.

Outstanding Equity-Based Awards at Fiscal Year-End

The following table sets forth outstanding equity awards in Exela held by each of XBP Europe’s named executive officers as of December 31, 2022, which were granted under the 2018 Plan. The numbers in the following table have not been adjusted to reflect any adjustment in contemplation of the Business Combination.

Option Awards
Name	Number of securities underlying unexercised options exercisable(1)		Equity incentive plan awards: Number of securities underlying unexercised unearned options(2)	Option exercise price ($)	Option expiration date
Vitalie Robu	1,430	(3)	0	$358.00	August 31, 2028
	572		858	$78.00	August 26, 2029
David W. Jones	133		200	$22.80	September 30, 2030
Jason Steward	200		300	$22.80	September 30, 2030

____________

(1)      Pursuant to the provisions in the 2018 Plan, the exercise price and number of shares subject to certain of these stock options were adjusted in connection with the one-for-three reverse stock split per share of common stock that occurred on January 25, 2021 and the one-for-20 reverse stock split per share of common stock on July 25, 2022. Accordingly, the share totals and exercise prices shown in the above table reflect XBP Europe’s named executive officers’ post-reverse stock splits holdings.

(2)      This option grant became fully vested as of August 28, 2022.

(3)      The option grant is subject to a four-year vesting schedule, with 40% of the option vesting on the second anniversary of date of grant and 60% vesting on the fourth anniversary of the date of grant, subject to the option holder’s continuous service through each vesting date. Upon a participant’s termination of service, other than for cause, a participant may exercise the vested portion of his option for a period of 90 days following such termination (12 months in the event of participant’s death or disability). If a participant’s service terminates for cause, all options held by such participant, whether vested or unvested, will terminate immediately.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that XBP Europe would provide to its named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2022, the last day of XBP Europe’s 2022 fiscal year.

Vitalie Robu.    Pursuant to Mr. Robu’s employment agreement, if Mr. Robu is terminated by HOV Global Services Limited, other than for gross misconduct or material breach of the terms of his employment agreement (as further detailed in Mr. Robu’s employment agreement), in addition to any statutory entitlements, Mr. Robu will be entitled to six months’ prior notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

David W. Jones.    Pursuant to Mr. Jones’ employment agreement, if Mr. Jones is terminated by Exela Technologies B.V., other than in case of an urgent and pressing reason in accordance with Article 7:677 Dutch Civil Code, in addition to any statutory entitlements, Mr. Jones will be entitled to notice based on his years of service as follows: one month’s notice until five years of service completed, two months’ notice until 10 years of service completed, three months’ notice until 15 years of service completed, and four months’ notice thereafter until Mr. Jones reaches his applicable state pension age, whereupon he would revert to an entitlement of only one month’s notice. Mr. Jones is currently entitled to one month’s prior written notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

Jason Steward.    Pursuant to Mr. Steward’s employment agreement, if Mr. Steward is terminated by Exela Technologies Limited, other than for gross misconduct or material breach of his employment agreement (as detailed in Mr. Steward’s employment agreement), in addition to any statutory entitlements, Mr. Steward will be entitled to three months’ prior notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

Vesting and Settlement of Outstanding Equity Awards

Certain of XBP Europe’s named executive officers hold vested and unvested stock options in Exela granted pursuant to the 2018 Plan. The 2018 Plan provides that in the event of a significant “corporate event,” as defined therein, each outstanding award will be treated as the administrator determines. In addition, unless otherwise provided in an award agreement, with respect to each outstanding equity award under the 2018 Plan that is assumed or substituted in connection with a change in control of Exela, the vesting, payment, purchase or distribution of such award may not be accelerated by reason of the change in control for any award holder unless the award holder experiences an involuntary termination as a result of the change in control. For these purposes, an award holder will be deemed to experience an involuntary termination as a result of a change in control if the award holder experiences a termination other than for cause, or otherwise experiences a termination under circumstances which entitle the award holder to mandatory severance payment(s) pursuant to applicable law.

DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2022, members of the XBP Europe’s Board of Directors received no compensation for services rendered. XBP Europe will reimburse its directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for XBP Europe in their capacities as directors.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AFTER THE BUSINESS COMBINATION

Following the Business Combination, the executive officers of the Combined Entity will consist of:

•        Andrej Jonovic, Chief Executive Officer

•        Vitalie Robu, President

•        Dejan Avramovic, Chief Financial Officer

Following the Business Combination, Par Chadha will serve as Executive Chairman of the Combined Entity Board and the other members of the Combined Entity Board will be Andrej Jonovic, James G. Reynolds, J. Coley Clark and Martin P. Akins. No determinations regarding the compensation arrangements that will govern following the Closing for these directors or executive officers have been made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF XBP EUROPE

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s combined results of operations and financial condition. The discussion should be read together with the Company’s historical audited annual combined financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 (as restated), and its condensed consolidated interim financial statements as of and for the three and six months ended June 30, 2023 and 2022, in each case together with related notes thereto, included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk factors” and “Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “the Company” refer to the business of XBP Europe, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Combined Entity following the consummation of the Business Combination.

Overview

The Company is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Company provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and services partner for Company’s clients’ strategic journeys and streamlining their complex, disconnected payment processes. The Company serves over 2,000 clients across Europe. The Company serves clients of varying sizes and across multiple industries with a strategy of optimizing the Company clients’ bills and payments processes which the Company believes ultimately advances digital transformation, improves market-wide liquidity, and encourages sustainable business practices.

The Company’s digital foundation was developed to deliver fully outsourced solutions to address current and evolving client needs. The Company hosts its products both on client premises and as a SaaS offering in the cloud. These offerings, along with several hybrid solutions are available to clients based on the client’s needs and preferences. When distributing its licenses, the Company offers a business process management (“BPM”) model, whereby clients may choose among licenses covering a maximum number of transactions, multi-year term licenses with flexible recurring options, or per user monthly subscriptions.

The Company’s primary source of revenue stems from transactions processed by its products, including bills and payments processing. Other sources of revenue include the sale of recurring software licenses and professional services, as well as hardware solutions and related maintenance. The Company offers a multi-industry and departmental suite of products, which center around finance and accounting (“F&A”) solutions and services comprised of the XBP Platform, Request to Pay, enterprise information management, Digital Mailroom, business process management and workflow automation, and integrated communication services. The Company also offers core industry solutions for banking and financial services sector, and has rolled out a suite of Work From Anywhere (“WFA”) applications with enterprise software for connectivity and productivity to enable remote work.

The continued success of the Company’s business is driven by its people. Its operation centers are located in areas where the value proposition the Company offers is attractive relative to other local opportunities, resulting in an engaged, educated multi-lingual workforce that is able to make a meaningful global contribution from their local marketplace. As of June 30, 2023, the Company had approximately 1,483 employees (of which 164 were part-time employees) across 15 European countries and in Morocco.

Company Segments

The Company’s two reportable segments are Bills & Payments and Technology. These segments are comprised of significant business units that align the Company’s products and services with how the Company manages its business, approaches its key markets and interacts with its clients based on their respective industries.

Bills and Payments:    The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. The Company offers automation of AP and AR processes and through an integrated platform, seeks to integrate buyers and suppliers across Europe.

Technology:    The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

Recent developments

Separation from Exela

On October 10, 2022, Exela announced its intent to effect the separation of its EMEA business through the formation of XBP Europe, and subsequent merger with CF VIII.

Merger

On October 9, 2022, XBP Europe entered into the Merger Agreement with CF VIII, BTC International and Merger Sub. Pursuant to the Merger Agreement, assuming closing conditions are satisfied or waived, Merger Sub, a newly formed subsidiary of CF VIII, will be merged with and into XBP Europe, with XBP Europe surviving the Merger.

The Merger is anticipated to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of the Company issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of the Company.

The most significant change in the Combined Entity’s future reported financial position and results are expected to be an estimated increase in cash (as compared to the Company’s combined balance sheet at June 30, 2023) of approximately $4.2 million, taking into consideration the 1,399,931 CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, XBP Europe will become the successor to an SEC-registered and Nasdaq-listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Covid Update

The COVID-19 pandemic remains a threat and certain countries are still subject to restrictions related to COVID-19. While the threat level has declined to a significant extent in Europe and globally, any resurgence could have a material adverse effect on the Company’s business operations, results of operations, cash flows and financial position.

In the 2022 fiscal year, the Company has experienced the impact of global supply chain challenges, availability of staff at some of the Company’s key operating centers and pending clients’ decision to resume work from office. However, all of the Company’s facilities remained operational and have continued to provide ongoing services to the Company’s clients.

Conflict between Russia and Ukraine

The ongoing military conflict between Russia and Ukraine has created volatility in the global capital markets and is expected to have further global economic consequences. The economic sanctions and controls imposed by the United Kingdom, the European Union, and others on Russia have caused, and may continue to cause, significant economic and social disruption, and its impact on the Company’s business is uncertain.

Although, it is not possible to predict the short term and long-term impact of the conflict on the global economy, escalation of this conflict could result in significant increases in energy prices in Europe and other parts of the world. This has already resulted, and may continue to result, in clients and potential clients (both direct and indirect) of the Company diverting a larger proportion of their available cash towards paying their energy bills and delaying capital investments, particularly for purchases of software solutions such as the Company’s, which may be seen as more of a “luxury” purchase under such conditions. Any of these impacts or increases in these conditions could, in turn, have a material adverse effect on the business, financial condition, cash flows, and results of operations of the Company and could cause the market value of its securities to decline.

Key Factors Affecting Company’s Business

The Company believes that its performance and future success depend upon several factors that present significant opportunities for us but also pose risks and challenges including those discussed below and in the section of this prospectus titled “Risk Factors.”

Investment in Technology

The Company’s revenue growth depends heavily upon its ability to ensure a timely flow of competitive products, services and technologies to the marketplace while also leveraging its domain expertise. Through regular and sustained investment, licensing of intellectual property and acquisition of third-party businesses and technology, the Company continues to develop new knowledge platforms, applications and supporting service bundles that enhance and expand its existing suite of services. These efforts will require the Company to invest significant financial and other resources.

Acquiring new clients

The Company plans to continue developing new long-term, strategic client relationships, particularly where there is an opportunity to deliver a wide range of capabilities that have meaningful impact on clients’ business outcomes. As such, the Company plans to leverage the solutions it has already introduced in some European markets, like Confirmation of Payee or Request To Pay, part of the XBP platform, and offer them to clients in other European markets. Additionally, the Company plans to become a registered payment service provider to supplement its existing solutions and services. The Company believes there is a long-term opportunity to expand in these markets to serve new clients.

The Company’s ability to attract new clients also depends on a number of factors, including the effectiveness and pricing of its products, its competitors’ offerings, and successfully executing its marketing efforts. Acquisition of new clients is expected to have a positive impact on the Company’s long-term profitability and operations.

Expanding the Company’s relationships with existing clients

In addition to acquiring new clients, the Company intends to continue retaining existing clients and pursue cross-selling and up-selling opportunities. With an existing base of over 2,000 clients, the Company believes there is meaningful opportunities to offer a bundled suite of services and to be a “one-stop-shop” for its clients’ bills and payments automation and broader digital transformation journeys.

The Company’s ability to influence clients to process more transactions and payments on its platforms has a direct impact on its revenue. As such, the Company offers a full suite of solutions by bundling integrated accounts payable and receivables, payment solutions, F&A services, master data management, reporting analytics along with integrated communication services for enterprise and small and medium businesses.

Basis of Presentation

Refer to Note 1 to our audited combined and consolidated financial statements as of and for the years ended December 31, 2022, 2021 (restated) and 2020 (restated) contained elsewhere in this prospectus for a summary of the underlying basis used to prepare our financial statements.

Key Performance Indicators

The Company uses a variety of operational and financial measures to assess performance. Among the measures considered by management are the following:

•        Revenue by segment;

•        Gross profit by segment; and

•        Adjusted EBITDA (which is a non-GAAP measure).

Revenue by segment

The Company analyzes its revenue by comparing actual monthly revenue to internal projections and prior periods across its operating segments in order to assess performance, identify potential areas for improvement, and determine whether segments are meeting management’s expectations.

Gross profit by segment

The Company defines Gross Profit as revenue less cost of revenue (exclusive of depreciation and amortization). The Company uses Gross Profit by segment to assess financial performance at the segment level.

Non-GAAP Measures

To supplement its combined financial data presented on a basis consistent with GAAP, this prospectus contains certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company has included these non-GAAP financial measures because they are financial measures used by management to evaluate the Company’s core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments. These measures exclude certain expenses that are required under GAAP. The Company excludes these items because they are non-recurring or non-cash expenses that are determined based in part on the Company’s underlying performance.

Adjusted EBITDA

The Company defines Adjusted EBITDA as EBITDA plus restructuring and related expenses, related party management fees and royalties, foreign exchange gains or losses, one-time, non-recurring professional and legal expenses and transaction costs incurred in connection with the Business Combination.

Note Regarding Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing its financial performance and results of operations as the Exela’s board of directors and management use EBITDA and Adjusted EBITDA to assess its financial performance, because it allows them to compare the Company’s operating performance on a consistent basis across periods by removing the effects of the Company’s capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team. Net income/loss is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. The Company’s non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to the net loss, the most directly comparable GAAP measure, for the years ended December 31, 2022, 2021 and 2020 and for the three and six months ended June 30, 2023 and June 30, 2022:

	Three months ended June 30,
	2023	2022
Net income (loss)	$(557)	$(2,616)
Income Tax Expense	385	500
Interest expense including related party interest expense, net	1,136	799
Depreciation and amortization	946	1,074
EBITDA	$1,910	$(244)
Restructuring and related expenses(1)	817	623
Related party management fees and royalties(2)	421	1,667
Foreign exchange losses, net	660	1,692
Transaction Fees(3)	202	—
Adjusted EBITDA	$4,010	$3,738
	Six months ended June 30,
	2023	2022
Net income (loss)	$(3,063)	$(1,494)
Income Tax Expense	476	1,394
Interest expense including related party interest expense, net	2,434	1,590
Depreciation and amortization	1,857	2,221
EBITDA	$1,704	$3,711
Restructuring and related expenses(1)	1,635	1,025
Related party management fees and royalties(2)	822	3,059
Foreign exchange losses, net	939	2,180
Transaction Fees(3)	1,301	—
Adjusted EBITDA	$6,401	$9,975
	Year Ended December 31,
	2022	2021	2020
Net Loss	$(7,929)	$(12,728)	$(28,377)
Income Tax Expense	2,562	2,920	4,502
Interest expense including related party interest expense, net	3,037	2,695	2,627
Depreciation and amortization	4,390	5,166	6,312
EBITDA	2,060	(1,947)	(14,936)
Restructuring and related expenses(1)	2,247	12,737	7,223
Related party management fees and royalties(2)	5,401	6,291	7,524
Foreign exchange losses, net	1,184	1,162	2,195
Gain on sale of assets(5)	—	(2,226)	—
Adverse Arbitration Order expenses(4)	—	—	8,688
Transaction Fees(3)	3,595	—	—
Adjusted EBITDA	14,487	16,018	10,695

____________

(1)      Adjustment represents costs associated with restructuring, including employee severance and vendor and lease termination costs.

(2)      Primarily represents management fees paid to Exela in exchange for management services, which included provision of legal, human resources, corporate finance, and marketing support, along with compensation and benefits for certain executives. The management services agreement will terminate in connection with the Business Combination.

(3)      Represents transaction costs incurred as part of the Business Combination.

(4)      Represents legal and other expenses incurred in connection with Adverse Arbitration Settlement.

(5)      Represents a gain recognized on the disposal of property, plant, and equipment and other assets.

Key Components of Revenue and Expenses

Revenue

The Company earns revenue from transactions processed using its products. In addition, the Company also sells recurring licenses, as well as maintenance and other professional services. Licensing options include, among other things, a BPM model, where clients can purchase a license covering a maximum number of transactions, multi-year term licenses with flexible recurring options and per-user monthly subscriptions. The Company derives a majority of its revenue from bills and payments, which is comprised of transactions processing and the sale of licenses. The remainder of its revenue stems from the sale of hardware solutions, including proprietary software, to enable the digital transformation of the Company’s clients.

Related party revenue — Related party revenue consists of sales of the above products or services to related parties.

Costs and Expenses

Cost of revenue — Cost of revenue consists primarily of salaries and employee benefits, including performance bonuses, and cost of products.

Related party cost of revenue — Related party cost of revenue consists of the cost of the products or services purchased or acquired from related parties, plus a related party transfer pricing markup.

Selling, general and administrative expenses — Selling, general and administrative expenses consist primarily of administrative personnel and officers’ salaries and benefits including performance bonuses, legal and audit expenses, insurance, operating lease expenses (mainly facilities and vehicles) and other facility costs.

Related party expenses — Related party expenses primarily consist of management fee, allocated shared service center expenses and intercompany royalties.

Depreciation and amortization — Depreciation and amortization of intangible assets expenses consist of depreciation of property and equipment, and amortization of developed technology, definite life intangibles, client relationship, and trade names.

Interest expense — Interest expense consists of interest related to pensions, debt, and finance leases.

Related party interest expense — Related party interest expense consists of interest incurred on amounts due to related parties.

Foreign exchange losses, net — Foreign exchange losses, net is comprised of losses and gains due to foreign currency remeasurement that are netted together for reporting purposes.

Other expenses, net — Other expenses, net consists of expected return on plan assets, amortization of prior service cost, amortization of net loss and legal expenses.

Income tax expense — Income taxes consist primarily of income taxes related to federal, and foreign jurisdictions in which the Company conducts its business. The Company maintains a full valuation allowance on net deferred tax assets for its U.S. federal taxes and certain foreign and state taxes as the Company has concluded that it is not more likely than not that the deferred assets will be utilized.

Results of Operations

Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022 (US dollars in thousands)

	Three Months Ended June 30,
	2023	2022
Revenue:
Bills and Payments	$30,198	$36,070
Technology	12,169	9,671
Revenue, net	42,367	45,742
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	26,465	29,663
Technology	4,215	5,286
Total cost of revenues	30,680	34,949
Selling, general and administrative expenses (exclusive of depreciation and amortization)	8,181	7,109
Related party expense	1,133	2,261
Depreciation and amortization	946	1,074
Operating income	1,427	349
Interest expense, net	1,187	764
Related party interest expense (income), net	(51)	35
Foreign exchange losses, net	661	1,691
Other income, net	(197)	(25)
Net loss before income taxes	(173)	(2,116)
Income tax expense	385	500
Net loss	$(558)	$(2,616)

For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the quarter ended June 30, 2022.

Revenue

For the quarter ended June 30, 2023, the Company’s revenue on a combined basis decreased by $3.4 million, or 7.4%, to $42.4 million (including related party revenue of $0.1 million) from $45.7 million (including related party revenue of $0.1 million) for the quarter ended June 30, 2022. On a constant currency basis, revenue declined by 7.2% or $3.3 million, while negative impact of foreign currency accounted for another 0.2% or $0.1 million of the revenue decline.

Bills & Payments and Technology segments constituted 71.3%, and 28.7% of total revenue, respectively, for the quarter ended June 30, 2023, compared to 78.9%, and 21.1%, respectively, for the quarter ended June 30, 2022. The revenue changes by reporting segment were as follows:

Bills & Payments — Revenue attributable to bills and payments segment was $30.2 million for the quarter ended June 30, 2023 compared to $36.1 million for the quarter ended June 30, 2022. The revenue decline of $5.9 million, or 16.3% is primarily attributable to lower volumes. On a constant currency basis, revenue declined by 16.5% or $6.0 million, while positive impact of foreign currency accounted for a 0.3% or $0.1 million increase in revenue for the period. Lower volumes were primarily due to the completion of a large government-funded, transaction processing project in Germany as well as volume declines across smaller projects. The Company ordinarily services projects that are one-time in nature, which is non-recurring revenue. Although one-time projects are expected to continue, considering the non-recurring nature of such projects, no guarantees can be made.

Technology — For the quarter ended June 30, 2023, revenue attributable to the Technology segment increased by $2.5 million, or 25.8%, to $12.2 million from $9.7 million for the quarter ended June 30, 2022. The revenue increase in Technology segment was primarily due to higher software license sales and higher hardware sales. On a constant currency basis, revenue increased by 27.7% or $2.7 million, while the negative impact of foreign currency accounted for 1.9% or $0.2 million.

Cost of Revenue

For the quarter ended June 30, 2023, the cost of revenue decreased by $4.3 million (with no change to related party cost), or 12.2%, compared to the quarter ended June 30, 2022. Total cost of revenue decreased by 12.9% or $4.5 million on a constant currency basis with the positive impact of foreign currency accounting of 0.7% or $0.3 million when compared to the cost of revenue for the quarter ended June 30, 2022.

In the Bills & Payments segments, the decrease was primarily attributable to the corresponding decline in revenues and executed savings initiatives. Costs to the Bills & Payments segment decreased by $3.2 million, or 10.8%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 11.5% or $3.4 million, with the foreign impact of foreign currency for 0.7% or $0.2 million as a result of proactive actions to adjust the cost base in line with revenue levels and streamline and automate processes.

The cost of revenue in the Technology segment decreased by $1.1 million, or 20.3%, primarily due to revenue mix change in the Technology segment as a result of higher volume of license sales which more than compensated lower revenues in the hardware segment. On constant currency basis, cost of revenue at the Technology segment decreased by 21.0% or $1.1 million, with foreign currency having an immaterial impact.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in cost of supplies for resale and external services. Cost of revenue for the quarter ended June 30, 2023 was 72.4% of revenue compared to 76.4% of revenue for the quarter ended June 30, 2022, primarily as a result of a change in the revenue mix. Margin expansion was due to higher revenues resulting from an increased number of software license sales and lower volume of work processed in our Bills & Payments segment.

Selling, General and Administrative Expenses

SG&A expenses increased by $1.1 million, or 15.1%, to $8.2 million for the quarter ended June 30, 2023, compared to $7.1 million for the quarter ended June 30, 2022. The increase was primarily attributable to an increase in personnel expense and professional services for the quarter ended June 30, 2023 relative to the quarter ended June 30, 2022. SG&A expenses increased as a percentage of revenue to 19.3% for the quarter ended June 30, 2023 as compared to 15.5% for the quarter ended June 30, 2022.

Related Party Expenses

Related party expense was $1.1 million for the quarter ended June 30, 2023 compared to $2.3 million for the quarter ended June 30, 2022. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period. On October 9, 2022, the management fee was terminated in connection with the execution of the Merger Agreement and was replaced by the related party service fee which reduced the fees and modified the services provided.

Depreciation & Amortization

Total depreciation and amortization expense was $0.9 million and $1.1 million for the quarters ended June 30, 2023 and 2022, respectively. The decrease in total depreciation and amortization expense by $0.2 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to the end of useful lives for certain intangible assets during the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022.

Interest Expense

Interest expense was $1.2 million for the quarter ended June 30, 2023, compared to $0.8 million for the quarter ended June 30, 2022, largely due to an increase in borrowing costs due to an increase in relevant borrowing reference rates and higher pension interest cost during the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022.

Related Party Interest Income, Net

Related party interest income, net was $0.1 million for the quarter ended June 30, 2023 and was $0.1 million higher compared to related party interest expense, net of $35 thousand for the quarter ended June 30, 2022.

Foreign Exchange Losses, net

Foreign exchange losses were $0.7 million compared to a foreign exchange loss of $1.7 million for the quarter ended June 30, 2022 due to lower unrealized exchange losses which were partially offset by higher realized exchange losses for the quarter ending June 30, 2023 relative to the quarter ended June 30, 2022.

Other Income, net

Other income, net was $0.2 million for the quarter ended June 30, 2023 compared to other income, net of $25 thousand for the quarter ended June 30, 2022. The increase in income was primarily due to an increase in pension-related income recorded in the quarter ended June 30, 2023.

Income Tax Expense

The Company had an income tax expense of $0.4 million for the quarter ended June 30, 2023 compared to income tax expense of $0.5 million for the quarter ended June 30, 2022. The decrease in tax expense from the prior year was attributable to the impact of the settlement of U.S. and Canadian intercompany receivables and a decrease in prior year profitability in French jurisdictions. This decrease in forecasted tax in the Netherlands is partially offset by an increase in forecasted deferred tax in the UK due to improved profitability from the prior year.

	Six Months Ended June 30,
	2023	2022
Revenue:
Bills and Payments	$63,766	$76,758
Technology	21,402	21,012
Revenue, net	85,168	97,770
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	55,189	61,681
Technology	8,832	10,291
Total cost of revenues	64,021	71,972
Selling, general and administrative expenses (exclusive of depreciation and amortization)	16,595	15,325
Related party expense	2,298	4,635
Depreciation and amortization	1,856	2,221
Operating income	398	3,617
Interest expense, net	2,440	1,525
Related party interest (income) expense, net	(6)	66
Foreign exchange losses, net	940	2,179
Other income, net	(389)	(53)
Net loss before income taxes	(2,587)	(100)
Income tax expense	477	1,395
Net loss	$(3,064)	$(1,495)

For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the six months ended June 30, 2022.

Revenue

For the six months ended June 30, 2023, the Company’s revenue on a combined basis decreased by $12.6 million, or 12.9%, to $85.2 million (including related party revenue of $0.1 million) from $97.8 million (including related party revenue of $0.1 million) for the six months ended June 30, 2022. On a constant currency basis, revenue declined by 9.9% or $9.7 million, while negative impact of foreign currency accounted for another 3.0% or $2.9 million of the revenue decline.

Bills & Payments and Technology segments constituted 74.9%, and 25.1% of total revenue, respectively, for the six months ended June 30, 2023, compared to 78.5%, and 21.5%, respectively, for the six months ended June 30, 2022. The revenue changes by reporting segment were as follows:

Bills & Payments — Revenue attributable to bills and payments segment was $63.8 million for the six months ended June 30, 2023 compared to $76.8 million for the six months ended June 30, 2022. The revenue decline of $13.0 million, or 16.9%, is primarily attributable to lower volumes. On a constant currency basis, revenue declined by 14.2% or $11.0 million, while foreign currency accounted for a 2.7% or $2.0 million of the overall revenue decline for the period. Lower volumes were primarily due to completion of a large government-funded, transaction processing project in Germany as well as volume declines across smaller projects. The Company ordinarily services projects that are one-time in nature, which is non-recurring revenue. Although one-time projects are expected to continue, considering the non-recurring nature of such projects, no guarantees can be made.

Technology — For the six months ended June 30, 2023, revenue attributable to the Technology segment increased by $0.4 million, or 1.9%, to $21.4 million from $21.0 million for the six months ended June 30, 2022. The revenue increase in Technology segment was largely due to a higher volume of software licenses sold, which was partially offset by the negative impact of foreign currency for the relevant period. On a constant currency basis, revenue increased by 6.0% or $1.3 million, while the negative impact of foreign currency had a negative impact of 4.2% or $0.9 million on the overall revenue.

Cost of Revenue

For the six months ended June 30, 2023, the cost of revenue decreased by $8.0 million (including decrease in related party cost of $0.2 million), or 11.0%, compared to the six months ended June 30, 2022. Total cost of revenue decreased by 8.5% or $6.2 million on a constant currency basis with the negative impact of foreign currency of 2.5% or $1.8 million when compared to the cost of revenue for the six months ended June 30, 2022.

In the Bills & Payments segments, the decrease was primarily attributable to the corresponding decline in revenues. Costs to the Bills & Payments segment decreased by $6.5 million, or 10.5%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 8.0% or $4.9 million, with the impact of foreign currency of 2.5% or $1.6 million.

The cost of revenue in the Technology segment decreased by $1.4 million, or 14.2%, primarily due to the change in the revenue mix within the Technology segment. On a constant currency basis, cost of revenue at the Technology segment decreased by 11.7% or $1.2 million, with a negative foreign currency impact contribution of 2.4% or $0.3 million.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in cost of supplies for resale and external services. Cost of revenue for the six months ended June 30, 2023 was 75.2% of revenue compared to 73.6% of revenue for the six months ended June 30, 2022, primarily as a result of lower revenues in the Bills & Payments segment. Margin decline was due to lower volume of work processed in the Bills & Payments segment.

Selling, General and Administrative Expenses

SG&A expenses increased by $1.3 million, or 8.3%, to $16.6 million for the six months ended June 30, 2023, compared to $15.3 million for the six months ended June 30, 2022. The increase was primarily attributable to an increase in professional services for the six months ended June 30, 2023 relative to the six months ended June 30, 2022. SG&A expenses increased as a percentage of revenue to 19.5% for the six months ended June 30, 2023 as compared to 15.7% for the six months ended June 30, 2022.

Related Party Expenses

Related party expense was $2.3 million for the six months ended June 30, 2023 compared to $4.6 million for the six months ended June 30, 2022. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period. On October 9, 2022, the management fee was terminated in connection with the execution of the Merger Agreement and was replaced by the related party service fee which reduced the fees and modified the services provided.

Depreciation & Amortization

Total depreciation and amortization expense was $1.9 million and $2.2 million for the six months ended June 30, 2023 and 2022, respectively. The decrease in total depreciation and amortization expense by $0.3 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to end of the useful lives for certain intangible assets during the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Interest Expense

Interest expense was $2.4 million for the six months ended June 30, 2023, compared to $1.5 million for the six months ended June 30, 2022, largely due to an increase in borrowing costs due to an increase in relevant borrowing reference rates and higher pension interest cost during the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Related Party Interest Income, Net

Related party interest income, net was $0.0 million for the six months ended June 30, 2023 and was $0.1 million lower compared to related party interest expense, net of $0.1 million for the six months ended June 30, 2022.

Foreign Exchange Losses, net

Foreign exchange losses were $0.9 million for the six months ended June 2023 compared to foreign exchange losses of $2.2 million for the six months ended June 30, 2022 due to lower unrealized exchange losses which were partially offset by higher realized exchange losses for the six months ended June 30, 2023 relative to the six months ended June 30, 2022.

Other Income, net

Other income, net was $0.4 million for the six months ended June 30, 2023 compared to other income, net of $0.0 million for the six months ended June 30, 2022. The increase in income was primarily due to an increase in pension-related income recorded in the six months ended June 30, 2023.

Income Tax Expense

The Company had an income tax expense of $0.5 million for the six months ended June 30, 2023 compared to an income tax expense of $1.4 million for the six months ended June 30, 2022. The decrease in tax expense from the prior year was attributable to the impact of the settlement of U.S. and Canadian intercompany receivables and a decrease in prior year profitability in French jurisdictions. This decrease in forecasted tax in the Netherlands is partially offset by an increase in forecasted deferred tax in the UK due to improved profitability from the prior year.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021 (US dollars in thousands)

	Year Ended December 31,
	2022	2021 (Restated)
Revenue:
Bills and Payments	$136,858	$166,356
Technology	43,634	39,594
Revenue, net	180,492	205,950
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	114,297	144,077
Technology	22,490	20,945
Total cost of revenues	136,787	165,022
Selling, general and administrative expenses (exclusive of depreciation and amortization)	32,956	29,764
Related party expense	8,309	9,807
Depreciation and amortization	4,390	5,166
Operating loss	(1,950)	(3,809)
Interest expense, net	3,062	2,836
Related party interest income, net	(25)	(141)
Foreign exchange losses, net	1,184	1,162
Other expense (income), net	(804)	2,142
Net loss before income taxes	(5,367)	(9,808)
Income tax expense	2,562	2,920
Net loss	$(7,929)	$(12,728)

For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the financial year ended December 31, 2021.

Revenue

For the year ended December 31, 2022, the Company’s revenue on a combined basis decreased by $25.5 million, or 12.4%, to $180.5 million (including related party revenue of $0.1 million) from $206.0 million (including related party revenue of $0.2 million) for the year ended December 31, 2021. On a constant currency basis, revenue declined by 1.7% or $3.5 million, while negative impact of foreign currency accounted for another 10.7% or 22.0 million of the revenue decline.

Bills & Payments and Technology segments constituted 75.8%, and 24.2% of total revenue, respectively, for the year ended December 31, 2022, compared to 80.8%, and 19.2%, respectively, for the year ended December 31, 2021. The revenue changes by reporting segment were as follows:

Bills & Payments — Revenue attributable to bills and payments segment was $136.9 million for the year ended December 31, 2022 compared to $166.4 million for the year ended December 31, 2021. The revenue decline of $29.5 million, or 17.7% is primarily attributable to lower volumes and the adverse movement in foreign currency as European currencies depreciated against the dollar during 2022. On a constant currency basis, revenue declined by 7.7% or $12.8 million, while negative impact of foreign currency accounted for another 10.0% or $16.7 million of the decline.

Technology — For the year ended December 31, 2022, revenue attributable to the Technology segment increased by $4.0 million, or 10.2%, to $43.6 million from $39.6 million for the year ended December 31, 2021. The revenue growth in Technology segment in FY 2022 vs FY 2021 was due to increased volume of business won despite the negative impact of dollar appreciation against the European currencies. On a constant currency basis, revenue increased by 23.6% or $9.3 million, offset by the negative impact of foreign currency accounting for 13.4% or $5.3 million.

Cost of Revenue

For the year ended December 31, 2022, the cost of revenue decreased by $28.2 million (including decrease in related party cost of $0.3 million), or 17.1%, compared to the year ended December 31, 2021. Total cost of revenue decreased by 6.3% or $10.4 million on a constant currency basis with foreign currency impact accounting for another 10.8% or $17.8 million to the overall decrease when compared to the cost of revenue for the year ended December 31, 2021.

In the Bills & Payments segments, the decrease was primarily attributable to the corresponding decline in revenues. Costs to the Bills & Payments segment decreased by $29.8 million, or 20.7%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 10.8% or $15.5 million, with foreign currency accounting for another 9.9% or $14.3 million of the decline.

The cost of revenue in the Technology segment increased by $1.5 million, or 7.4% due to a higher volume of work. On constant currency basis, cost of revenue at the Technology segment increased by 24.3% or $5.1 million, offset by foreign currency impact of 17.0% or $3.6 million.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in employee related cost. The lower costs were attributable to cost and capacity management, cost optimization as part of process automation initiatives, lower restructuring expenses and the foreign exchange impact. Cost of revenue for the year ended December 31, 2022 was 75.8% of revenue compared to the 80.1% of revenue for the year ended December 31, 2021 as a result of cost optimization initiatives and a shift in revenue mix towards technology. The decrease in ratio was also due to adverse effects of COVID-19 for the year ended December 31, 2021 in the amount of $7.5 million compared to prior year.

Selling, General and Administrative Expenses

SG&A expenses increased by $3.2 million, or 10.7%, to $33.0 million for the year ended December 31, 2022, compared to $29.8 million for the year ended December 31, 2021. The increase was primarily attributable to transaction costs incurred in connection with Business Combination in the amount of $3.6 million and the recording of the gain on sale of assets of $2.2 million for the year ended December 31, 2021. SG&A expenses increased as a percentage of revenue to 18.3% for the year ended December 31, 2022 as compared to 14.5% for the year ended December 31, 2021.

Related Party Expenses

Related party expense was $8.3 million for the year ended December 31, 2022 compared to $9.8 million for the year ended December 31, 2021. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period. On October 9, 2022, the management fee was terminated in connection with the Merger Agreement and was replaced by the related party service fee which reduced the fees and modified the services provided.

Depreciation & Amortization

Total depreciation and amortization expense was $4.4 million and $5.2 million for the years ended December 31, 2022 and 2021, respectively. The decrease in total depreciation and amortization expense by $0.8 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to end of useful lives for certain intangible assets during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Interest Expense

Interest expense was $3.1 million for the year ended December 31, 2022, compared to $2.8 million for the year ended December 31, 2021, largely due to new borrowings and higher pension interest cost during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Related Party Interest Income

Related party interest income, net was ($0.0) million for the year ended December 31, 2022 compared to related party interest income ($0.1) million for the year ended December 31, 2021.

Foreign Exchange Losses, net

Foreign exchange losses were $1.2 million for the year ended December 31, 2022, nearly flat from $1.2 million for the year ended December 31, 2021 due to lower realized exchange gains and higher unrealized exchange losses by an approximately equal amount relative to FY 2021.

Other Expense (Income), net

Other income, net was $0.8 million for the year ended December 31, 2022 compared to other expense, net of $2.2 million for the year ended December 31, 2021. The decrease in expense of $3.0 million was primarily due to a loss on sale of business for the year ended December 31, 2021 and a decrease in the pension expense.

Income Tax Expense

The Company had an income tax expense of $2.6 million for the year ended December 31, 2022 compared to income tax expense of $2.9 million for the year ended December 31, 2021. The decrease in tax expense from the prior year was attributable to the impact of the change in the valuation allowances due to improved profitability in France and Northern Europe partially offset by increase in current expense in the Netherlands.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020 (US dollars in thousands)

	Years Ended December 31,
	2021 (restated)	2020 (restated)
Revenue:
Bills and Payments	$166,356	$177,634
Technology	39,594	39,910
Revenue, net	205,950	217,544
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	144,077	153,121
Technology	20,945	22,376
Total cost of revenues	165,022	175,497
Selling, general and administrative expenses (exclusive of depreciation and amortization)	29,764	44,199
Related party expense	9,807	10,606
Depreciation and amortization	5,166	6,312
Operating loss	(3,809)	(19,070)
Interest expense, net	2,836	2,844
Related party interest income, net	(141)	(217)
Foreign exchange losses, net	1,162	2,195
Other (income) expense, net	2,142	(17)
Net loss before income taxes	(9,808)	(23,875)
Income tax expense	2,920	4,502
Net loss	$(12,728)	$(28,377)

For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the financial year ended December 31, 2020.

Revenue

For the year ended December 31, 2021, the Company’s revenue on a combined basis decreased by $11.5 million, or 5.3%, to $206.0 million (including related party revenue of $0.2 million) from $217.5 million (including related party revenue of $0.3 million) for the year ended December 31, 2020. On a constant currency basis, revenue declined by 9.8% or $21.4 million, with an offsetting impact of foreign currency accounting for 4.6% or $9.9 million.

Bills & Payments — Revenue attributable to Bills & Payments segment was $166.4 million for the year ended December 31, 2021 compared to $177.6 million for the year ended December 31, 2020. The revenue decline of $11.2 million, or 6.3%, is primarily attributable to lower volumes and underutilization of resources as a result of COVID-19. On a constant currency basis, revenue declined by 10.9% or $19.4 million, with an offsetting impact of foreign currency accounting for 4.6% or $8.2 million.

Technology — For the year ended December 31, 2021, revenue attributable to the Technology segment decreased by $0.3 million, or 0.8%, to $39.6 million from $39.9 million for the year ended December 31, 2020. The negative impact on revenue in Technology segment in FY 2021 vs FY 2020 was due to a continued slowdown in client spending due to COVID-19. On a constant currency basis, revenue declined by 5.0% or $2.0 million, with an offsetting impact of foreign currency accounting for 4.2% or $1.7 million.

Bills & Payments and Technology segments constituted 80.8% and 19.2% of total revenue, respectively, for the year ended December 31, 2021, compared to 81.7% and 18.3%, respectively, for the year ended December 31, 2020.

Cost of Revenue

For the year ended December 31, 2021, the cost of revenue decreased by $10.5 million (including increase in related party cost of $0.4 million), or 6.0%, compared to the year ended December 31, 2020. Total cost of revenue decreased by 10.5% or $18.5 million, on a constant currency basis with an offsetting impact of foreign currency accounting for 4.5% or $8.0 million when compared to the cost of revenue for the year ended December 31, 2020.

In the Bills & Payments and Technology segments, the decrease was primarily attributable to the corresponding decline in revenues and operational efficiencies. Costs to the Bills & Payments segment decreased by $9.0 million, or 5.9%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 10.2% or $15.6 million, with an offsetting impact of foreign currency accounting for 4.3% or $6.6 million.

The cost of revenue in the Technology segment decreased by $1.4 million, or 6.4%. On a constant currency basis, cost of revenue at the Technology segment declined by 12.4% or $2.8 million, with an offsetting impact of foreign currency accounting for 6.0% or $1.4 million.

Cost of revenue for the year ended December 31, 2021 was 80.1% of revenue compared to the 80.7% of revenue for the year ended December 31, 2020.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in employee related cost. The lower costs were attributable to cost and capacity management as a result of COVID-19.

Selling, General and Administrative Expenses

SG&A expenses decreased $14.4 million, or 32.7%, to $29.8 million for the year ended December 31, 2021, compared to $44.2 million for the year ended December 31, 2020. The decrease was primarily attributable to a reduction in litigation expenses recorded during the year ended December 31, 2020, in the amount of $8.7 million, a gain on sale of assets recorded during the year ended December 31, 2021 in the amount of $2.1 million, other income of $1.4 million, miscellaneous expenses of $0.8 million and legal and professional fees of $0.7 million. SG&A expenses decreased as a percentage of revenues to 14.5% for the year ended December 31, 2021 as compared to 20.3% for the year ended December 31, 2020.

Related Party Expenses

Related party expense was $9.8 million for the year ended December 31, 2021 compared to $10.6 million for the year ended December 31, 2020. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period.

Depreciation & Amortization

Total depreciation and amortization expense was $5.2 million and $6.3 million for the years ended December 31, 2021 and 2020, respectively. The decrease in total depreciation and amortization expense by $1.1 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to end of useful lives for certain intangible assets during the year ended December 31, 2021 compared to the year ended December 31, 2020.

Interest Expense

Interest expense was $2.8 million for the year ended December 31, 2021, which was nearly unchanged compared to $2.8 million for the year ended December 31, 2020.

Related Party Interest Income

Related party interest income, net was ($0.1) million for the year ended December 31, 2021 compared to related party interest income ($0.2) million for the year ended December 31, 2020. The decrease in related party interest income is primarily due to increase in the borrowings from related parties.

Foreign Exchange Losses, net

Foreign exchange losses were $1.2 million for the year ended December 31, 2021 compared to $2.2 million for the year ended December 31, 2020. The decrease in losses by $1.0 million over the prior year period was primarily attributable to exchange rate fluctuations on foreign currency transactions.

Other (Income) Expense, net

Other expense, net was $2.1 million for the year ended December 31, 2021 compared to other income, net of $17 thousand for the year ended December 31, 2020. Other expense, net decreased primarily due to a loss on sale of business in 2021 and an increase in the pension expense.

Income Tax Expense

The Company had an income tax expense of $2.9 million for the year ended December 31, 2021 compared to income tax expense of $4.5 million for the year ended December 31, 2020. The decrease in tax expense from the prior year was attributable to the impact of the change in the Company’s judgment in 2020 related to the realizability of deferred tax assets in France and Sweden partially offset by an increase in 2021 permanent adjustments relating to unrealized foreign currency gains and losses.

Liquidity and Capital Resources

Overview

At June 30, 2023, and December 31, 2022 cash and cash equivalents totaled $2.5 million and $7.5 million, respectively.

The Company currently expects to spend approximately $1.5 to $2.5 million on total capital expenditures over the next twelve months. The Company will continue to evaluate additional capital expenditure needs that may arise.

As of June 30, 2023, and in comparison to December 31, 2022, total debt decreased by $0.3 million primarily due to a reduction in the borrowings under the securitization facility and under the term loans.

The Company may receive additional financing specifically through the Merger. On a pro forma basis and taking into account the actual number of shares of CF VIII Class A Common Stock validly tendered for redemption by CF VIII Stockholders in connection with the Business Combination, cash and cash equivalents would have amounted to approximately $6.6 million as of June 30, 2023. The Company plans to use its current cash on hand and additional financing raised through the Merger to support its core business operations and strategic plan.

The Company has utilized COVID-19 relief measures in various European jurisdictions, including permitted deferrals of certain payroll, social security and value added taxes. At the end of second quarter 2023, the Company paid a significant portion of these deferred payroll taxes, social security and value added taxes. The remaining balance of deferred payroll taxes, social security and value added taxes will be paid by the end of fiscal 2025 as per deferment timeline as established by local laws and regulations.

Upon the consummation of the Merger, the Company will also assume all of CF VIII’s outstanding obligations at that time. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Company believes the current cash, cash equivalents and cash flows from financing activities, including the reduction in cash used in principal repayment on borrowings under factoring arrangement, are sufficient to meet the Company’s working capital and capital expenditure requirements for a period of at least twelve months. To the extent existing cash, cash from operations, and amounts available for borrowing are insufficient to fund future activities, the Company may need to raise additional capital. The Company may require funding for a variety of reasons, including, but not limited to, cost overruns for reasons outside of its control and it may experience slower sales than anticipated. If the Company’s current cash on hand is not sufficient to meet its financing requirements for the next twelve months, it may have to raise funds to allow it to continue to operate its business and execute on its business plan. The Company cannot be certain that funding will be available on acceptable terms or at all particularly given the amount of Company securities being offered, the terms of such securities and the potential duration of any offering. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact the Company’s ability to conduct business or return capital to investors. If the Company is unable to raise additional capital on acceptable terms, it may have to significantly scale back, delay or discontinue certain businesses, restrict its operations or obtain funds by entering into agreements on unattractive terms.

Cash Flows

The following table summarizes the Company’s cash flows for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2022	2021	2020
Net cash provided by (used in) operating activities	(1,469)	6,155	9,890	(3,037)	5,401
Net cash provided by (used in) investing activities	(1,993)	(5,549)	(6,366)	1,153	(2,189)
Net cash provided by (used in) financing activities	(1,446)	1,676	(1,329)	(4,623)	6,228
Subtotal	(4,908)	2,282	2,194	(6,507)	9,440
Effect of exchange rates on cash	(86)	2,234	2,369	166	(3,574)
Net increase (decrease) in cash and cash equivalents	(4,994)	4,516	4,562	(6,341)	5,866

Analysis of Cash Flow Changes between the six months ended June 30, 2023 and June 30, 2022

Operating Activities — Net cash used in operating activities was $1.5 million for the six months ended June 30, 2023, compared to net cash provided by operating activities of $6.2 million for the six months ended June 30, 2022. The reduction of $7.7 million in cash provided by operating activities was largely due to a higher net loss, outflows from payments of related party payables and accounts payable, both of which were partially offset by higher inflows from receivables and inventory as a result of working capital initiatives.

Investing Activities — Net cash used in investing activities was $2.0 million for the six months ended June 30, 2023, compared to net cash used in investing activities of $5.5 million for the six months ended June 30, 2022. The decrease of $3.5 million in cash used by investing activities was a result of a purchase of the Company’s Irish headquarters in Dublin, Ireland, which took place during the six months ended June 30, 2022.

Financing Activities — Net cash used in financing activities was $1.4 million for the six months ended June 30, 2023, compared to net cash provided by financing activities of $1.7 million for the six months ended June 30, 2022. The decrease of $3.1 million in cash provided in financing activities for the six months ended June 30, 2022 was primarily due to a reduction in net borrowing under the securitization facility.

Analysis of Cash Flow Changes between the year ended December 31, 2022, December 31, 2021 and December 31, 2020

Operating Activities — Net cash provided by operating activities was $9.9 million for the year ended December 31, 2022, compared to net cash used by operating activities of $3.0 million for the year ended December 31, 2021. The increase of $12.9 million in cash provided by operating activities was due to an improved operating performance leading to a lower net loss, an increase in related party payables primarily due to transaction costs incurred as part of Business Combination and a lower outflow from accrued expenses due to reduction in legal reserves, VAT liabilities and other accrued expenses for the year ended December 31, 2021 that did not occur for the year ended December 31, 2022.

Net cash used in operating activities was $3.0 million for the year ended December 31, 2021, compared to cash provided by operating activities of $5.4 million for the year ended December 31, 2020. The decrease of $8.4 million in cash provided by operating activities for the year ended December 31, 2021 was driven by restructuring expenses recorded in the year ended December 31, 2021, offset by working capital initiatives which resulted in inflows from accounts receivable and prepaid expenses and other assets and an inflow from related party payables due to the timing of cash remittances to the Parent. Accrued expenses and other liabilities resulted in an outflow due to a reduction in legal reserves, VAT liabilities and other accrued expenses.

Investing Activities — The cash outflow of $6.4 million in investing activities for the year ended December 31, 2022 was primarily due to higher additions to property, plant and equipment in 2022. Property additions were primarily related to a purchase of the Company’s Irish headquarters in Dublin, Ireland.

Net cash provided by investing activities was $1.2 million for the year ended December 31, 2021, compared to cash used in investing activities of $2.2 million for the year ended December 31, 2020. The decrease of $3.4 million in cash used in investing activities for the year ended December 31, 2021 was primarily due to $3.1 million in cash proceeds received from sale of asset in 2021.

Financing Activities — Net cash used in financing activities was $1.3 million for the year ended December 31, 2022, compared to net cash used in financing activities of $4.6 million for the year ended December 31, 2021. The decrease of $3.3 million in cash used in financing activities for the year ended December 31, 2022 was primarily due to proceeds related to the 2022 Committed Facility Agreement and lower principal repayments of finance leases.

Net cash used in financing activities was $4.6 million for the year ended December 31, 2021, compared to cash provided by financing activities of $6.2 million for the year ended December 31, 2020. The decrease of $10.8 million in cash used in financing activities for the year ended December 31, 2021 was primarily the result of $8.0 million of net proceeds from borrowings for the year ended December 31, 2020.

Indebtedness

Secured Borrowing Facility

On August 25, 2020, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €31 million (the “Secured Borrowing Facility”). The proceeds from the Secured Borrowing Facility are determined by the amounts invoiced to our customers. The amounts due from customers are recorded in accounts receivable and the amount due to the third party as a liability, presented under “Current portion of long-term debt” on the condensed combined and consolidated balance sheets. The cost of the Secured Borrowing Facility is 0.8% of newly assigned receivables. During the three months ended June 30, 2023 and 2022, the Company included $0.1 million, respectively, and six months ended June 30, 2023 and 2022, the Company included $0.26 million and 0.12 million, respectively, in interest expense, related to the Secured Borrowing Facility. As of June 30, 2023 and December 31, 2022, the outstanding balances were $3.5 million and $4.1 million, respectively.

On September 15, 2023, the Company entered into an amendment to the Secured Borrowing Facility (the “Amended Secured Borrowing Facility”) intended to convert the existing arrangement into a non-recourse factoring program wherein an unrelated third party (the “Factor”) shall provide financing to certain subsidiaries of the Company by purchase of certain approved and partially approved accounts receivables (as defined in the Amended Secured Borrowing Facility) up to a maximum amount of €15.0 million.

2019 Credit Agreement

In October 2019, a wholly-owned UK subsidiary of XBP Europe (the “UK Subsidiary”) entered into a secured credit agreement (the “2019 Credit Agreement”) for a £9 million Secured Credit Facility (the “Secured Credit Facility”) consisting of (i) a secured Term Loan A facility in an aggregate principal amount of £2.0 million (the “Term Loan A Facility”), (ii) a secured Term Loan B facility in an aggregate principal amount of £2.0 million (the “Term Loan B Facility”), and (iii) a secured revolving credit facility in an aggregate principal amount of £5.0 million (the “Revolving Credit Facility”). On December 21, 2022, the UK Subsidiary amended its 2019 Credit Agreement, allowing the UK Subsidiary to affirm to extend the maturity of Term Loan A Facility and Term Loan B Facility to October 31, 2024 subject to compliance with financial covenants. On February 9, 2023, the UK Subsidiary amended its 2019 Credit Agreement, allowing the UK Subsidiary to extend the maturity of the Revolving Credit Facility to October 31, 2024 subject to compliance with financial covenants. As of June 30, 2023, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $0.7 million, and $6.3 million, respectively. As of December 31, 2022, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $1.0 million, and $6.0 million, respectively.

The 2019 Credit Agreement contains financial covenants including, but not limited to (a) a Combined Cashflow Coverage Ratio, which measures the ratio of (i) Combined Cashflow and (ii) Debt Service defined as finance charges in addition to mandatory repayments in respect to the 2019 Credit Agreement, (b) Combined Interest Coverage Ratio, which measures the ratio of (i) Combined EBITDA to (ii) Combined Finance Charges, (c) a Combined Total Net Leverage Ratio, which measures the ratio of (i) Combined Net Indebtedness in respect to the last day of the most recent period to (ii) EBITDA, (d) Guaranteed Intragroup Balances, (e) the Loan to Market Value defined as the Facility A Loan outstanding to the market value of the property in each case, as defined in the 2019 Credit Agreement. The term “Combined” refers to the UK Subsidiary and its wholly-owned subsidiaries.

The 2019 Credit Agreement and indenture governing the Secured Credit Facility contains limitations on the ability of the UK Subsidiary to effect mergers and change of control events as well as certain other limitations, including limitations on: (i) the declaration and payment of dividends or other restricted payments (ii) substantial changes of the general nature of the business, (iii) acquisition of a company, (iv) enter a joint venture, (v) or effect a dormant subsidiary to commence trading or cease to satisfy the criteria of a dormant subsidiary.

The UK Subsidiary’s obligations under the 2019 Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned subsidiaries. The 2019 Credit Agreement and the 2022 Committed Facility Agreement (defined below) contain cross default provisions which relate to the UK Subsidiary and its subsidiaries, but not any other entities within the XBP Europe consolidated group.

At inception, borrowings under the Secured Credit Facility bore interest at a rate per annum equal to the LIBOR plus the applicable margin of 2%, 2.5%, and 3% per annum for the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility respectively. Effective October 29, 2021, borrowings under the Revolving Credit Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. Effective December 31, 2022, borrowings under the Term Loan A Facility and the Term Loan B Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 2% and 2.5%, respectively.

In June 2020, the UK Subsidiary entered into an amendment to the 2019 Credit Agreement, to provide an additional aggregate principal amount of £4.0 million GBP under a credit agreement (the “Revolving Working Capital Loan Facility” or “2020 Credit Agreement”). At the inception of the Revolving Working Capital Loan Facility, the borrowing bore an interest rate per annum equal to the LIBOR plus the applicable margin of 3.5% per annum. Effective December 31, 2022, borrowings under the Revolving Working Capital Loan Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. The maturity of the Revolving Working Capital Loan Facility was October 2022. On February 9, 2023, the UK Subsidiary further amended its 2019 Credit Agreement, allowing the UK Subsidiary to extend the maturity of the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants. As of June 30, 2023 and December 31, 2022, the Revolving Working Capital Loan Facility had an outstanding balance of $5.1 million, and $4.8 million, respectively.

As of June 30, 2023, the UK Subsidiary had $11.4 million in outstanding and less than $0.1 million available for additional borrowings under the Revolving Credit Facilities to the extent the Company’s compliance with financial covenants permits such borrowings.

As of June 30, 2023 and December 31, 2022, the UK Subsidiary was in compliance with all affirmative and negative covenants under the 2019 Credit Agreement, including any financial covenants, pertaining to its financing arrangements.

2022 Committed Facility Agreement

In May 2022, the UK Subsidiary entered into a committed facility agreement (the “2022 Committed Facility Agreement”), which includes a term loan for £1.4 million to be used in refinancing a property owned by XBP Europe in Dublin, Ireland (the “Property”). At inception of the 2022 Committed Facility Agreement, the borrowing bore an interest rate equal to 3.5% per annum in addition to the Bank of England Base Rate. The maturity of the 2022 Committed Facility Agreement is May 2027. As of both June 30, 2023 and December 31, 2022, the 2022 Committed Facility Agreement had an outstanding balance of $1.6 million.

The 2022 Committed Facility Agreement contains financial covenants including, but not limited to (a) a Combined Debt Service Coverage Ratio, which measures the cashflow less dividends, net capital expenditure, and taxation relative to the debt service for that relevant period, (b) interest cover, which measures EBITDA relative to the aggregate of (i) interest charges and (ii) interest element of finance leases in any relevant period, (c) Total Net Debt to EBITDA, which measures the total net debt relative to EBITDA for any relevant period, and (d) loan to market value, which measures the loan as a percentage of the aggregate market value of The Property. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

As of June 30, 2023 and December 31, 2022, the UK Subsidiary was in compliance with all affirmative and negative covenants under the 2022 Committed Facility Agreement, including any financial covenants pertaining to its financing arrangements. The Company continually monitors its compliance with such covenants. The Company believes it will remain in compliance with all such covenants for the next twelve months; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future.

Changes to Covenant Ratios and Compliance

The Company is not aware of any changes in the required covenant ratio under the 2019 Credit Agreement or the 2022 Committed Facility Agreement at future compliance dates. The Company continually monitors its compliance with the covenants. The Company believes it will remain in compliance with all such covenants for the next 12 months based on the expected future performance; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future. The Company believes there are multiple mechanisms available to the Company in case of non-compliance with the provisions of any of its debt covenants, which would ensure ongoing sufficient liquidity for the Company, including but not limited to, entering into bona fide negotiations with its lenders to amend the existing facilities as appropriate, refinancing existing credit facilities with alternative providers of capital or curing any potential breaches.

Contractual Obligations and Commitments

The Company leases numerous facilities in Europe. Its facilities house general offices, sales offices, service locations, and production facilities. Substantially all of the Company’s operations facilities are leased under long-term leases with varying expiration dates, except for the few owned locations. The Company regularly obtains various machinery, equipment, vehicles and furniture on leases. The machinery and equipment leases mainly include leasing of computers, servers, other IT equipment, mailing system, production equipment, generators, office equipment, printers, copiers and miscellaneous warehouse equipment.

Adverse Arbitration Order

In April 2020, a Swedish subsidiary of the Company commenced an arbitration in Finland against a customer alleging breach of contract and other damages in connection with an outsourcing services agreement and transition services agreement executed in 2017. In September 2020, the customer submitted counterclaims against the Company in an aggregate amount in excess of €10.0 million. Following an expedited arbitration, in late November 2020, the arbitrator awarded the customer approximately $13.0 million in the aggregate for the counterclaimed damages and costs. The Company filed an application to annul the award in late January 2021 with the relevant court asserting, among other bases, that the arbitrator violated due process and procedural rules by disallowing the Company’s witness and expert testimony and maintaining the expedited format following the assertion of significant counterclaims which would ordinarily have required the application of normal rather than expedited rules. On May 28, 2021, the parties entered into a settlement agreement resolving this dispute for a total of $8.9 million including the reimbursement of certain third party charges (the “Adverse Arbitration Settlement”). As of June 30, 2023 and December 31, 2022, there was a net outstanding balance of $1.06 million and $1.6 million, respectively, for this matter included in Accrued liabilities on the condensed combined and consolidated balance sheets.

Company Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022, March 7, 2023 and September 5, 2023.

The Company accrued $2.3 million and $2.2 million respectively in Accrued Liabilities on the condensed combined and consolidated balance sheets as of June 30, 2023 and December 31, 2022 based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Company has been in settlement discussions with plaintiff ’s counsel. As of September 7, 2023, the Company has reached a settlement in principle with 5 claimants, which equates to approximately €0.2 million ($0.2 million) and the Company is looking to finalize agreements in principle with a further 20 claimants shortly where negotiations are ongoing. The sum of the Business’ last offer to the remaining 46 claimants where settlement in principle is yet to be reached is €1.4 million ($1.5 million). The settlement negotiations for the remaining claimants are ongoing simultaneously with the court proceedings. In March 2023, 67 claimants (after the settlement in principle was agreed with the first 4 claimants) filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million ($1.1 million). The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million ($1.1 million). The Company has lodged an appeal against the decision, however the decision does not increase the anticipated exposure for the overall claim with the next conciliation hearing scheduled for November 14, 2023 and the substantive hearing which was scheduled for September 29, 2023 postponed and to be rescheduled in due course.

Contract-Related Contingencies

The Company has certain contingent obligations that arise in the ordinary course of providing services to its customers. These contingencies are generally the result of contracts that require the Company to comply with certain performance measurements or the delivery of certain services to customers by a specified deadline. The Company believes the adjustments to the transaction price, if any, under these contract provisions will not result in a significant revenue reversal or have a material adverse effect on the Company’s condensed combined and consolidated balance sheets, condensed combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

Critical Accounting Policies and Estimates

The preparation of financial statements requires the use of judgments and estimates. The critical accounting policies are described below to provide a better understanding of how the Company develops its assumptions and judgments about future events and related estimations and how they can impact the Company’s financial statements. A critical accounting estimate is one that requires subjective or complex estimates and assessments and is fundamental to the Company’s results of operations. The Company bases its estimates on historical experience and on various other assumptions it believes to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company believes the current assumptions, judgments and estimates used to determine amounts reflected in the combined financial statements are appropriate; however, actual results may differ under different conditions. This discussion and analysis should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this prospectus.

Goodwill and other intangible assets:    Goodwill and other intangible assets are initially recorded at their fair values. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

Benefit Plan Accruals:    The Company has defined benefit plans in the UK, Germany, Norway and France under which participants earn a retirement benefit based upon a formula set forth in the respective plans. The Company records annual amounts relating to its pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, and compensation increases. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so.

Impairment of goodwill, long-lived and other intangible assets:    Long-lived assets, such as property and equipment and finite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is measured by a comparison of their carrying amount to the estimated undiscounted cash flows to be generated by those assets. If the undiscounted cash flows are less than the carrying amount, the Company records impairment losses for the excess of the carrying value over the estimated fair value. Fair value is determined, in part, by the estimated cash flows to be generated by those assets. The Company’s cash flow estimates are based upon, among other things, historical results adjusted to reflect the Company’s best estimate of future market rates, and operating performance. Development of future cash flows also requires us to make assumptions and to apply judgment, including timing of future expected cash flows, using the appropriate discount rates, and determining salvage values. The estimate of fair value represents the Company’s best estimates of these factors, and is subject to variability. Assets are generally grouped at the lowest level of identifiable cash flows, which is the reporting unit level for us. Changes to the key assumptions related to future performance and other economic factors could adversely affect the impairment valuation.

The Company conducts its annual goodwill impairment tests on October 1 of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment test for goodwill. A quantitative test requires comparison of fair value of the reporting unit to its carrying value, including goodwill. The Company uses a combination of the Guideline Public Company Method of the Market Approach and the Discounted Cash Flow Method of the Income Approach to determine the reporting unit fair value. For the Guideline Public Company Method, the Company’s annual impairment test utilizes valuation multiples of publicly traded peer companies. For the Discounted Cash Flow Method, the annual impairment test utilizes discounted cash flow projections using market participant weighted average cost of capital calculation. If the fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded for the amount by which a reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets and liabilities to reporting units, and determination of fair value. The determination of reporting unit fair value is sensitive to the amount of Revenue and EBITDA generated by us, as well as the Revenue and EBITDA market multiples used in the calculation. Additionally, the fair value is sensitive to changes in the valuation assumptions such as expected income tax rate, risk-free rate, asset beta, and various risk premiums. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

Revenue:    The Company accounts for revenue in accordance with ASC 606. A performance obligation is a promise in a contract to transfer a distinct good or service to the client, and is the unit of account in ASC 606. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. All of the Company’s material sources of revenue are derived from contracts with clients, primarily relating to the provision of business and transaction processing services within each of the segments. The Company does not have any significant extended payment terms, as payment is received shortly after goods are delivered or services are provided. Refer to Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our audited combined and consolidated financial statements as of and for the years ended December 31, 2022, 2021 and 2020 contained elsewhere in this prospectus for additional information regarding the Company’s revenue recognition policy.

Income Taxes:    We account for income taxes by using the asset and liability method. We account for income taxes regarding uncertain tax positions and recognize interest and penalties related to uncertain tax positions in income tax benefit/(expense) in the consolidated statements of operations.

Emerging Growth Company Status

The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CF VIII is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity expects to remain an emerging growth company at least through the end of the 2023 fiscal year and XBP Europe expects that the Combined Entity will continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recently Adopted and Recently Issued Accounting Pronouncements

Refer to Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our unaudited condensed combined and consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

We are exposed to market risk related to changes in interest rates. At December 31, 2022, we had $19.4 million of debt outstanding, with a weighted average interest rate of 6.55%. Interest is calculated under the terms of our credit agreements based on the greatest of certain specified base rates plus an applicable margin that varies based on certain factors. Assuming no change in the amount outstanding, a 1.0% increase or decrease in the assumed weighted average interest rate would not have a material impact in the results of operations.

At June 30, 2023, we had $19.1 million of debt outstanding, with a weighted average interest rate of 7.30%. Assuming no change in the amount outstanding, a 1.0% increase or decrease in the assumed weighted average interest rate would not have a material impact in the results of operations.

Foreign Currency Risk

The Company is exposed to foreign currency risks that arise from normal business operations. These risks include transaction gains and losses associated with intercompany loans with foreign subsidiaries and transactions denominated in currencies other than a location’s functional currency. Contracts are denominated in currencies of major industrial countries.

Market Risk

The Company is exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. The Company does not use derivatives for trading purposes, to generate income or to engage in speculative activity.

Inflation Risk

The Company does not believe that inflation has had a material effect on its business, results of operations, or financial condition. Nonetheless, if the Company’s costs were to become subject to significant inflationary pressures, the Company may not be able to fully offset such higher costs. The Company’s inability or failure to do so could harm our business, results of operations, and financial condition.

BENEFICIAL OWNERSHIP OF SECURITIES

The following beneficial ownership tables set forth information regarding the beneficial ownership of shares of Common Stock as of August 31, 2023, after giving effect to the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages of Common Stock of the Combined Entity are based on 30,277,323 shares of Common Stock issued and outstanding as of immediately following the Closing, except as noted below. The beneficial ownership percentages of Common Stock of the Combined Entity include two scenarios, the first being where none of the Warrants are exercised (and accordingly, none of the shares of Common Stock underlying such Warrants are issued and outstanding), and the second being where all of the Warrants are exercised (and accordingly, all of the shares of Common Stock underlying such Warrants are issued and outstanding).

Beneficial Ownership Table of the Combined Entity Assuming No Exercise of Warrants

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		% of Class
Directors and Executive Officers(1)
Par Chadha	—		*
Andrej Jonovic	—		*
Vitalie Robu	—		*
Dejan Avramovic	—		*
J. Coley Clark	—		*
James G. Reynolds	—		*
Martin P. Akins	—		*
All executive officers and directors as a group (seven individuals)	—		*

5% or More Stockholders:
Exela Technologies, Inc.(2)	21,949,411	(4)	72.5%
CFAC Holdings VIII, LLC(3)	8,266,754		27.3%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o XBP Europe, Inc., 2701 E. Grauwyler Rd., Irving, TX.

(2)      Exela’s wholly owned subsidiary, BTC International, is the record holder of the shares. BTC International is a direct, wholly owned subsidiary of XCV-EMEA, LLC. ETI-XCV, LLC is the sole member of XCV-EMEA, LLC. ETI-XCV Holdings, LLC is the sole member of ETI-XCV, LLC. Exela Technologies, Inc. is the sole member of ETI-XCV Holdings, LLC, and, therefore, is deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by BTC International. The business address of Exela is 2701 E. Grauwyler Rd., Irving, TX.

(3)      The Sponsor is the record holder of the shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Includes 5,494,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares upon closing of the Business Combination), 537,500 Placement Shares, 1,250,000 Forward Purchase Shares and assumes 984,654 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $9,846,536 owed by CF VIII to the Sponsor as of August 31, 2023, at an issuance price of $10.00 per share). Does not include an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants (as this table assumes no exercise of Warrants). Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(4)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement) of $17,995,287, representing the amount of such indebtedness as of August 31, 2023.

Beneficial Ownership Table of the Combined Entity Assuming Exercise of Warrants

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		% of Class
Directors and Executive Officers(1)
Par Chadha	—		*
Andrej Jonovic	—		*
Vitalie Robu	—		*
Dejan Avramovic	—		*
J. Coley Clark	—		*
James G. Reynolds	—		*
Martin P. Akins	—		*
All executive officers and directors as a group (seven individuals)	—		*

5% or More Stockholders:
Exela Technologies, Inc.(2)	21,949,411	(4)	59.5%
CFAC Holdings VIII, LLC(3)	8,651,754		23.4%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o XBP Europe, Inc., 2701 E. Grauwyler Rd., Irving, TX.

(2)      Exela’s wholly owned subsidiary, BTC International, is the record holder of the shares. BTC International is a direct, wholly owned subsidiary of XCV-EMEA, LLC. ETI-XCV, LLC is the sole member of XCV-EMEA, LLC. ETI-XCV Holdings, LLC is the sole member of ETI-XCV, LLC. Exela Technologies, Inc. is the sole member of ETI-XCV Holdings, LLC, and, therefore, is deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by BTC International. The business address of Exela is 2701 E. Grauwyler Rd., Irving, TX.

(3)      The Sponsor is the record holder of the shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Includes 5,494,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares upon closing of the Business Combination), 537,500 Placement Shares, 1,250,000 Forward Purchase Shares, assumes 984,654 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $9,846,536 owed by CF VIII to the Sponsor as of August 31, 2023, at an issuance price of $10.00 per share) and includes an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants, each of which is exercisable by the Sponsor commencing on the date that is thirty (30) days after consummation of CF VIII’s initial business combination. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(4)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement) of $17,995,287, representing the amount of such indebtedness as of August 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF VIII

Founder Shares

On July 8, 2020, the Sponsor purchased 5,750,000 shares of CF VIII Class B Common Stock for an aggregate price of $25,000 or approximately $0.004 per share. In March 2021, the Sponsor transferred 10,000 shares of CF VIII Class B Common Stock to each of Mr. Hochberg and Ms. Blechman, each an independent director of CF VIII. On March 11, 2021, CF VIII effected a 1.1-for-1 stock split. All share and per share amounts included in CF VIII’s financial statements elsewhere in this prospectus have been retroactively adjusted. On March 16, 2021, following consummation of the IPO, the Sponsor returned to CF VIII, at no cost, an aggregate of 75,000 shares of CF VIII Class B Common Stock in connection with the underwriters’ decision not to exercise the remaining portion of their over-allotment option, all of which were cancelled, resulting in an aggregate of 6,250,000 shares of CF VIII Class B Common Stock outstanding and held by the Sponsor and two of the independent directors of CF VIII.

On March 6, 2023, CF VIII issued 5,000,000 shares of CF VIII Class A Common Stock to the Sponsor upon the conversion of 5,000,000 shares of CF VIII Class B Common Stock held by the Sponsor. The 5,000,000 shares of CF VIII Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the CF VIII Class B Common Stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

Upon effectiveness of the Merger, the outstanding shares of CF VIII Class B Common Stock will automatically convert into shares of CF VIII Class A Common Stock on a one-to-one basis (and immediately thereafter, upon effectiveness of the Combined Entity Charter, will convert into shares of Common Stock (of the Combined Entity), also on a one-to-one basis. The Founder Shares are subject to certain transfer restrictions described herein. The Sponsor is a Delaware limited liability company. It is not controlled by, and does not have substantial ties to, any non-U.S. person.

Placement Units

Simultaneously with the closing of the IPO, the Sponsor purchased 540,000 Placement Units at a price of $10.00 per Placement Unit ($5,400,000 in the aggregate). Each Placement Unit consists of one share of CF VIII Class A Common Stock and one-fourth of one Placement Warrant. Each whole Placement Warrant sold as part of the Placement Units is exercisable for one share of CF VIII Class A Common Stock at a price of $11.50 per share. The proceeds from the Placement Units were added to net proceeds from the IPO that were deposited in the Trust Account (resulting in, upon consummation of the IPO, the Trust Account holding $10.00 per share of CF VIII Class A Common Stock). If CF VIII does not complete a business combination by March 16, 2024 (as may be extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board), the Placement Warrants will expire worthless. The Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Placement Warrants will expire five years after the completion of CF VIII’s initial business combination or earlier upon redemption or liquidation.

In March 2022, the Sponsor transferred 2,500 Placement Shares to Mr. Sharp and CF VIII agreed to pay Mr. Sharp $25,000 to serve as a director of CF VIII, which payment was made on March 1, 2023.

The Sponsor and CF VIII’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Placement Units, Placement Shares or Placement Warrants until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement, dated March 11, 2021, between CF VIII, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VIII paid a total of $4,400,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

Forward Purchase Contract

In connection with the closing of the IPO, on March 11, 2021, the Sponsor and CF VIII entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VIII agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VIII’s initial business combination, 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants, for an aggregate purchase price of $10.0 million. The Forward Purchase Securities will be subject to the lock-up as further described under the section “Information Related to Offered Securities — Lock-Up Restrictions.”

Business Combination Marketing Agreement

Pursuant to the Business Combination Marketing Agreement, CF VIII engaged CF&Co. as an advisor in connection with CF VIII’s initial business combination to assist CF VIII in arranging meetings with CF VIII Stockholders to discuss any potential initial business combination and the target business’ attributes, introducing CF VIII to potential investors that are interested in purchasing CF VIII’s securities, and assisting CF VIII with its press releases and public filings in connection with any initial business combination. Pursuant to the Business Combination Marketing Agreement, CF VIII agreed to pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to $9,350,000. However, in connection with the Merger, subject to and conditioned upon the closing of the Merger, CF&Co. agreed to waive such fee. If an initial business combination other than the Business Combination is consummated, CF&Co. would be entitled to receive the business combination marketing fee that will be released from the Trust Account only upon completion of such an initial business combination.

Engagement Letter

Pursuant to the Engagement Letter, CF VIII engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VIII in connection with the Business Combination. CF&Co. will not receive any fees for its services under the Engagement Letter, although it is entitled to reimbursement for expenses incurred in connection with its services and indemnification by CF VIII (or, following the Closing of the Business Combination, the Combined Entity).

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with an intended business combination, the Sponsor loaned CF VIII $1,750,000 pursuant to the Sponsor Loan to fund CF VIII’s expenses relating to investigating and selecting a target business and for other working capital requirements after the IPO and prior to a business combination.

If the Sponsor Loan is insufficient to cover the working capital requirements of CF VIII, the Sponsor or an affiliate of the Sponsor, or certain of CF VIII’s officers and directors may, but are not obligated to, loan CF VIII funds as may be required under the Working Capital Loans.

On June 30, 2022, CF VIII entered into the First Working Capital Loan, which has been fully drawn by CF VIII.

On October 14, 2022, CF VIII entered into the Second Working Capital Loan, which has been fully drawn by CF VIII.

On March 31, 2023, CF VIII entered into the Third Working Capital Loan, which has been fully drawn by CF VIII.

On August 31, 2023, CF VIII entered into the Fourth Working Capital Loan.

Each of the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan and the Fourth Working Capital Loan bears no interest and is due and payable on the date on which CF VIII consummates its initial business combination. The principal balance may be prepaid at any time. Except for the foregoing, the terms of any additional Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any additional Working Capital Loans.

On March 9, 2022, the Sponsor loaned CF VIII $4,424,015 ($0.20 for each CF VIII Public Share not redeemed in connection with the First Extension) pursuant to the First Extension Loan, which amount was deposited into the Trust Account.

On September 30, 2022, the Sponsor loaned CF VIII $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) pursuant to the Second Extension Loan, which amount was deposited into the Trust Account.

On March 15, 2023, the Sponsor loaned CF VIII up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) pursuant to the Third Extension Loan. The initial drawdown of the Monthly Amount was deposited in the Trust Account on such date and additional fundings of the Monthly Amount have been drawn down under the Third Extension Loan for each additional month that CF VIII extends its time to consummate an initial business combination thereafter through September 16, 2023.

Each Extension Loan does not bear interest and will be repaid to the Sponsor or its designees upon consummation of CF VIII’s initial business combination.

In the event that a business combination does not close, CF VIII may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan, the Extension Loans and the Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan, the Extension Loans or the Working Capital Loans.

In connection with the execution of the Merger Agreement, the Sponsor agreed that the Sponsor Loan, the Extension Loans and the Working Capital Loans would be repaid in the form of newly issued shares of CF VIII Class A Common Stock, at a value of $10.00 per share, in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the loans payable by CF VIII to the Sponsor were approximately $9,491,000 and $8,200,000, respectively. As of June 30, 2023 and December 31, 2022, the face amounts of these loans were approximately $9,491,000 and $8,500,000, respectively.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF VIII entered into a Sponsor Support Agreement with the Sponsor, BTC International and XBP Europe, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VIII Capital Stock in favor of the Merger Agreement and each of the Proposals, and to not transfer such shares, (ii) to subject certain of its shares of CF VIII Capital Stock to additional transfer restrictions after Closing, which such transfer restrictions are described in additional detail below, (iii) not to redeem any of its shares of CF VIII Capital Stock in connection with the Transactions, (iv) to waive the anti-dilution rights with respect to the shares of CF VIII Class B Common Stock under the CF VIII Charter, (v) upon Closing, to forfeit for cancellation 733,400 of its Founder Shares, and (vi) to convert its right to repayment under any outstanding loans from the Sponsor (including the Sponsor Loan, the Extension Loans, and the Working Capital Loans) due by CF VIII upon Closing to be in the form of newly issued shares of CF VIII Class A Common Stock at a value of $10.00 per share, except as otherwise set forth in the Merger Agreement. Additionally, the Sponsor agreed not to solicit, negotiate or enter into competing transactions as further provided in the Sponsor Support Agreement.

In the Sponsor Support Agreement, the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination), and the 250,000 Promote Forward Purchase Shares it will acquire at Closing, will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Merger Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate; provided, however that such termination will not relive any party thereto from liability arising in respect of any prior breach of the Sponsor Support Agreement.

Amended and Restated Registration Rights Agreement

Upon closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Common Stock held by the parties to the Registration Rights Agreement after the Closing. Existing Holders or New Holders, in each case holding a majority of the registrable securities owned by all Existing Holders or New Holders, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Holders, or five demand registrations by the New Holders). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Entity will indemnify such Holders and certain persons or entities related to such Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, or any omission or alleged omission of a material fact required to be stated therein to make any statements made therein not misleading, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Entity and certain persons or entities related to the Combined Entity such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

XBP Europe

Underwriting Agreement

Pursuant to an underwriting agreement, dated January 15, 2015, between QAC 2, on the one hand, and Deutsche Bank Securities Inc. and CF&Co., as representatives of the several underwriters, on the other hand, at closing of its initial public offering, QAC 2 paid CF&Co. a total of $3.25 million in underwriting discounts and commissions for CF&Co.’s services as a representative of the underwriters in QAC 2’s initial public offering, and upon consummation of QAC 2’s initial business combination with Exela, CF&Co. was entitled to be paid by QAC 2 an additional $6.125 million in deferred underwriting fees, a portion of which fees were paid in July 2017 pursuant to a combination of cash and shares of Exela. CF&Co. also acted as capital markets advisor in connection with QAC 2’s initial business combination with Exela.

Share Buyback Program

CF&Co. acted as agent in connection with Exela’s share buyback program announced in November 2017 and which expired in November 2019, and pursuant to which Exela repurchased shares of common stock for an aggregate purchase price of approximately $10.8 million. In connection with its role as agent, CF&Co. was paid customary fees.

At-the-Market Sales Program

CF&Co. is currently acting as a distribution agent in the ATM Program announced by Exela in May 2022 pursuant to which it may offer and sell up to $250 million of newly issued shares of common stock. In connection with its role as a distribution agent, CF&Co. may be paid a commission of up to 5.0% of gross sales made by it as agent in the ATM Program. CF&Co. last made sales under the ATM Program in July 2022.

Ultimate Parent Support Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into an Ultimate Parent Support Agreement with the Ultimate Parent, an indirect parent of BTC International and wholly owned subsidiary of Exela, pursuant to which, among other things, the Ultimate Parent agreed (i) to cause its direct and indirect subsidiaries to vote their shares of BTC International in favor of the Merger Agreement and other resolutions needed to consummate the Business Combination and the Transactions, and to not transfer such shares, and (ii) not to take any action that would hinder or prevent the consummation of the Business Combination or the other Transactions. Additionally, Ultimate Parent agreed not to solicit, negotiate or enter into competing transactions as further provided in the Ultimate Parent Support Agreement. In addition, on or prior to Closing, (i) $13,105,851 of intercompany loans due to the Ultimate Parent and/or certain of its subsidiaries from XBP Europe will be contributed to the capital of XBP Europe (or such intercompany loans will otherwise be satisfied without payment by XBP Europe), and (ii) on Closing, out of an additional amount of $8,365,801 of intercompany payables due from XBP Europe to the Ultimate Parent and/or certain of its subsidiaries, CF VIII will issue to the Ultimate Parent or such other payees 418,290 shares of Common Stock (in satisfaction of $4,182,900 of intercompany payables), with the remaining $4,182,901 still outstanding.

The Ultimate Parent Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon termination of the Merger Agreement, all obligations of the parties under the Ultimate Parent Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Ultimate Parent Support Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into the Lock-Up Agreement with XBP Europe and BTC International, pursuant to which BTC International agreed that securities of the Combined Entity held by it immediately following the Closing will be locked-up and subject to transfer restrictions until the earlier of: (i) the one (1) year anniversary of the date of the Closing, and (ii) the date on which CF VIII consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all CF VIII Stockholders having the right to exchange their shares of common stock for cash, securities or other.

Services Agreement

Upon closing of the Business Combination, XBP Europe and Exela BPA will enter into a Services Agreement. The Services Agreement requires Exela BPA, its affiliates and its permitted subcontractors to provide to XBP Europe and its subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided to XBP Europe and its subsidiaries during the twelve (12) months prior to the Closing Date. Exela BPA is also required to respond in good faith to any request from XBP Europe for new services or services in excess of those provided in the twelve (12) months prior to the Closing Date.

The Services Agreement provides that, prior to the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s Common Stock, XBP Europe will not solicit, negotiate or enter into competing transactions (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), outside of Europe, Africa, or the Middle East. The Services Agreement also provides that prior to the two year anniversary of the Closing, Exela BPA, its subsidiaries, and Exela will not solicit, negotiate or enter into competing transactions services (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), in Europe, Africa or the Middle East.

The Services Agreement has an initial term of twelve (12) months and will continue beyond such term to the extent that the parties thereto have mutually agreed a longer term for any individual service. Services shall generally be charged at cost plus 8%, or as otherwise agreed or required by law.

Intercompany Confidentiality and Intellectual Property License Agreement

Concurrently with the execution of the Merger Agreement, XBP Europe entered into the License Agreement with certain affiliates of the Ultimate Parent, pursuant to which the XBP Companies both granted to their affiliates and received from their affiliates, a world-wide, non-exclusive, royalty-free, perpetual, irrevocable license to intellectual property in existence at Closing for use in the same manner as used by prior to Closing. The License Agreement includes limited restrictions on sublicenses and assignments to certain parties, and contemplates the purchase of post-Closing improvements at negotiated royalties. Additionally, the License Agreement includes customary confidentiality and indemnification obligations from both licensors and licensees.

Tax Sharing Agreement

Upon closing of the Business Combination, Exela, XBP Europe, and the Combined Entity will enter into a Tax Sharing Agreement. The Tax Sharing Agreement requires Exela to indemnify and hold harmless XBP Europe and its subsidiaries from and against any taxes of an Exela Consolidated Group imposed on XBP Europe or any of its subsidiaries as a result of being a member of such Exela Consolidated Group for any tax year of XBP Europe or its subsidiaries ending on or prior to the Closing Date.

The Tax Sharing Agreement also provides that if the Combined Entity (or its subsidiaries) is eligible to be included in an Exela Consolidated Group after the Closing Date, (i) Exela will file income tax returns for the Exela Consolidated Group, (ii) the Combined Entity will make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if the XBP Consolidated Group were not included in the Exela Consolidated Group, and (iii) Exela will pay the entire federal (and applicable state and local) income tax liability of the Exela Consolidated Group and will indemnify and hold harmless the XBP Consolidated Group against any such liability (other than the XBP Consolidated Group’s share of such liability). The Tax Sharing Agreement also sets forth rules related to allocating income, losses and credits to the XBP Consolidated Group, preparing consolidated tax returns of the Exela Consolidated Group, and conducting tax audits and litigation involving the Exela Consolidated Group.

Amended and Restated Registration Rights Agreement

See “— CF VIII — Amended and Restated Registration Rights Agreement” above.

Exela Technologies, Inc.

Prior to the Business Combination, XBP Europe was wholly owned by Exela. Following the Business Combination, the Combined Entity (and indirectly, XBP Europe) will continue to be majority owned by Exela and, therefore, Exela will continue to control a significant percentage of the outstanding voting power of the Combined Entity and XBP Europe. So long as this ownership and control continues, Exela, along with its directors and management team, including its Executive Chairman, Par Chadha, will generally will have the ability to control the outcome of any matter submitted for the vote of Combined Entity stockholders, including the election and removal of directors, changes to the size of the Combined Entity Board, any amendment to the Combined Entity Charter and Combined Entity Bylaws, and the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Combined Entity’s assets (other than in certain circumstances set forth in the Combined Entity Charter or Combined Entity Bylaws). In addition, XBP Europe relies on the services that Exela has provided in the past and in the event that Exela fails to provide such services in the future, as more fully described in “Certain Relationships and Related Person Transactions — Services Agreement.” Given these relationships, XBP Europe will continue to rely on (and the Combined Entity will rely on), Exela.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to an aggregate of up to 2,739,089 shares of our Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, transferees, or other successors in interest who later come to hold any of the shares of our Common Stock covered by this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders and sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Common Stock held by the Selling Securityholders immediately prior to the sale of any shares under this prospectus, the number of shares of Common Stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of our Common Stock that each Selling Securityholder will beneficially own after this offering. Except as set forth below, the ownership percentages are based on a total of 30,277,323 shares of Common Stock outstanding immediately following consummation of the Business Combination (assuming no exercise of Warrants except by the applicable Selling Securityholder as further described below, and making the additional assumptions described in the section entitled “The Offering”), after taking into account the 1,399,931 CF VIII Public Shares validly tendered for redemption in connection with the Business Combination and the Fourth Extension. In calculating percentages of shares of Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Securityholder’s Warrants, if any, and did not assume the exercise of any other Selling Securityholders’ Warrants.

Other than as set forth below, we cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of our Common Stock covered by this prospectus. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See the section entitled “Plan of Distribution.”

The Selling Securityholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the shares of our Common Stock covered by this prospectus.

The table set forth below will be updated in the final prospectus to reflect the actual number of shares of Common Stock issued and outstanding, and the actual number of shares of Common Stock held by the Selling Securityholders, in each case immediately following the consummation of the Business Combination.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Common Stock registered on its behalf.

Name of Selling Securityholder	Shares Owned Before the Offering		Shares to be Sold in the Offering		Ownership After the Offering
	Number of Shares(3)	% of Common Stock(3)	Number of Shares	% of Common Stock(3)	Number of Shares(3)	% of Common Stock(3)
CFAC Holdings VIII, LLC(1)(2)	8,651,754	28.2%	2,736,589	8.9%	5,915,165	19.3%
Robert Sharp	2,500	*	2,500	*	0	—

____________

*        Less than 1%

(1)      Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Includes 5,494,600 Founder Shares (after taking into account the forfeiture of 733,400 Founder Shares upon closing of the Business Combination), 537,500 Placement Shares, 1,250,000 Forward Purchase Shares, assumes 984,654 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $9,846,536 owed by CF VIII to the Sponsor as of August 31, 2023, at an issuance price of $10.00 per share) and includes an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants,

each of which is exercisable by the Sponsor commencing on the date that is thirty (30) days after consummation of CF VIII’s initial business combination. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(2)      The Sponsor has informed us that upon the Closing, it intends to distribute to Cantor a number of shares of Common Stock to be held by it at Closing (after taking into account any Additional Loan Shares to be issued to the Sponsor) and Cantor intends to further distribute such shares to its partners, including partners that are not affiliates of CF VIII. The number of shares being registered for resale hereunder which will be distributed to such non-affiliate partners will be disclosed in the final prospectus.

(3)      In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Common Stock underlying any Warrants held by such person are included. However, these shares are not included in the computation of the percentage ownership of any other person. In calculating the Sponsor’s ownership percentage, the number of shares of Common Stock beneficially owned (the numerator) and the number of outstanding shares of Common Stock (the denominator) both include an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants, each of which is exercisable by the Sponsor commencing on the date that is thirty (30) days after consummation of CF VIII’s initial business combination.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following summary of the material terms of the Combined Entity’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Combined Entity Charter is included as an exhibit to the Registration Statement of which this prospectus is a part. You are urged to read the Combined Entity Charter in its entirety for a complete description of the rights and preferences of Combined Entity’s securities following the Business Combination.

Authorized Capitalization

The total amount of the Combined Entity’s authorized capitalized stock consists of (a) 160,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 10,000,000 shares of preferred stock of the Combined Entity. The Combined Entity is expected to have 30,277,323 shares of Common Stock outstanding and no shares of Combined Entity preferred stock outstanding immediately after the consummation of the Business Combination (assuming no exercise of Warrants, and making the additional assumptions described in the section entitled “The Offering”).

Common Stock of the Combined Entity

Voting rights.    Each holder of Common Stock will be entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of Common Stock will not have cumulative voting rights. Except as otherwise required in the Combined Entity Charter or by applicable law, the holders of the Common Stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Entity) when, as and if declared thereon by the Combined Entity Board from time to time out of any assets or funds of the Combined Entity legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Rights upon liquidation.    Subject to the applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock of the Combined Entity, in any event of an voluntary or involuntary liquidation, dissolution or winding up of the Combined Entity, after payment or provision for payment of the debts and other liabilities of the Combined Entity, the holders of shares of Common Stock will be entitled to receive all of the remaining assets of the Combined Entity available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Preferred Stock of the Combined Entity

The Combined Entity Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix for each such series the designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as stated and expressed in the resolution or resolutions adopted and filed by the Combined Entity Board in accordance with the DGCL.

The issuance of Combined Entity preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock of the Combined Entity, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Combined Entity, or delaying or preventing a change in control of the Combined Entity. Although the Combined Entity does not currently intend to issue any shares of preferred stock, the Combined Entity cannot assure you that the Combined Entity will not do so in the future.

Dividends

The payment of future dividends on the shares of the Common Stock is subject to the rights of the holders of the Combined Entity preferred stock (if any) and will depend on the revenues and earnings (if any), capital requirements and financial condition of the Combined Entity after the completion of the Business Combination subject to the discretion of the Combined Entity Board. The Combined Entity Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. The ability of the Combined Entity to declare dividends may be limited by the terms of any financing and other agreements entered into by the Combined Entity or its subsidiaries from time to time.

Election of Directors

The Combined Entity Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal. Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Immediately following consummation of the Business Combination, Exela will indirectly (through its ownership of BTC International) hold more than 50% of the voting power of the Combined Entity capital stock.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Combined Entity Charter, a director serving on a classified board may be removed by the stockholders only for cause. The Combined Entity Charter provides that, subject to the rights, if any, of the holders of shares of the Combined Entity preferred stock then outstanding, directors may be removed for cause upon the affirmative vote of 75% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Combined Entity Charter provides that, subject to the rights granted to one or more series of the Combined Entity preferred stock then outstanding, any newly created directorship on the Combined Entity Board that results from an increase in the number of directors, and any vacancy that results from the death, resignation, disqualification, removal or another cause, may be filled by a majority vote of the Combined Entity Board then in office, even if they do not represent a quorum, and even if only a single director is then in office (unless the Combined Entity Board determines that such vacancy should be filled by a vote of the stockholders).

Annual Stockholder Meetings

The proposed Combined Entity Bylaws, included as an exhibit to the Registration Statement of which this prospectus is a part, provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Entity Board. To the extent permitted under applicable law, the Combined Entity Board may conduct meetings by remote communications. The proposed Combined Entity Bylaws provide that stockholders seeking to bring business before the Combined Entity’s annual meeting of stockholders, or to nominate candidates for election as directors at the Combined Entity’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Combined Entity’s Secretary at the Combined Entity’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Combined Entity’s annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Combined Entity Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Combined Entity’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders. The proposed Combined Entity Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of Combined Entity capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Combined Entity of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit the Combined Entity’s stockholders’ ability to bring matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Quorum

Unless otherwise required by the DGCL or the Combined Entity Charter, the Combined Entity Bylaws provide that holders of a majority of the aggregate voting power of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Entity Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Entity by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Special Meetings

The proposed Combined Entity Bylaws provide that special meetings of stockholders may be called only by or at the direction of the Combined Entity Board, pursuant to a resolution adopted by a majority of the Combined Entity Board. Stockholders of the Combined Entity will not be eligible and will have no right to call a special meeting.

The Combined Entity Bylaws also provide that any action required or permitted to be taken at any meeting of the Combined Entity Board or of any committee thereof may be taken without a meeting, if all members of the Combined Entity Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto must be filed with the minutes of proceedings of the Combined Entity Board or committee thereof.

Combined Entity Charter and Combined Entity Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Combined Entity Bylaws may be amended, altered or repealed (A) at any annual or regular meeting of the Combined Entity Board, or at any special meeting of the Combined Entity Board if notice of the proposed alteration, amendment or repeal is contained in written notice of such special meeting, by the affirmative vote of a majority of the Combined Entity Board then present (at which meeting a quorum of the Combined Entity Board is present); or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. CF VIII has entered, and the Combined Entity expects to continue to enter into, agreements to indemnify the directors, executive officers and other employees as determined by the Combined Entity Board. Under the terms of such indemnification agreements, the Combined Entity will be required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Entity or any of its subsidiaries or was serving at the Combined Entity’s request in an official capacity for another entity. The Combined Entity will be required to indemnify its officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Combined Entity, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

The Combined Entity Charter requires that derivative actions brought in the name of the Combined Entity, actions against directors, officers and other employees for breaches of fiduciary duty, actions asserting a claim against the Combined Entity or any directors, officers or other employees arising pursuant to the DGCL of the Combined Entity Charter or the Combined Entity Bylaws, actions asserting a claim against the Combined Entity or any directors, officers or other employees governed by the internal affairs doctrine, or actions asserting an “internal corporate claim” (as defined in the DGCL) may be brought only in the Court of Chancery in the State of Delaware, all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that if the Court of Chancery in the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits the Combined Entity by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Listing of Securities

CF VIII has applied to list the Common Stock and Warrants (of the Combined Entity) on Nasdaq under the symbols “XBP” and “XBPEW,” respectively.

Transfer Agent and Registrar

Upon completion of the Business Combination, the transfer agent and registrar for Common Stock will be Continental Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is discussion of material U.S. federal income tax considerations of the purchase, ownership and disposition of Common Stock. This discussion applies only to shares of Common Stock that are held as a capital asset for U.S. federal income tax purposes. Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to CF VIII. This discussion is limited to U.S. federal income tax considerations, and does not address estate or gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Common Stock;

•        persons holding shares of Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons who received their shares of Common Stock as compensation;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of selling their shares of Common Stock.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

The discussion below regarding material U.S. federal income tax considerations of the purchase, ownership and disposition of Common Stock is intended to provide only a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Stock. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of ownership. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of Common Stock, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Common Stock and will be treated as described below under the section titled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.    Upon a sale or other taxable disposition of shares of Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other consideration received and the U.S. holder’s adjusted tax basis in the shares of Common Stock sold. A U.S. holder’s adjusted tax basis in its shares of Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of shares of Common Stock (shares of Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of shares of Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. holders of Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of Common Stock, which will be treated as described below under the section titled “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.    Upon a sale or other taxable disposition of Common Stock, subject to the discussion of backup withholding and FATCA below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the sale or disposition, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held shares of Common Stock and, in the circumstance in which shares of Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of the issued and outstanding shares of Common Stock at any time within the shorter of the five-year period preceding the sale or other disposition or such Non-U.S. holder’s holding period for the shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such sale or other taxable disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after a Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to shares of Common Stock and proceeds from the sale, taxable exchange or taxable disposition of shares of Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of 30 percent (30%) on payments of dividends on shares of Common Stock. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid with respect to shares of Common Stock.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 2,739,089 shares of our Common Stock. The Sponsor has informed us that upon the Closing, it intends to distribute to Cantor a number of shares of Common Stock to be held by it at Closing (after taking into account any Additional Loan Shares to be issued to the Sponsor) and Cantor intends to further distribute such shares to its partners, including partners that are not affiliates of CF VIII. The number of shares being registered for resale hereunder which will be distributed to such non-affiliate partners will be disclosed in the final prospectus.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Common Stock covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•        in privately negotiated transactions;

•        in underwritten transactions;

•        in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•        in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•        through the distribution of the securities by any Selling Securityholder to its partners, members, stockholders or other equityholders, to the extent that such transaction constitutes a sale under this prospectus;

•        in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secured debts and other obligations;

•        to or through underwriters or agents;

•        in “at the market” or through market makers or into an existing market for the securities; or

•        through any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.

The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In addition, a Selling Securityholder (or its ultimate parent) that is an entity may elect to make a pro rata in-kind distribution of securities to its shareholders, partners, members or affiliates pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such shareholders, members, partners or affiliates would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements or are otherwise subject to a lock-up. See “Information Related to Offered Securities — Lock-Up Restrictions.”

LEGAL MATTERS

Certain legal matters relating to the validity of the Common Stock to be offered hereunder have been passed upon by Hughes Hubbard & Reed LLP.

EXPERTS

The financial statements of CF VIII as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to CF VIII’s ability to continue as a going concern) appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of XBP Europe, Inc. and its subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022, 2021 and 2020 appearing in this prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

XBP Europe, Inc. and Subsidiaries

Page
Report of Independent Registered Public Accounting Firm	F-2
Combined and Consolidated Balance Sheets as of December 31, 2022 and 2021	F-3
Combined and Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2022, 2021 and 2020	F-4
Combined and Consolidated Statements of Changes in Net Parent Investment for the Years Ended December 31, 2022, 2021 and 2020	F-5
Combined and Consolidated Statements of Cash Flows for the Years Ended December 31, 2022, 2021 and 2020	F-6
Notes to the Combined and Consolidated Financial Statements	F-7

Condensed Combined and Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (Unaudited)	F-40
Condensed Combined and Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-41
Condensed Combined and Consolidated Statements of Changes in Net Parent Investment for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-42
Condensed Combined and Consolidated Statements of Cash Flows for six months ended June 30, 2023 and 2022 (Unaudited)	F-43
Notes to the Unaudited Condensed Combined and Consolidated Financial Statements	F-44

CF ACQUISITION CORP. VIII

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

of XBP Europe Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated balance sheets of XBP Europe Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related combined and consolidated statements of operations and comprehensive loss, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Correction of a Misstatement

As discussed in Note 19 to the combined and consolidated financial statements, the 2021 and 2020 financial statements have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2022.

Sterling Heights, Michigan

May 12, 2023, except for Notes 13, 16, 18 and 19, which are as of July 14, 2023

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Balance Sheets

As of December 31, 2022 and 2021

(in thousands of United States dollars)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$7,473	$2,910
Accounts receivable, net of allowance for doubtful accounts of $2,366 and $1,447 respectively	35,977	35,109
Inventories, net	4,526	4,093
Prepaid expenses and other current assets	8,773	10,033
Related party note receivable	13,266	14,064
Total current assets	70,014	66,209
Property, plant and equipment, net of accumulated depreciation of $44,629 and $44,448 respectively	14,620	13,014
Operating lease right-of-use assets, net	5,848	10,383
Goodwill	22,062	23,952
Intangible assets, net	1,529	2,288
Deferred income tax assets	7,055	9,554
Other noncurrent assets	1,712	1,596
Total assets	$122,841	$126,996

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities
Accounts payable	$16,863	$14,099
Related party payables	32,658	16,607
Accrued liabilities	24,724	22,222
Accrued compensation and benefits	13,401	17,786
Customer deposits	1,061	2,147
Deferred revenue	5,660	5,760
Current portion of finance lease liabilities	757	1,073
Current portion of operating lease liabilities	1,796	4,120
Current portion of long-term debt	4,970	18,603
Total current liabilities	101,891	102,417
Related party notes payable	11,164	11,164
Long-term debt, net of current maturities	14,446	3,220
Finance lease liabilities, net of current portion	658	1,426
Pension liabilities	16,076	27,357
Operating lease liabilities, net of current portion	3,963	6,255
Other long-term liabilities	1,576	1,687
Total liabilities	$149,775	$153,526
Commitments and Contingencies (Restated) (Note 13)

STOCKHOLDER’S DEFICIT
Net parent investment	(5,845)	2,084
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(17,789)	(18,233)
Unrealized pension actuarial losses, net of tax	(3,298)	(10,381)
Total accumulated other comprehensive loss	(21,087)	(28,614)
Total stockholder’s deficit	(26,932)	(26,530)
Total liabilities and stockholder’s deficit	$122,841	$126,996

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

	Year ended December 31,
	2022	2021 (Restated)	2020 (Restated)
Revenue, net	$180,349	$205,772	$217,272
Related party revenue, net	143	178	272
Cost of revenue (exclusive of depreciation and amortization)	136,276	164,256	175,117
Related party cost of revenue	511	766	380
Selling, general and administrative expenses (exclusive of depreciation and amortization)	32,956	29,764	44,199
Related party expense	8,309	9,807	10,606
Depreciation and amortization	4,390	5,166	6,312
Operating loss	(1,950)	(3,809)	(19,070)
Other expense (income), net
Interest expense, net	3,062	2,836	2,844
Related party interest income, net	(25)	(141)	(217)
Foreign exchange losses, net	1,184	1,162	2,195
Other (income) expense, net	(804)	2,142	(17)
Net loss before income taxes	(5,367)	(9,808)	(23,875)
Income tax expense	2,562	2,920	4,502
Net loss	(7,929)	(12,728)	(28,377)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	444	(744)	3,622
Unrealized pension actuarial gains (losses)	7,083	6,188	(8,508)
Total other comprehensive loss, net of tax	$(402)	$(7,284)	$(33,263)

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Changes in Net Parent Investment

December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

		Accumulated Other Comprehensive Loan
	Net Parent Investment	Foreign Currency Translation Adjustment	Unrealized Pension Actuarial Losses, net of tax	Total Net Parent Investment
Balances at January 1, 2020	$43,189	$(21,111)	$(8,061)	$14,017
Net loss January 1, 2020 to December 31, 2020	(28,377)	—	—	(28,377)
Foreign currency translation adjustment	—	3,622	—	3,622
Net unrealized pension actuarial losses, net of tax		—	(8,508)	(8,508)
Balances at December 31, 2020	$14,812	$(17,489)	$(16,569)	$(19,246)
Net loss January 1, 2021 to December 31, 2021	(12,728)	—	—	(12,728)
Foreign currency translation adjustment	—	(744)	—	(744)
Net unrealized pension actuarial gains, net of tax	—	—	6,188	6,188
Balances at December 31, 2021	$2,084	$(18,233)	$(10,381)	$(26,530)
Net loss January 1, 2022 to December 31, 2022	(7,929)	—	—	(7,929)
Foreign currency translation adjustment	—	444	—	444
Net unrealized pension actuarial gains, net of tax	—	—	7,083	7,083
Balances at December 31, 2022	$(5,845)	$(17,789)	$(3,298)	$(26,932)

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Cash Flows

For the years ended December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

	Year ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(7,929)	$(12,728)	$(28,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	3,779	4,159	4,624
Amortization of developed technology	237	294	489
Intangible amortization	379	451	1,220
Provision for doubtful accounts	181	216	259
Unrealized foreign currency losses	1,550	2,513	1,950
Loss on disposal of assets	82	1,565	47
Gain on sales of assets	—	(2,226)	—
Change in deferred income taxes	1,668	3,003	2,160

Change in operating assets and liabilities
Accounts receivable	(3,369)	3,707	3,945
Inventories	(688)	939	237
Prepaid expense and other assets	4,253	6,414	1,205
Accounts payable	3,834	1,573	(620)
Related parties payable	14,073	9,849	1,384
Accrued expenses and other liabilities	(7,727)	(23,964)	17,581
Deferred revenue	510	(524)	(1,028)
Customer deposits	(943)	1,722	325

Net cash provided by (used in) operating activities	9,890	(3,037)	5,401

Cash flows from investing activities
Purchase of property, plant and equipment	(6,366)	(1,915)	(2,189)
Proceeds from sale of property, plant and equipment	—	3,068	—

Net cash provided by (used in) investing activities	(6,366)	1,153	(2,189)

Cash flows from financing activities
Revolver borrowings	123,079	144,216	90,213
Revolver paydowns	(124,291)	(146,968)	(82,223)
Principal payments on long-term obligations	(829)	(271)	(618)
Proceeds from Credit Facility	1,732
Principal payments on finance leases	(1,021)	(1,600)	(1,144)

Net cash provided by (used in) financing activities	(1,329)	(4,623)	6,228

Effect of exchange rates on cash	2,369	166	(3,574)
Net increase (decrease) in cash and equivalents	4,562	(6,341)	5,866

Cash and equivalents, beginning of period	2,910	9,251	3,385
Cash and equivalents, end of period	7,473	2,910	9,251

Supplemental Cashflow information
Income tax payments, net of refunds received	1,288	(130)	710
Interest paid	3,028	2,909	2,906

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

1. Description of the Business

XBP Europe, Inc. (“XBP”, “the Business” or “our”) is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Business’ name — “XBP” — stands for “exchange for bills and payments” and reflects the Business’ strategy to facilitate connections between buyers and suppliers to optimize clients’ bills and payments and related digitization processes. XBP believes its business ultimately advances digital transformation, improves market-wide liquidity, and encourages sustainable business practices.

The Business provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and operations partner for its clients’ strategic journeys and streamlining their complex, disconnected payment processes. The Business serves over 2,000 clients across Europe, the Middle East and Africa (“EMEA”). The Business client relationships span multiple industries, including banking, healthcare, insurance, and the public sector. The Business is able to deploy its solutions to clients in any EMEA market due to its cloud-based structure. Its physical footprint spans 15 countries with 34 locations.

Merger/Business Combination with CF Acquisition Corp. VIII

On October 9, 2022, XBP entered into an Agreement and Plan of Merger (“Merger Agreement”) with CF Acquisition Corp. VIII, a special purpose acquisition company (“CF VIII”), whereby the business combination will be accounted for as a reverse capitalization in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes with XBP surviving as a direct wholly-owned subsidiary of CF VIII.

The Merger Agreement contains customary representations, warranties, closing conditions and other terms relating to the business combination. The transaction is expected to close in the second half of 2023, subject to approval from CF VIII shareholders.

2. Basis of Presentation and Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying combined and consolidated financial statements.

Basis of Presentation

Throughout the period covered by the combined and consolidated financial statements, the Business operated as part of Exela Technologies, Inc. (“Exela” or “Parent”). Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying combined and consolidated financial statements have been prepared from Exela’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from Exela. The operations of the Business are in various legal entities with a direct ownership relationship. Accordingly, Exela and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined and consolidated financial statements. The combined and consolidated financial statements and related notes to the combined and consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The combined and consolidated statements of operations and comprehensive loss include all revenues and costs directly attributable to XBP, including costs for facilities, functions and services used by XBP. Costs for certain functions and services such as accounting, finance and IT delivered by Exela are directly charged to XBP based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods. Current and deferred income taxes have been determined based on the stand-alone results of XBP. However, because the Business filed as part of Exela’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from those reported. The Business’ portion of its domestic and certain income taxes for jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

All intercompany transactions and balances within the Business have been eliminated. The combined and consolidated financial statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business. Transactions with affiliated companies owned by Exela or its subsidiaries which are not a part of the Business are reflected as related party transactions.

All of the allocations and estimates in the combined and consolidated financial statements are based on assumptions that management of Exela believes are reasonable. However, the combined and consolidated financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented.

Actual costs that would have been incurred if XBP had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.

Use of Estimates in Preparation of the Combined and Consolidated Financial Statements

Estimates and judgments relied upon in preparing these combined and consolidated financial statements include revenue recognition for multiple element arrangements, allowance for doubtful accounts, inventory obsolescence costs, income taxes, depreciation, amortization, employee benefits, contingencies, goodwill, intangible assets, right of use assets and obligation, pension obligations, pension assets, and asset and liability valuations. The Business regularly assesses these estimates and records changes in estimates in the period in which they become known. The Business bases its estimates on historical experience and various other assumptions that the Business believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Segment Reporting

The Business consists of two segments:

1.      The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. It offers automation of AP and AR processes and through its platform, XBP, seeks to integrate buyers and suppliers across Europe.

2.      The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposited with financial institutions and liquid investments with original maturity dates equal to or less than three months. All bank deposits and money market accounts are considered cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts. Revenue that has been earned but remains unbilled at the end of the period is recorded as a component of accounts receivable, net. The Business specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The Business writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it becomes probable that the receivable will not be collected.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Inventories

Inventories primarily include heavy-duty scanners and related parts, toner, paper stock, envelopes and postage supplies. Inventories are stated at the lower of cost or net realizable values and include the cost of raw materials, labor, and purchased subassemblies. Cost is determined using the weighted average method.

Property, Plant and Equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method (which approximates the use of the assets) over the estimated useful lives of the assets. When these assets are sold or otherwise disposed of, the asset and related depreciation is relieved, and any gain or loss is included in the combined and consolidated statements of operations and comprehensive loss for the period of sale or disposal. Leasehold improvements are amortized over the lease term or the useful life of the asset, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Intangible Assets

Customer Relationships

Customer relationship intangible assets represent customer contracts and relationships obtained as part of acquired businesses. Customer relationship values are estimated by evaluating various factors including historical attrition rates, contractual provisions and customer growth rates, among others. The estimated average useful lives of customer relationships range from 4 to 16 years depending on facts and circumstances. These intangible assets are primarily amortized straight-line over the estimated useful life. The Business evaluates the remaining useful life of intangible assets on an annual basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Developed Technology

The Business has acquired various developed technologies embedded in its technology platform. Developed technology is an integral asset to the Business in providing solutions to customers and is recorded as an intangible asset. The Business amortizes developed technology on a straight-line basis over the estimated useful life, which is typically 5 to 8.5 years.

Capitalized Software Costs

The Business capitalizes certain costs incurred to develop software products to be sold, leased or otherwise marketed after establishing technological feasibility in accordance with ASC section 985-20, Software — Costs of Software to Be Sold, Leased, or Marketed, and the Business capitalizes costs to develop or purchase internal-use software in accordance with ASC section 350-40, Intangibles — Goodwill and Other — Internal-Use Software. Significant estimates and assumptions include determining the appropriate period over which to amortize the capitalized costs based on estimated useful lives and estimating the marketability of the commercial software products and related future revenues. The Business amortizes capitalized software costs on a straight-line basis over the estimated useful life, which is typically 5 years.

Outsourced Contract Costs

Costs of outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed on a straight-line basis over the estimated contract term, which is typically 3 to 5 years. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or fulfillment activities and can be separated into two principal categories: contract commissions

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

and set-up/fulfillment costs. Contract fulfillment costs are capitalized only if they are directly attributable to a specifically anticipated future contract; represent the enhancement of resources that will be used in satisfying a future performance obligation (the services under the anticipated contract); and are expected to be recovered.

Impairment of Long-Lived Assets

The Business reviews the recoverability of its long-lived assets, including finite-lived trade names, trademarks, customer relationships, developed technology, capitalized software costs, outsourced contract costs, acquired software, workforce, and property, plant and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows based in part on the financial results and the expectation of future performance.

The Business did not record any impairment related to its property, plant, and equipment, customer relationships, developed technology, capitalized software cost or outsourced contract costs for the years ended December 31, 2022, 2021, and 2020.

Goodwill

Goodwill represents the excess purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Business’ reporting units are at the operating segment level, for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method.

The Business conducts its annual goodwill impairment tests on October 1st of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, the Business has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Business would be required to perform a quantitative impairment analysis for goodwill. The quantitative analysis requires a comparison of fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Business uses a combination of the Guideline Public Company Method of the Market Approach and the Discounted Cash Flow Method of the Income Approach to determine the reporting unit fair value. Refer to Note 8- Intangible Assets and Goodwill for additional discussion of goodwill.

Benefit Plan Accruals

The Business has defined benefit plans in the UK, Germany, Norway and France under which participants earn a retirement benefit based upon a formula set forth in the respective plans. The Business records annual amounts relating to its pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, and compensation increases. The Business reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Leases

The Business determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the combined and consolidated balance sheet. Finance leases are included in property, plant and equipment, current portion of finance lease liabilities and finance lease liabilities, net of current portion in the combined and consolidated balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. As most of the Business’ leases do not provide an implicit rate, the Business uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The implicit rate in the lease is used when readily determinable. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Business will exercise that option. Leases with a term of one year or less are not recorded on the balance sheet.

Finance lease ROU assets are amortized over the lease term or the useful life of the asset, whichever is shorter. The amortization of finance lease ROU assets is recorded in depreciation expense in the combined and consolidated statements of operations and comprehensive loss. For operating leases, expense is recognized for lease payments on a straight-line basis over the lease term.

Revenue Recognition

The Business accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. Revenue is measured as the amount of consideration that is expected to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. All of the Business’ material sources of revenue are derived from contracts with customers, primarily relating to the provision of business and transaction processing services within each of the Business’ segments. The Business does not have any significant extended payment terms, as payment is received shortly after goods are delivered or services are provided.

Nature of Services

The primary performance obligations are to stand ready to provide various forms of business processing services, consisting of a series of distinct services that are substantially the same and have the same pattern of transfer over time, and accordingly are combined into a single performance obligation. The Business’ promise to our customers is typically to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of transactions processed, requests fulfilled, etc.); as such, the total transaction price is variable. The variable fees are allocated to the single performance obligation charged to the distinct service period in which the Business has the contractual right to bill under the contract.

Revenue from the sale of recurring software licenses is recognized ratably over the contractual term, unless perpetual licenses are granted, which are recognized at a point in time. Professional services revenue consists of implementation services for new customers, or implementations of new products for existing customers. Professional services are typically sold on a time-and-materials basis and billed monthly based on actual hours incurred.

Revenue from the sale of hardware solutions is recognized on a point in time basis and related maintenance are recognized ratably over the contractual term.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Disaggregation of Revenues

The following tables disaggregate revenue from contracts by geographic region for the years ended December 31, 2022, 2021, and 2020:

	Year ended December 31,
(dollars in thousands)	2022	2021	2020
France	$66,054	$74,305	$74,637
Germany	55,668	56,906	62,401
United Kingdom	32,061	39,226	40,839
Sweden	17,640	23,680	24,598
Other	8,926	11,655	14,797
Total Combined Revenue	$180,349	$205,772	$217,272

Contract Balances

The following table presents contract assets, contract liabilities and contract costs recognized at December 31, 2022 and 2021:

(dollars in thousands)	Balance at Beginning of Period	Change	December 31, 2021	Change	December 31, 2022
Accounts receivable, net	$41,752	$(6,643)	$35,109	$868	$35,977
Deferred revenues	6,398	(638)	5,760	(100)	5,660
Customer deposits	531	1,616	2,147	(1,086)	1,061
Costs to obtain and fulfill a contract	107	(47)	60	(16)	44

Accounts receivable, net includes $9.5 million and $8.3 million as of December 31, 2022 and 2021, respectively, representing amounts not billed to customers. Unbilled receivables are accrued and represent work performed in accordance with the terms of contracts with customers.

Deferred revenues relate to payments received in advance of performance under a contract. A significant portion of this balance relates to maintenance contracts or other service contracts where the Business received payments for upfront conversions or implementation activities which do not transfer a service to the customer but rather are used in fulfilling the related performance obligations that transfer over time. The advance consideration received from customers is deferred over the contract term. The Business recognized revenue of $5.0 million during the year ended December 31, 2022 that had been deferred as of December 31, 2021. The Business recognized revenue of $4.4 million during the year ended December 31, 2021 that had been deferred as of December 31, 2020.

Costs incurred to obtain and fulfill contracts are deferred and presented as part of intangible assets, net and expensed on a straight-line basis over the estimated benefit period. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or fulfillment and can be separated into two principal categories: contract commissions and fulfillment costs. Applying the practical expedient in ASC 340-40-25-4, the incremental costs of obtaining contracts are recognized as an expense when incurred if the amortization period would have been one year or less. These costs are included in Selling, general and administrative expenses. The effect of applying this practical expedient was not material.

Customer deposits consist primarily of amounts received from customers in advance for postage. These advanced postage deposits are used to cover the costs associated with postage, with the corresponding postage revenue being recognized as services are performed.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Performance Obligations

At the inception of each contract, the Business assesses the goods and services promised in the Business’ contracts and identifies each distinct performance obligation. The majority of our contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts. For the majority of our business and transaction processing service contracts, revenues are recognized as services are provided based on an appropriate input or output method, typically based on the related labor or transactional volumes.

Certain of our contracts have multiple performance obligations, including contracts that combine software implementation services with post-implementation customer support. For contracts with multiple performance obligations, the Business allocates the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Business estimates the expected costs of satisfying a performance obligation and add an appropriate margin for that distinct good or service. The adjusted market approach is also used whereby the Business estimates the price that customers in the market would be willing to pay. In assessing whether to allocate variable consideration to a specific part of the contract, the Business considers the nature of the variable payment and whether it relates specifically to its efforts to satisfy a specific part of the contract. Certain of our software implementation performance obligations are satisfied at a point in time, typically when customer acceptance is obtained.

When evaluating the transaction price, the Business analyzes, on a contract-by-contract basis, all applicable variable consideration. The nature of our contracts gives rise to variable consideration, including volume discounts, contract penalties, and other similar items that generally decrease the transaction price. These amounts are estimated based on the expected amount to be provided to customers and reduce revenues recognized. The Business does not anticipate significant changes to our estimates of variable consideration.

Reimbursements from customers, such as postage costs, are included in revenue, while the related costs are included in cost of revenue.

Transaction Price Allocated to the Remaining Performance Obligations

In accordance with optional exemptions available under ASC 606, the Business did not disclose the value of unsatisfied performance obligations for (a) contracts with an original expected length of one year or less, and (b) contracts for which variable consideration relates entirely to an unsatisfied performance obligation, which comprise the majority of the Business’ contracts. The business has certain non-cancellable contracts where a fixed monthly fee is received in exchange for a series of distinct services that are substantially the same and have the same pattern of transfer over time, with the corresponding remaining performance obligations as of December 31, 2022 in each of the future periods below:

(dollars in thousands)
2023	$2,953
2024	832
2025	669
2026 and thereafter	1,206
Total	$5,660

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2022, 2021, and 2020, were $0.3 million, $0.2 million, and $0.1 million, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Research and Development

Research and development costs are expensed as incurred. Research and development expenses for the years ended December 31, 2022, 2021, and 2020, were $1.1 million, $1.1 million, and $1.0 million, respectively.

Restructuring Charges

Restructuring charges for exit and disposal activities are recognized when the liability is incurred. The liability for the restructuring charge associated with an exit or disposal activity is measured initially at its fair value. Restructuring charges for the years ended December 31, 2022, 2021, and 2020, were $0.3 million, $6.4 million, and $0.1 million, respectively.

Income Taxes

The Business accounts for income taxes by using the asset and liability method. The Business accounts for income taxes regarding uncertain tax positions and recognized interest and penalties related to uncertain tax positions in income tax expense in the consolidated statements of operations and comprehensive loss.

Deferred income taxes are recognized on the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as determined under tax laws and rates. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Business did not consider future book income as a source of taxable income when assessing if a portion of the deferred tax assets are more likely than not to be realized. However, scheduling the reversal of existing deferred tax liabilities indicated that a portion of the deferred tax assets are likely to be realized. Therefore, partial valuation allowances were established against a portion of the Business’ deferred tax assets. In the event the Business determines that it would be able to realize deferred tax assets that have valuation allowances established, an adjustment to the net deferred tax assets would be recognized as a component of income tax expense through continuing operations.

The Business engages in transactions (i.e. acquisitions) in which the tax consequences may be subject to uncertainty and examination by the varying taxing authorities. Therefore, judgment is required by the Business in assessing and estimating the tax consequences of these transactions. While the Business’ tax returns are prepared and based on the Business’ interpretation of tax laws and regulations, in the normal course of business the tax returns are subject to examination by the various taxing authorities. Such examinations may result in future assessments of additional tax, interest and penalties. For purposes of the Business’ income tax provision, a tax benefit is not recognized if the tax position is not more likely than not to be sustained based solely on its technical merits. Considerable judgment is involved in determining which tax positions are more likely than not to be sustained. Refer to Note 11 — Income Taxes for further information.

Loss Contingencies

The Business reviews the status of each significant matter, if any, and assesses its potential financial exposure considering all available information including, but not limited to, the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Business accrues a liability for the estimated loss. Judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to loss contingencies, accruals are based on the best information available at the time. As additional information becomes available, the Business reassesses the potential liability related to its pending claims and litigation and may revise its estimates. These revisions in the estimates of the potential liabilities could have a material impact on the results of operations and financial position of the Business. Our liabilities exclude any estimates for legal costs not yet incurred associated with handling these matters.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation

The Business has determined all international subsidiaries’ functional currency is the local currency. These assets and liabilities are translated at exchange rates in effect at the balance sheet date while income and expense amounts are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are disclosed as a separate component of other comprehensive loss.

Included as foreign exchange losses, net in the combined and consolidated statements of operations and comprehensive loss are net exchange loss of $1.2 million, $1.2 million and $2.2 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Fair Value Measurements

The Business records the fair value of assets and liabilities in accordance with ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

In addition to defining fair value, ASC 820 expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 — unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Refer to Note 12 — Employee Benefit Plans and Note 14 — Fair Value Measurement for further discussion.

Concentration of Credit Risk

Financial instruments that potentially subject the Business to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Business maintains its cash and cash equivalents and certain other financial instruments with highly rated financial institutions and limits the amount of credit exposure with any one financial institution. From time to time, the Business assesses the credit worthiness of its customers. Credit risk on trade receivables is minimized because of the large number of entities comprising our client base and their dispersion across many industries and geographic areas. The Business generally has not experienced any material losses related to receivables from any individual customer or groups of customers. The Business does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable, net. The Business does not have any significant customers that account for 10% or more of the total combined revenues.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Pronouncements

Effective January 1, 2022, the Business adopted Accounting Standards Update (“ASU”) no. 2021-05, Leases (Topic 842): Lessors — Certain Leases with Variable Lease Payments. The ASU requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate as an operating lease on the commencement date of the lease if specified criteria are met. The adoption had no material impact on the Business’s combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective January 1, 2021, the Business adopted ASU no. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes, for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a combined group. It also clarifies certain aspects of the existing guidance to promote more consistent application, among other things. The adoption had no material impact on our combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective March 12, 2020, the Business adopted ASU no. 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the guidance in GAAP on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate (“SOFR”). Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform, if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. The guidance is effective upon issuance and generally can be applied through December 31, 2022. The adoption had no impact on the Business’ combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective March 9, 2020, the Business adopted ASU no. 2020-03, Codification Improvements to Financial Instruments. This ASU represents changes to clarify or improve the Codification. The amendments make the Codification easier to understand and apply by eliminating inconsistencies and providing clarifications in relation to financial instruments. This guidance was effective immediately upon issuance. The additional elements of the ASU did not have a material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Effective January 1, 2020, the Business adopted ASU no. 2018-13, Fair Value Measurement (Topic 820); which changes the fair value measurement disclosure requirements of Accounting Standards Codification (“ASC 820”). The amendments in this ASU are the result of a broader disclosure project called FASB Concepts Statement, Conceptual Framework for Financial Reporting. The FASB used the guidance in the Concepts Statement to improve the effectiveness of ASC 820’s disclosure requirements. The objective of the disclosure requirements in this subtopic is to provide users of financial statements with information about assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to financial statements. The ASU includes but is not limited to the valuation techniques and inputs that a reporting entity uses to arrive at its measures of fair value, including judgments and assumptions that the entity makes, the uncertainty in the fair value measurements as of the reporting date, and how changes in fair value measurements affect an entity’s performance and cash flows. The adoption had no material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Effective January 1, 2020, the Business adopted ASU no. 2018-14, “Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans”. The standard revises the annual disclosure requirements by removing disclosures no longer considered cost beneficial, clarifying specific requirements of disclosures and

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

adding certain disclosures identified as relevant. ASU 2018-14 is effective for fiscal years ending after December 15, 2020. The standard should be applied on a retrospective basis to all periods presented. The standard did not have an impact on the Business’ combined and consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2020, the Business adopted ASU no. 2018-15, Intangibles, Goodwill, and Other — Internal Use Software (Subtopic 350-40): Customer’s accounting for implementation costs incurred in a Cloud Computing Arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The amendments also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, which includes reasonably certain renewals. The adoption had no material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Recently Issued Accounting Pronouncements

In September 2022, the FASB issued ASU 2022-04, Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU requires that a buyer in a supplier finance program disclose the key terms of supplier finance programs, the amount of obligations outstanding at the end of the reporting period that the entity has confirmed as valid to the finance provider, where these obligations are recorded in the balance sheet, and a roll forward of the obligations. The new standard is effective for fiscal years beginning after December 15, 2022, on a retrospective basis, including interim periods within those fiscal years. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

In October 2021, the FASB issued ASU no. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. While primarily related to contract assets and contract liabilities that were accounted for by the acquiree in accordance with ASC 606, the amendments also apply to contract assets and contract liabilities from other contracts to which the provisions of Topic 606 apply, such as contract liabilities from the sale of nonfinancial assets within the scope of Subtopic 610-20. The ASU should be applied prospectively and is effective for the Business for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Business will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This ASU along with related additional clarificatory guidance in the ASU No. 2019-05, “Financial Instruments — Credit Losses (Topic 326)” and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses”, is effective for the Business for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

3. Inventories

Inventories, net consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Finished goods	$6,607	$6,135
Allowance for obsolescence	(2,081)	(2,042)
Total inventories, net	$4,526	$4,093

Finished goods inventory includes of $2.1 million and $2.0 million of allowance for obsolescence as of December 31, 2022 and 2021, respectively. Our allowance for obsolescence is based on a policy developed by historical experience and management judgment.

4. Accounts Receivable

Accounts receivable, net consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Billed receivables	$28,704	$28,285
Unbilled receivables	9,639	8,271
Less: Allowance for doubtful accounts	(2,366)	(1,447)
Total accounts receivable, net	$35,977	$35,109

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. Our allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for doubtful accounts may occur based on market conditions or specific client circumstances.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Prepaid postage	$2,048	$2,406
Prepaid insurance	765	701
Prepaid maintenance	390	793
Government receivables	3,496	3,942
Deferred stock issuance costs	478	—
Other prepaids	1,596	2,191
Total prepaid expenses and other current assets	$8,773	$10,033

6. Leases

The Business leases numerous facilities in Europe. Our facilities house general offices, sales offices, service locations, and production facilities. Substantially all of our operations facilities are leased under long-term leases with varying expiration dates, except for the few owned locations. The Business regularly obtains various machinery, equipment, vehicles and furniture on leases. The machinery and equipment leases mainly include leasing of computers, servers, other IT equipment, mailing system, production equipment, generators, office equipment, printers, copiers and miscellaneous warehouse equipment.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

6. Leases (cont.)

Our ROU assets and lease liabilities as of December 31, 2022 and 2021 recorded on the combined and consolidated balance sheets are as follows:

	December 31,
Combined and consolidated balance sheet location (dollars in thousands)	2022	2021
Operating Lease
Operating lease right-of-use assets, net	$5,848	$10,383
Current portion of operating lease liabilities	1,796	4,120
Operating lease liabilities, net of current position	3,963	6,255
Finance Lease
Finance lease right-of-use assets, net (included in property, plant and equipment, net)	1,345	2,138
Current portion of finance lease liabilities	757	1,073
Finance lease liabilities	658	1,426

Supplemental combined and consolidated balance sheet information related to leases is as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term
Operating Leases	4.16	3.98
Finance leases	1.38	2.17

Weighted-average discount rate
Operating Leases	8.5%	8.0%
Finance leases	8.0%	8.8%

The interest on financing lease liabilities was $0.1 million, $0.3 million, and $0.1 million for the years ended December 31, 2022, 2021, and 2020, respectively. The amortization expense on finance lease right-of-use assets was $0.2 million, $0.2 million, and $0.1 million for the years ended December 31, 2022, 2021, and 2020 respectively.

Maturities of finance and operating lease liabilities based on lease term for the next five years are as follows:

(dollars in thousands)	Finance Leases	Operating Leases
2023	$852	$2,184
2024	646	1,437
2025	15	1,211
2026	—	794
2027	—	741
2028 and thereafter	—	363
Total lease payments	1,513	6,730
Less: Imputed interest	(98)	(971)
Present value of lease liabilities	$1,415	$5,759

Combined rental expense for all operating leases was $5.4 million, $6.6 million, and $7.3 million for the years ended December 31, 2022, 2021, and 2020, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

6. Leases (cont.)

The following table summarizes the cash paid and related right-of-use operating finance or operating lease recognized for the years ended December 31, 2022 and 2021.

(dollars in thousands)	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,347	$5,336
Financing cash flows from finance leases	1,021	1,600
Right-of-use lease assets obtained in the exchange for lease liabilities:
Operating leases	$34	$1,796
Finance leases	104	286

7. Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under finance leases, are stated at cost less accumulated depreciation, and amortization, and consist of the following:

(dollars in thousands)	Expected Useful Lives (in Years)	December 31,
		2022	2021
Buildings and improvements	7 – 40	$8,788	$5,074
Leasehold improvements	Shorter of life of improvement or lease term	967	1,039
Vehicles	5 – 7	—	3
Machinery and equipment	5 – 15	6,986	7,133
Computer equipment and software	3 – 8	29,870	30,958
Furniture and Fixtures	5 – 15	7,805	8,129
Finance lease right-of use assets	Shorter of life of the asset or lease term	4,833	5,126
		59,249	57,462
Less: Accumulated depression and amortization		(44,629)	(44,448)
Total property, plant and equipment, net		$14,620	$13,014

Depreciation expense related to property, plant and equipment was $3.7 million, $4.2 million, and $4.6 million for the years ended December 31, 2022, 2021, and 2020, respectively.

8. Intangible Assets and Goodwill

Intangibles

Intangible assets are stated at cost or acquisition-date fair value less amortization and impairment and consist of the following:

(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	December 31, 2022
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	5	$3,049	$(1,564)	$1,485
Outsource contract costs	1.5	449	(405)	44
Internally developed software	0.9	2,485	(2,485)	—
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$10,742	$(9,213)	$1,529

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

8. Intangible Assets and Goodwill (cont.)

(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	December 31, 2021
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	5	$3,232	$(1,263)	$1,969
Outsource contract costs	2.1	489	(429)	60
Internally developed software	0.9	2,777	(2,518)	259
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$11,257	$(8,969)	$2,288

____________

(a)      Amounts include intangibles acquired in business combinations and asset acquisitions

In connection with the completion of the annual impairment tests as of October 1, 2022 and 2021, the Business recorded no impairment charge to goodwill.

Aggregate amortization expense related to intangibles was $0.6 million, $1.0 million, and $1.7 million for the years ended December 31, 2022, 2021, and 2020, respectively.

Estimated intangibles amortization expense for the four years consists of the following:

(dollars in thousands)	Estimated Amortization Expenses
2023	$414
2024	375
2025	372
2026	368
$1,529

Goodwill

Goodwill by reporting segment consists of the following:

(dollars in thousands)	Balances as of January 1, 2022	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at December 31, 2022
Bills and Payments	$10,447	$—	$—	$—	$(758)	$9,689
Technology	13,505	—	—	—	(1,132)	12,373
Total	$23,952	$—	$—	$—	(1,890)	$22,062
(dollars in thousands)	Balances as of January 1, 2021	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at December 31, 2021
Bills and Payments	$11,419	$—	$(253)	$—	$(719)	$10,447
Technology	14,341	—	—	—	(836)	13,505
Total	$25,760	$—	$(253)	$—	(1,555)	$23,952

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

9. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Accrued taxes (exclusive of income taxes)	$10,691	$7,284
Accrued professional and legal fees	827	581
Accrued legal reserve for pending litigation	3,977	3,621
Accrued employee related expenses	377	418
Accrued postage and shipping	1,980	2,950
Other accruals	6,872	7,368
Total accrued liabilities	$24,724	$22,222

10. Debt

Secured Borrowing Facility

On June 4, 2015, and prior to being acquired by Exela, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €2.6 million. The agreement was amended on December 10, 2019 and was terminated on August 25, 2020. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts are recorded as short-term borrowing secured by customer accounts receivable, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.16% of receivables transferred. During the years ended December 31, 2022, 2021 and 2020, the Business included $0.0 million, $0.0 million and $0.2 million, respectively, in interest expense, related to this secured borrowing facility.

On August 25, 2020, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €31 million. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts due from customers are recorded in accounts receivable and the amount due to the third party as a liability, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.8% of newly assigned receivables. During the years ended December 31, 2022, 2021 and 2020, the Business included $0.3 million, $0.3 million and $0.1 million, respectively, in interest expense, related to this secured borrowing facility. As of December 31, 2022 and 2021 the outstanding balances were $4.2 million and $5.7 million, respectively.

2019 Credit Agreement

In October 2019, a wholly-owned UK subsidiary of XBP Europe entered into a secured credit agreement (the “2019 Credit Agreement”) for a £9 million Secured Credit Facility (the “Secured Credit Facility”) consisting of (i) a secured Term Loan A facility in an aggregate principal amount of £2.0 million (the “Term Loan A Facility”), (ii) a secured Term Loan B facility in an aggregate principal amount of £2.0 million (the “Term Loan B Facility”), and (iii) a secured revolving credit facility in an aggregate principal amount of £5.0 million (the “Revolving Credit Facility”). On December 21, 2022 the UK subsidiary amended its 2019 Credit Agreement, allowing the UK subsidiary to affirm to extend the maturity of Term Loan A Facility and Term Loan B Facility to October 31, 2024 subject to compliance with financial covenants. On February 9, 2023, the Business amended its 2019 Credit Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Credit Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $1.0 million, and $6.2 million, respectively. As of December 31, 2021, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $2.4 million, $1.7 million, and $6.7 million, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

The 2019 Credit Agreement contains financial covenants including, but not limited to (a) a Combined Cashflow Coverage Ratio, which measures the ratio of (i) Combined Cashflow and (ii) Debt Service defined as finance charges in addition to mandatory repayments in respect to the 2019 Credit Agreement, (b) Combined Interest Coverage Ratio, which measures the ratio of (i) Combined EBITDA to (ii) Combined Finance Charges, (c) a Combined Total Net Leverage Ratio, which measures the ratio of (i) Combined Net Indebtedness in respect to the last day of the most recent period to (ii) EBITDA, (d) Guaranteed Intragroup Balances, (e) the Loan to Market Value defined as the Facility A Loan outstanding to the market value of the property in each case, as defined in the 2019 Credit Agreement. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

The 2019 Credit Agreement and indenture governing the Secured Credit Facility contains limitations on the ability of the UK subsidiary to effect mergers and change of control events as well as certain other limitations, including limitations on: (i) the declaration and payment of dividends or other restricted payments (ii) substantial changes of the general nature of the business, (iii) acquisition of a company, (iv) enter a joint venture, (v) or effect a dormant subsidiary to commence trading or cease to satisfy the criteria of a dormant subsidiary.

The UK subsidiary’s obligations under the 2019 Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned subsidiaries. The 2019 Credit Agreement and the 2022 Committed Facility Agreement (defined below) contain cross default provisions which relate to the wholly owned UK subsidiary and its subsidiaries, but not any other entities within the consolidated group.

At inception, borrowings under the Secured Credit Facility bore interest at a rate per annum equal to the LIBOR plus the applicable margin of 2%, 2.5%, and 3% per annum for the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility respectively. Effective October 29, 2021, borrowings under the Revolving Credit Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. Effective December 31, 2021, borrowings under the Term Loan A Facility and the Term Loan B Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 2% and 2.5%, respectively.

In June 2020, the UK subsidiary entered into an amendment to the 2019 Credit Agreement, to provide an additional aggregate principal amount of £4.0 million GBP under a credit agreement (the “Revolving Working Capital Loan Facility” or “2020 Credit Agreement”). At the inception of the Revolving Working Capital Loan Facility, the borrowing bore an interest rate per annum equal to the LIBOR plus the applicable margin of 3.5% per annum. Effective December 31, 2021, borrowings under the Revolving Working Capital Loan Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. The maturity of the Revolving Working Capital Loan Facility was October 2022. On February 9, 2023, the UK subsidiary further amended its 2019 Credit Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022 and 2021, the Revolving Working Capital Loan Facility had an outstanding balance of $4.8 million, and $5.4 million, respectively.

As of December 31, 2022, the UK subsidiary had $10.9 million in outstanding and less than $0.1 million available for additional borrowings under the Revolving Credit Facilities to the extent the Company’s compliance with financial covenants permits such borrowings.

As of December 31, 2021, the UK subsidiary was not in compliance with the Cashflow Coverage Ratio financial covenant and received a waiver from the lenders. Cashflow Coverage Ratio is computed as a ratio of (a) UK Subsidiary’s EBITDA for the relevant period adjusted for changes in working capital, taxes, capital expenditures paid, cash receipts and payments resulting from intracompany debt, pension cash costs and exceptional items including non-cash items, and (b) Debt service for the relevant period, comprised of finance charges, repayments of the Term Loan Facilities, the Revolving Multitranche Facility, the Revolving Working Capital Facility and the 2022 Committed Facility falling due and any voluntary prepayments made during that relevant period but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility and any prepayment of borrowings of any member of the group existing on the date of the credit agreement which is required to be repaid under the terms of the agreement, so that no amount shall be included more than once.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

At December 31, 2021 measurement date, the subject covenant required a minimum ratio of 1.5x of Cashflow to Debt Service whereas the actual ratio was -0.61x.

As of December 31 2022, the UK Subsidiary was in compliance with the Combined Cashflow Coverage ratio as actual ratio of 1.93x exceeded the minimum covenant ratio of 1.1x. The actual ratio of 1.93x was computed as a ratio of UK Subsidiary’s cash flow to debt service costs applying Generally Accepted Accounting Practice in the UK (UK GAAP).

As of December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2019 Credit Agreement, including any financial covenants, pertaining to its financing arrangements.

Debt Outstanding

As of December 31, 2022, and 2021, the following debt instruments were outstanding:

	December 31,
(dollars in thousands)	2022	2021
Term loan	$4,489	$4,031
Revolvers	10,852	12,127
Secured borrowings under Securitization Facility	4,075	5,665
Total debt	19,416	21,823
Less: Current portion of long-term debt	4,970	18,603
Long-term debt, net of current maturities	$14,446	$3,220

As of December 31, 2022, maturities of long-term debt are as follows:

(dollars in thousands)	Maturity
2023	$4,970
2024	11,747
2025	169
2026	169
2027	931
Total debt	19,416
Less: Unamortized discount and debt issuance costs	23
Total maturities of long-term debt	19,393

2022 Committed Facility Agreement

In May 2022, a wholly-owned UK subsidiary of XBP Europe entered into a committed facility agreement (the “2022 Committed Facility Agreement”), which includes a term loan for £1.4 million to be used in refinancing a property owned by XBP Europe in Dublin, Ireland (the “Property”). At inception of the 2022 Committed Facility Agreement, the borrowing bore an interest rate equal to 3.5% per annum in addition to the Bank of England Base Rate. The maturity of the 2022 Committed Facility Agreement is May 2027. As of December 31, 2022, the 2022 Committed Facility Agreement had an outstanding balance of $1.6 million.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

The 2022 Committed Facility Agreement contains financial covenants including, but not limited to (a) a Combined Debt Service Coverage Ratio, which measures the cashflow less dividends, net capital expenditure, and taxation relative to the debt service for that relevant period, (b) interest cover, which measures EBITDA relative to the aggregate of (i) interest charges and (ii) interest element of finance leases in any relevant period, (c) Total Net Debt to EBITDA, which measures the total net debt relative to EBITDA for any relevant period, and (d) loan to market value, which measures the loan as a percentage of the aggregate market value of The Property. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

As of December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2022 Committed Facility Agreement, including any financial covenants pertaining to its financing arrangements. The Business continually monitors its compliance with such covenants. The Business believes it will remain in compliance with all such covenants for the next 12 months; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future.

11. Income Taxes

The income tax provision consists of the following:

	Years ended December 31,
(In thousands)	2022	2021	2020
Current income taxes
Federal	$—	$—	$—
State	—	—	—
Foreign	1,653	886	776
Total Current	$1,653	$886	$776

Deferred income taxes
Federal	$—	$—	$—
State	—	—	—
Foreign	909	2,034	3,726
Total Deferred	$909	$2,034	$3,726
Total income tax provision	$2,562	$2,920	$4,502

The following represents the domestic and foreign components of loss before income tax provision:

	Years ended December 31,
(In thousands)	2022	2021	2020
U.S.	$—	$—	$—
Foreign	(5,367)	(9,808)	(23,875)
Total	$(5,367)	$(9,808)	$(23,875)

At December 31, 2022, gross deferred tax assets totaled approximately $27.6 million while gross deferred tax liabilities totaled approximately $1.1 million. Deferred income taxes reflect the net of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes. The company has gross foreign NOLs of $75.5 million. Applying jurisdictional tax rates, the total tax-effected foreign NOLs are $19.7 million. The amount of NOLs expiring beginning in 2023 is $9.0 million gross or $1.2 million tax-effected. The remaining foreign NOLs do not expire.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

11. Income Taxes (cont.)

Significant components of our deferred taxes assets (liabilities) are as follows:

	Years ended December 31,
(In thousands)	2022	2021
Deferred income tax assets:
Property, plant, and equipment	$228	$481
Defined benefit liability	4,214	5,684
Bad debt reserve	163	237
Inventories	160	136
Accrued liabilities	2,125	4,820
Accrued pension liabilities	699	845
Operating lease liabilities	258	992
Net operating loss	19,711	18,897
Total deferred income tax assets	$27,558	$32,092

Deferred income tax liabilities:
Stock-based compensation	$—	$(41)
Operating lease right of use assets	(280)	(986)
Intangible assets	(777)	(890)
Total deferred income tax liabilities	$(1,057)	$(1,917)

Valuation allowance	(19,446)	(20,621)
Total net deferred income tax assets	$7,055	$9,554

A reconciliation of the significant differences between the federal statutory income tax and the effective income tax on pretax loss is as follows:

	Years ended December 31,
(In thousands)	2022	2021	2020
Tax expense at statutory rate	$(1,128)	$(2,112)	$(5,041)
Foreign rate difference	428	(107)	(280)
Foreign tax expense	—	—	61
Return to provision adjustments	399	—	—
Rate change	(561)	—	—
Change in valuation allowance	2,296	4,153	11,243
Currency translation adjustment	—	—	—
Permanent differences	1,129	986	(1,220)
Tax credit	—	—	—
Trade tax	—	—	2
Other	—	—	(263)
Income tax expense	$2,562	$2,920	$4,502

The Company believes that based upon the range of data reviewed, no uncertain tax positions have been identified for the years ended December 31, 2022, 2021 and 2020.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans

UK Pension Plan

Two of our subsidiaries in the United Kingdom provide pension benefits to certain retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants as at the earlier of two dates, the participants leaving the Business or December 31, 2015.

The expected rate of return assumptions for plan assets relate solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles.

German Pension Plan

XBP’s subsidiary in Germany, Exela Technologies ECM Solutions GmbH, provides pension benefits to certain retirees. Employees eligible for participation include all employees who started working for the Business or its predecessors prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. The German pension plan is an unfunded plan and therefore has no plan assets. No new employees are registered under this plan and the participants who are already eligible to receive benefits under this plan are no longer employees of the Business.

Norway Pension Plan

Our subsidiary in Norway provides pension benefits to eligible retirees and eligible dependents. Employees eligible for participation include all employees who were more than three years from retirement prior to March 2018. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the later of two dates, the participants leaving the Business or April 30, 2018.

Asterion Pension Plan

Exela Technologies Holding GmbH acquired in 2018 through the Asterion Business Combination the obligation to provide pension benefits to eligible retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to July 2003. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the earlier of two dates, the participants leaving the Business or April 10, 2018.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Funded Status

The change in benefit obligations, the change in the fair value of the plan assets and the funded status of our pension plans (except for the German pension plan which is unfunded) and the amounts recognized in our combined and consolidated financial statements are as follows:

	Year Ended December 31,
(dollars in thousands)	2022	2021
Change in Benefit Obligation:
Benefit obligation at beginning of period	$117,582	$122,069
Service cost	53	68
Interest cost	1,910	1,686
Actuarial gain	(44,748)	(2,243)
Plan amendments	—	(28)
Plan curtailment	149	98
Benefits paid	(1,915)	(2,497)
Foreign-exchange rate changes	(11,261)	(1,571)
Benefit obligation at end of year	$61,770	$117,582

Change in Plan Assets:
Fair value of plan assets at beginning of period	$90,225	$87,414
Actual (loss) return on plan assets	(36,818)	2,950
Employer contributions	2,862	3,249
Participants’ contributions	—	16
Benefits paid	(1,818)	(2,394)
Foreign-exchange rate changes	(8,757)	(1,010)
Fair value of plan assets at end of year	45,694	90,225
Funded status at end of year	$(16,076)	$(27,357)

Net amount recognized in the Consolidated Balance Sheets:
Pension liability, net(a)	$(16,076)	$(27,357)
Amounts recognized in accumulated other comprehensive loss, net of tax consist of:
Net actuarial gain	(6,959)	(6,061)
Net prior service costs	(124)	(127)
Net amount recognized in accumulated comprehensive loss, net of tax	$(7,083)	$(6,188)

Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate projected benefit obligation	$61,770	$117,582
Aggregate accumulated benefit obligation	$61,770	$117,582
Aggregate fair value of plan assets	$45,694	$90,225

____________

(a)      Combined balance of $16.1 million as of December 31, 2022 includes pension liabilities (assets) of $13.7 million, $1.7 million, $1.2 million and ($0.5) million under UK, Asterion, German and Norway pension plans, respectively. Combined balance of $27.4 million as of December 31, 2021 includes pension liabilities of $23.0 million, $2.5 million, $1.8 million and less than $0.1 million under UK, Asterion, German and Norway pension plans, respectively.

Tax Effect on Accumulated Other Comprehensive Loss

As of December 31, 2022, and 2021, the Business had actuarial losses of $3.3 million and $10.4 million, respectively, which is net of a deferred tax benefit of $1.9 million for each period.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Pension and Postretirement Expense

The components of the net periodic benefit cost are as follows:

	Year ended December 31,
(dollars in thousands)	2022	2021	2020
Service cost	$53	$68	$69
Interest cost	1,910	1,686	1,984
Expected return on plan assets	(2,856)	(2,410)	(2,530)
Amortization
Amortization of prior service cost	273	127	103
Amortization of net loss	1,768	3,103	1,741
Settlement loss	—	—	637
Net periodic benefit cost	$1,148	$2,574	$2,004

The Business records pension interest cost within Interest expense, net. Expected return on plan assets, amortization of prior service costs, and amortization of net losses are recorded within Other expense, net. Service cost is recorded within Cost of revenue.

Valuation

The Business uses the corridor approach and projected unit credit method in the valuation of its defined benefit plans for the UK, Germany, and Norway respectively. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over 15 years. Similarly, the Business used the Projected Unit Credit Method for the German Plan, and evaluated the assumptions used to derive the related benefit obligations consisting primarily of financial and demographic assumptions including commencement of employment, biometric decrement tables, retirement age, staff turnover. The projected unit credit method determines the present value of our defined benefit obligations and related service costs by taking into account each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately in building up the final obligation. Benefit is attributed to periods of service using the plan’s benefit formula, unless an employee’s service in later years will lead to a materially higher of benefit than in earlier years, in which case a straight-line basis is used.

The following tables set forth the principal actuarial assumptions used to determine benefit obligation and net periodic benefit costs:

	December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
(dollars in thousands)	UK		Germany		Norway		Asterion
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	1.80%	3.80%	1.00%	3.00%	1.90%	3.80%	1.13%
Rate of compensation increase	N/A	N/A	N/A	N/A	3.50%	2.75%	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit costs:
Discount rate	1.80%	1.40%	3.80%	1.00%	3.00%	1.90%	3.80%	1.13%
Expected asset return	3.45%	2.72%	N/A	N/A	4.15%	3.10%	3.80%	1.13%
Rate of compensation increase	N/A	N/A	N/A	N/A	3.50%	2.75%	N/A	N/A

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

The Germany plan is an unfunded plan and therefore has no plan assets. The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (10 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

The Business assumed a weighted average expected long-term rate of return on plan assets for the UK scheme of 3.45%. Our long-term expected rate of return on cash is determined by reference to UK government 10 year bond yields at the balance sheet dates. The long-term expected return on bonds is determined by reference to corporate bond yields at the balance sheet dates. The long-term expected rate of return on equities and diversified growth funds is based on the rate of return on UK long dated government bonds with an allowance for out-performance. The long-term expected rate of return on the liability driven investments holdings is determined by reference to UK government 20 year bond yields at the balance sheet dates.

The discount rate assumption was developed considering the current yield on an investment grade non-gilt index with an adjustment to the yield to match the average duration of the index with the average duration of the plan’s liabilities. The index utilized reflected the market’s yield requirements for these types of investments.

The inflation rate assumption was developed considering the difference in yields between a long-term government stocks index and a long-term index-linked stocks index. This difference was modified to consider the depression of the yield on index-linked stocks due to the shortage of supply and high demand, the premium for inflation above the expectation built into the yield on fixed-interest stocks and the government’s target rate for inflation (CPI) at 2.3%. The assumptions used are the best estimates chosen from a range of possible actuarial assumptions which, due to the time scale covered, may not necessarily be borne out in practice.

Plan Assets

The investment objective for the UK plan is to earn, over moving fifteen to twenty year periods, the long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and proper expenses, and meet any other cash needs, in the short-to medium-term.

Our investment policy related to the UK defined benefit plan is to continue to maintain investments in government gilts and highly rated bonds as a means to reduce the overall risk of assets held in the fund. No specific targeted allocation percentages have been set by category, but are set at the direction and discretion of the plan trustees. The weighted average allocation of plan assets by asset category is as follows:

	Year Ended December 31,
	2022	2021
U.K. and other international equities	27.1%	32.7%
U.K. government and corporate bonds	5.5	2.7
Diversified growth fund	18.4	25.7
Liability driven investments	44.3	34.6
Multi-asset credit fund	4.7	4.3
Total	100.0%	100.0%

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

The following tables set forth, by category and within the fair value hierarchy, the fair value of our pension assets at December 31, 2022 and 2021:

	December 31, 2022
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$932	$932	$—	$—
Equity funds:
U.K.	11,400	—	11,400	—
Fixed income securities:
Corporate bonds/U.K. Gilts	2,529	—	2,529	—
Other investments:
Diversified growth fund	8,417	—	8,417	—
Liability driven investments	20,258	—	20,258	—
Multi-asset credit fund	2,158	—	2,158	—
Total fair value	$45,694	$932	$44,762	$—
	December 31, 2021
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$149	$149	$—	$—
Equity funds:
U.K.	17,423	—	17,423	—
Other international	11,909	—	11,909	—
Fixed income securities:
Corporate bonds/U.K. Gilts	2,444	—	2,444	—
Other investments:
Diversified growth fund	23,122	—	23,122	—
Liability driven investments	31,259	—	31,259	—
Multi-asset credit fund	3,919	—	3,919	—
Total fair value	$90,225	$149	$90,076	$—

The plan assets are categorized as follows, as applicable:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 — unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Employer Contributions

Our funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Business made contributions of $2.9 million and $3.2 million to its pension plans during the years ended December 31, 2022 and 2021, respectively. The Business has fully funded the pension plans for 2022 based on current plan provisions. The Business expects to contribute $2.7 million to the pension plans during 2023, based on current plan provisions.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Estimated Future Benefit Payments

The estimated future pension benefit payments expected to be paid to plan participants are as follow:

(dollars in thousands)	Estimated Benefit Payments
Year ended December 31,
2023	$1,872
2024	2,067
2025	2,656
2026	2,674
2027	2,978
2028 – 2032	13,615
Total	$25,862

13. Commitments and Contingencies (Restated)

Litigation

The Business is, from time to time, involved in certain legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although management cannot predict the outcomes of these matters, management does not believe these actions will have a material, adverse effect on our combined and consolidated balance sheets, combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

Adverse Arbitration Order

In April 2020, one of the Business’ Nordic subsidiaries commenced an arbitration in Finland against a customer alleging breach of contract and other damages in connection with an outsourcing services agreement and transition services agreement executed in 2017. In September 2020, the customer submitted counterclaims against the Business in an aggregate amount in excess of €10.0 million. Following an expedited arbitration, in late November 2020, the arbitrator awarded the customer approximately $13.0 million in the aggregate for the counterclaimed damages and costs. The Business filed an application to annul the award in late January 2021 with the relevant court asserting, among other bases, that the arbitrator violated due process and procedural rules by disallowing the Business’ witness and expert testimony and maintaining the expedited format following the assertion of significant counterclaims which would ordinarily have required the application of normal rather than expedited rules. On May 28, 2021, the parties entered into a settlement agreement resolving this dispute for a total of $8.9 million including the reimbursement of certain third party charges. The Business had accrued a liability balance of $8.9 million for this matter, which was included in Other (income) expense, net in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2020. The Company determined that the amount accrued as liability for this matter should have been included in Selling, general and administrative expenses (exclusive of depreciation and amortization) in the combined and consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020. Accordingly, we restated it to reclassify the amount accrued as liability from Other (income) expense, net to Selling, general and administrative expenses (exclusive of depreciation and amortization) in the restated combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2020. As of December 31, 2022 and 2021 there was a net outstanding balance of $1.6 million and $3.3 million, respectively for this matter included in Accrued liabilities on the combined and consolidated balance sheets.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

13. Commitments and Contingencies (Restated) (cont.)

Company Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022 and March 7, 2023.

The Business accrued $2.2 million in Accrued Liabilities on the combined and consolidated balance sheet as of December 31, 2022 (see Note 15, Restructuring) based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Business has been in settlement discussions with plaintiff’s counsel, and settlement has been agreed in principle with 4 claimants for a total of €0.1 million. The remaining 67 claimants have also filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million.

The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1 million. The Company has lodged an appeal against the decision, however the decision does not increase the anticipated exposure for the claim with the substantive hearing scheduled for September 29, 2023. Following the summary proceedings decision, a settlement in principle has been reached with 21 additional claimants for €0.6 million.

Contract-Related Contingencies

The Business has certain contingent obligations that arise in the ordinary course of providing services to its customers. These contingencies are generally the result of contracts that require the Business to comply with certain performance measurements or the delivery of certain services to customers by a specified deadline. The Business believes the adjustments to the transaction price, if any, under these contract provisions will not result in a significant revenue reversal or have a material adverse effect on the Business’ combined and consolidated balance sheets, combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

14. Fair Value Measurement

Assets and Liabilities Measured at Fair Value

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable and current portion of long-term debt approximated their fair value as of December 31, 2022 and 2021, due to the relative short maturity of these instruments. The fair values of the Business’ loans and receivables under the factoring arrangement entered into by subsidiaries of the Business are equal to the carrying values. Property and equipment, intangible assets, capital lease obligations, and goodwill are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value.

15. Restructuring

The Business periodically takes action to improve operating efficiencies, typically in connection with rationalizing the cost structure of the Business. The Business’ footprint and headcount reductions and organizational integration actions relate to discrete, unique restructuring events, primarily reflected in approved plans for reductions in force (“RIF”).

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

15. Restructuring (cont.)

The Business’ restructuring activity and balance of the restructuring liability is as follows:

	December 31,
(dollars in thousands)	2022	2021
Balance at January 1	$4,237	$108
Restructuring charges	267	6,379
Payment of benefits	(2,468)	(2,250)
Balance at December 31	2,036	4,237

As of December 31, 2022 and 2021, the current portion of the restructuring liability was $2.0 million and $4.2 million, respectively, and was included in “Accrued compensation and benefits” in the combined and consolidated balance sheets.

During the first half of 2021, the Business closed two of its French offices, Caen and Nantes, and incurred total restructuring costs of approximately $6.4 million, of which $5.6 million and $0.8 million is included in “Cost of revenue” and “Selling, general and administrative expenses”, respectively in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. As part of this restructuring, the Business sold one office building for $3.0 million, recording a gain of $1.9 million, included in Selling, general and administrative expenses in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2021.

16. Other (Income) Expense, Net (Restated)

The components of “Other (income) expense, net” in the combined and consolidated statements of operations and comprehensive loss are summarized as follows:

	Years ended December 31,
(dollars in thousands)	2022	2021 (Restated)	2020 (Restated)
Pension (income) expense, net	$(804)	$834	$(17)
Other expense, net	—	1,308	—
Total other (income) expense, net	$(804)	$2,142	$(17)

17. Related Parties

The components of “Related party expense” in the combined and consolidated statements of operations and comprehensive loss are summarized as follows:

	Years ended December 31,
(dollars in thousands)	2022	2021	2020
Related party shared services	$4,051	$4,280	$4,042
Related party royalty	631	530	538
Related party management fee	3,627	4,997	6,026
Total related party expense	$8,309	$9,807	$10,606

Historically, the Business has been managed and operated in the ordinary course of business with other affiliates of Exela. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the combined and consolidated financial statements.

Related Party Sales

During the historical periods presented, the Business sold products and services to Exela and its non-XBP businesses. Revenue, net in the combined and consolidated statements of operations and comprehensive loss include sales to affiliates of Exela of $0.1 million, $0.2 million and $0.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

17. Related Parties (cont.)

Shared Service Center Costs

The historical costs and expenses reflected in our financial statements include costs for certain shared service functions historically provided by the Business’ parent, Exela, including, but not limited to accounting and finance, IT and business process operations. Where possible, these charges were allocated based on full-time equivalents (FTE’s), formal agreements between XBP and Exela, or other allocation methodologies that Management determined to be a reasonable reflection of the utilization of services provided or the benefit received by XBP and all costs of operating XBP during the periods presented.

The allocated shared service expenses and general corporate expenses for the years ended December 31, 2022, 2021 and 2020 were $4.1 million. $4.3 million and $4.0 million, respectively, and are included in the Related party expense in the combined and consolidated statement of operations and comprehensive loss.

In the opinion of management of Exela and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during 2022, 2021 and 2020. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Related Party Royalty Fees

During the historical periods presented, the Business’ parent, Exela, charged royalty fees for allowing the Business to use tradenames and trademarks owned by Exela. The Business incurred royalty expense of $0.6 million, $0.5 million and $0.5 million for the years ended December 31, 2022, 2021 and 2020, respectively, included in Related party expense within the combined and consolidated statements of operations and comprehensive loss.

Related Party Management Fee

During the historical periods presented, Exela provided management services to the Business in exchange for a management fee. These management services included provision of legal, human resources, corporate finance, and marketing support, along with compensation and benefits for certain executives. The management fee was calculated based on a weighted average of total external revenue, headcount and total assets attributable to the Business. On October 9, 2022 the management fee was terminated when the Merger Agreement was entered into and was replaced by the related party service fee which reduced the fees and modified the services provided. The Business incurred total management fees of $3.6 million, $5.0 million and $6.0 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Note Receivable

The Business entered into an Intercompany Loan Agreement (“related party note receivable”) with an affiliate of Exela on January 1, 2016, where the Business agreed to lend up to €20 million to the affiliate. The related party note receivable has a six year term with the option to extend for an additional one year term and bears annual interest of 9.5%, due at the end of the term. The combined and consolidated balance sheets included $13.3 million and $14.1 million for the related party note as of December 31, 2022 and 2021, respectively. The combined and consolidated statements of operations and comprehensive loss included $1.3 million, $1.4 million, and $1.3 million of related party interest income for the years ended December 31, 2022, 2021 and 2020, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

17. Related Parties (cont.)

Notes Payable

The Business entered into three Intercompany Loan Agreements (“related party notes payable”) with an affiliate of Exela, in September 2009 and May 2010, whereby the affiliate of Exela agreed to lend up to £9.3 million to the Business. The related party notes payable which are denominated in United States dollars accrued interest daily at the one-month LIBOR rate for United States dollar deposits in the London interbank market plus four percentage points. These notes had an original maturity date of March 31, 2013 and were amended with an effective date of December 1, 2012. The amendment (a) amended the interest rate to a fixed rate of 4% plus LIBOR for the remainder of 2012, 12% plus LIBOR for 2013 and 13.5% thereafter and (b) extended the term of the agreement to December 31, 2024. The term is automatically extended without necessity of a separate written amendment for an additional period of one year. The combined and consolidated balance sheets included $11.2 million for the related party notes payable as of December 31, 2022 and December 31, 2021. The combined and consolidated statements of operations and comprehensive loss included $1.5 million of related party interest expense for the years ended December 31, 2022, 2021 and 2020 in the Related party interest expense, net.

18. Segment Information (Restated)

The Business’s operating segments are significant strategic business units that align its products and services with how it manages its business, approaches the markets and interacts with its clients. The Business is organized into two segments: Bills and Payments and Technology.

Bills and Payments

The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. It offers automation of AP and AR processes and through its platform, XBP, seeks to integrate buyers and suppliers across Europe.

Technology

The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

The chief operating decision maker reviews segment profit to evaluate operating segment performance and determine how to allocate resources to operating segments. “Segment profit” is defined as revenue less cost of revenue (exclusive of depreciation and amortization). The Business does not allocate Selling, general, and administrative expenses, depreciation and amortization, interest expense and foreign exchange losses, net to reporting segments. The Business manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented. A reconciliation of segment profit to net loss before income taxes is presented below.

	Year ended December 31, 2022
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$136,858	$43,634	$180,492
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	114,297	22,490	136,787
Segment profit	22,561	21,144	43,705
Selling, general and administrative expenses (exclusive of depreciation and amortization)			32,956
Related party expense			8,309
Depreciation and amortization			4,390
Related party interest income, net			(25)
Interest expense, net			3,062
Foreign exchange losses, net			1,184
Other income, net			(804)
Net loss before income taxes			$(5,367)

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

18. Segment Information (Restated) (cont.)

	Year ended December 31, 2021 (Restated)
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$166,356	$39,594	$205,950
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	144,077	20,945	165,022
Segment profit	22,279	18,649	40,928
Selling, general and administrative expenses (exclusive of depreciation and amortization)			29,764
Related party expense			9,807
Depreciation and amortization			5,166
Related party interest income, net			(141)
Interest expense, net			2,836
Foreign exchange losses, net			1,162
Other expense, net			2,142
Net loss before income taxes			$(9,808)
(dollars in thousands)	Year ended December 31, 2020 (Restated)
	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$177,634	$39,910	$217,544
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	153,121	22,376	175,497
Segment profit	24,513	17,534	42,047
Selling, general and administrative expenses (exclusive of depreciation and amortization)			44,199
Related party expense			10,606
Depreciation and amortization			6,312
Related party interest income, net			(217)
Interest expense, net			2,844
Foreign exchange losses, net			2,195
Other (income), net			(17)
Net loss before income taxes			$(23,875)

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

19. Restatement of Previously Issued Financial Statements

The Company concluded it should restate its previously issued financial statements by amending its Preliminary Proxy Statement originally filed with the SEC on February 13, 2023 (the “Original Report”) and as amended on May 12, 2023 (“First Amendment”). This restatement resulted in a restatement of Note 13 (Commitments and Contingencies), Note 16 (Other Income (Expense), Net) and Note 18 (Segment Information) to the combined and consolidated financial statements and the restatement of combined and consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020. There was no impact of the restatement on our combined and consolidated balance sheets as of December 31, 2022, 2021, and 2020, combined and consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, combined and consolidated statements of changes in net parent investment for the years ended December 31, 2022, 2021, and 2020, and combined and consolidated statements of cash flows for the years ended December 31, 2022, 2021, and 2020 or to such statements in any interim reports.

	Year ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Revenue, net	$217,272		$217,272
Related party revenue, net	272		272
Cost of revenue (exclusive of depreciation and amortization)	175,117		175,117
Related party cost of revenue	380		380
Selling, general and administrative expenses (exclusive of depreciation and amortization)	35,500	8,699	44,199
Related party expense	10,606		10,606
Depreciation and amortization	6,312		6,312
Operating loss	$(10,371)	$(8,699)	$(19,070)
Other expense (income), net
Interest expense, net	$2,844		$2,844
Related party interest income, net	(217)		(217)
Foreign exchange losses, net	2,195		2,195
Other (income) expense, net	8,682	(8,699)	(17)
Net loss before income taxes	$(23,875)	$—	$(23,875)
Income tax expense	(4,502)		(4,502)
Net loss	$(28,377)	$—	$(28,377)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	3,622		3,622
Unrealized pension actuarial losses	(8,508)		(8,508)
Total other comprehensive loss, net of tax	$(33,263)	$—	$(33,263)

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

19. Restatement of Previously Issued Financial Statements (cont.)

	Year ended December 31, 2021
	As Previously Reported	Restatement Adjustment	As Restated
Revenue, net	$205,772		$205,772
Related party revenue, net	178		178
Cost of revenue (exclusive of depreciation and amortization)	164,256		164,256
Related party cost of revenue	766		766
Selling, general and administrative expenses (exclusive of depreciation and amortization)	31,895	(2,131)	29,764
Related party expense	9,807		9,807
Depreciation and amortization	5,166		5,166
Operating loss	$(5,940)	$2,131	$(3,809)
Other expense (income), net:
Interest expense, net	$2,836		$2,836
Related party interest income, net	(141)		(141)
Foreign exchange losses, net	1,162		1,162
Other expense, net	11	2,131	2,142
Net loss before income taxes	$(9,808)	$—	$(9,808)
Income tax expense	2,920		2,920
Net loss	$(12,728)	$—	$(12,728)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(744)		(744)
Unrealized pension actuarial gains	6,188		6,188
Total other comprehensive loss, net of tax	$(7,284)	$—	$(7,284)

20. Subsequent Events

The Business evaluated subsequent events through July 14, 2023, the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined and consolidated financial statements.

2019 Credit Agreement Amendment

On February 9, 2023, the UK subsidiary amended its 2019 Credit Agreement, allowing the Business to extend the maturity of the Revolving Credit Facility and the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants.

Intercompany Loan Amendment

On January 1, 2023, the Business amended its 2016 Intercompany Loan Agreement, extending the maturity of the Intercompany Loan Agreement to December 31, 2023.

Related Party Notes Payable Amendment

On February 9, 2023, the Business amended its related party notes payable, extending the maturity date to December 31, 2024.

XBP Europe, Inc. and Subsidiaries
Condensed Combined and Consolidated Balance Sheets
As of June 30, 2023 and December 31, 2022
(in thousands of United States dollars)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$2,479	$7,473
Accounts receivable, net of allowance for credit losses of $1,049 and $2,366 respectively	32,938	35,977
Inventories, net	4,472	4,526
Prepaid expenses and other current assets	9,947	8,773
Related party note receivable	13,497	13,266
Total current assets	63,333	70,015
Property, plant and equipment, net of accumulated depreciation of $47,317 and $44,629 respectively	15,286	14,620
Operating lease right-of-use assets, net	5,099	5,848
Goodwill	22,480	22,062
Intangible assets, net	1,327	1,529
Deferred income tax assets	7,298	7,055
Other noncurrent assets	728	1,712
Total assets	$115,551	$122,841

LIABILITIES AND STOCKHOLDER’S DEFICIT
LIABILITIES
Current liabilities
Accounts payable	$13,999	$16,863
Related party payables	35,084	32,658
Accrued liabilities	23,823	24,724
Accrued compensation and benefits	13,635	13,401
Customer deposits	1,154	1,061
Deferred revenue	3,923	5,660
Current portion of finance lease liabilities	762	757
Current portion of operating lease liabilities	1,420	1,796
Current portion of long-term debts	4,443	4,970
Total current liabilities	$98,243	$101,890
Related party notes payable	11,164	11,164
Long-term debt, net of current maturities	14,661	14,446
Finance lease liabilities, net of current portion	297	658
Pension liabilities	16,817	16,076
Operating lease liabilities, net of current portion	3,662	3,963
Other long-term liabilities	1,604	1,576
Total liabilities	$146,448	$149,773
Commitments and Contingencies (Note 11)

STOCKHOLDER’S DEFICIT
Net parent investment	(27,895)	(5,845)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	499	(17,789)
Unrealized pension actuarial losses, net of tax	(3,501)	(3,298)
Total accumulated other comprehensive loss	(3,002)	(21,087)
Total stockholder’s deficit	(30,897)	(26,932)
Total liabilities and stockholder’s deficit	$115,551	$122,841

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Condensed Combined and Consolidated Statements of Operations and Comprehensive Loss
For the three and six months ended June 30, 2023 and 2022
(in thousands of United States dollars)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue, net	42,294	45,691	$85,072	$97,669
Related party revenue, net	73	51	96	101
Cost of revenue (exclusive of depreciation and amortization)	30,668	34,802	63,958	71,694
Related party cost of revenue	12	147	63	278
Selling, general and administrative expenses (exclusive of depreciation and amortization)	8,181	7,109	16,595	15,325
Related party expense	1,133	2,261	2,298	4,635
Depreciation and amortization	946	1,074	1,856	2,221
Operating income	$1,427	$349	$398	$3,617
Other expense (income), net:
Interest expense, net	$1,187	$764	$2,440	$1,525
Related party interest expense (income), net	(51)	35	(6)	66
Foreign exchange losses, net	661	1,691	940	2,179
Other income, net	(197)	(25)	(389)	(53)
Net loss before income taxes	$(173)	$(2,116)	$(2,587)	$(100)
Income tax expense	385	500	477	1,395
Net loss	$(558)	$(2,616)	$(3,064)	$(1,495)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(505)	1,162	(699)	1,707
Unrealized pension actuarial gains (losses)	(113)	804	(203)	831
Total other comprehensive income (loss), net of tax	$(1,176)	$(650)	$(3,966)	$1,043

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Condensed Combined and Consolidated Statements of Changes in Net Parent Investment
For the six months ended June 30, 2023 and 2022
(in thousands of United States dollars)
(Unaudited)

		Accumulated Other Comprehensive Loss
	Net Parent Investment	Foreign Currency Translation Adjustment	Unrealized Pension Actuarial Losses, net of tax	Total Net Parent Investment
Balances at December 31, 2021	$2,084	$(18,233)	$(10,381)	$(26,530)
Net loss January 1, 2022 to June 30, 2022	(1,495)			(1,495)
Foreign currency translation adjustment		1,707		1,707
Net unrealized pension actuarial gains, net of tax			831	831
Balances at June 30, 2022	$589	$(16,526)	$(9,550)	$(25,487)
Balances at December 31, 2022	$(5,845)	$(17,789)	$(3,298)	$(26,932)
Net loss January 1, 2023 to June 30, 2023	(3,064)			(3,064)
Classification adjustment	(18,987)	18,987	—	—
Foreign currency translation adjustment		(699)		(699)
Net unrealized pension actuarial losses, net of tax			(203)	(203)
Balances at June 30, 2023	$(27,895)	$499	$(3,501)	$(30,897)

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Condensed Combined and Consolidated Statement of Cash Flows
For the six months ended June 30, 2023 and 2022
(in thousands of United States dollars)
(Unaudited)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(3,064)	$(1,495)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,663	1,884
Amortization of developed technology	40	139
Intangible amortization	188	197
Credit loss expense	124	20
Unrealized foreign currency losses	734	2,872
Loss on disposal of assets	—	100
Change in deferred income taxes	(30)	(815)

Change in operating assets and liabilities
Accounts receivable	3,409	(1,974)
Inventories	135	(642)
Prepaid expense and other assets	1,061	1,228
Accounts payable	(3,426)	475
Related parties payable	1,695	7,899
Accrued expenses and other liabilites	(2,184)	(2,061)
Deferred revenue	(1,903)	(180)
Customer deposits	89	(1,492)
Net cash provided by (used in) operating activities	(1,469)	6,155

Cash flows from investing activities
Purchase of property, plant and equipment	(1,993)	(5,549)
Net cash used in investing activities	(1,993)	(5,549)

Cash flows from financing activities:
Borrowings under securitization facility	62,962	69,528
Principal repayment on borrowings under securitization facility	(63,571)	(68,613)
Proceeds from long-term obligations	—	1,819
Principal payments on long-term obligations	(456)	(390)
Principal payments on finance leases	(381)	(668)
Net cash provided by (used in) financing activities	(1,446)	1,676
Effect of exchange rates on cash	(86)	2,234
Net increase (decrease) in cash and equivalents	(4,994)	4,516

Cash and equivalents, beginning of period	7,473	2,910
Cash and equivalents, end of period	$2,479	$7,426

Supplemental Cashflow information
Income tax payments, net of refunds received	$568	$1,378
Interest paid	888	463

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

1.      General

XBP Europe, Inc. (“XBP”, “the Business” or “our”) is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Business’ name — “XBP” — stands for “exchange for bills and payments” and reflects the Business’ strategy to facilitate connections between buyers and suppliers to optimize clients’ bills and payments and related digitization processes. XBP believes its business ultimately advances digital transformation, improves market-wide liquidity, and encourages sustainable business practices.

The Business provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and operations partner for its clients’ strategic journeys and streamlining their complex, disconnected payment processes. The Business serves over 2,000 clients across Europe, the Middle East and Africa (“EMEA”). The Business client relationships span multiple industries, including banking, healthcare, insurance, and the public sector. The Business is able to deploy its solutions to clients in any EMEA market due to its cloud-based structure. Its physical footprint spans 15 countries with 34 locations.

Basis of Presentation

Throughout the period covered by the combined and consolidated financial statements, the Business operated as part of Exela Technologies, Inc. (“Exela” or “Parent”). Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying combined and consolidated financial statements have been prepared from Exela’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from Exela. The operations of the Business are in various legal entities with a direct ownership relationship. Accordingly, Exela and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined and consolidated financial statements. The combined and consolidated financial statements and related notes to the combined and consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The combined and consolidated statements of operations and comprehensive loss include all revenues and costs directly attributable to XBP, including costs for facilities, functions and services used by XBP. Costs for certain functions and services such as accounting, finance and IT delivered by Exela are directly charged to XBP based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods. Current and deferred income taxes have been determined based on the stand-alone results of XBP. However, because the Business filed as part of Exela’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from those reported. The Business’ portion of its domestic and certain income taxes for jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

All intercompany transactions and balances within the Business have been eliminated. The combined and consolidated financial statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business. Transactions with affiliated companies owned by Exela or its subsidiaries which are not a part of the Business are reflected as related party transactions.

All of the allocations and estimates in the combined and consolidated financial statements are based on assumptions that management of Exela believes are reasonable. However, the combined and consolidated financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented.

Actual costs that would have been incurred if XBP had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

1.      General (cont.)

Classification Adjustment

In preparing the condensed combined and consolidated financial statements for the three and six months ended June 30, 2023, the Business determined that net parent investment should be reduced by $18.9 million with an offsetting increase to foreign currency translation adjustment in the same amount, in order to correct an error and conform carve-out financial statements of XBP Europe, Inc. to the transaction parameter of the Merger Agreement. Accordingly, the condensed combined and consolidated balance sheet as of June 30, 2023 and statement of changes in net parent investment for the six months ended June 30, 2023 were adjusted for this reclass.

Merger/Business Combination with CF Acquisition Corp. VIII

On October 9, 2022, XBP entered into an Agreement and Plan of Merger (“Merger Agreement”) with CF Acquisition Corp. VIII, a special purpose acquisition company (“CF VIII”), whereby the business combination will be accounted for as a reverse capitalization in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes with XBP surviving as a direct wholly-owned subsidiary of CF VIII.

The Merger Agreement contains customary representations, warranties, closing conditions and other terms relating to the business combination. The transaction is expected to close in the second half of 2023, subject to approval from CF VIII shareholders.

The accompanying condensed combined and consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) as they apply to interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. These accounting principles require the Business to use estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.

These condensed combined and consolidated financial statements should be read in conjunction with the audited combined and consolidated financial statements and the related notes to the combined and consolidated financial statements as of and for the year ended December 31, 2022.

The condensed combined and consolidated financial statements are unaudited, but in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period. The interim financial results are not necessarily indicative of results that may be expected for any other interim period or the fiscal year.

2.      New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In September 2022, the FASB issued ASU 2022-04, Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU requires that a buyer in a supplier finance program disclose the key terms of supplier finance programs, the amount of obligations outstanding at the end of the reporting period that the entity has confirmed as valid to the finance provider, where these obligations are recorded in the balance sheet, and a roll forward of the obligations. The new standard is effective for fiscal years beginning after December 15, 2022, on a retrospective basis, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the condensed combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

2.      New Accounting Pronouncements (cont.)

Effective January 1, 2023, the Company adopted ASU no. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company is required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This ASU along with related additional clarificatory guidance in the ASU No. 2019-05, “Financial Instruments — Credit Losses (Topic 326)” and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses”, was also adopted. Adoption of the standard was applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. The Company has performed its analysis of the impact on its financial instruments that are within the scope of this guidance, primarily cash equivalents and accounts receivable, based on class of financing receivables which share the same or similar risk characteristics such as customer type and geographic location, among others. For accounts receivable, the Company applied this methodology using aging schedules reflecting how long the receivables have been outstanding, historical collection experience, current and future economic and market conditions. There was no impact to the Company’s opening retained earnings or its condensed consolidated balance sheet upon adoption and as a result, the balances presented for December 31, 2022, which were derived under the incurred loss model are comparable to June 30, 2023.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU no. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. While primarily related to contract assets and contract liabilities that were accounted for by the acquiree in accordance with ASC 606, the amendments also apply to contract assets and contract liabilities from other contracts to which the provisions of Topic 606 apply, such as contract liabilities from the sale of nonfinancial assets within the scope of Subtopic 610-20. The ASU should be applied prospectively and is effective for the Business for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Business is currently evaluating the impact that adopting this standard will have on the condensed combined and consolidated financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. The FASB-issued guidance clarifies the accounting for leasehold improvements associated with common control leases by requiring that leasehold improvements associated with common control leases be amortized by the lessee over the useful life of the leasehold improvements to the common control group (regardless of the lease term), as long as the lessee controls the use of the underlying asset through a lease. Additionally, leasehold improvements associated with common control leases should be accounted for as a transfer between entities under common control through an adjustment to equity, if, and when, the lessee no longer controls the use of the underlying asset. The amendments in this ASU are effective for annual and interim periods beginning after December 15, 2023. The Company is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

3.      Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying condensed combined and consolidated financial statements.

Significant Accounting Policies

The information presented below supplements the Significant Accounting Policies information presented in the notes to XBP Europe, Inc. combined and consolidated financial statements as of and for the year ended December 31, 2022.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

3.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Business accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. Revenue is measured as the amount of consideration that is expected to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. All of the Business’ material sources of revenue are derived from contracts with customers, primarily relating to the provision of business and transaction processing services within each of the Business’ segments. The Business does not have any significant extended payment terms, as payment is received shortly after goods are delivered or services are provided.

Nature of Services

The primary performance obligations are to stand ready to provide various forms of business processing services, consisting of a series of distinct services that are substantially the same and have the same pattern of transfer over time, and accordingly are combined into a single performance obligation. The Business’ promise to our customers is typically to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of transactions processed, requests fulfilled, etc.); as such, the total transaction price is variable. The variable fees are allocated to the single performance obligation charged to the distinct service period in which the Business has the contractual right to bill under the contract.

Revenue from the sale of recurring software licenses is recognized ratably over the contractual term, unless perpetual licenses are granted, which are recognized at a point in time. Professional services revenue consists of implementation services for new customers, or implementations of new products for existing customers. Professional services are typically sold on a time-and-materials basis and billed monthly based on actual hours incurred.

Revenue from the sale of hardware solutions is recognized on a point in time basis and related maintenance are recognized ratably over the contractual term.

Disaggregation of Revenues

The following tables disaggregate revenue from contracts by geographic region for the three and six months ended June 30, 2023 and 2022:

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
France	$14,463	$16,841	$31,905	$35,465
Germany	8,138	14,039	18,680	30,582
United Kingdom	11,230	7,894	19,421	16,605
Sweden	5,899	4,681	9,983	9,999
Other	2,564	2,236	5,083	5,018
Total Combined Revenue	$42,294	$45,691	$85,072	$97,669

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

3.      Summary of Significant Accounting Policies (cont.)

Contract Balances

The following table presents contract assets, contract liabilities and contract costs recognized at June 30, 2023 and December 31, 2022:

(dollars in thousands)	June 30, 2023	December 31, 2022
Accounts receivable, net	$32,938	$35,977
Deferred revenues	3,923	5,660
Customer deposits	1,154	1,061
Costs to obtain and fulfill a contract	7	44

Accounts receivable, net includes $9.9 million and $9.6 million as of June 30, 2023 and December 31, 2022, respectively, representing amounts not billed to customers. Unbilled receivables are accrued and represent work performed in accordance with the terms of contracts with customers.

Deferred revenues relate to payments received in advance of performance under a contract. A significant portion of this balance relates to maintenance contracts or other service contracts where the Business received payments for upfront conversions or implementation activities which do not transfer a service to the customer but rather are used in fulfilling the related performance obligations that transfer over time. The advance consideration received from customers is deferred over the contract term. The Business recognized revenue of $3.8 million and $5.1 million during the three and six months ended June 30, 2023, respectively, that had been deferred as of December 31, 2022.

Costs incurred to obtain and fulfill contracts are deferred and presented as part of intangible assets, net and expensed on a straight-line basis over the estimated benefit period. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or fulfillment and can be separated into two principal categories: contract commissions and fulfillment costs. Applying the practical expedient in ASC 340-40-25-4, the incremental costs of obtaining contracts are recognized as an expense when incurred if the amortization period would have been one year or less. These costs are included in Selling, general and administrative expenses. The effect of applying this practical expedient was not material.

Customer deposits consist primarily of amounts received from customers in advance for postage. These advanced postage deposits are used to cover the costs associated with postage, with the corresponding postage revenue being recognized as services are performed.

Performance Obligations

At the inception of each contract, the Business assesses the goods and services promised in the Business contracts and identifies each distinct performance obligation. The majority of our contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts. For the majority of our business and transaction processing service contracts, revenues are recognized as services are provided based on an appropriate input or output method, typically based on the related labor or transactional volumes.

Certain of our contracts have multiple performance obligations, including contracts that combine software implementation services with post-implementation customer support. For contracts with multiple performance obligations, the Business allocates the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Business estimates the expected costs of satisfying a performance obligation and add an appropriate margin for that distinct good or service. The adjusted market approach is also used whereby the Business estimates the price that customers in the market

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

3.      Summary of Significant Accounting Policies (cont.)

would be willing to pay. In assessing whether to allocate variable consideration to a specific part of the contract, the Business considers the nature of the variable payment and whether it relates specifically to its efforts to satisfy a specific part of the contract. Certain of our software implementation performance obligations are satisfied at a point in time, typically when customer acceptance is obtained.

When evaluating the transaction price, the Business analyzes, on a contract-by-contract basis, all applicable variable consideration. The nature of our contracts gives rise to variable consideration, including volume discounts, contract penalties, and other similar items that generally decrease the transaction price. These amounts are estimated based on the expected amount to be provided to customers and reduce revenues recognized. The Business does not anticipate significant changes to our estimates of variable consideration.

Reimbursements from customers, such as postage costs, are included in revenue, while the related costs are included in cost of revenue.

Transaction Price Allocated to the Remaining Performance Obligations

In accordance with optional exemptions available under ASC 606, the Business did not disclose the value of unsatisfied performance obligations for (a) contracts with an original expected length of one year or less, and (b) contracts for which variable consideration relates entirely to an unsatisfied performance obligation, which comprise the majority of the Business’ contracts. The business has certain non-cancellable contracts where a fixed monthly fee is received in exchange for a series of distinct services that are substantially the same and have the same pattern of transfer over time, with the corresponding remaining performance obligations as of June 30, 2023 in each of the future periods below:

(dollars in thousands)
Remainder of 2023	$2,825
2024	1,052
2025	29
2026 and thereafter	17
Total	$3,923

4.      Accounts Receivable

Accounts receivable, net consists of the following:

(dollars in thousands)	June 30, 2023	December 31, 2022
Billed receivables	$27,744	$28,704
Unbilled receivables	6,243	9,639
Less: Allowance for credit losses	(1,049)	(2,366)
Total accounts receivable, net	$32,938	$35,977

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. Our allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for credit losses may occur based on market conditions or specific client circumstances.

5.      Inventories

Inventories, net consists of the finished goods inventory, net of $2.6 million and $2.1 million of allowance for obsolescence as of June 30, 2023 and December 31, 2022, respectively. Our allowance for obsolescence is based on a policy developed by historical experience and management judgment.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

6.      Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under finance leases, are stated at cost less accumulated depreciation, and amortization, and consist of the following:

(dollars in thousands)	Expected Useful Lives (in Years)	June 30, 2023	December 31, 2022
Buildings and improvements	7 – 40	$9,059	$8,788
Leasehold improvements	Shorter of life of improvement or lease term	$990	967
Machinery and equipment	5 – 15	$8,623	6,986
Computer equipment and software	3 – 8	$30,901	29,870
Furniture and fixtures	5 – 15	$8,112	7,805
Finance lease right-of-use assets	Shorter of life of the asset or lease term	$4,918	4,833
		62,603	59,249
Less: Accumulated depreciation and amortization		$(47,317)	(44,629)
Total property, plant and equipment, net		$15,286	$14,620

Depreciation expense related to property, plant and equipment was $0.9 million and $0.9 million for the three months ended June 30, 2023 and 2022, respectively, and $1.7 million and $1.9 million for the six months ended June 30, 2023 and 2022, respectively.

7.      Intangible Assets and Goodwill

Intangible Assets

Intangible assets are stated at cost or acquisition-date fair value less accumulated amortization and consists of the following:

(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	June 30, 2023
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	4.5	$3,102	$(1,780)	$1,322
Outsource contract costs	1.0	417	(412)	5
Internally developed software	—	2,602	(2,602)	—
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$10,880	$(9,553)	$1,327
(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	December 31, 2022
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	5	$3,049	$(1,564)	$1,485
Outsource contract costs	1.5	449	(405)	44
Internally developed software	0.9	2,485	(2,485)	—
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$10,742	$(9,213)	$1,529

____________

(a)      Amounts include intangibles acquired in business combinations and asset acquisitions

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

7.      Intangible Assets and Goodwill (cont.)

Goodwill

The Business’ operating segments are significant strategic business units that align its products and services with how it manages its business, approach the markets and interacts with customers. The Business is organized into two segments: Bills and Payments and Technology (See Note 16).

Goodwill by reporting segment consists of the following:

(dollars in thousands)	Balances as at January 1, 2023	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at June 30, 2023
Bills and Payments	$9,689	$—	$—	$—	$183	$9,872
Technology	12,373	—	—	—	235	12,607
Total	$22,062	$—	$—	$—	$418	$22,480
(dollars in thousands)	Balances as at January 1, 2022	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at December 31, 2022
Bills and Payments	$10,447	$—	$—	$—	$(758)	$9,689
Technology	13,505	—	—	—	(1,132)	12,373
Total	$23,952	$—	$—	$—	$(1,890)	$22,062

The Business tests for goodwill impairment at the reporting unit level on October 1 of each year and between annual tests if a triggering event indicates the possibility of an impairment. XBP monitors changing business conditions as well as industry and economic factors, among others, for events which could trigger the need for an interim impairment analysis.

8.      Debt

Secured Borrowing Facility

On August 25, 2020, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €31 million. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts due from customers are recorded in accounts receivable and the amount due to the third party as a liability, presented under “Current portion of long-term debt” on the condensed combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.08% of newly assigned receivables with minimum of €0.1 million in annual fee and Facility bears interest Euribor rate plus 0.55% on the unpaid principal amount. During the three months ended June 30, 2023 and 2022, the Business included $0.1 million, respectively, and six months ended June 30, 2023 and 2022, the Business included $0.3 million and $0.1 million, respectively, in interest expense, related to this secured borrowing facility. As of June 30, 2023 and December 31, 2022, the outstanding balances were $3.5 million and $4.1 million, respectively.

On September 15, 2023, the Company entered into an amendment to the Secured Borrowing Facility (the “Amended Factoring Agreement”) intended to convert the existing arrangement into a non-recourse factoring program wherein an unrelated third party (the “Factor”) shall provide financing to certain subsidiaries of the Company by purchase of certain approved and partially approved accounts receivables (as defined in the Amended Factoring Agreement) up to a maximum amount of €15.0 million.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

8.      Debt (cont.)

2019 Credit Agreement

In October 2019, a wholly-owned UK subsidiary of XBP Europe entered into a secured credit agreement (the “2019 Credit Agreement”) for a £9 million Secured Credit Facility (the “Secured Credit Facility”) consisting of (i) a secured Term Loan A facility in an aggregate principal amount of £2.0 million (the “Term Loan A Facility”), (ii) a secured Term Loan B facility in an aggregate principal amount of £2.0 million (the “Term Loan B Facility”), and (iii) a secured revolving credit facility in an aggregate principal amount of £5.0 million (the “Revolving Credit Facility”). On December 21, 2022 the UK subsidiary amended its 2019 Credit Agreement, allowing the UK subsidiary to affirm to extend the maturity of Term Loan A Facility and Term Loan B Facility to October 31, 2024 subject to compliance with financial covenants. On February 9, 2023, the Business amended its 2019 Credit Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Credit Facility to October 31, 2024 subject to compliance with financial covenants. As of June 30, 2023, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $0.7 million, and $6.3 million, respectively. As of December 31, 2022, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $1.0 million, and $6.0 million, respectively.

The 2019 Credit Agreement contains financial covenants including, but not limited to (a) a Combined Cashflow Coverage Ratio, which measures the ratio of (i) Combined Cashflow and (ii) Debt Service defined as finance charges in addition to mandatory repayments in respect to the 2019 Credit Agreement, (b) Combined Interest Coverage Ratio, which measures the ratio of (i) Combined EBITDA to (ii) Combined Finance Charges, (c) a Combined Total Net Leverage Ratio, which measures the ratio of (i) Combined Net Indebtedness in respect to the last day of the most recent period to (ii) EBITDA, (d) Guaranteed Intragroup Balances, (e) the Loan to Market Value defined as the Facility A Loan outstanding to the market value of the property in each case, as defined in the 2019 Credit Agreement. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

The 2019 Credit Agreement and indenture governing the Secured Credit Facility contains limitations on the ability of the UK subsidiary to effect mergers and change of control events as well as certain other limitations, including limitations on: (i) the declaration and payment of dividends or other restricted payments (ii) substantial changes of the general nature of the business, (iii) acquisition of a company, (iv) enter a joint venture, (v) or effect a dormant subsidiary to commence trading or cease to satisfy the criteria of a dormant subsidiary.

The UK subsidiary’s obligations under the 2019 Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned subsidiaries. The 2019 Credit Agreement and the 2022 Committed Facility Agreement (defined below) contain cross default provisions which relate to the wholly owned UK subsidiary and its subsidiaries, but not any other entities within the consolidated group.

At inception, borrowings under the Secured Credit Facility bore interest at a rate per annum equal to the LIBOR plus the applicable margin of 2%, 2.5%, and 3% per annum for the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility respectively. Effective October 29, 2021, borrowings under the revolving Credit Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. Effective December 31, 2021, borrowings under the Term Loan A Facility and the Term Loan B Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 2% and 2.5%, respectively.

In June 2020, the UK subsidiary entered into an amendment to the 2019 Credit Agreement, to provide an additional aggregate principal amount of £4.0 million GBP under a credit agreement (the “Revolving Working Capital Loan Facility” or “2020 Credit Agreement”). At the inception of the Revolving Working Capital Loan Facility, the borrowing bore an interest rate per annum equal to the LIBOR plus the applicable margin of 3.5% per annum. Effective December 31, 2022, borrowings under the Revolving Working Capital Loan Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. The maturity of the Revolving Working Capital Loan Facility was October 2022. On February 9, 2023, the UK subsidiary further amended its 2019 Credit

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

8.      Debt (cont.)

Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants. As of June 30, 2023 and December 31 2022, the Revolving Working Capital Loan Facility had an outstanding balance of $5.1 million, and $4.8 million, respectively.

As of June 30, 2023, the Business had $11.4 million in outstanding and less than $0.1 million available for additional borrowings under the Revolving Credit Facilities to the extent XBP’s compliance with financial covenants permits such borrowings.

As of June 30, 2023 and December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2019 Credit Agreement, including any financial covenants, pertaining to its financing arrangements.

2022 Committed Facility Agreement

In May 2022, the UK Subsidiary entered into a committed facility agreement (the “2022 Committed Facility Agreement”), which includes a term loan for £1.4 million to be used in refinancing a property owned by XBP Europe in Dublin, Ireland (the “Property”). At inception of the 2022 Committed Facility Agreement, the borrowing bore an interest rate equal to 3.5% per annum in addition to the Bank of England Base Rate. The maturity of the 2022 Committed Facility Agreement is May 2027. As of June 30, 2023 and December 31 2022, the 2022 Committed Facility Agreement had an outstanding balance of $1.6 million, and $1.6 million, respectively.

The 2022 Committed Facility Agreement contains financial covenants including, but not limited to (a) a Combined Debt Service Coverage Ratio, which measures the cashflow less dividends, net capital expenditure, and taxation relative to the debt service for that relevant period, (b) interest cover, which measures EBITDA relative to the aggregate of (i) interest charges and (ii) interest element of finance leases in any relevant period, (c) Total Net Debt to EBITDA, which measures the total net debt relative to EBITDA for any relevant period, and (d) loan to market value, which measures the loan as a percentage of the aggregate market value of The Property. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

As of June 30, 2023 and December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2022 Committed Facility Agreement, including any financial covenants pertaining to its financing arrangements. The Company continually monitors its compliance with such covenants. The Company believes it will remain in compliance with all such covenants for the next twelve months; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future.

Debt Outstanding

As of June 30, 2023 and December 31, 2022, the following debt instruments were outstanding:

(dollars in thousands)	June 30, 2023	December 31, 2022
Term loan	$4,233	$4,489
Revolvers	11,365	10,852
Secured borrowings under Securitization Facility	3,507	4,075
Total debt	19,104	19,416
Less: Current portion of long-term debt	4,443	4,970
Long-term debt, net of current maturities	$14,661	$14,446

9.      Income Taxes

The Business applies an estimated annual effective tax rate (“ETR”) approach for calculating tax provision for interim periods, as required under GAAP. The Business recorded an income tax expense of $0.4 million and $0.5 million for the three months ended June 30, 2023 and 2022, respectively, and $0.5 million and $1.4 million for the six months ended June 30, 2023 and 2022, respectively from continuing operations.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

9.      Income Taxes (cont.)

The Company’s ETR of (18.55) % for six months ended June 30, 2023 differed from the expected U.S. statutory tax rate of 21.0% and was primarily impacted by permanent tax adjustments, foreign tax rates that differ from the U.S. federal statutory rate, and valuation allowances on a portion of the Company’s foreign deferred tax assets that are not more likely than not to be realized.

For the six months ended June 30, 2022, the Company’s ETR of (1380.28%) differed from the expected U.S. statutory tax rate of 21.0%, and was primarily impacted by permanent tax adjustments, foreign tax rates that differ from the U.S. federal statutory rate, and valuation allowances on a portion of the Company’s foreign deferred tax assets that are not more likely than not to be realized.

On August 16, 2022, the Inflation Reduction Act (the IRA) was signed into law in the U.S. Among other changes, the IRA introduced a corporate minimum tax on certain corporations with average adjusted financial statement income over a three-tax year period in excess of $1.0 billion and an excise tax on certain stock repurchases by certain covered corporations for taxable years beginning after December 31, 2022 and several tax incentives to promote clean energy. Based on our current analysis and pending future guidance to be issued by Treasury, we do not believe these provisions will have a material impact on our condensed combined and consolidated financial statements.

As of June 30, 2023, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2022.

10.    Employee Benefit Plans

U.K. Pension Plan

Two of our subsidiaries in the United Kingdom provide pension benefits to certain retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the earlier of two dates, the participants leaving the Business or December 31, 2015. The expected rate of return assumptions for plan assets relate solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles.

German Pension Plan

XBP’s subsidiary in Germany, Exela Technologies ECM Solutions GmbH, provides pension benefits to certain retirees. Employees eligible for participation include all employees who started working for the Business or its predecessors prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation.The Business uses a December 31 measurement date for this plan. The German pension plan is an unfunded plan and therefore has no plan assets. No new employees are registered under this plan and the participants who are already eligible to receive benefits under this plan are no longer employees of the Business.

Norway Pension Plan

Our subsidiary in Norway provides pension benefits to eligible retirees and eligible dependents. Employees eligible for participation include all employees who were more than three years from retirement prior to March 2018. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the earlier of two dates, the participants leaving the Business or April 30, 2018.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

10.    Employee Benefit Plans (cont.)

Asterion Pension Plan

Exela Technologies Holding GmbH acquired in 2018 through the Asterion Business Combination the obligation to provide pension benefits to eligible retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to July 2003. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the earlier of two dates, the participants leaving the Business or April 10, 2018.

Tax Effect on Accumulated Other Comprehensive Loss

As of June 30, 2023 and December 31, 2022, the Business had actuarial losses of $3.5 million and $3.3 million in accumulated other comprehensive loss on the condensed combined and consolidated balance sheets, respectively, which is net of a deferred tax benefit of $2.0 million for each period.

Pension Expense

The components of the net periodic benefit cost are as follows:

(dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Service cost	$10	$15	$20	$31
Interest cost	770	485	1,519	1,002
Expected return on plan assets	(685)	(724)	(1,352)	(1,496)
Amortization:
Amortization of prior service cost	90	53	178	109
Amortization of net loss	398	646	783	1,334
Net periodic benefit cost	$583	$475	$1,148	$980

The Business records pension interest cost within Interest expense, net. Expected return on plan assets, amortization of prior service costs, and amortization of net losses are recorded within Other income, net. Service cost is recorded within Cost of revenue.

Employer Contributions

XBP’s funding of employer contributions is based on governmental requirements and differs from those methods used to recognize pension expense. The Business made contributions of $0.6 million and $1.2 million to its pension plans during the three and six months ended June 30, 2023 and 2022, respectively. The Business expects to contribute $2.7 million to the pension plans during 2023, based on current plan provisions.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

11.    Commitments and Contingencies

Litigation

The Business is, from time to time, involved in certain legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although management cannot predict the outcomes of these matters, management does not believe these actions will have a material, adverse effect on our condensed combined and consolidated balance sheets, condensed combined and consolidated statements of operations and comprehensive loss or condensed combined and consolidated statements of cash flows.

Adverse Arbitration Order

In April 2020, one of the Business’ Nordic subsidiaries commenced an arbitration in Finland against a customer alleging breach of contract and other damages in connection with an outsourcing services agreement and transition services agreement executed in 2017. In September 2020, the customer submitted counterclaims against the Business in an aggregate amount in excess of €10.0 million. Following an expedited arbitration, in late November 2020, the arbitrator awarded the customer approximately $13.0 million in the aggregate for the counterclaimed damages and costs. The Business filed an application to annul the award in late January 2021 with the relevant court asserting, among other bases, that the arbitrator violated due process and procedural rules by disallowing the Business’ witness and expert testimony and maintaining the expedited format following the assertion of significant counterclaims which would ordinarily have required the application of normal rather than expedited rules. On May 28, 2021, the parties entered into a settlement agreement resolving this dispute for a total of $8.9 million including the reimbursement of certain third party charges. As of June 30, 2023 and December 31, 2022, there was a net outstanding balance of $1.1 million and $1.6 million, respectively, for this matter included in Accrued liabilities on the condensed combined and consolidated balance sheets.

Company Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022, March 7, 2023 and September 5, 2023.

The Business accrued $2.3 million and $2.2 million respectively in Accrued Liabilities on the condensed combined and consolidated balance sheets as of June 30, 2023 and December 31, 2022 based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Business has been in settlement discussions with plaintiff ’s counsel. As of September 7, 2023, the Business has reached a settlement in principle with 5 claimants, which equates to approximately €0.2 million ($0.2 million) and we are looking to finalize agreement in principle with a further 20 claimants shortly where negotiations are ongoing. The sum of the Business’ last offer to the remaining 46 claimants where settlement in principle is yet to be reached is €1.4 million ($1.5 million). The settlement negotiations for the remaining claimants are ongoing simultaneously with the court proceedings. In March 2023, 67 claimants (after the settlement in principle was agreed with the first 4 claimants) filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million ($1.1 million). The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million ($1.1 million). The Company has lodged an appeal against the decision, however the decision does not increase the anticipated exposure for the overall claim with the next conciliation hearing scheduled for November 14, 2023 and the substantive hearing which was scheduled for September 29, 2023 postponed and to be rescheduled in due course.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

11.    Commitments and Contingencies (cont.)

Contract-Related Contingencies

The Business has certain contingent obligations that arise in the ordinary course of providing services to its customers. These contingencies are generally the result of contracts that require the Business to comply with certain performance measurements or the delivery of certain services to customers by a specified deadline. The Business believes the adjustments to the transaction price, if any, under these contract provisions will not result in a significant revenue reversal or have a material adverse effect on the Business’ condensed combined and consolidated balance sheets, condensed combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

12.    Fair Value Measurement

Fair Value of Financial Instruments

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable and current portion of long-term debt approximated their fair value as of June 30, 2023 and December 31, 2022, due to the relative short maturity of these instruments. The fair values of the Business’ loans and receivables under the factoring arrangement entered into by subsidiaries of the Business are equal to the carrying values. Property and equipment, intangible assets, capital lease obligations, and goodwill are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value.

13.    Restructuring

The Business periodically takes action to improve operating efficiencies, typically in connection with rationalizing the cost structure of the Business. The Business’ footprint and headcount reductions and organizational integration actions relate to discrete, unique restructuring events, primarily reflected in approved plans for reductions in force (“RIF”).

The Business’ restructuring activity and balance of the restructuring liability is as follows:

(dollars in thousands)	June 30, 2023
Balance at January 1	$2,036
Restructuring charges	217
Payment of benefits	(0)
Balance at June 30	2,253

As of June 30, 2023 and December 31, 2022, the current portion of the restructuring liability was $2.3 million and $2.0 million respectively, and was included in “Accrued compensation and benefits” in the condensed combined and consolidated balance sheets.

14.    Other Income, Net

The components of “Other income, net” in the condensed combined and consolidated statements of operations and comprehensive loss are summarized as follows:

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2023	2022	2023	2022
Pension income, net	$(197)	$(25)	$(389)	$(53)
Total other income, net	$(197)	$(25)	$(389)	$(53)

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

15.    Related Parties

The components of “Related party expense” in the condensed combined and consolidated statements of operations and comprehensive loss are summarized as follows:

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Related party shared services	$869	$1,015	$1,776	$2,143
Related party royalty	93	110	223	287
Related party management fee	172	1,136	300	2,205
Total related party expense	$1,133	$2,261	$2,298	$4,635

Historically, the Business has been managed and operated in the ordinary course of business with other affiliates of Exela. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the condensed combined and consolidated financial statements.

Related Party Sales

During the historical periods presented, the Business sold products and services to Exela and its non-XBP businesses. Revenue, net in the condensed combined and consolidated statements of operations and comprehensive loss include sales to affiliates of Exela of $0.1 million and $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.1 million and $0.1 million for the six months ended June 30, 2023 and 2022, respectively.

Related Party Purchases

During the historical periods presented, the Business purchased high-speed scanners and related products from Exela and its non-XBP businesses. These purchases totaled $0.2 million and $1.1 million, for the three months ended June 30, 2023 and 2022, respectively, and $1.0 million and $2.6 million for the six months ended June 30, 2023 and 2022, respectively.

Shared Service Center Costs

The historical costs and expenses reflected in our financial statements include costs for certain shared service functions historically provided by the Business’ parent, Exela, including, but not limited to accounting and finance, IT and business process operations. Where possible, these charges were allocated based on full-time equivalents (FTE’s), formal agreements between XBP and Exela, or other allocation methodologies that Management determined to be a reasonable reflection of the utilization of services provided or the benefit received by XBP and all costs of operating XBP during the periods presented.

The allocated shared service expenses and general corporate expenses of $0.9 million and $1.0 million for the three month ended June 30, 2023 and 2022, respectively, and $1.8 million and $2.1 million for the six months ended June 30, 2023 and 2022, respectively, and are included in the Related party expenses in the condensed combined and consolidated statements of operations and comprehensive loss.

In the opinion of management of Exela and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during 2023 and 2022. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

15.    Related Parties (cont.)

entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Related Party Royalty Fees

During the historical periods presented, the Business’ parent, Exela, charged royalty fees for allowing the Business to use tradenames and trademarks owned by Exela. The Business incurred royalty expense of $0.1 million and $0.1 million for the three month ended June 30, 2023 and 2022, respectively, and $0.2 million and $0.3 million for the six months ended June 30, 2023 and 2022, respectively, included in related party expense within the condensed combined and consolidated statements of operations and comprehensive loss.

Related Party Management Fee

During the historical periods presented, Exela provided management services to the Business in exchange for a management fee. These management services included provision of legal, human resources, corporate finance, and marketing support, along with compensation and benefits for certain executives. The management fee was calculated based on a weighted average of total external revenue, headcount and total assets attributable to the Business. On October 9, 2022 the management fee was terminated when the Merger Agreement was entered into and was replaced by the related party service fee which reduced the fees and modified the services provided. The Business incurred total management fees of $0.2 million and $1.1 million for the three month ended June 30, 2023 and 2022, respectively, and $0.3 million and $2.2 million for the six months ended June 30, 2023 and 2022, respectively.

Note Receivable

The Business entered into an Intercompany Loan Agreement (“related party note receivable”) with an affiliate of Exela on January 1, 2016, where the Business agreed to lend up to €20 million to the affiliate. The related party note receivable has a six year term with the option to extend for an additional one year term and bears annual interest of 9.5%, due at the end of the term. On January 1, 2023, the Business amended its Intercompany Loan Agreement, extending the maturity of the Intercompany Loan Agreement to December 31, 2023. The condensed combined and consolidated balance sheets included $13.5 million and $13.3 million for the related party note receivable as of June 30, 2023 and December 31, 2022, respectively. The condensed combined and consolidated statements of operations and comprehensive loss included related party interest income of $0.3 million and $0.3 million for the three months ended June 30, 2023 and 2022, respectively, and $0.6 million and $0.6 million for the six months ended June 30, 2023 and 2022, respectively.

Notes Payable

The Business entered into three Intercompany Loan Agreements (“related party notes payable”) with an affiliate of Exela, in September 2009 and May 2010, whereby the affiliate of Exela agreed to lend up to £9.3 million to the Business. The related party notes payable which were denominated in Great British pounds accrued interest daily at the one-month LIBOR rate for United States dollar deposits in the London interbank market plus four percentage points. These notes had an original maturity date of one year (which was extended by the lender for one additional year on each anniversary of the notes) and were assigned by the lender to another affiliate of Exela and amended with an effective date of December 1, 2012. The amendment amended (a) the interest rate to a fixed rate of 4% plus LIBOR for the remainder of 2012, 12% for 2013 and 13.5% thereafter, (b) extended the term of the agreement to December 31, 2024, and (c) denominated the notes in United States dollars. The condensed combined and consolidated balance sheets included $11.2 million for the related party notes payable as of June 30, 2023 and December 31, 2022. The combined and consolidated statements of operations and comprehensive loss included related party interest expense of $0.4 million for the three months ended June 30, 2023 and 2022, respectively and $0.8 million for the six months ended June 30, 2023 and 2022, respectively in the Related party interest expense, net.

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

16.    Segment Information

The Business’s operating segments are significant strategic business units that align its products and services with how it manages its business, approaches the markets and interacts with its clients. The Business is organized into two segments: Bills and Payments and Technology.

Bills and Payments

The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. It offers automation of AP and AR processes and through its platform, XBP, seeks to integrate buyers and suppliers across Europe.

Technology

The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

The chief operating decision maker reviews segment profit to evaluate operating segment performance and determine how to allocate resources to operating segments. “Segment profit” is defined as revenue less cost of revenue (exclusive of depreciation and amortization). The Business does not allocate Selling, general, and administrative expenses, depreciation and amortization, interest expense and foreign exchange losses, net. The Business manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented. A reconciliation of segment profit to net loss before income taxes is presented below.

(dollars in thousands)	Three months ended June 30, 2023
	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.07 million)	$30,198	$12,169	$42,367
Cost of revenue (including related party cost of revenue of $0.01 million, exclusive of depreciation and amortization)	26,465	4,215	30,680
Segment profit	3,733	7,954	11,687
Selling, general and administrative expenses (exclusive of depreciation and amortization)			8,181
Related party expense			1,133
Depreciation and amortization			946
Related party interest income, net			(51)
Interest expense, net			1,187
Foreign exchange losses, net			661
Other income, net			(197)
Net loss before income taxes			$(173)

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

16.    Segment Information (cont.)

(dollars in thousands)	Three months ended June 30, 2022
	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.05 million)	$36,070	$9,671	$45,742
Cost of revenue (including related party cost of revenue of $0.15 million, exclusive of depreciation and amortization)	29,663	5,286	34,949
Segment profit	6,407	4,385	10,793
Selling, general and administrative expenses (exclusive of depreciation and amortization)			7,109
Related party expense			2,261
Depreciation and amortization			1,074
Related party interest expense, net			35
Interest expense, net			764
Foreign exchange losses, net			1,691
Other income, net			(25)
Net loss before income taxes			$(2,116)
	Six months ended June 30, 2023
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.10 million)	$63,766	$21,402	$85,168
Cost of revenue (including related party cost of revenue of $0.06 million, exclusive of depreciation and amortization)	55,189	8,832	64,021
Segment profit	8,577	12,570	21,147
Selling, general and administrative expenses (exclusive of depreciation and amortization)			16,595
Related party expense			2,298
Depreciation and amortization			1,856
Related party interest income, net			(6)
Interest expense, net			2,440
Foreign exchange losses, net			940
Other income, net			(389)
Net loss before income taxes			$(2,587)

XBP Europe, Inc. and Subsidiaries
Notes to the Condensed Combined and Consolidated Financial Statements
(in thousands of United States dollars unless otherwise noted)
(Unaudited)

16.    Segment Information (cont.)

	Six months ended June 30, 2022
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.10 million)	$76,758	$21,012	$97,770
Cost of revenue (including related party cost of revenue of $0.28 million, exclusive of depreciation and amortization)	61,681	10,291	71,972
Segment profit	15,077	10,721	25,798
Selling, general and administrative expenses (exclusive of depreciation and amortization)			15,325
Related party expense			4,635
Depreciation and amortization			2,221
Related party interest expense, net			66
Interest expense, net			1,525
Foreign exchange losses, net			2,179
Other income, net			(53)
Net loss before income taxes			$(100)

17.    Subsequent Events

The Business evaluated subsequent events through September 28, 2023, the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the condensed combined and consolidated financial statements.

On September 15, 2023, the Company entered into an amendment to the Secured Borrowing Facility (as described in Note 8) (the “Amended Factoring Agreement”) intended to convert the existing arrangement into a non-recourse factoring program wherein an unrelated third party (the “Factor”) shall provide financing to certain subsidiaries of the Company by purchase of certain approved and partially approved accounts receivables (as defined in the Amended Factoring Agreement) up to a maximum amount of €15.0 million.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
CF Acquisition Corp. VIII

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CF Acquisition Corp. VIII (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 16, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 29, 2023

PCAOB Number 100

CF ACQUISITION CORP. VIII
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current Assets:
Cash	$41,154	$25,000
Prepaid expenses	210,241	195,463
Total Current Assets	251,395	220,463
Cash equivalents held in Trust Account	31,445,874	250,017,673
Other assets	—	570,844
Total Assets	$31,697,269	$250,808,980

Liabilities and Stockholders’ Deficit:
Current Liabilities:
Accrued expenses	$1,189,676	$1,349,132
Payables to related party	—	570,844
Sponsor loan – promissory notes	8,200,162	734,425
Franchise tax payable	70,065	200,000
Total Current Liabilities	9,459,903	2,854,401
Warrant liability	178,780	5,300,188
FPS liability	2,504,214	2,006,525
Total Liabilities	12,142,897	10,161,114

Commitments and Contingencies
Class A common stock subject to possible redemption, 2,960,098 and 25,000,000 shares issued and outstanding at redemption value of $10.53 and $10.00 per share as of December 31, 2022 and 2021, respectively	31,169,832	250,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of both December 31, 2022 and 2021	—	—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 540,000 shares issued and outstanding (excluding 2,960,098 and 25,000,000 shares subject to possible redemption) as of December 31, 2022 and 2021, respectively	54	54
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 6,250,000 shares issued and outstanding as of both December 31, 2022 and 2021	625	625 (1)
Additional paid-in capital	694,592	146,555
Accumulated deficit	(12,310,731)	(9,499,368)
Total Stockholders’ Deficit	(11,615,460)	(9,352,134)
Total Liabilities, Stockholders’ Deficit and Commitments and Contingencies	$31,697,269	$250,808,980

____________

(1)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
General and administrative costs	$2,601,894	$2,440,245
Administrative expenses – related party	120,000	95,161
Franchise tax expense	162,534	200,500
Loss from operations	(2,884,428)	(2,735,906)
Interest income on investments held in the Trust Account	1,240,443	17,673
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	(1,054,486)	—
Other income	579,294	—
Changes in fair value of warrant liability	5,121,408	3,016,913
Changes in fair value of FPS liability	(497,689)	(2,006,525)
Net income (loss) before provision for income taxes	2,504,542	(1,707,845)
Provision for income taxes	111,023	—
Net income (loss)	$2,393,519	$(1,707,845)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	17,420,341	19,931,507
Class A – Private placement	540,000	430,521
Class B – Common stock	6,250,000	6,097,945 (1)
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.10	$(0.06)
Class A – Private placement	$0.10	$(0.06)
Class B – Common stock	$0.10	$(0.06)

____________

(1)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2022 and 2021

	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2020	—	$—	6,325,000	(1)	$633	$24,367	$(1,421)	$23,579
Sale of Class A common stock to Sponsor in private placement	540,000	54	—		—	5,224,095	—	5,224,149
Forfeiture of Class B common stock by Sponsor at $0.0001 par value	—	—	(75,000	)(2)	(8)	8	—	—
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—		—	(5,248,470)	(7,790,102)	(13,038,572)
Stock-based compensation	—	—	—		—	146,555	—	146,555
Net loss	—	—	—		—	—	(1,707,845)	(1,707,845)
Balance – December 31, 2021	540,000	$54	6,250,000		$625	$146,555	$(9,499,368)	$(9,352,134)
Stock-based compensation	—	—	—		—	49,411	—	49,411
Sponsor loans extinguishment	—	—	—		—	694,592	—	694,592
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—		—	(195,966)	(5,204,882)	(5,400,848)
Net income	—	—	—		—		2,393,519	2,393,519
Balance – December 31, 2022	540,000	$54	6,250,000		$625	$694,592	$(12,310,731)	$(11,615,460)

____________

(1)      This number includes up to 825,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. This number was retroactively adjusted in 2021 to reflect the recapitalization of the Company in the form of a 1.1-for-1 stock split (see Note 6).

(2)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities:
Net income (loss)	$2,393,519	$(1,707,845)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	49,411	146,555
General and administrative expenses paid by related party	2,040,571	178,877
Interest income on investments held in the Trust Account	(1,240,443)	(17,673)
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	1,054,486	—
Changes in fair value of warrant liability	(5,121,408)	(3,016,913)
Changes in fair value of FPS liability	497,689	2,006,526
Changes in operating assets and liabilities:
Accrued expenses	(159,456)	1,347,711
Franchise tax payable	(129,935)	200,000
Other assets	615,566	291,918
Payables to related party	—	570,844
Net cash provided by operating activities	—	—

Cash flows from investing activities:
Cash deposited in Trust Account	(5,400,847)	(250,000,000)
Proceeds from Trust Account to pay franchise taxes	292,469	—
Proceeds from Trust Account to redeem Public Shares	224,920,621	—
Sale of cash equivalents held in Trust Account	224,056,750	—
Purchase of cash equivalents held in Trust Account	(225,000,000)	—
Purchase of available-for-sale debt securities held in Trust Account	(224,056,750)	—
Maturity of available-for-sale debt securities held in Trust Account	225,000,000	—
Net cash provided by (used in) investing activities	219,812,243	(250,000,000)

Cash flows from financing activities:
Proceeds from related party – Sponsor loan	7,795,448	734,425
Proceeds received from initial public offering	—	250,000,000
Redemption payment for Public Shares	(224,920,621)	—
Proceeds received from private placement	—	5,400,000
Offering costs paid	—	(4,897,322)
Payment of related party payable	(2,670,916)	(1,237,103)
Net cash provided by (used in) financing activities	(219,796,089)	250,000,000

Net change in cash	16,154	—
Cash – beginning of the period	25,000	25,000
Cash – end of the period	$41,154	$25,000

Supplemental disclosure of non-cash financing activities:
Prepaid expenses paid with payables to related party	$59,500	$1,058,225

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. VIII (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. During the years ended December 31, 2022 and 2021, the Company generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. government debt securities and classified as cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of the warrant liability and FPS (as defined below) liability as other income (loss). In addition, during the year ended December 31, 2022, the Company generated non-operating income in the form of interest income from direct investments in U.S. government debt securities.

The Company’s sponsor is CFAC Holdings VIII, LLC (the “Sponsor”). The registration statements for the Initial Public Offering became effective on March 11, 2021. On March 16, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 540,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,400,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $4,900,000, consisting of $4,500,000 of underwriting fees and approximately $400,000 of other costs.

Following the closing of the Initial Public Offering and sale of the Private Placement Units on March 16, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On March 16, 2023, the Company instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of the initial business combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

Merger Agreement with XBP Europe, Inc. — On October 9, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Company, Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”), and XBP Europe, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“XBP Europe”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into XBP Europe (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “XBP Europe Business Combination”) whereby the separate existence of Merger Sub will cease and XBP Europe will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company.

The board of directors of the Company has unanimously approved the Merger and the XBP Europe Business Combination. The closing of the XBP Europe Business Combination will require the approval of the stockholders of the Company and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Certain existing agreements of the Company, including, but not limited to, the business combination marketing agreement, have been or will be amended or amended and restated in connection with the XBP Europe Business Combination, all as further described in the proxy statement initially filed by the Company with the SEC on February 13, 2023 (as amended from time to time, the “XBP Europe Proxy Statement”).

For more information related to the XBP Europe Business Combination, reference should be made to the Form 8-K that was filed by the Company with the SEC on October 11, 2022 and the XBP Europe Proxy Statement.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination, including the XBP Europe Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $10,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,000,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 250,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination — The Company has until September 16, 2023 (which was originally March 16, 2022 and was extended to September 16, 2023 in the Extensions (as defined below) and the Third Extension (as defined in Note 10)), or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On March 8, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from March 16, 2022 to September 30, 2022 (the “First Extension”). In connection with the approval of the First Extension, on March 9, 2022, the Sponsor loaned the Company an aggregate amount of $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) (the “First Extension Loan”). The proceeds of the First Extension Loan were deposited in the Trust Account on March 9, 2022. The First Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination.

On September 27, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from September 30, 2022 to March 16, 2023 (the “Second Extension” and, together with the First Extension, the “Extensions”). In connection with the approval of the Second Extension, on September 30, 2022, the Sponsor loaned the Company an aggregate amount of $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) (the “Second Extension Loan”). The proceeds of the Second Extension Loan were deposited in the Trust Account on September 30, 2022. The Second Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

If consummated, the XBP Europe Business Combination would be a Business Combination that is anticipated to close in 2023. If the Merger is not closed during the Combination Period, the Company may seek approval from its stockholders to further extend the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of December 31, 2022 and 2021, the Company had approximately $41,200 and $25,000, respectively, of cash in its operating account. As of December 31, 2022 and 2021, the Company had a working capital deficit of approximately $9,209,000 and $2,634,000, respectively. As of December 31, 2022 and 2021, approximately $276,000 and $18,000, respectively, of interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through December 31, 2022 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $79,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, the Sponsor Loan (as defined below), the First Working Capital Loan (as defined below) and the Second Working Capital Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”), which Sponsor Loan has been fully drawn by the Company. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4).

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account.

On June 30, 2022, the Company entered into a Working Capital Loan (the “First Working Capital Loan”) with the Sponsor in the amount of up to $1,000,000 in connection with advances the Sponsor will make to the Company for working capital expenses, which First Working Capital Loan has been fully drawn by the Company.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account.

On October 14, 2022, the Company entered into a second Working Capital Loan with the Sponsor in the amount of up to $750,000 (the “Second Working Capital Loan”) in connection with advances the Sponsor will make to the Company for working capital expenses.

Each of the First Extension Loan, the First Working Capital Loan, the Second Extension Loan and the Second Working Capital Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiary. All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has until September 16, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded foreign corporations that occur after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself and not its stockholders from which the shares are repurchased. In addition, certain exceptions apply to the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax depending on a number of factors. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. In December 2022, the Treasury Department issued Notice 2023-2, Initial Guidance Regarding the Application of the Excise Tax on Repurchases of Corporate Stock under Section 4501 of the Internal Revenue Code, indicating its intention to propose such regulations and issuing certain interim rules on which taxpayers may rely. Under the interim rules, liquidating distributions made by SPACs are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax. Because the excise tax would be payable by the Company and not by the redeeming stockholders, the mechanics of any required payment of the excise tax have not yet been determined. The obligation of the Company to pay any excise tax could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. At this time, it has been determined that none of the IR Act tax provisions have an impact to the Company’s fiscal 2022 tax provision. Management will continue to monitor any updates to the Company’s business along with guidance issued with respect to the IR Act to determine any impact on the Company’s consolidated financial statements.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability, FPS liability, and sponsor loans liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of both December 31, 2022 and 2021. The Company’s investments held in the Trust Account as of both December 31, 2022 and 2021 were comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. For the years ended December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the consolidated statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 9 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Sponsor Loans

The Company accounts for the liability related to the sponsor loans in accordance with the guidance in ASC 470-20, Debt — Debt with Conversion and Other Options. The loans are carried at amortized cost on the Company’s consolidated balance sheets. Interest expense recognized on the Company’s consolidated statements of operations reflects accretion of discount. The sponsor loans contain a contingent beneficial conversion feature which does not require financial statement recognition until the contingency (the closing of the XBP Europe Business Combination) is resolved.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. For shares of Class A common stock subject to mandatory redemption (if any) with a fixed redemption amount and a fixed redemption date, the Company recognizes interest expense on the consolidated statements of operations to reflect accretion to the redemption amount. As a result, to reflect accretion to the redemption amount, the Company recognized interest expense of $689,606 in the consolidated statement of operations for the year ended December 31, 2022. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 2,960,098 and 25,000,000 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity outside of the stockholders’ deficit section of the Company’s consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A common stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro-rata to shares of Class A common stock subject to possible redemption, nonredeemable shares of Class A common stock and shares of Class B common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants to purchase an aggregate of 6,385,000 shares of Class A common stock sold in the Initial Public Offering and the Private Placement in the calculation of diluted earnings per share because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Year Ended December 31, 2022			For the Year Ended December 31, 2021
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$1,722,236	$53,386	$617,897	$(1,286,468)	$(27,788)	$(393,589)
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	17,420,341	540,000	6,250,000	19,931,507	430,521	6,097,945
Basic and diluted net income (loss) per share of common stock	$0.10	$0.10	$0.10	$(0.06)	$(0.06)	$(0.06)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of both December 31, 2022 and 2021, the Company had deferred tax assets with a full valuation allowance recorded against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of both December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company’s current taxable income primarily consists of interest income on investments held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are currently not deductible. During the years ended December 31, 2022 and 2021, the Company recorded income tax expense of approximately $111,000 and $0, respectively. The Company’s effective tax rate for the years ended

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

December 31, 2022 and 2021 was 4.4% and 0%, respectively. The Company’s effective tax rate differs from the federal statutory rate mainly due to the change in fair value of warrant and FPS liabilities, which is not taxable and not deductible, and start-up costs, which are currently not deductible as they are deferred for tax purposes.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted earnings per share calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock due to the underwriter not exercising the remaining portion of the over-allotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

On July 8, 2020, the Sponsor purchased 5,750,000 shares (including any shares of Class A common stock issuable upon conversion thereof, the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. As a result, the Company recognized approximately $29,000 and $147,000 of compensation expense at fair value that was presented in the Company’s statements of operations for the years ended December 31, 2022 and 2021 respectively. On March 11, 2021, the Company effected a 1.1-for-1 stock split. All share and per share amounts have been retroactively adjusted. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, due to the underwriter not exercising the over-allotment option in full, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares), resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

consummation of the Business Combination and are subject to certain transfer restrictions. Further, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to forfeit 733,400 Founder Shares.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to amend the lock-up terms applicable to the Founder Shares described above to remove clause (x) above.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 540,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,400,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-fourth of one warrant (each whole warrant, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. On March 25, 2022, the Sponsor transferred 2,500 shares of Class A common stock to an independent director of the Company. As a result, the Company recognized approximately $20,000 of compensation expense at fair value that was presented in the Company’s consolidated statement of operations for the year ended December 31, 2022. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss any potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with any Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $9,350,000, which is equal to 3.5% of the gross proceeds of the base offering in the Initial Public Offering, and 5.5% of the gross proceeds from the partial exercise of the underwriter’s over-allotment option; provided, however, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, CF&Co. agreed to waive the Marketing Fee.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

In addition, the Company engaged CF&Co. as its exclusive financial advisor for the XBP Europe Business Combination, but CF&Co. has agreed not to receive an advisory fee for such services other than to receive reimbursement of actual expenses incurred and to be indemnified against certain liabilities arising out of its engagement.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $79,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, for the period commencing upon the consummation of the Initial Public Offering and concluding upon the consummation of the Company’s initial Business Combination, which Sponsor Loan has been fully drawn by the Company. For the years ended December 31, 2022 and 2021, the Company paid $120,000 and approximately $95,000 respectively, for office space and administrative fees.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On June 30, 2022, the Company entered into the First Working Capital Loan with the Sponsor in the amount of up to $1,000,000, which First Working Capital Loan has been fully drawn by the Company.

On October 14, 2022, the Company entered into the Second Working Capital Loan with the Sponsor in the amount of up to $750,000 in connection with advances the Sponsor will make to the Company for working capital expenses.

The First Working Capital Loan and the Second Working Capital Loans bear no interest and are due and payable on the date on which the Company consummates its initial Business Combination. The principal balance of the First Working Capital Loan and Second Working Capital Loan may be prepaid at any time.

Except for the foregoing with respect to the First Working Capital Loan and the Second Working Capital, the terms of any other Working Capital Loans have not been determined and no written agreements exist with respect to such loans.

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account. The First Extension Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account. The Second Extension Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

In connection with the terms and conditions of the XBP Europe Business Combination, a substantive conversion feature was added to the sponsor loans. Consequently, the amounts outstanding under these loans at the date of the Merger Agreement were accounted for as an extinguishment of the previous loans and establishment of the new loans at fair value. The gain on extinguishment was recognized as a capital transaction with the Sponsor through additional paid-in capital.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying consolidated balance sheets. As of December 31, 2022 and 2021, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of $0 and approximately $571,000, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on March 11, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On March 16, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. partially exercised the over-allotment option for 3,000,000 additional Units and advised the Company that it would not exercise the remaining portion of the over-allotment option.

CF&Co. was paid a cash underwriting discount of $4,400,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impacts of the COVID-19 pandemic and the military conflict in Ukraine on the financial markets and on the industry, and has concluded that while it is reasonably possible that the pandemic and the conflict could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impacts are not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6 — Stockholders’ Equity (Deficit)

Class A Common Stock — The Company is authorized to issue 160,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2022 and 2021, there were 540,000 shares of Class A common stock issued and outstanding, excluding 2,960,098 shares (following the redemptions of 2,879,927 shares of Class A common stock in connection with the First Extension and 19,159,975 shares of Class A common stock in connection with the Second Extension) and 25,000,000 shares subject to possible redemption, respectively. The outstanding shares of Class A common stock comprise of 540,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of both December 31, 2022 and 2021, there were 6,250,000 shares of Class B common stock issued and outstanding. In connection with the underwriter advising the Company that it would not exercise the remaining portion of the over-allotment option, the Sponsor forfeited 75,000 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Prior to the consummation of the Business Combination, only holders of Class B common stock have the right to vote on the election of directors. Holders of Class A common stock are not entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Pursuant to the Sponsor Support Agreement entered into in connection with the XBP Europe Business Combination, the Sponsor agreed, among other items, to waive the anti-dilution rights of the Company’s shares of Class B common stock under the Amended and Restated Certificate of Incorporation.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity (Deficit) (cont.)

On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. On March 11, 2021, the Company effected a 1.1-for-1 stock split. Information contained in the consolidated financial statements has been retroactively adjusted for this split. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income from investments held in the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are currently not deductible. There was approximately $111,000 of federal income tax expense for the year ended December 31, 2022 and no income tax expense for the year ended December 31, 2021.

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Current
Federal	$111,023	$—
State	—	—
Deferred
Federal	(411,243)	(571,138)
State	—	—
Change in valuation allowance	411,243	571,138
Income tax provision	$111,023	$—

The Company’s net deferred tax assets as of December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021
Deferred tax assets
Start-up/organizational costs	$935,979	$501,658
Deferred compensation	41,153	30,777
Accrued bonus	5,250	—
Net operating loss carryforwards	—	38,703
Total deferred tax assets	982,382	571,138
Valuation allowance	(982,382)	(571,138)
Deferred tax assets, net of allowance	$—	$—

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of both December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of both December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrant liability	(42.9)%	37.1%
Change in fair value of FPS liability	4.2%	(24.7)%
Change in valuation allowance	16.3%	(33.4)%
Nondeductible interest expense	5.8%	—%
Effective Tax Rate	4.4%	—%

The Company’s effective tax rate differs from the federal statutory rate mainly due to the changes in fair value of warrant and FPS liabilities, which are not taxable and not deductible, and start-up costs, which are currently not deductible as they are deferred for tax purposes.

Note 9 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Fair Value Measurements on Recurring Basis

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value:

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$31,445,874	$—	$—	$31,445,874
Liabilities:
Warrant liability	$—	$178,780	$—	$178,780
FPS liability	—	—	2,504,214	2,504,214
Total Liabilities	$—	$178,780	$2,504,214	$2,682,994

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$250,017,673	$—	$—	$250,017,673
Liabilities:
Warrant liability	$—	$5,300,188	$—	$5,300,188
FPS liability	—	—	2,006,525	2,006,525
Total Liabilities	$—	$5,300,188	$2,006,525	$7,306,713

Level 1 assets as of both December 31, 2022 and 2021 include investments in a money market fund classified as cash equivalents; the fund holds U.S. government debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s consolidated balance sheets. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s consolidated statements of operations.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Initial Measurement

The Company established the initial fair value for the warrants on March 16, 2021, the date of the closing of the Initial Public Offering. The Public Warrants and Private Placement Warrants were measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-fourth of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-fourth of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to the shares of Class A common stock subject to possible redemption. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilized the OPM to value the warrants as of March 16, 2021, with any subsequent changes in fair value recognized in the consolidated statement of operations. The estimated fair value of the warrant liability as of March 16, 2021, was determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

The following table provides quantitative information about the inputs utilized by the Company in the fair value measurement of the warrants as of March 16, 2021:

March 16, 2021 (Initial Measurement)
Risk-free interest rate	1.05%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

Subsequent Measurement

During the year ended December 31, 2021, the fair value measurement of the Public Warrants was reclassified from Level 3 to Level 2 due to the use of an observable quoted price in an inactive market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the Private Placement Warrants were reclassified from Level 3 to Level 2 during the year ended December 31, 2021. There were no transfers into or out of Level 3 fair value measurement during the year ended December 31, 2022.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of March 16, 2021	$175,851	$8,141,250	$8,317,101
Change in valuation inputs or other assumptions(1)	(63,788)	(2,953,125)	(3,016,913)
Fair value as of December 31, 2021(2)	$112,063	$5,188,125	$5,300,188
Change in valuation inputs or other assumptions(1)	(108,283)	(5,013,125)	(5,121,408)
Fair value as of December 31, 2022	$3,780	$175,000	$178,780

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the consolidated statements of operations.

(2)      Due to the use of quoted prices in an inactive market and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $7.1 million during the year ended December 31, 2021.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $10.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued compared to the $10.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of both December 31, 2022 and 2021, the probability assigned to the consummation of the Business Combination was 80%. The probability was determined based on observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPS liability. There were no transfers into or out of Level 3 fair value measurement during year ended December 31, 2022:

FPS Liability
Fair value as of March 16, 2021	$1,933,236
Change in valuation inputs or other assumptions(1)	73,289
Fair value as of December 31, 2021	$2,006,525
Change in valuation inputs or other assumptions(1)	497,689
Fair value as of December 31, 2022	$2,504,214

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of FPS liability in the consolidated statements of operations.

Fair Value Measurements on Non-Recurring Basis

Sponsor Loans Liability

During the year ended December 31, 2022, sponsor loans liability was measured at fair value on a non-recurring basis at the time of modification that was accounted for as an extinguishment.

At the time of the extinguishment, the fair value of the sponsor loans was $7,534,106. The estimated fair value of these obligations was determined by reference to the Company’s quoted stock price and discounted cash flow calculations based on market-observable risk-free rate and reduced to account for the probability of consummation

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

of the Business Combination, the probability of repayment in cash or the probability of forgiveness. The primary unobservable inputs utilized in estimating the fair value of the sponsor loans were the probabilities of consummation of the Business Combination, repayment in cash or forgiveness. As a result, the estimated fair value of these loans falls within Level 3 in the fair value hierarchy. The range of probabilities used in deriving the estimated fair value of the sponsor loans was 8%-80%.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements, other than as described below.

On February 13, 2023, the Company filed the XBP Europe Proxy Statement with the SEC.

On February 14, 2023, the Company filed a definitive proxy statement with the SEC regarding an extension of its time to consummate a Business Combination from March 16, 2023 to September 16, 2023.

On March 6, 2023, the Company issued 5,000,000 shares of Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (the “Conversion”). As a result of the Conversion, as of March 6, 2023, the Sponsor held 5,537,500 shares of Class A common stock and 1,228,000 shares of Class B common stock. The 5,000,000 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the Class B common stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for the Company’s initial public offering. Following the Conversion, there were 8,500,098 shares of Class A common stock issued and outstanding and 1,250,000 shares of Class B common stock issued and outstanding.

On March 14, 2023, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from March 16, 2023 to September 16, 2023 (the “Third Extension”). In connection with the approval of the Third Extension, on March 15, 2023, the Sponsor agreed to loan the Company an aggregate amount of up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each Public Share that was not redeemed in connection with the Third Extension) (the “Third Extension Loan”). The Third Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination. The proceeds of the Third Extension Loan will be deposited in the Trust Account in six equal installments for each month (or portion thereof) that is needed by the Company to complete an initial Business Combination. The first installment was deposited in the Trust Account on March 16, 2023. In connection with the stockholder vote to approve the Third Extension, 1,523,509 Public Shares were redeemed at approximately $10.69 a share, resulting in a reduction of $16,290,945 in the amount held in the Trust Account. Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under the Third Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

On March 16, 2023, the Company instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of the initial business combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

CF ACQUISITION CORP. VIII
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023		December 31, 2022
	(Unaudited)
Assets:
Current Assets:
Cash	$25,000		$41,154
Prepaid expenses	220,489		210,241
Total Current Assets	245,489		251,395
Cash held in the Trust Account	15,707,032		—
Cash equivalents held in the Trust Account	—		31,445,874
Total Assets	$15,952,521		$31,697,269

Liabilities and Stockholders’ Deficit:
Current Liabilities:
Accrued expenses	$1,363,836		$1,189,676
Sponsor loan – promissory notes	9,490,888		8,200,162
Franchise tax payable	57,517		70,065
Total Current Liabilities	10,912,241		9,459,903
Warrant liability	316,696		178,780
FPS liability	3,191,371		2,504,214
Total Liabilities	14,420,308		12,142,897

Commitments and Contingencies
Class A common stock subject to possible redemption, 1,436,589 and 2,960,098 shares issued and outstanding at redemption value of $10.81 and $10.53 per share as of June 30, 2023 and December 31, 2022, respectively	15,523,830		31,169,832

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of both June 30, 2023 and December 31, 2022	—		—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 5,540,000 and 540,000 shares issued and outstanding (excluding 1,436,589 and 2,960,098 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	554	(1)	54
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 1,250,000 and 6,250,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	125	(1)	625
Additional paid-in-capital	298,044		694,592
Accumulated deficit	(14,290,340)		(12,310,731)
Total Stockholders’ Deficit	(13,991,617)		(11,615,460)
Total Liabilities, Stockholders’ Deficit and Commitments and Contingencies	$15,952,521		$31,697,269

____________

(1)      On March 6, 2023, the Company issued 5,000,000 shares of nonredeemable Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VIII
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative costs	$438,030	$433,001	$937,592	$804,255
Administrative expenses – related party	30,000	30,000	60,000	60,000
Franchise tax expense	57,517	50,000	137,517	62,534
Loss from operations	(525,547)	(513,001)	(1,135,109)	(926,789)
Interest income on cash and investments held in the Trust Account	239,555	431,970	584,364	438,410
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	—	—	(578,107)	—
Other income	—	—	—	579,294
Changes in fair value of warrant liability	353,091	429,072	(137,916)	3,622,210
Changes in fair value of FPS liability	(427,499)	657,626	(687,157)	704,955
Net income (loss) before provision for income tax	(360,400)	1,005,667	(1,953,925)	4,418,080
Provision for income taxes	25,684	40,231	25,684	40,231
Net income (loss)	$(386,084)	$965,436	$(1,979,609)	$4,377,849

Weighted average number of shares of common stock outstanding:
Class A – Public shares	1,436,589	22,120,073	2,017,374	23,122,479
Class A – Private placement	5,540,000	540,000	3,772,044 (1)	540,000
Class B – Common stock	1,250,000	6,250,000	3,017,956 (1)	6,250,000
Basic and diluted net income (loss) per share:
Class A – Public shares	$(0.05)	$0.03	$(0.22)	$0.15
Class A – Private placement	$(0.05)	$0.03	$(0.22)	$0.15
Class B – Common stock	$(0.05)	$0.03	$(0.22)	$0.15

____________

(1)      On March 6, 2023, the Company issued 5,000,000 shares of nonredeemable Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VIII
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

For the Three and Six Months Ended June 30, 2023

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	540,000	$54	6,250,000	$625	$694,592	$(12,310,731)	$(11,615,460)
Share conversion(1)	5,000,000	500	(5,000,000)	(500)	—	—	—
Accretion of redeemable shares of Class A common stock to redemption value	—	—	—	—	(242,210)	—	(242,210)
Net loss	—	—	—	—	—	(1,593,525)	(1,593,525)
Balance – March 31, 2023	5,540,000	$554	1,250,000	$125	$452,382	$(13,904,256)	$(13,451,195)
Accretion of redeemable shares of Class A common stock to redemption value	—	—	—	—	(154,338)	—	(154,338)
Net loss	—	—	—	—	—	(386,084)	(386,084)
Balance – June 30, 2023	5,540,000	$554	1,250,000	$125	$298,044	$(14,290,340)	$(13,991,617)

____________

(1)      On March 6, 2023, the Company issued 5,000,000 shares of nonredeemable Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (see Note 6).

For the Three and Six Months Ended June 30, 2022

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	540,000	$54	6,250,000	$625	$146,555	$(9,499,368)	$—	$(9,352,134)
Accretion of redeemable shares of Class A common stock to redemption value	—	—	—	—	(195,966)	(4,228,049)	—	(4,424,015)
Stock-based compensation	—	—	—	—	49,411	—	—	49,411
Net income	—	—	—	—	—	3,412,413	—	3,412,413
Balance – March 31, 2022	540,000	$54	6,250,000	$625	$—	$(10,315,004)	$—	$(10,314,325)
Net income	—	—	—	—	—	965,436	—	965,436
Other comprehensive loss	—	—	—	—	—	—	(329,250)	(329,250)
Balance – June 30, 2022	540,000	$54	6,250,000	$625	$—	$(9,349,568)	$(329,250)	$(9,678,139)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VIII
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$(1,979,609)	$4,377,849
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	—	49,411
General and administrative expenses paid by related party	494,257	1,137,256
Interest income on cash and investments held in the Trust Account	(584,364)	(438,410)
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	578,107	—
Changes in fair value of warrant liability	137,916	(3,622,210)
Changes in fair value of FPS liability	687,157	(704,955)
Changes in operating assets and liabilities:
Prepaid expenses	504,924	541,509
Accrued expenses	174,160	(1,175,483)
Franchise tax payable	(12,548)	(164,967)
Net cash provided by operating activities	—	—

Cash flows from investing activities
Cash deposited in the Trust Account	(229,854)	(4,424,015)
Proceeds from the Trust Account to pay franchise taxes	150,115	24,113
Proceeds from the Trust Account to pay income taxes	112,000	—
Purchase of available-for-sale debt securities held in the Trust Account	—	(224,056,750)
Sale of cash equivalents held in the Trust Account	—	224,056,750
Proceeds from the Trust Account to redeem Public Shares	16,228,539	28,799,270
Proceeds from the Trust Account to repay bank overdraft facility	62,406	—
Net cash provided by investing activities	16,323,206	24,399,368

Cash flows from financing activities
Proceeds from related party – Sponsor loan	961,015	6,167,502
Redemption payment for Public Shares	(16,290,945)	(28,799,270)
Payment of related party payable	(1,009,430)	(317,873)
Utilization of bank overdraft facility	62,406	—
Repayment of bank overdraft facility	(62,406)	—
Net cash used in financing activities	(16,339,360)	(22,949,641)

Net change in cash	(16,154)	1,449,727
Cash – beginning of the period	41,154	25,000
Cash – end of the period	$25,000	$1,474,727

Supplemental disclosure of non-cash financing activities:
Prepaid expenses paid with payables to related party	$515,173	$—
Supplemental disclosure of cash flow information
Cash paid for income taxes	$112,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. VIII (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced operations. All activity through June 30, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the six months ended June 30, 2023 and the three and six months ended June 30, 2022, the Company generated non-operating income in the form of interest income on investments in money market funds that invested in U.S. government debt securities and classified as cash equivalents from the proceeds derived from the Initial Public Offering. In addition, during the three and six months ended June 30, 2023, the Company generated non-operating income in the form of interest income from cash deposited in a demand account held at a U.S. bank. During the three and six months ended June 30, 2022, the Company also generated non-operating income in the form of interest income from direct investments in U.S. government debt securities. During the three and six months ended June 30, 2023 and 2022, the Company recognized changes in the fair value of the warrant liability and FPS (as defined below) liability as other income (loss).

The Company’s sponsor is CFAC Holdings VIII, LLC (the “Sponsor”). The registration statements for the Initial Public Offering became effective on March 11, 2021. On March 16, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 540,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,400,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $4,900,000, consisting of $4,500,000 of underwriting fees and approximately $400,000 of other costs.

Following the closing of the Initial Public Offering and sale of the Private Placement Units on March 16, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, which were initially invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk of the Company being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus be subject to regulation under the Investment Company Act, upon the

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

24-month anniversary of the effective date of the registration statement for the Initial Public Offering, the Company instructed Continental, the trustee with respect to the Trust Account, to liquidate any U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a U.S. bank until the earlier of the consummation of the Business Combination or the distribution of the Trust Account.

On March 16, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of the Business Combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

Merger Agreement with XBP Europe, Inc. — On October 9, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Company, Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”), and XBP Europe, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“XBP Europe”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into XBP Europe (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “XBP Europe Business Combination”) whereby the separate existence of Merger Sub will cease and XBP Europe will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company.

The board of directors of the Company has unanimously approved the Merger and the XBP Europe Business Combination. The closing of the XBP Europe Business Combination will require the approval of the stockholders of the Company and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Certain existing agreements of the Company, including, but not limited to, the business combination marketing agreement, have been or will be amended or amended and restated in connection with the XBP Europe Business Combination, all as further described in the definitive proxy statement filed by the Company with the SEC on August 4, 2023 (as amended from time to time, the “XBP Europe Proxy Statement”).

For more information related to the XBP Europe Business Combination, reference should be made to the Form 8-K that was filed by the Company with the SEC on October 11, 2022 and the XBP Europe Proxy Statement.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating the Business Combination, including the XBP Europe Business Combination. There is no assurance that the Company will be able to complete the Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete the Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of the Business Combination or conduct

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined in Note 4). There will be no redemption rights upon the completion of the Business Combination with respect to the Company’s warrants. The Company will proceed with the Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing the Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with the Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of the Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete the Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $10,000,000 to occur concurrently with the consummation of the initial Business Combination, 1,000,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 250,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination — The Company has until September 16, 2023 (which was originally March 16, 2022 and has been extended by the Extensions (as defined below)), or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, to consummate the Business Combination (the “Combination Period”). If the Company is unable to complete the Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter,

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, other than excise tax (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period.

On March 8, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate the Business Combination from March 16, 2022 to September 30, 2022 (the “First Extension”). In connection with the First Extension, on March 9, 2022, the Sponsor loaned the Company an aggregate amount of $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) (the “First Extension Loan”). The proceeds of the First Extension Loan were deposited into the Trust Account on March 9, 2022.

On September 27, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an additional extension of the expiration of the period in which the Company has to consummate the Business Combination from September 30, 2022 to March 16, 2023 (the “Second Extension”). In connection with the Second Extension, on September 30, 2022, the Sponsor loaned the Company an aggregate amount of $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) (the “Second Extension Loan”). The proceeds of the Second Extension Loan were deposited into the Trust Account on September 30, 2022.

On March 14, 2023, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an additional extension of the expiration of the period in which the Company has to consummate the Business Combination from March 16, 2023 to September 16, 2023 or an earlier date determined by the board of directors of the Company (the “Third Extension”, and together with the First Extension and the Second Extension, the “Extensions”). In connection with the Third Extension, on March 15, 2023, the Sponsor agreed to loan the Company an aggregate amount of up to $344,781 (the “Third Extension Loan”), with (i) $57,464 ($0.04 for each Public Share that was not redeemed in connection with the Third Extension) (the “Monthly Amount”) deposited into the Trust Account in connection with the funding of the Third Extension Loan on March 16, 2023, and (ii) the Monthly Amount being deposited into the Trust Account for each calendar month thereafter (commencing on April 17, 2023 and ending on the 16th day of each subsequent month through September 16, 2023), or portion thereof, that is needed by the Company to complete the Business Combination. In connection with the stockholder vote to approve the Third Extension, 1,523,509 Public Shares were redeemed at approximately $10.69 a share, resulting in a reduction of $16,290,945 in the amount held in the Trust Account.

Each of the First Extension Loan, the Second Extension Loan and the Third Extension Loan bears no interest and is due and payable on the date on which the Company consummates the initial Business Combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

The XBP Europe Business Combination is anticipated to close during the Combination Period. If the XBP Europe Business Combination does not close during the Combination Period, the Company may seek approval from its stockholders to further extend the Combination Period.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The initial stockholders have agreed to waive their liquidation rights from the Trust Account with respect to the Founder Shares and the Private Placement Shares if the Company fails to complete the Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s underwriters and independent registered public accounting firm.

Liquidity and Capital Resources

As of June 30, 2023 and December 31, 2022, the Company had $25,000 and approximately $41,200, respectively, of cash in its operating account. As of June 30, 2023 and December 31, 2022, the Company had a working capital deficit of approximately $10,667,000 and $9,209,000, respectively. As of June 30, 2023 and December 31, 2022, approximately $350,000 and $276,000, respectively, of interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through June 30, 2023 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $79,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, the Sponsor Loan (as defined below), the First Working Capital Loan (as defined below), the Second Working Capital Loan (as defined below) and the Third Working Capital Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor loaned the Company $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4).

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited into the Trust Account.

On June 30, 2022, the Company entered into a Working Capital Loan (the “First Working Capital Loan”) with the Sponsor in the amount of up to $1,000,000 in connection with advances the Sponsor will make to the Company for working capital expenses, which First Working Capital Loan has been fully drawn by the Company.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited into the Trust Account.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On October 14, 2022, the Company entered into a second Working Capital Loan with the Sponsor in the amount of up to $750,000 (the “Second Working Capital Loan”) in connection with advances the Sponsor will make to the Company for working capital expenses, which Second Working Capital Loan has been fully drawn by the Company.

On March 15, 2023, the Company entered into the Third Extension Loan with the Sponsor in the amount of up to $344,781. The funding of the initial Monthly Amount was deposited into the Trust Account during March 2023. During both the three and six months ended June 30, 2023, three additional fundings of the Monthly Amount were deposited into the Trust Account. Further fundings of the Monthly Amount will be deposited into the Trust Account for each calendar month thereafter (commencing on July 17, 2023 and ending on the 16th day of each subsequent month through September 16, 2023), or portion thereof, that is needed by the Company to complete the Business Combination.

On March 31, 2023, the Company entered into a third Working Capital Loan with the Sponsor in the amount of up to $500,000 (the “Third Working Capital Loan”) in connection with advances the Sponsor will make to the Company for working capital expenses.

Each of the First Extension Loan, the First Working Capital Loan, the Second Extension Loan, the Second Working Capital Loan, the Third Extension Loan and the Third Working Capital Loan bears no interest and is due and payable on the date on which the Company consummates the initial Business Combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $9,491,000 and $8,200,000, respectively. As of June 30, 2023 and December 31, 2022, the face amounts of these loans were approximately $9,491,000 and $8,500,000, respectively. See “Related Party Loans” below for additional information.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The unaudited condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2023 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year or any future period. The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Form 10-K and the final prospectus filed by the Company with the SEC on March 29, 2023 and March 15, 2021, respectively and our Form 10-K/A for the year ended December 31, 2022, as filed with the SEC on April 25, 2023.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Principles of Consolidation

The unaudited condensed consolidated financial statements of the Company include its wholly-owned subsidiary. All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has until September 16, 2023 to consummate the Business Combination. The Company’s mandatory liquidation date, if the Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, other than excise tax (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded foreign corporations that occur after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself and not its stockholders from which the shares are repurchased. In addition, certain exceptions apply to the excise

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

tax. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. In December 2022, the Treasury Department issued Notice 2023-2, Initial Guidance Regarding the Application of the Excise Tax on Repurchases of Corporate Stock under Section 4501 of the Internal Revenue Code, indicating its intention to propose such regulations and issuing certain interim rules on which taxpayers may rely. Under the interim rules, liquidating distributions made by special purpose acquisition companies are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with the Business Combination, extension vote or otherwise (such as in connection with the Third Extension), may be subject to the excise tax depending on a number of factors. Because the excise tax would be payable by the Company and not by the redeeming stockholders, the mechanics of any required payment of the excise tax have not yet been determined. Based on the IR Act and the guidance currently available, the Company does not expect the excise tax to apply to redemptions occurring in the same taxable year as the consummation of the XBP Europe Business Combination, because the fair market value of the common stock to be issued in connection with the consummation of the XBP Europe Business Combination is expected to be larger than the aggregate fair market value of the redeemed shares of the Company’s common stock occurring during 2023. However, if the excise tax is due, it would be payable by the Company and not by the redeeming holder. The obligation of the Company to pay any excise tax could cause a reduction in the cash available on hand to complete the Business Combination, in the Company’s ability to complete the Business Combination, or a reduction in cash available to the Company after consummation of the XBP Europe Business Combination. At this time, it has been determined that none of the IR Act tax provisions have an impact to the Company’s fiscal 2023 tax provision. Management will continue to monitor any updates to the Company’s business along with guidance issued with respect to the IR Act to determine any impact on the Company’s unaudited condensed consolidated financial statements.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liability, FPS liability and sponsor loans liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments (if any) with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of both June 30, 2023 and December 31, 2022, and no cash equivalents in the Trust Account as of June 30, 2023. The Company’s investments held in the Trust Account as of December 31, 2022 were comprised of cash equivalents. Bank overdrafts (if any) are presented as Other current liability in the Company’s unaudited condensed consolidated balance sheets.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows. For the three and six months ended June 30, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the unaudited condensed consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the unaudited condensed consolidated statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 8 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

Sponsor Loans

The Company accounts for the liability related to the sponsor loans in accordance with the guidance in ASC 470-20, Debt — Debt with Conversion and Other Options. The loans are carried at amortized cost on the Company’s unaudited condensed consolidated balance sheets. Interest expense recognized on the Company’s

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

unaudited condensed consolidated statements of operations reflects accretion of discount. The sponsor loans contain a contingent beneficial conversion feature which does not require financial statement recognition until the contingency (the closing of the XBP Europe Business Combination) is resolved.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. For shares of Class A common stock subject to mandatory redemption (if any) with a fixed redemption amount and a fixed redemption date, the Company recognizes interest expense on the unaudited condensed consolidated statements of operations to reflect accretion to the redemption amount. As a result, to reflect accretion to the redemption amount, the Company recognized interest expense of $0 and $248,396 in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2023, respectively. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, 1,436,589 and 2,960,098 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity outside of the stockholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Class A common stock to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable shares of Class A common stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro-rata to shares of Class A common stock subject to possible redemption, nonredeemable shares of Class A common stock and shares of Class B common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants to purchase an aggregate of 6,385,000 shares of Class A common stock sold in the Initial Public Offering and the Private Placement in the calculation of diluted earnings per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following tables reflect the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended June 30, 2023			For the Three Months Ended June 30, 2022
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$(67,421)	$(259,999)	$(58,664)	$738,688	$18,033	$208,715
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	1,436,589	5,540,000	1,250,000	22,120,073	540,000	6,250,000
Basic and diluted net income (loss) per share of common stock	$(0.05)	$(0.05)	$(0.05)	$0.03	$0.03	$0.03
	For the Six Months Ended June 30, 2023			For the Six Months Ended June 30, 2022
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$(453,439)	$(847,832)	$(678,338)	$3,384,097	$79,032	$914,720
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	2,017,374	3,772,044	3,017,956	23,122,479	540,000	6,250,000
Basic and diluted net income (loss) per share of common stock	$(0.22)	$(0.22)	$(0.22)	$0.15	$0.15	$0.15

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of both June 30, 2023 and December 31, 2022, the Company had deferred tax assets with a full valuation allowance recorded against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of both June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company’s current taxable income primarily consists of interest income on cash and investments held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During each of the three and six months ended June 30, 2023, the Company recognized approximately $26,000 of income tax expense. The Company’s effective tax rate for the three and six months ended June 30, 2023 was (7.1)% and (1.3)%, respectively. During each of the three and six months ended June 30, 2022, the Company recognized approximately $40,000 of income tax expense. The Company’s effective tax rate for the three and six months ended June 30, 2022 was 4.0% and 0.9%, respectively. The Company’s effective tax rate differs from the federal statutory rate mainly due to the increase in state tax liability, change in fair value of warrant and FPS liabilities, which is not taxable and not deductible, and start-up costs, which are currently not deductible as they are deferred for tax purposes.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted earnings per share calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (each whole warrant, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock due to the underwriters not exercising the remaining portion of the over-allotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions

Founder Shares

On July 8, 2020, the Sponsor purchased 5,750,000 shares (including any shares of Class A common stock issued or issuable upon conversion thereof, the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. As a result, the Company recognized no compensation expense and approximately $29,000 of compensation expense at fair value that was presented in the Company’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2022, respectively. On March 11, 2021, the Company effected a 1.1-for-1 stock split. All share and per share amounts have been retroactively adjusted. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, due to the underwriters not exercising the over-allotment option in full, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares), resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions. Further, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to forfeit 733,400 Founder Shares.

On March 6, 2023, the Company issued 5,000,000 shares of Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (the “Conversion”). The 5,000,000 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the Class B common stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of the Business Combination as described in the prospectus for the Initial Public Offering.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to amend the lock-up terms applicable to the Founder Shares described above to remove clause (x) above.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 540,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,400,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-fourth of one warrant (each whole warrant, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. On March 25, 2022, the Sponsor transferred 2,500 shares of Class A common stock to an independent director of the Company. As a result, the Company recognized no compensation expense and approximately $20,000 of compensation expense at fair value that was presented in the Company’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2022, respectively. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete the Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units (including the component securities thereof) until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with any Business Combination to assist the Company in holding meetings with its stockholders to discuss any potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with any Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $9,350,000, which is equal to 3.5% of the gross proceeds of the base offering in the Initial Public Offering and 5.5% of the gross proceeds from the partial exercise of the underwriter’s over-allotment option; provided, however, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, CF&Co. agreed to waive the Marketing Fee.

Engagement Letter

The Company engaged CF&Co. as its exclusive financial advisor for the XBP Europe Business Combination, but CF&Co. has agreed not to receive an advisory fee for such services other than to receive reimbursement of actual expenses incurred and to be indemnified against certain liabilities arising out of its engagement.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $79,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended Business Combination, pursuant to the Sponsor Loan, the Sponsor loaned the Company $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, for the period commencing upon the consummation of the Initial Public Offering and concluding upon the consummation of the Business Combination. For each of the three months ended June 30, 2023 and 2022, the Company paid $30,000 for office space and administrative fees. For each of the six months ended June 30, 2023 and 2022, the Company paid $60,000 for office space and administrative fees.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

On June 30, 2022, the Company entered into the First Working Capital Loan with the Sponsor in the amount of up to $1,000,000, which First Working Capital Loan has been fully drawn by the Company.

On October 14, 2022, the Company entered into the Second Working Capital Loan with the Sponsor in the amount of up to $750,000 in connection with advances the Sponsor will make to the Company for working capital expenses, which Second Working Capital Loan has been fully drawn by the Company.

On March 31, 2023, the Company entered into a Third Working Capital Loan with the Sponsor in the amount of up to $500,000 in connection with advances the Sponsor will make to the Company for working capital expenses.

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited into the Trust Account.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited into the Trust Account.

On March 15, 2023, the Company entered into the Third Extension Loan with the Sponsor in the amount of up to $344,781. The funding of the initial Monthly Amount was deposited into the Trust Account during March 2023. During both the three and six months ended June 30, 2023, three additional fundings of the Monthly Amount were deposited into the Trust Account. Further fundings of the Monthly Amount will be deposited into the Trust Account for each calendar month thereafter (commencing on July 17, 2023 and ending on the 16th day of each subsequent month through September 16, 2023), or portion thereof, that is needed by the Company to complete the Business Combination.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $9,491,000 and $8,200,000, respectively. As of June 30, 2023 and December 31, 2022, the face amounts of these loans were approximately $9,941,000 and $8,500,000, respectively.

Each of the First Extension Loan, the First Working Capital Loan, the Second Extension Loan, the Second Working Capital Loan, the Third Extension Loan and the Third Working Capital Loan bears no interest and is due and payable on the date on which the Company consummates the initial Business Combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance, if any, is included in Payables to related parties on the accompanying unaudited condensed consolidated balance sheets.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on March 11, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On March 16, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. partially exercised the over-allotment option for 3,000,000 additional Units and advised the Company that it would not exercise the remaining portion of the over-allotment option.

CF&Co. was paid a cash underwriting discount of $4,400,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

Risks and Uncertainties

Management continues to evaluate the impact of the military conflict in Ukraine on the financial markets and on the industry, and has concluded that while it is reasonably possible that the conflict could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Deficit

Class A Common Stock — The Company is authorized to issue 160,000,000 shares of Class A common stock, par value $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 5,540,000 and 540,000 shares of Class A common stock issued and outstanding, excluding 1,436,589 and 2,960,098 shares (following the redemptions of 2,879,927 shares of Class A common stock in connection with the First Extension, 19,159,975 shares of Class A common stock in connection with the Second Extension and 1,523,509 shares of Class A common stock in connection with the Third Extension) subject to possible redemption, respectively. On March 6, 2023, pursuant to the Conversion, the Company issued 5,000,000 shares of Class A common stock to the Sponsor. As a result, as of June 30, 2023 the outstanding shares of Class A common stock comprised of 5,000,000 Founder Shares and 540,000 Private Placement Shares. As of December 31, 2022, the outstanding shares of Class A common stock comprised of 540,000 Private Placement Shares. The Founder Shares and the Private Placement Shares do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As a result of the Conversion, as of June 30, 2023 there were 1,250,000 shares of Class B common stock issued and outstanding. As of December 31, 2022, there were 6,250,000 shares of Class B common stock issued and outstanding. In connection with the underwriter advising the Company that it would not exercise the remaining portion of the over-allotment option, the Sponsor forfeited 75,000 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Deficit (cont.)

Prior to the consummation of the Business Combination, only holders of shares of Class B common stock have the right to vote on the election of directors, and holders of shares of Class A common stock are not entitled to vote on the election of directors during such time. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Pursuant to the Sponsor Support Agreement entered into in connection with the XBP Europe Business Combination, the Sponsor agreed, among other items, to waive the anti-dilution rights of the Company’s shares of Class B common stock under the Amended and Restated Certificate of Incorporation.

On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. On March 11, 2021, the Company effected a 1.1-for-1 stock split. Information contained in the unaudited condensed consolidated financial statements has been retroactively adjusted for this split. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company as of such date.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of the Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act,

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for any issuance of shares of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete the Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value:

June 30, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Liabilities:
Warrant liability	$—	$316,696	$—	$316,696
FPS liability	—	—	3,191,371	3,191,371
Total Liabilities	$—	$316,696	$3,191,371	$3,508,067

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$31,445,874	$—	$—	$31,445,874
Liabilities:
Warrant liability	$—	$178,180	$—	$178,780
FPS liability	—	—	2,504,214	2,504,214
Total Liabilities	$—	$178,180	$2,504,214	$2,682,994

Level 1 assets as of December 31, 2022 included investments in a money market fund classified as cash equivalents; the fund holds U.S. government debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s unaudited condensed consolidated balance sheets. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within Changes in fair value of warrant liability in the Company’s unaudited condensed consolidated statements of operations.

As of both June 30, 2023 and December 31, 2022, the fair value measurements of the Public Warrants fall within Level 2 fair value measurement inputs due to the use of an observable quoted price in an inactive market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the fair value of the Private Placement Warrants is classified as Level 2 fair value measurements as of both June 30, 2023 and December 31, 2022. There were no transfers into or out of Level 3 fair value measurements during the three and six months ended June 30, 2023 or 2022.

The following tables present the changes in the fair value of warrant liability for the six months ended June 30, 2023 and 2022:
	Private Placement Warrants	Public Warrants	Warrant Liability
Fair value as of December 31, 2022	$3,780	$175,000	$178,780
Change in valuation inputs or other assumptions(1)	10,382	480,625	491,007
Fair value as of March 31, 2023	$14,162	$655,625	$669,787
Change in valuation inputs or other assumptions(1)	(7,466)	(345,625)	(353,091)
Fair value as of June 30, 2023	$6,696	$310,000	$316,696
	Private Placement Warrants	Public Warrants	Warrant Liability
Fair value as of December 31, 2021	$112,063	$5,188,125	$5,300,188
Change in valuation inputs or other assumptions(1)	(67,513)	(3,125,625)	(3,193,138)
Fair value as of March 31, 2022	$44,550	$2,062,500	$2,107,050
Change in valuation inputs or other assumptions(1)	(9,072)	(420,000)	(429,072)
Fair value as of June 30, 2022	$35,478	$1,642,500	$1,677,978

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Changes in fair value of warrant liability in the unaudited condensed consolidated statements of operations.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $10.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued compared to the $10.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of both June 30, 2023 and December 31, 2022, the probability assigned to the consummation of the Business Combination was 80%. The probability was determined based on observed success rates of business combinations for special purpose acquisition companies.

CF ACQUISITION CORP. VIII
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

The following tables present the changes in the fair value of the FPS liability for the three and six months ended June 30, 2023 and 2022.

FPS Liability
Fair value as of December 31, 2022	$2,504,214
Change in valuation inputs or other assumptions(1)	259,658
Fair value as of March 31, 2023	$2,763,872
Change in valuation inputs or other assumptions(1)	427,499
Fair value as of June 30, 2023	$3,191,371
FPS Liability
Fair value as of December 31, 2021	$2,006,525
Change in valuation inputs or other assumptions(1)	(47,329)
Fair value as of March 31, 2022	$1,959,196
Change in valuation inputs or other assumptions(1)	(657,626)
Fair value as of June 30, 2022	$1,301,570

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Changes in fair value of FPS liability in the unaudited condensed consolidated statements of operations.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued and determined that there have been no events, that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements other than as described below.

On July 14, 2023, the Company filed with the SEC Amendment No. 2 to the preliminary proxy statement initially filed by the Company with the SEC on February 13, 2023 in respect of the XBP Europe Business Combination (as amended from time to time, the “Preliminary XBP Europe Proxy Statement”).

On July 28, 2023, the Company filed with the SEC Amendment No. 3 to the Preliminary XBP Europe Proxy Statement.

On August 4, 2023 the Company filed with the SEC the XBP Europe Proxy Statement.

On August 11, 2023, the Company filed with the SEC a preliminary proxy statement with respect to a proposed extension of time to consummate an Initial Business Combination from September 16, 2023 to March 16, 2024 (assuming exercise of all six one-month extension periods).

On August 14, 2023, the Company filed with the SEC a registration statement on Form S-1 to register for resale certain shares of common stock of the Company currently held by the Sponsor and an independent director of the Company and certain shares to be issued to the Sponsor in the XBP Europe Business Combination.

2,739,089 Shares of Common Stock

CF ACQUISITION CORP. VIII

__________________

Prospectus

__________________

September           , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the shares of Common Stock being registered by this Registration Statement. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholders, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the Securities.

Amount
SEC registration fee	$3,338.44
Accounting fees and expenses	$10,000
Legal fees and expenses	$100,000
Financial printing and miscellaneous expenses	$25,000
Total	$138,338.44

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Combined Entity Charter provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Combined Entity Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, the Combined Entity has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require the Combined Entity, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Simultaneously with the closing of the IPO, on March 16, 2021, the Sponsor purchased 540,000 Placement Units at a price of $10.00 per Placement Unit ($5,400,000 in the aggregate). Each Placement Unit consists of one share of CF VIII Class A Common Stock and one-fourth of one Placement Warrant. Each whole Placement Warrant sold as part of the Placement Units is exercisable for one share of CF VIII Class A Common Stock at a price of $11.50 per share. The proceeds from the Placement Units were added to net proceeds from the IPO that were deposited in the Trust Account (resulting in, upon consummation of the IPO, the Trust Account holding $10.00 per share of CF VIII Class A Common Stock). If CF VIII does not complete a business combination by March 16, 2024 (as may be further extended by the CF VIII Stockholders in accordance with the CF VIII Charter or such earlier date as determined by the CF VIII Board), the Placement Warrants will expire worthless. The Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Placement Warrants will expire five years after the completion of CF VIII’s initial business combination or earlier upon redemption or liquidation. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D thereunder as the Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit No.	Description
2.1†

Merger Agreement, dated as of October 9, 2022, by and among CF VIII, Merger Sub, XBP Europe and BTC International (incorporated by reference to Exhibit 2.1 to CF VIII’s Form 8-K, filed with the SEC on October 11, 2022).

3.1	Amended and Restated Certificate of Incorporation of CF VIII (incorporated by reference to Exhibit 3.1 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).
3.2	Amendment to Amended and Restated Certificate of Incorporation of CF VIII (incorporated by reference to Exhibit 3.1 to CF VIII’s Form 8-K, filed with the SEC on March 9, 2022).
3.3	Second Amendment to Amended and Restated Certificate of Incorporation of CF VIII (incorporated by reference to Exhibit 3.1 to CF VIII’s Form 8-K, filed with the SEC on September 30, 2022).
3.4	Third Amendment to Amended and Restated Certificate of Incorporation of CF VIII (incorporated by reference to Exhibit 3.1 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2023).
3.5#	Form of the Combined Entity Charter.
3.6	Bylaws of CF VIII (incorporated by reference to Exhibit 3.4 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).
3.7#	Form of the Combined Entity Bylaws.
4.1	Form of Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).
4.2	Form of Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).
4.3	Form of Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).
4.4

Warrant Agreement, dated March 11, 2021, by and between CF VIII and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).

5.1#	Opinion of Hughes Hubbard & Reed LLP as to the validity of the Common Stock registered.
10.1

Letter Agreement, dated March 11, 2021, by and among CF VIII, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).

10.2

Investment Management Trust Agreement, dated March 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).

10.3	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit D to Exhibit 2.1 to CF VIII’s Form 8-K, filed with the SEC on October 11, 2022).
10.4	Expense Advancement Agreement, dated March 11, 2021, by and between CF VIII and the Sponsor (incorporated by reference to Exhibit 10.4 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).
10.5

Private Placement Units Purchase Agreement, dated March 11, 2021, by and between CF VIII and the Sponsor (incorporated by reference to Exhibit 10.5 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).
10.7	Promissory Note, dated December 7, 2020, issued to the Sponsor (incorporated by reference to Exhibit 10.2 to CF VIII’s Form S-1/A, filed with the SEC on March 10, 2021).

Exhibit No.	Description
10.8	Promissory Note, dated March 11, 2021, issued to the Sponsor (incorporated by reference to Exhibit 10.6 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).
10.9	Administrative Services Agreement, dated March 11, 2021, by and between CF VIII and the Sponsor (incorporated by reference to Exhibit 10.7 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).
10.10	Forward Purchase Contract, dated March 11, 2021, by and between CF VIII and the Sponsor (incorporated by reference to Exhibit 10.8 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2021).
10.11	Promissory Note, dated March 9, 2022, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 8-K, filed with the SEC on March 9, 2022).
10.12	Promissory Note, dated June 30, 2022, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 10-Q, filed with the SEC on August 15, 2022).
10.13	Promissory Note, dated September 30, 2022, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 8-K, filed with the SEC on September 30, 2022).
10.14	Promissory Note, dated October 14, 2022, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 10-Q, filed with the SEC on November 14, 2022).
10.15	Promissory Note, dated March 15, 2023, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 8-K, filed with the SEC on March 17, 2023).
10.16	Promissory Note, dated March 31, 2023, issued to the Sponsor (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 10-Q, filed with the SEC on May 15, 2023).
10.17

Ultimate Parent Support Agreement, dated as of October 9, 2022, by and between CF VIII and ETI-XCV Holdings, LLC (incorporated by reference to Exhibit 10.1 to CF VIII’s Form 8-K, filed with the SEC on October 11, 2022).

10.18

Sponsor Support Agreement, dated as of October 9, 2022, by and among CF VIII, the Sponsor, XBP Europe and the Parent (incorporated by reference to Exhibit 10.2 to CF VIII’s Form 8-K, filed with the SEC on October 11, 2022).

10.19

Lock-Up Agreement, dated as of October 9, 2022, by and among CF VIII, Merger Sub, XBP Europe and the Parent (incorporated by reference to Exhibit 10.3 to CF VIII’s Form 8-K, filed with the SEC on October 11, 2022).

10.20#	Approval Rights Agreement, dated as of July 13, 2023, by and between CF VIII and the Sponsor.
10.21#	Approval Rights Agreement, dated as of July 13, 2023, by and between CF VIII and ETI-MNA LLC.
10.22	Promissory Note, dated August 31, 2023, issued to the Sponsor.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of CF VIII.
23.2	Consent of UHY LLP, independent registered public accounting firm of XBP Europe.
23.3#	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 5.1).
24.1#	Power of Attorney.
99.1#	Consent of Par Chadha to be named as a director.
99.2#	Consent of Andrej Jonovic to be named as a director.
99.3#	Consent of J. Coley Clark to be named as a director.
99.4	Consent of Martin P. Akins to be named as a director.
99.5#	Consent of James G. Reynolds to be named as a director.
107	Filing Fee Table

____________

†        Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#        Previously filed.

(b)    Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes. The financial statements filed as part of this Registration Statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a.      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

b.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(a), (b) and (c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2023.

CF ACQUISITION CORP. VIII
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Howard W. Lutnick	Chairman and Chief Executive Officer (Principal Executive Officer)	September 28, 2023
Howard W. Lutnick
/s/ Jane Novak	Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2023
Jane Novak
*	Director	September 28, 2023
Robert Hochberg
*	Director	September 28, 2023
Charlotte Blechman
*	Director	September 28, 2023
Mark Kaplan
*	Director	September 28, 2023
Robert Sharp
*By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Attorney-in-fact